Filed Pursuant to Rule 424(b)(3)
File No: 333-285230

PORTMAN RIDGE FINANCE CORPORATION
650 Madison Avenue, 3rd Floor
New York, NY 10022
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
May 13, 2025
Dear Stockholder:
You are cordially invited to attend the Special Meeting of Stockholders (the “PTMN Special Meeting”) of Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), to be held virtually on June 6, 2025, at 10:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/PTMN2025SM. Stockholders of record of PTMN at the close of business on May 6, 2025 are entitled to notice of, and to vote at, the PTMN Special Meeting or any adjournment or postponement thereof.
The notice of special meeting and the joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the PTMN Special Meeting. At the PTMN Special Meeting, you will be asked to:
•approve the issuance of shares of common stock, par value $0.01 per share, of PTMN (“PTMN Common Stock”) pursuant to the First Merger (as defined below) in accordance with the NASDAQ Global Select Market (“NASDAQ”) listing rule requirements (such issuance, the “PTMN Share Issuance”, and such proposal, the “PTMN Share Issuance Proposal”); and
•approve one or more adjournments of the PTMN Special Meeting if necessary to solicit additional proxies in favor of the PTMN Share Issuance Proposal if there are insufficient votes at the time of the PTMN Special Meeting to approve the PTMN Share Issuance Proposal (the “PTMN Adjournment Proposal” and, taken together with the PTMN Share Issuance Proposal, the “PTMN Proposals”).
Pursuant to the Agreement and Plan of Merger, dated as of January 29, 2025, by and among PTMN; Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”); Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”); solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI (as further described below), Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to LRFC (“Mount Logan”); and, solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI of the Merger Agreement (as further described below), Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“SCIM”) (as may be amended from time to time, the “Merger Agreement”), subject to the terms and conditions set forth in the Merger Agreement, as of the applicable effective time (the “Effective Time”), Merger Sub would merge with and into LRFC, with LRFC continuing as the surviving company and as a wholly-owned subsidiary of PTMN (the “First Merger”). Following the effectiveness of the First Merger, LRFC would merge with and into PTMN, with PTMN continuing as the surviving company (the “Second Merger” and, together with the First Merger, the “Mergers”).
As described above, Mount Logan has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by Mount Logan to PTMN, (ii) a covenant by Mount Logan to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of PTMN and Merger Sub relating to the accuracy of the representations and warranties made by Mount Logan and (iv) the general provisions of the Merger Agreement.
As described above, SCIM has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by SCIM to LRFC, (ii) a covenant by SCIM to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of LRFC relating to the accuracy of the representations and warranties made by SCIM and (iv) the general provisions of the Merger Agreement.
The closing of the Mergers is contingent upon (a) the approval of the PTMN Share Issuance Proposal by holders of PTMN Common Stock (such holders, “PTMN Stockholders”), (b) the approval of the First Merger by holders of shares of common stock, par value $0.01 per share, of LRFC (such shares of common stock, “LRFC Common Stock”) and (c) the satisfaction or waiver of certain other closing conditions.
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by PTMN or any of its consolidated subsidiaries, including Merger Sub (the “Cancelled Shares”)) will be converted into the right to receive 1.5 shares of PTMN Common Stock, and, if applicable, cash will be paid in lieu of fractional shares (such shares of PTMN Common Stock and any such cash paid in lieu of fractional shares of PTMN Common Stock, the “Merger Consideration”). LRFC has no preferred stock outstanding, and no preferred stock will be issued by PTMN as a result of the First Merger.

PTMN Common Stock currently trades on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “PTMN”. The following table shows the closing sales price of PTMN Common Stock, as reported on Nasdaq, on January 28, 2025, the last trading day before the execution of the Merger Agreement, and on May 12, 2025, the last trading day before printing this document.

PTMN Common Stock
Closing Sales Price at January 28, 2025	$16.69
Closing Sales Price at May 12, 2025	$12.26
Your vote is extremely important. The holders of at least a majority of the shares of PTMN Common Stock issued and outstanding and entitled to vote thereat must be present at the PTMN Special Meeting, in person (virtually) or represented by proxy. At the PTMN Special Meeting, PTMN Stockholders will be asked to vote on the PTMN Share Issuance Proposal and the PTMN Adjournment Proposal. The approval of the PTMN Share Issuance Proposal and the PTMN Adjournment Proposal each requires the affirmative vote of holders of PTMN Common Stock representing a majority of all the votes cast at the PTMN Special Meeting.
Abstentions will have no effect on the voting outcomes of the PTMN Share Issuance Proposal or the PTMN Adjournment Proposal.
After careful consideration, and on the recommendation of a special committee comprised of the independent directors of the Board of Directors of PTMN (the “PTMN Board”), the PTMN Board unanimously approved, adopted and declared advisable the Merger Agreement, including the Mergers and the PTMN Share Issuance, and unanimously recommends that PTMN Stockholders vote “FOR” the PTMN Share Issuance Proposal and the PTMN Adjournment Proposal.
It is important that your shares be represented at the PTMN Special Meeting. Please follow the instructions on the enclosed proxy card and authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. PTMN encourages you to authorize a proxy to vote your shares via the Internet as it saves PTMN significant time and processing costs. Voting by proxy does not deprive you of your right to participate in the virtual PTMN Special Meeting.
The joint proxy statement/prospectus describes the PTMN Special Meeting, the Mergers and the documents related to the Mergers (including the Merger Agreement) and other related matters that PTMN Stockholders should review before voting on the PTMN Proposals and should be retained for future reference. Please carefully read this entire document, including the section entitled “Risk Factors” and as otherwise incorporated by reference in the joint proxy statement/prospectus, for a discussion of the risks relating to the Mergers, PTMN and LRFC. PTMN files periodic reports, current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). This information is available free of charge, and stockholder inquiries can be made, by contacting PTMN at 650 Madison Avenue, 3rd Floor, New York, NY, 10022 or by calling PTMN at (212) 836-9611 or on PTMN’s website at https://www.portmanridge.com/investor-relations. The SEC also maintains a website at www.sec.gov that contains such information. Except for the documents incorporated by reference into the joint proxy statement/prospectus, information on PTMN’s website is not incorporated into or a part of the joint proxy statement/prospectus.
No matter how many or few shares of PTMN you own, your vote and participation are very important to us.

Sincerely yours,

/s/ Ted Goldthorpe
Ted Goldthorpe
President and Chief Executive Officer
Neither the SEC nor any state securities commission has approved or disapproved of the shares of PTMN Common Stock to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The joint proxy statement/prospectus is dated May 13, 2025 and is first being mailed or otherwise delivered to PTMN Stockholders on or about May 13, 2025.

Portman Ridge Finance Corporation 650 Madison Avenue, 3rd Floor New York, NY 10022 (212) 891-2880	Logan Ridge Finance Corporation 650 Madison Avenue, 3rd Floor New York, NY 10022 (212) 891-2880

PORTMAN RIDGE FINANCE CORPORATION
650 Madison Avenue, 3rd Floor
New York, NY 10022
NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS
Online Meeting Only — No Physical Meeting Location
www.virtualshareholdermeeting.com/PTMN2025SM
June 6, 2025, at 10:00 a.m., Eastern Time
Dear Stockholder:
A Special Meeting of Stockholders (the “PTMN Special Meeting”) of Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), will be conducted online on June 6, 2025, at 10:00 a.m., Eastern Time at the following website: www.virtualshareholdermeeting.com/PTMN2025SM.
At the PTMN Special Meeting (including any adjournment or postponement thereof), the holders of shares of common stock, par value $0.01 per share, of PTMN (such shares of common stock, “PTMN Common Stock” and such holders, “PTMN Stockholders”) will consider and vote on a proposal to approve the issuance of shares of PTMN Common Stock pursuant to the First Merger (as defined below) in accordance with the Nasdaq Global Select Market (“NASDAQ”) listing rule requirements (such issuance, the “PTMN Share Issuance” and, such proposal, the “PTMN Share Issuance Proposal”). PTMN Stockholders will also consider and vote on a proposal to approve one or more adjournments of the PTMN Special Meeting if necessary to solicit additional proxies in favor of the PTMN Share Issuance Proposal if there are insufficient votes at the time of the PTMN Special Meeting to approve the PTMN Share Issuance Proposal (the “PTMN Adjournment Proposal” and, taken together with the PTMN Share Issuance Proposal, the “PTMN Proposals”).
Pursuant to the Agreement and Plan of Merger, dated as of January 29, 2025, by and among PTMN; Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”); Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”); solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI (as further described below), Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to LRFC (“Mount Logan”); and, solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI of the Merger Agreement (as further described below), Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“SCIM”) (as may be amended from time to time, the “Merger Agreement”), subject to the terms and conditions set forth in the Merger Agreement, as of the applicable effective time (the “Effective Time”) Merger Sub would merge with and into LRFC, with LRFC continuing as the surviving company and as a wholly-owned subsidiary of PTMN (the “First Merger”). Following the effectiveness of the First Merger, LRFC would merge with and into PTMN, with PTMN continuing as the surviving company (the “Second Merger” and, together with the First Merger, the “Mergers”).
As described above, Mount Logan has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by Mount Logan to PTMN, (ii) a covenant by Mount Logan to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of PTMN and Merger Sub relating to the accuracy of the representations and warranties made by Mount Logan and (iv) the general provisions of the Merger Agreement.
As described above, SCIM has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by SCIM to LRFC, (ii) a covenant by SCIM to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of LRFC relating to the accuracy of the representations and warranties made by SCIM and (iv) the general provisions of the Merger Agreement.
AFTER CAREFUL CONSIDERATION, AND ON THE RECOMMENDATION OF A SPECIAL COMMITTEE COMPRISED OF THE INDEPENDENT DIRECTORS OF THE BOARD OF DIRECTORS OF PTMN (THE “PTMN BOARD”), THE PTMN BOARD UNANIMOUSLY APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT, INCLUDING THE MERGERS AND THE PTMN SHARE ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT PTMN STOCKHOLDERS VOTE “FOR” THE PTMN SHARE ISSUANCE PROPOSAL AND THE PTMN ADJOURNMENT PROPOSAL.
You have the right to receive notice of, and to vote at, the PTMN Special Meeting if you were a stockholder of record of PTMN at the close of business on May 6, 2025. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the PTMN Special Meeting for a period of 10 days prior to the PTMN Special Meeting at PTMN’s principal executive offices at 650 Madison Avenue, 3rd Floor, New York, New York 10022, and electronically during the PTMN Special Meeting at www.virtualshareholdermeeting.com/PTMN2025SM. A joint proxy statement/prospectus is attached to this Notice that describes the matters to be voted upon at the PTMN Special Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. In addition, information regarding how to find the logistical details of the virtual PTMN Special Meeting (including how to remotely access, participate in and vote during the virtual meeting) is included beginning on page 37 of the attached joint proxy statement/prospectus.
Whether or not you plan to participate in the PTMN Special Meeting, we encourage you to authorize a proxy to vote your shares by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the PTMN Special Meeting and your shares are held of record by a broker or nominee, you must obtain a “legal” proxy issued in your name from that record holder.
We are not aware of any other business that may properly be brought before the PTMN Special Meeting and, pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the PTMN Special Meeting.
Thank you for your continued support of PTMN.

By order of the Board of Directors,

/s/ Ted Goldthorpe
Ted Goldthorpe
President and Chief Executive Officer
New York, NY
May 13, 2025
To ensure proper representation at the PTMN Special Meeting, please follow the instructions on the enclosed proxy card to authorize a proxy to vote your shares via the Internet or telephone, or by signing, dating and returning the enclosed proxy card. Even if you authorize a proxy to vote your shares prior to the virtual PTMN Special Meeting, you still may participate in the virtual PTMN Special Meeting.

LOGAN RIDGE FINANCE CORPORATION
650 Madison Avenue, 3rd Floor
New York, NY 10022
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
May 13, 2025
Dear Stockholder:
You are cordially invited to attend the Special Meeting of Stockholders (the “LRFC Special Meeting”) of Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”), to be held virtually on June 6, 2025, at 10:30 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/LRFC2025SM. Stockholders of record of LRFC at the close of business on May 6, 2025 are entitled to notice of, and to vote at, the LRFC Special Meeting or any adjournment or postponement thereof.
The notice of special meeting and the joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the LRFC Special Meeting. At the LRFC Special Meeting, you will be asked to:
•approve the merger of Merger Sub (as defined below) with and into LRFC (the “First Merger”), with LRFC continuing as the surviving company and as a wholly-owned subsidiary of Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), pursuant to the Merger Agreement (such proposal, the “LRFC Merger Proposal”).
Pursuant to the Agreement and Plan of Merger, dated as of January 29, 2025, by and among LRFC; PTMN; Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”); solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI (as further described below), Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to LRFC (“Mount Logan”); and, solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI of the Merger Agreement (as further described below), Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“SCIM”) (as may be amended from time to time, the “Merger Agreement”) (i.e., the “LRFC Merger Proposal”).
As described above, Mount Logan has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by Mount Logan to PTMN, (ii) a covenant by Mount Logan to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of PTMN and Merger Sub relating to the accuracy of the representations and warranties made by Mount Logan and (iv) the general provisions of the Merger Agreement.
As described above, SCIM has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by SCIM to LRFC, (ii) a covenant by SCIM to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of LRFC relating to the accuracy of the representations and warranties made by SCIM and (iv) the general provisions of the Merger Agreement.
The closing of the Mergers (as defined below) is contingent upon (a) the approval of the LRFC Merger Proposal by holders of shares of common stock, par value $0.01 per share, of LRFC (such shares of common stock, “LRFC Common Stock”, and such holders, “LRFC Stockholders”), (b) the approval of the issuance of shares of common stock, par value $0.01 per share, of PTMN (“PTMN Common Stock”) pursuant to the First Merger by holders of PTMN Common Stock in accordance with the Nasdaq Stock Market listing rule requirements and (c) the satisfaction or waiver of certain other closing conditions.
PTMN and LRFC are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into LRFC, with LRFC continuing as the surviving company and as a wholly-owned subsidiary of PTMN pursuant to the First Merger. Following the effectiveness of the First Merger, LRFC will merge with and into PTMN (the “Second Merger” and, together with the First Merger, the “Mergers”), with PTMN continuing as the surviving company.
Subject to the terms and conditions of the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by PTMN or any of its consolidated subsidiaries, including Merger Sub (the “Cancelled Shares”)) will be converted into the right to receive 1.5 shares of PTMN Common Stock, and, if applicable, cash will be paid in lieu of fractional shares (such shares of PTMN Common Stock and any such cash paid in lieu of fractional shares of PTMN Common Stock, the “Merger Consideration”). LRFC has no preferred stock outstanding, and no preferred stock will be issued by PTMN as a result of the First Merger.

LRFC Common Stock currently trades on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “LRFC”. The following table shows the closing sales price of LRFC Common Stock, as reported on Nasdaq, on January 28, 2025, the last trading day before the execution of the Merger Agreement, and on May 12, 2025, the last trading day before printing this document.

LRFC Common Stock
Closing Sales Price at January 28, 2025	$24.50
Closing Sales Price at May 12, 2025	$17.66
Your vote is extremely important. LRFC Stockholders entitled to cast a majority of all the votes entitled to be cast at the LRFC Special Meeting must be present at the LRFC Special Meeting, virtually or represented by proxy, to establish a quorum and conduct business. At the LRFC Special Meeting, you will be asked to vote on the LRFC Merger Proposal. The approval of the LRFC Merger Proposal requires the affirmative vote of LRFC Stockholders entitled to cast a majority of all the votes entitled to be cast at the LRFC Special Meeting. Abstentions will have the same effect as votes “AGAINST” the LRFC Merger Proposal.
After careful consideration, and on the recommendation of a special committee comprised of the independent directors of the Board of Directors of LRFC (the “LRFC Board”), the LRFC Board unanimously approved the Merger Agreement, declared the Mergers and the other transactions contemplated by the Merger Agreement advisable and unanimously recommends that LRFC Stockholders vote “FOR” the LRFC Merger Proposal.
It is important that your shares be represented at the LRFC Special Meeting. Please follow the instructions on the enclosed proxy card and authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. LRFC encourages you to authorize a proxy to vote your shares via the Internet as it saves LRFC significant time and processing costs. Voting by proxy does not deprive you of your right to participate in the virtual LRFC Special Meeting.
The joint proxy statement/prospectus describes the LRFC Special Meeting, the Mergers, and the documents related to the Mergers (including the Merger Agreement) that LRFC Stockholders should review before voting on the LRFC Merger Proposal and should be retained for future reference. Please carefully read this entire document, including the section entitled “Risk Factors” and as otherwise incorporated by reference in the joint proxy statement/prospectus, for a discussion of the risks relating to the Mergers, LRFC and PTMN. LRFC files periodic reports, current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). This information is available free of charge, and stockholder inquiries can be made by contacting LRFC at 650 Madison Avenue, 3rd Floor, New York, NY, 10022 or by calling LRFC at (212) 836-9611 or on LRFC’s website at https://www.loganridgefinance.com/investor-resources/press-releases. The SEC also maintains a website at www.sec.gov that contains such information. Except for the documents incorporated by reference into the joint proxy statement/prospectus, information on the LRFC website is not incorporated into or a part of the joint proxy statement/prospectus.
No matter how many or few shares of LRFC you own, your vote and participation are very important to us.

Sincerely yours,

/s/ Ted Goldthorpe
Ted Goldthorpe
Chief Executive Officer and President
Neither the SEC nor any state securities commission has approved or disapproved of the shares of LRFC Common Stock to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The joint proxy statement/prospectus is dated May 13, 2025 and is first being mailed or otherwise delivered to LRFC Stockholders on or about May 13, 2025.

Portman Ridge Finance Corporation 650 Madison Avenue, 3rd Floor New York, NY 10022 (212) 891-2880	Logan Ridge Finance Corporation 650 Madison Avenue, 3rd Floor New York, NY 10022 (212) 891-2880

LOGAN RIDGE FINANCE CORPORATION
650 Madison Avenue, 3rd Floor
New York, NY 10022
NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS
Online Meeting Only — No Physical Meeting Location
www.virtualshareholdermeeting.com/LRFC2025SM
June 6, 2025, at 10:30 a.m., Eastern Time
Dear Stockholder:
A Special Meeting of Stockholders (the “LRFC Special Meeting”) of Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”), will be conducted online on June 6, 2025, at 10:30 a.m., Eastern Time at the following website: www.virtualshareholdermeeting.com/LRFC2025SM.
At the LRFC Special Meeting, holders of shares of common stock, par value $0.01 per share, of LRFC (such shares of common stock, “LRFC Common Stock” and, such holders, “LRFC Stockholders”) will consider and vote on a proposal to approve the merger of Merger Sub (as defined below) with and into LRFC with LRFC continuing as the surviving company and as a wholly-owned subsidiary of Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”) (the “First Merger”), pursuant to the Agreement and Plan of Merger, dated as of January 29, 2025, by and among LRFC; PTMN; Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”); solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI (as further described below), Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to LRFC (“Mount Logan”); and, solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI of the Merger Agreement (as further described below), Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“SCIM”) (as may be amended from time to time, the “Merger Agreement”) (such proposal, the “LRFC Merger Proposal”).
As described above, Mount Logan has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by Mount Logan to PTMN, (ii) a covenant by Mount Logan to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of PTMN and Merger Sub relating to the accuracy of the representations and warranties made by Mount Logan and (iv) the general provisions of the Merger Agreement.
As described above, SCIM has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by SCIM to LRFC, (ii) a covenant by SCIM to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of LRFC relating to the accuracy of the representations and warranties made by SCIM and (iv) the general provisions of the Merger Agreement.
LRFC is proposing a combination of PTMN and LRFC by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into LRFC, with LRFC continuing as the surviving company and as a wholly-owned subsidiary of PTMN (the “First Merger”). Following the effectiveness of the First Merger, LRFC will merge with and into PTMN (the “Second Merger” and, taken together with the First Merger, the “Mergers”), with PTMN continuing as the surviving company.
AFTER CAREFUL CONSIDERATION, AND ON THE RECOMMENDATION OF A SPECIAL COMMITTEE COMPRISED OF THE INDEPENDENT DIRECTORS OF THE BOARD OF DIRECTORS OF LRFC (THE “LRFC BOARD”), THE LRFC BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DECLARED THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT LRFC STOCKHOLDERS VOTE “FOR” THE LRFC MERGER PROPOSAL.
You have the right to receive notice of, and to vote at, the LRFC Special Meeting if you were a stockholder of record of LRFC at the close of business on May 6, 2025. A joint proxy statement/prospectus is attached to this Notice that describes the matters to be voted upon at the LRFC Special Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may authorize a proxy to vote your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. In addition, information regarding how to find the logistical details of the virtual LRFC Special Meeting (including how to remotely access, participate in and vote during the virtual meeting) is included beginning on page 39 of the attached joint proxy statement/prospectus.

Whether or not you plan to participate in the LRFC Special Meeting, we encourage you to authorize a proxy to vote your shares by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the LRFC Special Meeting and your shares are held of record by a broker or nominee, you must obtain a “legal” proxy issued in your name from that record holder.
We are not aware of any other business that may properly be brought before the LRFC Special Meeting, and, pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the LRFC Special Meeting.
Thank you for your continued support of LRFC.

By order of the Board of Directors,

/s/ Brandon Satoren
Brandon Satoren
Secretary
New York, NY
May 13, 2025
To ensure proper representation at the LRFC Special Meeting, please follow the instructions on the enclosed proxy card to authorize a proxy to vote your shares via the Internet or telephone, or by signing, dating and returning the enclosed proxy card. Even if you authorize a proxy to vote your shares prior to the virtual LRFC Special Meeting, you still may participate in the virtual LRFC Special Meeting.

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ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form N-14 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), (File No. 333-285230), constitutes a prospectus under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.01 per share, of PTMN (“PTMN Common Stock”) to be issued to holders of the shares of common stock, par value $0.01 per share, of Logan Ridge Finance Corporation (such shares of common stock, “LRFC Common Stock”, and such holders, “LRFC Stockholders”), a Maryland corporation (“LRFC”), pursuant to the Agreement and Plan of Merger, dated as of January 29, 2025, by and among PTMN; LRFC; Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”); solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI (as further described below), Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to LRFC (“Mount Logan”); and solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI of the Merger Agreement (as further described below), Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“SCIM”) (as may be amended from time to time, the “Merger Agreement”).
PTMN and LRFC are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into LRFC, with LRFC continuing as the surviving company and as a wholly-owned subsidiary of PTMN (the “First Merger”). Following the effectiveness of the First Merger, LRFC would merge with and into PTMN (the “Second Merger” and, together with the First Merger, the “Mergers”), with PTMN continuing as the surviving company.
As described above, Mount Logan has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by Mount Logan to PTMN, (ii) a covenant by Mount Logan to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of PTMN and Merger Sub relating to the accuracy of the representations and warranties made by Mount Logan and (iv) the general provisions of the Merger Agreement.
As described above, SCIM has executed the Merger Agreement solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI thereof. These provisions of the Merger Agreement include (i) the representations and warranties made by SCIM to LRFC, (ii) a covenant by SCIM to provide certain support to PTMN and LRFC in connection with certain calculations required to be made by them pursuant to the terms of the Merger Agreement, (iii) the closing conditions of LRFC relating to the accuracy of the representations and warranties made by SCIM and (iv) the general provisions of the Merger Agreement.
This document also constitutes a joint proxy statement of PTMN and LRFC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to: (1) the Special Meeting of holders of PTMN Common Stock (“PTMN Stockholders”) (the “PTMN Special Meeting”), at which PTMN Stockholders will be asked to vote upon the PTMN Proposals (as defined below); and (2) the Special Meeting of LRFC Stockholders (the “LRFC Special Meeting” and, together with the PTMN Special Meeting, the “Stockholder Meetings”), at which LRFC Stockholders will be asked to vote upon the LRFC Merger Proposal (as defined below).
As described above, the PTMN Stockholders will be asked to vote on the following proposals at the PTMN Special Meeting:
•PTMN Share Issuance Proposal: To approve the issuance of shares of PTMN Common Stock pursuant to the First Merger in accordance with the Nasdaq Global Select Market (“NASDAQ”) listing rule requirements (such issuance, the “PTMN Share Issuance”, and such proposal, the “PTMN Share Issuance Proposal”).
•PTMN Adjournment Proposal: To approve one or more adjournments of the PTMN Special Meeting if necessary to solicit additional proxies in favor of the PTMN Share Issuance Proposal if there are insufficient votes at the time of the PTMN Special Meeting to approve the PTMN Share Issuance Proposal

(the “PTMN Adjournment Proposal” and, together with the PTMN Share Issuance Proposal, the “PTMN Proposals”).
As described above, the LRFC Stockholders will be asked to vote on the following proposal at the LRFC Special Meeting:
•LRFC Merger Proposal: To approve the merger of Merger Sub with and into LRFC (i.e., the First Merger), with LRFC continuing as the surviving company and as a wholly-owned subsidiary of PTMN, pursuant to the Merger Agreement (such proposal, the “LRFC Merger Proposal”).
You should rely only on the information contained in this joint proxy statement/prospectus, including in determining how to vote your shares of PTMN Common Stock or LRFC Common Stock, as applicable. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 13, 2025. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither any mailing of this joint proxy statement/prospectus to PTMN Stockholders or LRFC Stockholders nor the issuance of PTMN Common Stock in connection with the First Merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Except where the context otherwise indicates, information contained in this joint proxy statement/prospectus regarding PTMN has been provided by PTMN and information contained in this joint proxy statement/prospectus regarding LRFC has been provided by LRFC.
In May 2020, the SEC adopted Rule 6-11 under Regulation S-X, which eliminated the requirement to provide pro forma financial information for fund acquisitions if certain supplemental information is disclosed, as described in Rule 6-11(d) under Regulation S-X (“Rule 6-11(d)”). Furthermore, the SEC amended Form N-14 to make the disclosure requirements therein consistent with Rule 6-11(d). PTMN and LRFC believe that the disclosure in this joint proxy statement/prospectus meets the supplemental disclosure requirements set forth in Rule 6-11(d) because: (1) this joint proxy statement/prospectus includes a pro forma fee table, showing (a) the pre-transaction fee structures of PTMN and LRFC and (b) the post-transaction fee structure of the combined company, (2) PTMN and LRFC have determined that the Mergers would not result in a material change in PTMN’s or LRFC’s investment portfolios due to investment restrictions, and (3) PTMN and LRFC have determined that there are no material differences in the accounting policies of PTMN and LRFC. The sums or percentages, as applicable, of certain tables included in this joint proxy statement/prospectus may not foot due to rounding.

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDER MEETINGS AND THE MERGERS
The questions and answers below highlight only selected information from this joint proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully this entire document to fully understand the Merger Agreement, which is attached as Annex A hereto, and the transactions contemplated thereby (including the Mergers) and the voting procedures for the PTMN Special Meeting and the LRFC Special Meeting.
Questions and Answers about the Stockholder Meetings
Q:Why am I receiving these materials?
A:PTMN is furnishing these materials in connection with the solicitation of proxies by the Board of Directors of PTMN (the “PTMN Board”) for use at the PTMN Special Meeting to be held virtually on June 6, 2025, at 10:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/PTMN2025SM, and any adjournments or postponements thereof.
LRFC is furnishing these materials in connection with the solicitation of proxies by the Board of Directors of LRFC (the “LRFC Board” and, together with the PTMN Board, the “Boards”) for use at the LRFC Special Meeting to be held virtually on June 6, 2025, at 10:30 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/LRFC2025SM, and any adjournments or postponements thereof.
This joint proxy statement/prospectus and the accompanying materials are being mailed on or about May 13, 2025 to stockholders of record of PTMN and LRFC described below and are available at www.proxyvote.com.
The PTMN Special Meeting and LRFC Special Meeting are being held in connection with the proposed Mergers. BC Partners Advisors L.P. (“BCP”) believes the Mergers will position the combined company to continue to deliver strong risk-adjusted returns and investment performance for both PTMN Stockholders and LRFC Stockholders, and that the Mergers will provide several immediate and long-term benefits to PTMN Stockholders and LRFC Stockholders, including, but not limited to: increased size and scale allowing for an increased trading volume, improved secondary market liquidity, lower operating expenses, acquisition of a known portfolio with significant overlap, expected accretion to net investment income per share via cost savings through operational synergies and the potential of additional research coverage due to the increase in the combined company’s market capitalization. BCP provides services to Mount Logan Capital, Inc. (“MLC”), the parent company of Mount Logan, pursuant to an administrative agreement, and to Mount Logan through a staffing agreement, which allows Mount Logan to utilize the resources of BCP's broader credit team. Certain partners and employees of BCP are officers of MLC as well as members or officers of Mount Logan. See the sections entitled “The Mergers – Reasons for the Mergers” and “Summary of the Mergers – Merger Structure” for additional information.
Q:What items will be considered and voted on at the PTMN Special Meeting?
A:At the PTMN Special Meeting, PTMN Stockholders will be asked to approve (i) the issuance of shares of PTMN Common Stock to LRFC Stockholders pursuant to the First Merger in accordance with NASDAQ listing rule requirements (i.e., the PTMN Share Issuance Proposal) and (ii) the PTMN Adjournment Proposal.
Q:What item will be considered and voted on at the LRFC Special Meeting?
A:At the LRFC Special Meeting, the LRFC Stockholders will be asked to approve the First Merger pursuant to the Merger Agreement (i.e., the LRFC Merger Proposal).
Q:How does the PTMN Board recommend voting on each of the PTMN Proposals at the PTMN Special Meeting?
A:After careful consideration, and on the recommendation of the PTMN Special Committee, the PTMN Board unanimously approved, adopted and declared advisable the Merger Agreement, including the

Mergers and the PTMN Share Issuance, and unanimously recommends that PTMN Stockholders vote “FOR” the PTMN Share Issuance Proposal and the PTMN Adjournment Proposals (collectively, the “PTMN Board Recommendation”).
Q:How does the LRFC Board recommend voting on the LRFC Merger Proposal at the LRFC Special Meeting?
A:After careful consideration, and on the recommendation of the LRFC Special Committee, the LRFC Board unanimously approved the Merger Agreement, declared the Mergers and the other transactions contemplated by the Merger Agreement advisable and unanimously recommends that LRFC Stockholders vote “FOR” the LRFC Merger Proposal (the “LRFC Board Recommendation”).
Q:What is the composition and purpose of the PTMN Special Committee?
A:The PTMN Special Committee consists of Alexander Duka, Dean C. Kehler, Joseph Morea and Matthew Westwood, each of whom are directors of the PTMN Board who are not “interested persons” of PTMN (“PTMN Independent Directors”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “PTMN Special Committee”). Dean C. Kehler is the chair of the PTMN Special Committee. The PTMN Special Committee was authorized to, among other things: (1) review, evaluate and investigate the Mergers, including to determine whether the Mergers are advisable and fair to and in the best interests of PTMN and all PTMN Stockholders and (2) recommend to the PTMN Board what action, if any, should be taken by the PTMN Board with respect to the Mergers. The PTMN Special Committee was not specifically authorized to explore other strategic alternatives for PTMN but was also not obligated to recommend the Mergers to the PTMN Board and was authorized to determine, if the PTMN Special Committee deemed appropriate, that it was in the best interests of PTMN and PTMN Stockholders not to proceed with the Mergers. The PTMN Special Committee was also authorized to, and did, select and retain, at PTMN’s expense, independent legal counsel and an outside financial advisor to assist the PTMN Special Committee in its evaluation of the Mergers.
The PTMN Special Committee unanimously recommended that the PTMN Board approve the Merger Agreement and the transactions contemplated by it. See the section entitled “The Mergers – Reasons for the Mergers – PTMN”.
Q:What is the composition and purpose of the LRFC Special Committee?
A:The LRFC Special Committee consists of Jennifer Chou, George Grunebaum and Robert Warshauer, each of whom are directors of the LRFC Board who are not “interested persons” of LRFC (“LRFC Independent Directors”), as defined in the 1940 Act (the “LRFC Special Committee” and, together with the PTMN Special Committee, the “Special Committees”). Jennifer Chou is the chair of the LRFC Special Committee. The LRFC Special Committee was authorized to, among other things: (1) review, evaluate and investigate the Mergers, including to determine whether the Mergers are advisable and in the best interests of LRFC and (2) recommend to the LRFC Board what action, if any, should be taken by the LRFC Board with respect to the Mergers. The LRFC Special Committee was not specifically authorized to explore other strategic alternatives for LRFC but was also not obligated to recommend the Mergers to the LRFC Board and was authorized to determine, if the LRFC Special Committee deemed appropriate, that it was in the best interests of LRFC not to proceed with the Mergers. The LRFC Special Committee was also authorized to, and did, select and retain, at LRFC’s expense, independent legal counsel and an outside financial advisor to assist the LRFC Special Committee in its evaluation of the LRFC Merger Proposal.
The LRFC Special Committee unanimously recommends that the LRFC Board approve the Merger Agreement and the transactions contemplated by it. See the section entitled “The Mergers – Reasons for the Mergers – LRFC”.

Q:If I am a PTMN Stockholder, what is the “record date” and what does it mean?
A:The record date for the PTMN Special Meeting is the close of business on May 6, 2025 (the “PTMN Record Date”). The PTMN Record Date was established by the PTMN Board, and only holders of record of shares of PTMN Common Stock on the PTMN Record Date are entitled to receive notice of the PTMN Special Meeting and vote at the PTMN Special Meeting. As of the PTMN Record Date, there were 9,965,480 and 9,202,870 shares of PTMN Common Stock issued and outstanding, respectively, and no shares of PTMN preferred stock issued and outstanding and entitled to vote at the PTMN Special Meeting.
Q:If I am a LRFC Stockholder, what is the “record date” and what does it mean?
A:The record date for the LRFC Special Meeting is the close of business on May 6, 2025 (the “LRFC Record Date”). The LRFC Record Date was established by the LRFC Board, and only holders of record of shares of LRFC Common Stock on the LRFC Record Date are entitled to receive notice of the LRFC Special Meeting and vote at the LRFC Special Meeting. As of the LRFC Record Date, there were 2,655,973 shares of LRFC Common Stock issued and outstanding and entitled to vote at the LRFC Special Meeting.
Q:If I am a PTMN Stockholder, how many votes do I have?
A:Each share of PTMN Common Stock held by a holder of record as of the PTMN Record Date (i.e., May 6, 2025) has one vote on each matter to be considered at the PTMN Special Meeting or any adjournment or postponement thereof.
Q:If I am a LRFC Stockholder, how many votes do I have?
A:Each share of LRFC Common Stock held by a holder of record as of the LRFC Record Date (i.e., May 6, 2025) has one vote on the matter to be considered at the LRFC Special Meeting or any adjournment or postponement thereof.
Q:If I am a PTMN Stockholder, how do I vote?
A:The PTMN Special Meeting will be hosted virtually via live Internet webcast. Any record holders of PTMN Common Stock or their validly authorized proxy holders can attend the PTMN Special Meeting at www.virtualshareholdermeeting.com/PTMN2025SM. If you were a record holder of PTMN Common Stock as of the PTMN Record Date, or you hold a valid proxy from such a record holder for the PTMN Special Meeting, you can vote at the PTMN Special Meeting. It is important to note that PTMN Stockholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. A summary of the information you need to attend the PTMN Special Meeting online is as follows:
•instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of PTMN Common Stock, are posted at www.proxyvote.com;
•assistance with questions regarding how to attend, vote, view the list of stockholders of record and participate via the Internet will be provided at www.virtualshareholdermeeting.com/PTMN2025SM on the day of the PTMN Special Meeting;
•the webcast will start at 10:00 a.m., Eastern Time, on June 6, 2025. Online check-in will begin at 9:45 a.m. Eastern Time. Please allow time for online check-in procedures;
•record holders of PTMN Common Stock and their validly authorized proxy holders may vote and submit questions while attending the PTMN Special Meeting via the Internet; and
•PTMN Stockholders will need a control number to enter the PTMN Special Meeting.
A record holder of PTMN Common Stock may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the PTMN Proposals in accordance with your instructions. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.
•By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.
•By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-833-218-3911 Monday through Friday 9:00 a.m. until 10:00 p.m. Eastern Time to reach a toll-free, live operator line.
•By mail: You may also authorize a proxy to vote your shares by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on June 5, 2025 (i.e., the day before the PTMN Special Meeting).
Important Notice regarding the availability of proxy materials for the PTMN Special Meeting. The joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Q:If I am a LRFC Stockholder, how do I vote?
A:The LRFC Special Meeting will be hosted virtually via live Internet webcast. Any LRFC Stockholder can attend the LRFC Special Meeting at www.virtualshareholdermeeting.com/LRFC2025SM. If you were a LRFC Stockholder as of the LRFC Record Date, or you hold a valid proxy for the LRFC Special Meeting, you can vote at the LRFC Special Meeting. It is important to note that LRFC Stockholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. A summary of the information you need to attend the LRFC Special Meeting online is as follows:
•instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of LRFC Common Stock, are posted at www.proxyvote.com;
•assistance with questions regarding how to attend, vote, view the list of stockholders of record and participate via the Internet will be provided at www.virtualshareholdermeeting.com/LRFC2025SM on the day of the LRFC Special Meeting;
•the webcast will start at 10:30 a.m., Eastern Time, on June 6, 2025. Online check-in will begin at 10:15 a.m. Eastern Time. Please allow time for online check-in procedures;
•record holders of LRFC Common Stock and their validly authorized proxy holders may vote and submit questions while attending the LRFC Special Meeting via the Internet; and
•LRFC Stockholders will need a control number to enter the LRFC Special Meeting.
A LRFC Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the LRFC Merger Proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.
•By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.
•By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-833-218-3962 Monday through Friday 9:00 a.m. until 10:00 p.m. Eastern Time to reach a toll-free, live operator line.
•By mail: You may also authorize a proxy to vote your shares by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on June 5, 2025 (i.e., the day before the LRFC Special Meeting).
Important Notice regarding the availability of proxy materials for the LRFC Special Meeting. The joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Q:What if a PTMN Stockholder does not specify a choice for a matter when authorizing a proxy?
A:All properly executed proxies representing shares of PTMN Common Stock received at the PTMN Special Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares of PTMN Common Stock will be voted “FOR” each of the PTMN Proposals.
Q:What if a LRFC Stockholder does not specify a choice for a matter when authorizing a proxy?
A:All properly executed proxies representing shares of LRFC Common Stock received at the LRFC Special Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares of LRFC Common Stock will be voted “FOR” the LRFC Merger Proposal.
Q:If I am a PTMN Stockholder, how can I revoke a proxy?
A:If you are a stockholder of record of PTMN, you have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) notifying PTMN’s proxy solicitor, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), in writing prior to the vote at the PTMN Special Meeting; (ii) submitting a later-dated proxy either by telephone, via the Internet or in the mail to Broadridge; or (iii) by attending the PTMN Special Meeting and voting online. No written revocation of your proxy will be effective, however, unless and until it is received at or prior to the PTMN Special Meeting. If you hold shares of PTMN Common Stock through a broker or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual PTMN Special Meeting does not revoke your proxy unless you also vote online at the PTMN Special Meeting.
Q:If I am a LRFC Stockholder, how can I revoke a proxy?
A:If you are a stockholder of record of LRFC, you have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) notifying LRFC’s proxy solicitor, Broadridge in writing prior to the vote at the LRFC Special Meeting; (ii) submitting a later-dated proxy either by telephone, via the Internet or in the mail to Broadridge; or (iii) by attending the LRFC Special Meeting and voting online. No written revocation of your proxy will be effective, however, unless and until it is received at or prior to the LRFC Special Meeting. If you hold shares of LRFC Common Stock through a broker or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual LRFC Special Meeting does not revoke your proxy unless you also vote online at the LRFC Special Meeting.
Q:How do I vote shares of PTMN Common Stock or LRFC Common Stock held through a broker or nominee?
A:If you hold shares of PTMN Common Stock or LRFC Common Stock through a broker or nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker or nominee. Please instruct your broker or nominee regarding how you would like your shares voted so your vote can be counted.
Q:What constitutes a “quorum” for the PTMN Special Meeting?
A:For PTMN to conduct business at the PTMN Special Meeting, a quorum of PTMN Stockholders must be present. The holders of at least a majority of the shares of PTMN Common Stock issued and outstanding and entitled to vote at the meeting must be present at the PTMN Special Meeting, in person (virtually) or represented by proxy, to constitute a quorum for the PTMN Special Meeting. Abstentions will be treated as shares present for quorum purposes. A broker non-vote will not count for quorum purposes or for purposes of Section 2(a)(42) of the 1940 Act. A broker non-vote occurs when a broker who holds shares for the beneficial owner does not vote on a non-routine proposal because the broker does not have discretionary voting authority for that non-routine proposal and has not received voting instructions from the beneficial owner of the shares. Each of the PTMN Proposals is a non-discretionary matter. Accordingly, if you own PTMN Common Stock through a broker or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker or other nominee provides to you, as brokers and other nominees do not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus. You should instruct your broker or other nominee as to how to vote your shares following the directions contained in such voting instruction card. While we do not expect any broker non-votes at the PTMN Special Meeting, if there are any broker non-votes, they will have no effect on the outcome of the vote on either of the PTMN Proposals.
Q:What constitutes a “quorum” for the LRFC Special Meeting?
A:For LRFC to conduct business at the LRFC Special Meeting, a quorum of LRFC Stockholders must be present. LRFC Stockholders entitled to cast a majority of all the votes entitled to be cast at the LRFC Special Meeting must be present to constitute a quorum at the LRFC Special Meeting. Abstentions will be treated as shares present for quorum purposes. Since LRFC Stockholders will only vote on the LRFC Merger Proposal, there will not be any broker non-votes. A broker non-vote will not count for quorum purposes or for purposes of Section 2(a)(42) of the 1940 Act. A broker non-vote occurs when a broker who holds shares for the beneficial owner does not vote on a proposal because the broker does not have discretionary voting authority for that proposal and has not received voting instructions from the beneficial owner of the shares. Accordingly, if you own LRFC Common Stock through a broker or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker or other nominee provides to you, as brokers and other nominees do not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus. You should instruct your broker or other nominee as to how to vote your shares following the directions contained in such voting instruction card.
Q:What vote is required to approve each of the proposals being considered at the PTMN Special Meeting?
A:The affirmative vote of holders of PTMN Common Stock representing a majority of all the votes cast at the PTMN Special Meeting is required to approve each of the PTMN Proposals. Abstentions will have no effect on the voting outcome of the PTMN Share Issuance Proposal or the PTMN Adjournment Proposal, although abstentions will be treated as shares present for quorum purposes.
If the enclosed proxy card is signed and returned without any directions given, the shares of PTMN Common Stock will be voted “FOR” each of the PTMN Proposals.
Q:What vote is required to approve the proposal being considered at the LRFC Special Meeting?
A:The affirmative vote of LRFC Stockholders entitled to cast a majority of all the votes entitled to be cast at the LRFC Special Meeting is required to approve the LRFC Merger Proposal. Abstentions will have the same effect as votes “AGAINST” the LRFC Merger Proposal.
If the enclosed proxy card is signed and returned without any directions given, the shares of LRFC Common Stock will be voted “FOR” the LRFC Merger Proposal.

Q:What will happen if the LRFC Merger Proposal being considered at the LRFC Special Meeting and/or the PTMN Share Issuance Proposal being considered at the PTMN Special Meeting is/are not approved by the required vote?
A:As discussed in more detail in the section entitled “Description of the Merger Agreement – Conditions to Closing the Mergers”, the closing of the Mergers (the “Closing”) is conditioned upon (i) PTMN Stockholder approval of the PTMN Share Issuance Proposal, (ii) LRFC Stockholder approval of the LRFC Merger Proposal and (iii) satisfaction or waiver of certain other closing conditions.
If the Mergers do not close because either the PTMN Stockholders or the LRFC Stockholders do not approve the applicable proposals or any of the other conditions to the Closing are not satisfied or waived, each of PTMN and LRFC will continue to operate as a stand-alone company pursuant to the current agreements in place for each, and each of PTMN’s and LRFC’s respective directors and officers will continue to serve as its directors and officers, respectively, until their successors are duly elected and qualified, or their resignation.
Q:When will the final voting results be announced?
A:Preliminary voting results will be announced at the PTMN Special Meeting and the LRFC Special Meeting. Final voting results will be published by each of PTMN and LRFC in a current report on Form 8-K within four (4) business days after the date of the PTMN Special Meeting and the LRFC Special Meeting, as applicable.
Q:Will PTMN and LRFC incur expenses in soliciting proxies?
A:PTMN and LRFC will bear the cost of preparing, assembling and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of PTMN Stockholders and Notice of Special Meeting of LRFC Stockholders, as applicable, and proxy cards based on their actual costs incurred by each company or allocated based on their respective NAVs as of September 30, 2024. PTMN and LRFC intend to use the services of Broadridge to aid in the solicitation of proxies for an estimated fee of approximately $69,250 ($50,250 for PTMN and $19,000 for LRFC) plus pass through charges. No additional compensation will be paid to directors, officers or regular employees for such services. For more information regarding expenses related to the Mergers, see the section entitled “Questions and Answers about the Mergers – Who is responsible for paying the expenses relating to completing the Mergers?”
Q:What does it mean if I receive more than one proxy card?
A:Some of your shares of PTMN Common Stock or LRFC Common Stock, as applicable, may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts via the Internet or by mail or telephone. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call PTMN’s Investor Relations department at (212) 836-9611 or LRFC’s Investor Relations department at (212) 836-9611.
Q:Are the proxy materials available electronically?
A:In addition to mailing hard copies of the proxy materials, PTMN and LRFC have made the registration statement (of which this joint proxy statement/prospectus forms a part), the Notice of Special Meeting of PTMN Stockholders, the Notice of Special Meeting of LRFC Stockholders and the proxy cards available to PTMN Stockholders and LRFC Stockholders on the Internet. Stockholders may (i) access and review the proxy materials of PTMN and LRFC, as applicable, (ii) authorize their proxies, as described in the sections entitled “The PTMN Special Meeting – Voting of Proxies” and “The LRFC Special Meeting – Voting of Proxies”, and/or (iii) elect to receive certain future proxy materials by electronic delivery via the Internet address provided below.

The registration statement (of which this joint proxy statement/prospectus forms a part), each Notice of Special Meeting of Stockholders and each proxy card are available at www.proxyvote.com.
Q:Will my vote make a difference?
A:Yes; your vote is very important. Your vote is needed to ensure the proposals can be acted upon. Please submit your proxy immediately to help avoid potential delays and save significant additional expenses associated with soliciting stockholder votes.
Q:Whom can I contact with any additional questions?
A:If you are a PTMN Stockholder, you can contact PTMN’s Investor Relations department at the below contact information with any additional questions:
Investor Relations
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, New York 10022
(212) 836-9611
lcati@equityny.com
If you are a LRFC Stockholder, you can contact LRFC’s Investor Relations department at the below contact information with any additional questions:
Investor Relations
Logan Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, New York 10022
(212) 836-9611
lcati@equityny.com
Q:Where can I find more information about PTMN and LRFC?
A:You can find more information about PTMN and LRFC in the documents referenced in the section entitled “Where You Can Find More Information”.
Q:What do I need to do now?
A:We urge you to carefully read this entire document, including its annexes and the documents (including the Merger Agreement) incorporated by reference. You should also review the documents referenced under the section entitled “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.
Q:Is there anything else that PTMN Stockholders and LRFC Stockholders should be aware of prior to voting on the PTMN Proposals and the LRFC Merger Proposal?
A:PTMN is currently pursuing a potential acquisition of a public company by way of an auction process. The consummation of this potential acquisition may involve the issuance of PTMN Common Stock and, as a result, may require the approval of PTMN Stockholders in order to proceed. PTMN currently expects that, to the extent such an approval of PTMN Stockholders is required, the applicable solicitation process would not commence until after the Effective Time. As such, LRFC Stockholders that become PTMN Stockholders as a result of the Mergers would have the opportunity to consider and vote on the potential acquisition following the Closing of the Mergers. There can be no assurance that PTMN will successfully consummate the potential acquisition that it is currently pursuing. Motivated sellers, including commercial finance companies, hedge funds, other business development companies, total return swap counterparties, banks, collateralized loan obligation funds, and other entities, are suffering from excess leverage, and PTMN believes it is well positioned to capitalize as a potential buyer of the public company at an attractive price. If the potential acquisition is consummated, there can be no assurance that investors will share PTMN’s view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on PTMN’s stock price.
Questions and Answers about the Mergers
Q:What will happen in the Mergers?
A:Pursuant to the terms of the Merger Agreement, as of the Effective Time, Merger Sub will be merged with and into LRFC (i.e., the First Merger will occur). LRFC will be the surviving company in the First Merger and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately following the occurrence of the Effective Time, LRFC as the surviving company will merge with and into PTMN (i.e., the Second Merger will occur). PTMN will be the surviving company in the Second Merger and will continue its existence as a corporation under the laws of the State of Delaware. At such time, the separate corporate existence of LRFC will cease.
Q:What will LRFC Stockholders receive in the Mergers?
A:LRFC Stockholders will receive a number of shares of PTMN Common Stock in connection with the First Merger equal to 1.5 (the “Exchange Ratio”) and, if applicable, cash will be paid in lieu of fractional shares (such shares of PTMN Common Stock and any such cash paid in lieu of fractional shares of PTMN Common Stock, the “Merger Consideration”) and will no longer own shares of LRFC Common Stock following the Mergers.
Q:Is the Exchange Ratio subject to any adjustment?
A:Yes. The Exchange Ratio will be appropriately adjusted if, between the execution and delivery of the Merger Agreement and the Effective Time, the respective outstanding shares of PTMN Common Stock or LRFC Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of reclassification, recapitalization, stock split, reverse split, split-up, combination or exchange of shares, of if a stock dividend or dividend payable in any other securities will be authorized and declared with a record date within such period, as permitted by the Merger Agreement, in each case to provide PTMN Stockholders and LRFC Stockholders the same economic effect as contemplated by the Merger Agreement prior to such event.
Q:Who is responsible for paying the expenses relating to completing the Mergers?
A:PTMN and LRFC will be responsible for paying certain expenses in connection with the Mergers, and as a result, PTMN Stockholders and LRFC Stockholders will bear those costs. Specifically, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers) will be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Merger Agreement (including the Mergers) are consummated; provided, however, notwithstanding the foregoing, the following fees and expenses will be borne proportionately by PTMN and LRFC by reference to their respective NAVs and shares outstanding as of September 30, 2024: (i) all costs and expenses of printing and mailing this joint proxy statement/prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers, (iii) all filing and other fees in connection with any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iv) fees and expenses for legal services to PTMN, LRFC and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers). It is anticipated that PTMN will bear expenses of approximately $2.7 million ($0.29 per share or 151 bps of net asset value (“NAV”)) in connection with the Merger, both if consummated and not consummated. It is anticipated that LRFC will bear expenses of approximately $2.6 million ($0.97 per share or 301 bps of NAV) in connection with the Merger, both if consummated and not consummated. Further, SCIM has agreed to waive up to $1.5 million of the incentive fees otherwise payable to it by PTMN over the eight consecutive quarters following the Closing, subject to the occurrence of the Closing. Such waiver shall be structured as follows:

(1) for the fiscal quarter of PTMN in which Closing occurs, SCIM will waive $187,500 of its incentive fees and (2) for the subsequent seven fiscal quarters of PTMN, SCIM will waive an amount of its incentive fees equal to the lesser of (a) the quarterly incentive fee earned by SCIM in such quarter less $1,250,000 and (b) $187,500 (the “Waiver Cap”). If the incentive fees waived under the foregoing clause (2) are less than the Waiver Cap, then each subsequent Waiver Cap will be increased by the difference between the Waiver Cap and the waived incentive fees until the earlier of (i) the end of the seventh full fiscal quarter, and (ii) the time that the incentive fees equal to the amount of the difference are waived by SCIM.
Q:What are the pro forma costs and expenses estimated to be incurred by the combined company in the first year following completion of the Mergers?
A:The following table is intended to assist PTMN Stockholders and LRFC Stockholders in understanding the costs and expenses that an investor in shares of PTMN Common Stock or LRFC Common Stock bears directly or indirectly and, based on the assumptions described in the section entitled “Comparative Fees and Expenses”, the pro forma costs and expenses estimated to be incurred by the combined company in the first year following completion of the Mergers. We caution you that some of the percentages indicated in the table below are estimates and may vary. The table below is based on information as of December 31, 2024 for each party (except as noted below), and includes expenses of the applicable consolidated subsidiaries. Any footing differences are due to rounding. See the section entitled “Comparative Fees and Expenses” for additional details and assumptions.

	Actual		Pro Forma
	PTMN (acquiring fund)	LRFC (target fund)	PTMN (surviving fund)
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fees	3.33%	3.86%	3.17%
Incentive fees	2.54%	-%	2.41%
Interest payments on borrowed funds	9.90%	9.03%	9.74%
Other expenses	3.39%	5.19%	2.85%
Acquired fund fees and expenses	5.49%	0.12%	3.83%
Total annual expenses	24.65%	18.20%	22.00%
Q:Will I receive distributions after the Mergers?
A:Subject to applicable legal restrictions and the sole discretion of the PTMN Board, after the Mergers, PTMN intends to declare and pay regular dividends to PTMN Stockholders on a quarterly basis, which is consistent with the current frequency of dividends to PTMN Stockholders. For a history of the dividend declarations and payments by PTMN since December 2021, see the section entitled “Market Price, Dividend and Distribution Information – PTMN”. The amount and timing of past dividends are not a guarantee of any future dividends, or the amount thereof, the payment, timing and amount of which will be determined by the PTMN Board and depend on PTMN’s financial condition and earnings, contractual restrictions, legal and regulatory considerations and other factors. See the section entitled “Dividend Reinvestment Plans of PTMN and LRFC” for information regarding PTMN’s dividend reinvestment plan (the “PTMN DRIP”).
Following the Effective Time, the holders of shares of LRFC Common Stock will be entitled to receive dividends declared by the PTMN Board with a record date after the Effective Time theretofore payable with respect to the whole shares of PTMN Common Stock received as part of the Merger Consideration.
Q:Are the Mergers subject to any third party consents?
A:Under the Merger Agreement, PTMN and LRFC have agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including any required applications, notices or other filings under the HSR Act), to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.
Q:How does PTMN’s investment objective, strategy and risks differ from LRFC’s?
A:PTMN’s investment objective is to generate current income and, to a lesser extent, capital appreciation from its investments in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle-marked companies. PTMN defines the middle-market as comprising companies with earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $10 million to $50 million and/or total debt of $25 million to $150 million. PTMN primarily invests in first and second lien term loans which, because of their priority in a company’s capital structure, it expects will have lower default rates and higher rates of recovery of principal if there is a default and which it expects will create a stable stream of interest income. The investments in PTMN’s debt securities portfolio are all or predominantly below investment grade, and have speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
LRFC’s investment objective is to generate both current income and capital appreciation through debt and equity investments. LRFC invests in first lien loans, and, to a lesser extent, second lien loans and equity securities issued by lower middle-market and traditional middle-market companies. LRFC expects the companies in which it invests will generally have between $5 million and $50 million in trailing twelve-month EBITDA. In addition to debt securities, LRFC may acquire equity or detachable equity-related interests (including warrants) from a borrower. Typically, the debt in which LRFC invests is not initially rated by any rating agency; however, LRFC believes that if such investments were rated, they would be rated below investment grade. LRFC intends to target investments that mature in four to six years from its investment.
PTMN primarily invests in first and second lien term loans which, because of their priority in a company’s capital structure, PTMN expects will have lower default rates and higher rates of recovery of principal if there is a default and which PTMN expects will create a stable stream of interest income. Although LRFC has a similar investment strategy, a portion of LRFC’s assets are intended to be invested in lower middle-market companies.
PTMN and LRFC have substantially similar risks as each focuses on making investments in privately-held middle-market companies.
Q:How will the combined company be managed following the Mergers?
A:Subject to applicable law, the directors of PTMN immediately prior to the Mergers will remain the directors of PTMN and will hold office until their respective successors are duly elected and qualify, or their earlier death or incapacity, resignation or removal. Following the Mergers, SCIM will continue to be the investment adviser of PTMN.
Q:Will the composition of the PTMN Board change following the Mergers?
A:No. Following the Mergers and subject to applicable law, the directors of PTMN immediately prior to the Mergers will remain the directors of PTMN.

Q:Are PTMN Stockholders able to exercise appraisal rights?
A:No. PTMN Stockholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the PTMN Special Meeting. Any PTMN Stockholder may abstain from voting or vote against any of such matters.
Q:Are LRFC Stockholders able to exercise appraisal rights?
A:No. LRFC Stockholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the LRFC Special Meeting. Any LRFC Stockholder may abstain from voting or vote against any of such matters.
Q:When do you expect to complete the Mergers?
A:While there can be no assurance as to the exact timing, or that the Mergers will be completed at all, PTMN and LRFC are working to complete the Mergers in the second quarter of 2025. It is currently expected that the Mergers will be completed promptly following receipt of the required stockholder approvals at the Stockholder Meetings and the satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.
Q:Are the Mergers expected to be taxable to PTMN Stockholders for U.S. federal income tax purposes?
A:No. The Mergers are not expected to be a taxable event for PTMN Stockholders for U.S. federal income tax purposes. PTMN Stockholders should read the section entitled “Certain Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. PTMN Stockholders should consult their tax advisors to determine the tax consequences of the Mergers to them.
Q:Are the Mergers expected to be taxable to LRFC Stockholders for U.S. federal income tax purposes?
A:No. The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the obligations of each of PTMN and LRFC to consummate the Mergers that PTMN and LRFC, respectively, has received a written opinion from Simpson Thacher & Bartlett LLP (“Simpson Thacher”), outside legal counsel to PTMN and LRFC, in each case dated as of the closing date of the Mergers (the “Closing Date”) and substantially to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Mergers qualify as a reorganization for U.S. federal income tax purposes, LRFC Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of LRFC Common Stock for shares of PTMN Common Stock pursuant to the Mergers, except for any gain or loss that may result from the receipt of cash paid in lieu of fractional shares of PTMN Common Stock. LRFC Stockholders should read the section entitled “Certain Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. LRFC Stockholders should consult with their tax advisors to determine the tax consequences of the Mergers to them.
Q:What happens if the Mergers are not consummated?
A:If the Mergers are not completed for any reason, LRFC Stockholders will not receive any consideration for their shares of LRFC Common Stock in connection with the Mergers. Instead, each of PTMN and LRFC will remain a stand-alone company.
Q:Did the PTMN Special Committee receive an opinion from the financial advisor to the PTMN Special Committee in respect of the Mergers?
A:Yes. The PTMN Special Committee received an opinion, dated January 29, 2025, from the financial advisor to the PTMN Special Committee as to the fairness, from a financial point of view, to PTMN of the Exchange Ratio. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the PTMN Special Committee (in its capacity as such) and, as requested by the PTMN Special Committee, the PTMN Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Mergers. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio to PTMN. It did not address the underlying business decision of PTMN to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the PTMN Special Committee or the PTMN Board in connection with the Mergers, and it does not constitute a recommendation to any PTMN Stockholder or any stockholder of any other entity as to how to vote or act in connection with the Mergers or any other matter. For more information, see the section entitled “The Mergers – Opinion of the Financial Advisor to the PTMN Special Committee”.
Q:Did the LRFC Special Committee receive an opinion from the financial advisor to the LRFC Special Committee in respect of the Mergers?
A:Yes. The LRFC Special Committee received an opinion, dated January 29, 2025, from the financial advisor to the LRFC Special Committee as to the fairness, from a financial point of view, of the Exchange Ratio to LRFC Stockholders (other than PTMN, SCIM, Mount Logan and their respective affiliates (in their capacity as LRFC Stockholders)), after giving effect to the Second Merger and the termination of certain LRFC agreements pursuant to the terms of the Merger Agreement. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the LRFC Special Committee in connection with its consideration of the financial terms of the Mergers. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio to LRFC Stockholders (other than PTMN, SCIM, Mount Logan and their respective affiliates (in their capacity as LRFC Stockholders)), after giving effect to the Second Merger and the termination of certain LRFC agreements pursuant to the terms of the Merger Agreement. It did not address the underlying business decision of LRFC to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the LRFC Special Committee or the LRFC Board in connection with the Mergers, and it does not constitute a recommendation to any LRFC Stockholder or any stockholder of any other entity as to how to vote or act in connection with the Mergers or any other matter. For more information, see the section entitled “The Mergers – Opinion of the Financial Advisor to the LRFC Special Committee”.

SUMMARY OF THE MERGERS
This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the other documents to which this joint proxy statement/prospectus refers, for a more complete understanding of the Mergers. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the Merger Agreement, which is attached as Annex A hereto, as it is the legal document that governs the Mergers. See “Where You Can Find More Information”. For a discussion of the risk factors you should carefully consider, see the section entitled “Risk Factors”.
The Parties to the Mergers
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 891-2880
PTMN, formerly known as KCAP Financial, Inc., is a closed-end, externally managed, diversified management investment company that has elected to be treated as a business development company (“BDC”) under the 1940 Act. In addition, for tax purposes, PTMN has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Code. On December 14, 2018, PTMN entered into a stock purchase and transaction agreement with BC Partners Advisers L.P. (“BCP”), through which SCIM became PTMN’s investment adviser (the “Externalization Agreement”). The Externalization Agreement closed on April 1, 2019 and PTMN changed its name from KCAP Financial, Inc. to Portman Ridge Finance Corporation. PTMN Common Stock began to trade under the ticker “PTMN” on the NASDAQ Global Select Market on April 2, 2019.
PTMN’s primary investment objective to generate current income and capital appreciation by lending directly to privately-held middle market companies. In its debt securities portfolio, PTMN’s investment objective is to generate current income and, to a lesser extent, capital appreciation from the investments in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle market companies. PTMN originates, structures and invests in secured term loans, bonds or notes and mezzanine debt primarily in privately-held middle market companies but may also invest in other investments such as loans to publicly-traded companies and high-yield distressed debt securities. PTMN also invests in debt and subordinated securities issued by collateralized loan obligations funds. In addition, from time to time, PTMN may invest in the equity securities of privately held middle market companies and may also receive warrants or options to purchase common stock in connection with its debt investments.
Portman Ridge Merger Sub, Inc.
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 891-2880
Merger Sub is a Maryland corporation and a newly incorporated wholly-owned subsidiary of PTMN. Merger Sub was formed in connection with, and for the sole purpose of, the Mergers.
Logan Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 891-2880
LRFC, formerly known as Capitala Finance Corp., is a Maryland corporation that has elected to be regulated as a BDC under the 1940 Act. In addition, for tax purposes, LRFC has elected to be treated as a RIC under Subchapter M of the Code. On April 20, 2021, Capitala Investment Advisers, LLC entered into a definitive agreement with Mount Logan, which resulted in Mount Logan becoming LRFC’s investment adviser. The definitive agreement closed on July 1, 2021 and LRFC changed its name from Capitala Finance Corp. to Logan Ridge Finance

Corporation. LRFC Common Stock began to trade under the ticker “LRFC” on the NASDAQ Global Select Market on July 2, 2021.
LRFC’s investment objective is to generate both current income and capital appreciation through debt and equity investments. LRFC offers customized financing to business owners, management teams, and financial sponsors for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion, and other growth initiatives. LRFC provides capital to lower and traditional middle-market companies in the United States, with a non-exclusive emphasis on the Southeast, Southwest, and Mid-Atlantic regions. LRFC invests primarily with a history of earnings growth and positive cash flow, proven management teams, products or services with competitive advantages, and industry-appropriate margins. LRFC primarily invests in companies with between $5.0 million and $50.0 million in trailing twelve-month earnings before interest, tax, depreciation, and amortization. LRFC invests in first lien loans, and, to a lesser extent, second lien loans and equity securities issued by lower middle-market and traditional middle-market companies.
Sierra Crest Investment Management LLC
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 891-2880
SCIM, an affiliate of BCP, was formed on December 4, 2019, and is an investment adviser registered under the Advisers Act. SCIM serves as the investment adviser to PTMN pursuant to the Investment Advisory Agreement, dated as of April 1, 2019, by and between PTMN and SCIM (the “PTMN Investment Advisory Agreement”). Pursuant to the Investment Advisory Agreement and subject to the supervision of the PTMN Board, SCIM is responsible for managing PTMN’s business and activities, including sourcing investment opportunities, conducting research, performing diligence on potential investments, structuring PTMN’s investments, and monitoring PTMN’s portfolio companies on an ongoing basis through a team of investment professionals.
SCIM seeks to invest on PTMN’s behalf in performing, well-established middle market businesses that operate across a wide range of industries (i.e., no concentration in any one industry). SCIM employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risks. SCIM has experience managing levered vehicles, both public and private, and seeks to enhance PTMN’s returns through the use of leverage with a prudent approach that prioritizes capital preservation. SCIM believes this strategy and approach offers attractive risk/return with lower volatility given the potential for fewer defaults and greater resilience through market cycles.
Mount Logan Management, LLC
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 891-2880
Mount Logan was formed in 2020, and is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Mount Logan serves as the investment adviser to LRFC pursuant to the Investment Advisory Agreement, dated as of May 27, 2021, by and between LRFC and Mount Logan (the “LRFC Investment Advisory Agreement”). Mount Logan is controlled by Mount Logan Capital Inc., a publicly listed Canada-based alternative asset management company (“MLC”). Mount Logan is under common control of BCP for U.S. regulatory purposes, and BCP provides Mount Logan with personnel pursuant to a resource sharing agreement, which allows Mount Logan to utilize the resources of BCP’s broader credit team.
Merger Structure
Pursuant to the terms of the Merger Agreement, as of the Effective Time, Merger Sub will be merged with and into LRFC (i.e., the First Merger will occur). LRFC will be the surviving company in the First Merger and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately following the occurrence of the Effective Time, LRFC as the surviving company will merge with and into PTMN (i.e., the Second Merger will occur). PTMN will be the surviving company in the Second Merger and will continue its existence as a corporation under the laws of the State of Delaware. At such time, the separate corporate existence of LRFC will cease.

Current Structure

PTMN Stockholders
LRFC Stockholders
Portman Ridge Finance Corporation ("PTMN")
Logan Ridge Finance Corporation ("LRFC")
100%
Portman Ridge Merger Sub, Inc. ("Merger Sub")

First Merger

PTMN Stockholders
Merger Consideration*
LRFC Stockholders
*Each share of LRFC Common Stock (other than the shares of LRFC Common Stock held by PTMN or any of its consolidated subsidiaries) will be converted into the right to receive a number of shares of PTMN Common Stock equal to the Exchange Ratio (*i.e.*, 1.5).
PTMN
LRFC
Each share of Merger Sub stock will be converted into LRFC Common Stock so LRFC becomes wholly owned by PTMN
100%
Merger Sub
Merger Sub merges with and into LRFC, with LRFC surviving

Second Merger

PTMN Stockholders
Prior LRFC Stockholders
PTMN
100%
LRFC merges with and into PTMN, with PTMN surviving and the shares of LRFC Common Stock cancelled.
LRFC

Post-Mergers

The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. PTMN and LRFC encourage their respective stockholders to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Mergers.
Merger Consideration
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of PTMN Common Stock equal to the Exchange Ratio and if applicable, cash paid in lieu of fractional shares of PTMN Common Stock (i.e., the Merger Consideration).
Market Price of Securities
PTMN Common Stock is traded on the NASDAQ Global Select Market under the symbol “PTMN”. LRFC Common Stock is traded on the NASDAQ Global Select Market under the symbol “LRFC”.
The following table presents the most recently determined NAV per share of PTMN Common Stock and the most recently determined NAV per share of LRFC Common Stock.

	PTMN Common Stock	LRFC Common Stock
NAV per Share as of December 31, 2024	$19.41	$32.04
Market Price per Share as of December 31, 2024	$16.34	$24.99
Risks Relating to the Mergers
The Mergers and the other transactions contemplated by the Merger Agreement are subject to, among others, the following risks. PTMN Stockholders and LRFC Stockholders should carefully consider these risks before deciding how to vote on the proposals to be voted on at the applicable special meeting.
•Most PTMN Stockholders and LRFC Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.
•PTMN may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.
•The opinions delivered to the PTMN Special Committee and the LRFC Special Committee from their respective financial advisors prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of the opinions (e.g. any significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty and inflation).
•The announcement and pendency of the Mergers could adversely affect both PTMN’s and LRFC’s business, financial results and operations.
•If the Mergers do not close, PTMN and LRFC will not benefit from the expenses they have incurred in pursuit of the Mergers.
•Termination of the Merger Agreement could negatively impact PTMN and LRFC because (i) PTMN and LRFC may have been negatively impacted by the failure to pursue other opportunities due to a focus on the Mergers, (ii) PTMN or LRFC may not find a third party willing to consummate a transaction on the same or superior terms and any such transaction may not result in benefits comparable to those anticipated in connection with the Mergers and (iii) PTMN and LRFC would not realize the benefits of the Mergers anticipated by BCP, SCIM and Mount Logan.
•The Merger Agreement limits the ability of PTMN and LRFC to pursue alternatives to the Mergers.
•The Mergers are subject to closing conditions, including stockholder approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Mergers not being completed, which may result in material adverse consequences to the businesses and operations of PTMN and LRFC.
•PTMN and LRFC may, to the extent legally allowed, waive one or more conditions to the Mergers without resoliciting stockholder approval.
•PTMN and LRFC will be subject to operational uncertainties and contractual restrictions while the Mergers are pending.

•Litigation filed against PTMN or LRFC in connection with the Mergers could result in substantial costs and could delay or prevent the Mergers from being completed.
•The Mergers may trigger certain “change of control” provisions and other restrictions in contracts of PTMN and LRFC or their affiliates, and the failure to obtain any required consents or waivers could adversely impact the combined company.
•The shares of PTMN Common Stock to be received by LRFC Stockholders as a result of the First Merger will have different rights associated with them than the shares of LRFC Common Stock currently held by them (e.g., a majority of the LRFC Stockholders may call a special meeting of stockholders, while the PTMN Bylaws do not contain a similar right). See the section entitled “Comparison of PTMN and LRFC Stockholder Rights” for a more detailed description of these different rights.
•See the section entitled “Risk Factors – Risks Relating to the Mergers” for a more detailed discussion of these risks.
U.S. Federal Income Tax Consequences of the Mergers
The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligations of each of PTMN and LRFC to consummate the Mergers that PTMN and LRFC, respectively, has received a written opinion Simpson Thacher, outside legal counsel to PTMN and LRFC, in each case dated as of the Closing Date and substantially to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
With respect to LRFC Stockholders, if the Mergers qualify as a reorganization for U.S. federal income tax purposes, LRFC Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of LRFC Common Stock for shares of PTMN Common Stock pursuant to the Mergers, except for gain or loss that may result from the receipt of cash in lieu of fractional shares of PTMN Common Stock. LRFC Stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. LRFC Stockholders should consult their tax advisors to determine the tax consequences of the Mergers to them.
With respect to PTMN Stockholders, the Mergers are not expected to be a taxable event for PTMN Stockholders for U.S. federal income tax purposes. PTMN Stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Mergers.
Special Meeting of PTMN Stockholders
PTMN plans to hold the PTMN Special Meeting virtually on June 6, 2025, at 10:00 a.m., Eastern Time, at the following website www.virtualshareholdermeeting.com/PTMN2025SM. At the PTMN Special Meeting, PTMN Stockholders will be asked to approve the PTMN Share Issuance Proposal and the PTMN Adjournment Proposal.
A PTMN Stockholder can vote at the PTMN Special Meeting if such stockholder owned shares of PTMN Common Stock at the close of business on the PTMN Record Date. As of that date, there were 9,965,480 and 9,202,870 shares of PTMN Common Stock issued and outstanding, respectively, and no shares of PTMN Preferred Stock issued and outstanding and entitled to vote. Approximately 194,592 of such total outstanding shares, or approximately 2.11%, were owned beneficially or of record by directors and executive officers of PTMN.
Special Meeting of LRFC Stockholders
LRFC plans to hold the LRFC Special Meeting virtually on June 6, 2025, at 10:30 a.m., Eastern Time, at the following website www.virtualshareholdermeeting.com/LRFC2025SM. At the LRFC Special Meeting, LRFC Stockholders will be asked to approve the LRFC Merger Proposal.
A LRFC Stockholder can vote at the LRFC Special Meeting if such stockholder owned shares of LRFC Common Stock at the close of business on the LRFC Record Date. As of that date, there were 2,655,973 shares of

LRFC Common Stock issued and outstanding and entitled to vote. Approximately 1,143.197 of such total outstanding shares, or approximately less than 1%, were owned beneficially or of record by directors and executive officers of LRFC.
PTMN Board Recommendation
After careful consideration, and on the recommendation of the PTMN Special Committee, the PTMN Board unanimously approved, adopted and declared advisable the Merger Agreement, including the Mergers and the PTMN Share Issuance and unanimously recommends that PTMN Stockholders vote “FOR” the PTMN Share Issuance Proposal and the PTMN Adjournment Proposal.
LRFC Board Recommendation
After careful consideration, and on the recommendation of the LRFC Special Committee, the LRFC Board unanimously approved the Merger Agreement, declared the Mergers and the other transactions contemplated by the Merger Agreement advisable and unanimously recommends that LRFC Stockholders vote “FOR” the LRFC Merger Proposal.
Vote Required — PTMN
Each share of PTMN Common Stock held by a holder of record as of the PTMN Record Date (i.e., May 6, 2025) has one vote on each matter to be considered at the PTMN Special Meeting or any adjournment or postponement thereof.
The PTMN Share Issuance Proposal
The affirmative vote of the holders of PTMN Common Stock representing a majority of all the votes cast at the PTMN Special Meeting is required to approve the PTMN Share Issuance Proposal.
Abstentions will have no effect on the voting outcome of the PTMN Share Issuance Proposal, although abstentions will be treated as present for quorum purposes. If the enclosed proxy card is signed and returned without any directions given, the shares of the PTMN Common Stock will be voted “FOR” the PTMN Share Issuance Proposal.
The PTMN Adjournment Proposal
The affirmative vote of holders of PTMN Common Stock representing a majority of all the votes cast at the PTMN Special Meeting is required to approve the PTMN Adjournment Proposal.
Abstentions will have no effect on the voting outcome of the PTMN Adjournment Proposal, although abstentions will be treated as present for quorum purposes. If the enclosed proxy card is signed and returned without any directions given, the shares of the PTMN Common Stock will be voted “FOR” the PTMN Adjournment Proposal.
Vote Required — LRFC
Each share of LRFC Common Stock held by a holder of record as of the LRFC Record Date (i.e., May 6, 2025) has one vote on the matter to be considered at the LRFC Special Meeting or any adjournment or postponement thereof.
The LRFC Merger Proposal
The affirmative vote of LRFC Stockholders entitled to cast a majority of all the votes entitled to be cast at the LRFC Special Meeting is required to approve the LRFC Merger Proposal.
Abstentions will have the same effect as votes “AGAINST” the LRFC Merger Proposal. If the enclosed proxy card is signed and returned without any directions given, the shares of LRFC Common Stock will be voted “FOR” the LRFC Merger Proposal.

Completion of the Mergers
As more fully described elsewhere in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Mergers depends on a number of conditions being satisfied or, where legally permissible, waived. For information on the conditions that must be satisfied or waived for the Mergers to occur, see the section entitled “Description of the Merger Agreement – Conditions to Closing the Mergers”. While there can be no assurance as to the exact timing, or that the Mergers will be completed at all, PTMN and LRFC are working to complete the Mergers in the second quarter of 2025. It is currently expected that the Mergers will be completed promptly following receipt of the required stockholder approvals at the Stockholder Meetings and the satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.
Termination of the Merger
The Merger Agreement contains certain termination rights for PTMN and LRFC, as discussed below in the section entitled “Description of the Merger Agreement – Termination of the Merger Agreement”.
Management of the Combined Company
Subject to applicable law, the directors of PTMN immediately prior to the Mergers will remain the directors of PTMN and will hold office until their respective successors are duly elected and qualify, or their earlier death or incapacity, resignation or removal. Following the Mergers, SCIM will continue to be the investment adviser to PTMN.
Reasons for the Mergers
PTMN
The PTMN Board consulted with its legal and other advisors, as well as PTMN management and SCIM, and considered numerous factors, including the unanimous recommendation of the PTMN Special Committee, and the PTMN Board and the PTMN Special Committee unanimously determined that (i) the Mergers are in the best interests of PTMN and the PTMN Stockholders and (ii) existing PTMN Stockholders will not suffer any dilution for purposes of Rule 17a-8 under the 1940 Act as a result of the Mergers.
The PTMN Special Committee and the PTMN Board, separately and with the assistance of their legal advisors (and, in the case of the PTMN Special Committee, its financial advisor), weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on PTMN and PTMN Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the PTMN Special Committee and the PTMN Board in concluding that the Mergers are in the best interests of PTMN and PTMN Stockholders included, among others:
•the expected increased scale and diversification of the combined company;
•the acquisition of a known, diversified portfolio of assets with significant overlap to the existing portfolio;
•the greater scale and structural simplification of the combined company could allow for improved access to debt markets and the ability to obtain better borrowing terms over time;
•the potential for pro-forma cost reductions due to the elimination of duplicative operating expenses after closing;
•the expectation that the Mergers would be accretive to PTMN’s net investment income (“NII”);
•similarities in the investment strategies and risks of PTMN and LRFC;
•the continuity of the SCIM management team;
•the tax consequences of the Mergers;

•no dilution for purposes of Rule 17a-8 under the 1940 Act; and
•the opinion of Keefe, Bruyette & Woods, Inc. (“KBW”), dated January 29, 2025, to the PTMN Special Committee and the PTMN Board as to the fairness, from a financial point of view and as of the date of the opinion, to PTMN of the Exchange Ratio in the First Merger, which opinion was based on and subject to various assumptions made, procedures followed, matters considered, and limitations and qualifications on the scope of review undertaken by KBW, as more fully described below in the section entitled “The Mergers – Opinion of the Financial Advisor to the PTMN Special Committee”.
Some of the material risks considered by the PTMN Special Committee and the PTMN Board in concluding that the Mergers are in the best interests of PTMN and PTMN Stockholders included, among others:
•the risk the Mergers may fail to close;
•the risk that the attention of management may be diverted during the period prior to the Mergers;
•the risk that the Mergers may impose restrictions on the conduct of PTMN’s business;
•the risk that, if the Mergers failed to close, PTMN would be responsible for a proportion of the fees and expenses incurred in pursuit of the Mergers; and
•the risk of litigation related to the Mergers.
In addition, the PTMN Special Committee and the PTMN Board also took into account SCIM’s agreement to waive up to $187,500 of incentive fees per quarter for two years subsequent to closing. The foregoing list does not include all the factors that the PTMN Board and the PTMN Special Committee considered in approving the proposed Mergers and the Merger Agreement. For a further discussion of the material factors considered by the PTMN Board and PTMN Special Committee see the section entitled “The Mergers– Reasons for the Mergers – PTMN”.
In coming to its recommendation, the PTMN Special Committee also considered alternatives to the proposed Mergers, including PTMN continuing on as a stand-alone entity or seeking other acquisition targets, but determined for the reasons set forth above to pursue the Mergers.
LRFC
The LRFC Board consulted with its legal and other advisors, as well as LRFC management and Mount Logan, and considered numerous factors, including the unanimous recommendation of the LRFC Special Committee, and the LRFC Board and the LRFC Special Committee unanimously determined that (i) the Mergers are in the best interests of LRFC and LRFC Stockholders and (ii) existing LRFC Stockholders will not suffer any dilution for purposes of Rule 17a-8 under the 1940 Act as a result of the Mergers.
The LRFC Special Committee and the LRFC Board, with the assistance of their legal and financial advisors, weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on LRFC and LRFC Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors (both positive and negative) considered by the LRFC Special Committee and the LRFC Board in concluding that the Mergers are in the best interests of LRFC and LRFC Stockholders included, among others:
•the expected increased scale and diversification of the combined company;
•a merger with a known, diversified portfolio of assets with significant overlap to the existing portfolio;
•the greater scale and structural simplification of the combined company could allow for improved access to debt markets and the ability to obtain better borrowing terms over time;
•similarities in the investment strategies and risks of PTMN and LRFC;

•implied premium of the Merger Consideration over the trading price of the LRFC Common Stock;
•the continuity of the BCP affiliated management team;
•the tax consequences of the Mergers;
•any differences in the expected expense ratios of LRFC and the combined company;
•no dilution for purposes of Rule 17a-8 under the 1940 Act;
•any potential failure to close the Mergers for reasons beyond the control of PTMN or LRFC;
•restrictions that would be imposed on the conduct of LRFC’s business prior to completion of the Mergers, which could delay or prevent LRFC from undertaking certain business opportunities that may arise pending completion of the Mergers;
•the fees payable by LRFC in connection with the Mergers; and
•the opinion of Houlihan Lokey, dated January 29, 2025, to the LRFC Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of LRFC Common Stock (other than PTMN, SCIM, Mount Logan and their respective affiliates) of the Exchange Ratio provided for in the First Merger after giving effect to the Second Merger and the termination of the Company Advisory Agreement and the Company Administration Agreements (each as defined in the Merger Agreement), which opinion was based on and subject to various assumptions made, procedures followed, matters considered, and limitations and qualifications on the scope of review undertaken by Houlihan Lokey, as more fully described below in the section entitled “The Mergers – Opinion of the Financial Advisor to the LRFC Special Committee”.
In coming to its recommendation, the LRFC Special Committee also considered alternatives to the proposed Mergers, including LRFC continuing on as a stand-alone entity, but determined for the reasons set forth above to pursue the Mergers.
In addition, the LRFC Special Committee and the LRFC Board also took into account SCIM’s agreement to waive up to $187,500 of incentive fees per quarter for two years subsequent to closing. The foregoing list does not include all the factors that the LRFC Board and the LRFC Special Committee considered in approving the proposed Mergers and the Merger Agreement. For a further discussion of the material factors considered by the LRFC Board and LRFC Special Committee see the section entitled “The Mergers– Reasons for the Mergers – LRFC”.
PTMN Stockholders and LRFC Stockholders Do Not Have Appraisal Rights
Neither the PTMN Stockholders nor the LRFC Stockholders will be entitled to exercise appraisal rights in connection with the Mergers under the laws of the State of Delaware or the State of Maryland, respectively.

RISK FACTORS
In addition to the other information included in this document, stockholders should carefully consider the risks described below in determining whether to approve, in the case of PTMN Stockholders, the PTMN Proposals, and in the case of LRFC Stockholders, the LRFC Merger Proposal. The information in PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and PTMN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 is incorporated herein by reference for general risks related to PTMN. The information in LRFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and LRFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 is incorporated herein by reference for general risks related to LRFC. The occurrence of any of these risks could materially and adversely affect the business, prospects, financial condition, results of operations and cash flow of PTMN and LRFC and, following the Mergers, the combined company, and might cause you to lose all or part of your investment. The risks, as set out below and incorporated by reference herein, are not the only risks PTMN and LRFC and, following the Mergers, the combined company, face, and there may be additional risks that PTMN and LRFC do not presently know of or that they currently consider not likely to have a significant impact. New risks may emerge at any time, and PTMN and LRFC cannot predict such risks or estimate the extent to which they may affect the business or financial performance of PTMN and LRFC and, following the Mergers, the combined company. See the sections entitled “Incorporation by Reference for PTMN”, “Incorporation by Reference for LRFC” and “Where You Can Find More Information” in this joint proxy statement/prospectus.
Risks Relating to the Mergers
Most PTMN Stockholders and LRFC Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.
PTMN Stockholders will experience a reduction in their percentage ownership interests and effective voting power in respect of the combined company relative to their percentage ownership interests in PTMN prior to the Mergers unless they hold a comparable or greater percentage ownership in LRFC. Consequently, PTMN Stockholders should generally expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of PTMN.
LRFC Stockholders will experience a reduction in their percentage ownership interests and effective voting power in respect of the combined company relative to their percentage ownership interests in LRFC prior to the Mergers unless they hold a comparable or greater percentage ownership in PTMN. Consequently, LRFC Stockholders should generally expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of LRFC.
In addition, prior to completion of the Mergers, subject to certain restrictions in the Merger Agreement and certain restrictions under the 1940 Act for issuances at prices below the then-current NAV per share of PTMN Common Stock and LRFC Common Stock, PTMN and LRFC may issue additional shares of PTMN Common Stock and LRFC Common Stock, respectively, which would further reduce the percentage ownership of the combined company to be held by current PTMN Stockholders and LRFC Stockholders.
PTMN may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.
The realization of certain benefits anticipated as a result of the Mergers will depend in part on the integration of LRFC’s investment portfolio with PTMN’s investment portfolio, and the integration of LRFC’s business with PTMN’s business. Though BCP believes it can integrate PTMN and LRFC given the significant overlap in their respective investment portfolios, operations and governance structure, there can be no assurance that LRFC’s investment portfolio or business can be operated profitably or integrated successfully into PTMN’s operations in a timely fashion or at all. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company, and there can be no assurance that there will not be substantial costs associated with the transition process or there will not be other material adverse effects as a result of these integration efforts. Such effects, including incurring unexpected costs or delays in connection with such integration and failure of LRFC’s investment portfolio to perform as expected, could have a material adverse effect on the financial results of the combined company.
PTMN also expects to achieve certain synergies and cost savings from the Mergers when the two companies have fully integrated their portfolios. It is possible that the estimates of these synergies and potential cost savings could ultimately be incorrect. The cost savings estimates also assume that PTMN will be able to combine its operations and LRFC’s operations in a manner that permits those cost savings to be fully realized. If the estimates turn out to be incorrect, or if PTMN is not able to successfully combine LRFC’s investment portfolio or business with its operations, the anticipated synergies and cost savings may not be fully realized (or realized at all) or may take longer to realize than expected.
The opinions delivered to the PTMN Special Committee and the LRFC Special Committee from their respective financial advisors prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of the opinions.
The opinion of KBW, the financial advisor to the PTMN Special Committee, was delivered to the PTMN Special Committee on, and was dated, January 29, 2025. The opinion of Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the financial advisor to the LRFC Special Committee, was delivered to the LRFC Special Committee on, and was dated, January 29, 2025. Changes in PTMN’s or LRFC’s operations and prospects, general market and economic conditions and other factors that may be beyond the control of PTMN or LRFC may significantly alter PTMN’s or LRFC’s respective NAVs or the respective price of shares of PTMN Common Stock or LRFC Common Stock by the time the Mergers are completed. The opinions do not speak as of the time the Mergers will be completed or as of any date other than the date of such opinions.
For a description of the opinion that the PTMN Special Committee received from KBW, see the section entitled “The Mergers – Opinion of the Financial Advisor to the PTMN Special Committee”.
For a description of the opinion that the LRFC Special Committee received from Houlihan Lokey, see the section entitled “The Mergers – Opinion of the Financial Advisor to the LRFC Special Committee”.
The announcement and pendency of the Mergers could adversely affect both PTMN’s and LRFC’s businesses, financial results and operations.
The announcement and pendency of the Mergers could cause disruptions in, and create uncertainty surrounding, both PTMN’s and LRFC’s businesses, including affecting relationships with existing and future borrowers, which could have a significant negative impact on future revenues and results of operations, regardless of whether the Mergers are completed. In addition, PTMN and LRFC have diverted, and will continue to divert, management resources towards the completion of the Mergers, which could have a negative impact on their future revenues and results of operations.
PTMN and LRFC are also subject to the restrictions on the conduct of each of their businesses prior to the completion of the Mergers set forth in the Merger Agreement. Generally, these restrictions will require PTMN and LRFC to conduct their businesses only in the ordinary course and subject to specific limitations, including, among other things, certain restrictions on their ability to make certain investments and acquisitions, sell, transfer or dispose of their assets, amend their organizational documents and enter into or modify certain material contracts. These restrictions could prevent PTMN or LRFC from pursuing otherwise attractive business opportunities, industry developments and future opportunities and may otherwise have a significant negative impact on their future investment income and results of operations.
If the Mergers do not close, PTMN and LRFC will not benefit from the expenses they have incurred in pursuit of the Mergers.
PTMN and LRFC will be responsible for paying certain expenses in connection with the Mergers, and, as a result, PTMN Stockholders and LRFC Stockholders will bear those costs. Specifically, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers) will be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Merger Agreement (including the Mergers) are consummated; provided, however, notwithstanding the foregoing, the following fees and expenses will be borne proportionately by PTMN and LRFC by reference to their respective NAVs and shares outstanding as of September 30, 2024: (i) all costs and expenses of printing and mailing this joint proxy statement/prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers, (iii) all filing and other fees in connection with any filing under the HSR Act and (iv) fees and expenses for legal services to PTMN, LRFC and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers).
The Mergers may not be completed. If the Mergers are not completed, PTMN and LRFC will have incurred substantial expenses for which no ultimate benefit will have been received. PTMN and LRFC have incurred out-of-pocket expenses in connection with the Mergers for investment banking, legal and accounting fees and financial printing and other related charges, much of which will be incurred even if the Mergers are not completed. It is anticipated that PTMN will bear expenses of approximately $2.7 million ($0.29 per share of PTMN Common Stock or 151 bps of NAV) in connection with the Mergers, both if consummated and not consummated. It is anticipated that LRFC will bear expenses of approximately $2.6 million ($0.97 per share of LRFC Common Stock or 301 bps of NAV) in connection with the Merger, both if consummated and not consummated. Further, SCIM has agreed to waive up to $1.5 million of the incentive fees otherwise payable to it by PTMN over the eight consecutive quarters following the Closing, subject to the occurrence of the Closing. Such waiver shall be structured as follows: (1) for the fiscal quarter of PTMN in which Closing occurs, SCIM will waive $187,500 of its incentive fees and (2) for the subsequent seven fiscal quarters of PTMN, SCIM will waive an amount of its incentive fees equal to the lesser of (a) the quarterly incentive fee earned by SCIM in such quarter less $1,250,000 and (b) $187,500 (i.e., the Waiver Cap). If the incentive fees waived under the foregoing clause (2) are less than the Waiver Cap, then each subsequent Waiver Cap will be increased by the difference between the Waiver Cap and the waived incentive fees until the earlier of (i) the end of the seventh full fiscal quarter, and (ii) the time that the incentive fees equal to the amount of the difference are waived by SCIM.
The termination of the Merger Agreement could negatively impact PTMN and LRFC.
If the Merger Agreement is terminated, there may be various consequences, including:
•the businesses of PTMN and LRFC may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Mergers, without realizing any of the anticipated benefits of completing the Mergers;
•LRFC may not be able to find a party willing to pay an equivalent or more attractive price than the price PTMN agreed to pay in the Mergers; and
•PTMN and LRFC would not realize the anticipated benefits of the Mergers described in the section entitled “The Mergers – Reasons for the Mergers”.
The Merger Agreement limits the ability of PTMN and LRFC to pursue alternatives to the Mergers.
The Merger Agreement includes restrictions on the ability of PTMN and LRFC to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement – Additional Agreements”), which could have the effect of discouraging such proposals from being made or pursued.
The Mergers are subject to closing conditions, including stockholder approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Mergers not being completed, which may result in material adverse consequences to the business and operations of PTMN and LRFC.
The Mergers are subject to closing conditions, including certain approvals of PTMN Stockholders and LRFC Stockholders that, if not satisfied, will prevent the Mergers from being completed. The closing condition that PTMN Stockholders approve the PTMN Share Issuance Proposal may not be waived under applicable law and must be satisfied for the Mergers to be completed. If PTMN Stockholders do not approve the PTMN Share Issuance Proposal and the Mergers are not completed, the resulting failure of the Mergers could have a material adverse impact on

PTMN’s and LRFC’s respective businesses and operations. Likewise, if LRFC Stockholders do not approve the LRFC Merger Proposal and the Mergers are not completed, the resulting failure of the Mergers could have a material adverse impact on PTMN’s and LRFC’s respective businesses and operations. In addition to the required approvals of PTMN Stockholders and LRFC Stockholders, the Mergers are subject to a number of other conditions beyond the control of PTMN and LRFC that may prevent, delay or otherwise materially adversely affect completion of the Mergers. PTMN and LRFC cannot predict whether and when these other conditions will be satisfied. The failure to complete the Mergers would result in PTMN and LRFC, and PTMN Stockholders and LRFC Stockholders, failing to realize the anticipated benefits of the Mergers described in the section entitled “The Mergers – Reasons for the Mergers”.
PTMN and LRFC may, to the extent legally allowed, waive one or more conditions to the Mergers without resoliciting stockholder approval.
Certain conditions to PTMN’s and LRFC’s respective obligations to complete the Mergers may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by mutual agreement. In the event that any such waiver does not require resolicitation of stockholders, PTMN and LRFC will each have the discretion to complete the Mergers without seeking further stockholder approval. The conditions requiring the approval of PTMN Stockholders and LRFC Stockholders, however, cannot be waived.
PTMN and LRFC will be subject to operational uncertainties and contractual restrictions while the Mergers are pending.
Uncertainty about the effect of the Mergers may have an adverse effect on PTMN or LRFC and, consequently, on the combined company following completion of the Mergers. These uncertainties may cause those that deal with PTMN or LRFC to seek to change their existing business relationships with them. In addition, the Merger Agreement restricts PTMN and LRFC from taking actions that each might otherwise consider to be in its best interest. These restrictions may prevent PTMN or LRFC from pursuing certain business operations that may arise prior to the completion of the Mergers.
Litigation filed against PTMN or LRFC in connection with the Mergers could result in substantial costs and could delay or prevent the Mergers from being completed.
From time to time, PTMN and LRFC may be subject to legal actions, including securities class action lawsuits and derivative lawsuits, as well as various regulatory, governmental and law enforcement inquiries, investigations and subpoenas in connection with the Mergers. These or any similar securities class action lawsuits and derivative lawsuits, regardless of their merits, may result in substantial costs and divert management time and resources. An adverse judgment in such cases could have a negative impact on the liquidity and financial condition of PTMN, LRFC or the combined company following the Mergers or could prevent the Mergers from being completed.
The Mergers may trigger certain “change of control” provisions and other restrictions in contracts of PTMN and LRFC or their affiliates, and the failure to obtain any required consents or waivers could adversely impact the combined company.
Certain agreements of PTMN, LRFC or their respective affiliates may require by their terms the consent or waiver of one or more counterparties in connection with the Mergers. The failure to obtain any such consent or waiver may permit such counterparties to terminate, or otherwise increase their rights or PTMN’s and LRFC’s obligations under, any such agreement because the Mergers or other transactions contemplated by the Merger Agreement may violate an anti-assignment, change of control or similar provision relating to any of such transactions. If this occurs, PTMN may have to seek to replace that agreement with a new agreement or seek an amendment to such agreement. PTMN and LRFC cannot assure you that PTMN will be able to replace or amend any such agreement on comparable terms or at all.
If any such agreement is material, the failure to obtain consents, amendments or waivers under, or to replace on similar terms or at all, any of these agreements could adversely affect the financial performance or results of operations of the combined company following the Mergers, including preventing PTMN from operating a material part of LRFC’s business.

In addition, the consummation of the Mergers may violate, conflict with, result in a breach of provisions of, or the loss of any benefit under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation, acceleration or other change of any right or obligation (including any payment obligation) under, certain agreements of PTMN and LRFC. Any such violation, conflict, breach, loss, default or other effect could, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Mergers.
The shares of PTMN Common Stock to be received by LRFC Stockholders as a result of the First Merger will have different rights associated with them than the shares of LRFC Common Stock currently held by them.
The rights associated with LRFC Common Stock are different from the rights associated with PTMN Common Stock. See the section entitled “Comparison of PTMN and LRFC Stockholder Rights”.

COMPARATIVE FEES AND EXPENSES
The following table is intended to assist PTMN Stockholders and LRFC Stockholders in understanding the costs and expenses that an investor in shares of PTMN Common Stock or LRFC Common Stock bears directly or indirectly and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the combined company in the first year following completion of the Mergers. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you”, “PTMN” or “LRFC”, stockholders will indirectly bear such fees or expenses as investors in PTMN or LRFC, as applicable. The table below is based on information as of December 31, 2024 for each party (except as noted below), and includes expenses of the applicable consolidated subsidiaries.

	Actual				Pro Forma
	PTMN (acquiring fund)		LRFC (target fund)		PTMN (surviving fund)
Stockholder transaction expenses:
Sales load (as a percentage of offering price)	—%	(1)	—%	(1)	—%	(1)
Offering expenses (as a percentage of offering price)	—%	(2)	—%	(2)	—%	(2)
Dividend reinvestment plan fees (per sales transaction fee)	$15.00	(3)	$15.00	(3)	$15.00	(3)
Total stockholder transaction expenses (as a percentage of offering price)	—%		—%		—%

	Actual		Pro Forma
	PTMN (acquiring fund)	LRFC (target fund)	PTMN (surviving fund)
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fees(4)	3.33%	3.86%	3.17%
Incentive fees(5)	2.54%	—%	2.41%
Interest payments on borrowed funds(6)	9.90%	9.03%	9.74%
Other expenses(7)	3.39%	5.19%	2.85%
Acquired fund fees and expenses(8)	5.49%	0.12%	3.83%
Total annual expenses	24.65%	18.20%	22.00%
__________________
(1)In the event that any shares of PTMN Common Stock or LRFC Common Stock are sold to or through underwriters, a prospectus supplement will disclose the applicable sales load.
(2)The prospectus supplement corresponding to each offering will disclose the applicable estimated amount of offering expenses, the offering price and the offering expenses borne by PTMN and LRFC, respectively, as a percentage of the offering price.
(3)If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares of PTMN Common Stock or LRFC Common Stock held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a transaction fee of $15.00 plus a $0.10 per share brokerage commission from the proceeds. The expenses of the dividend reinvestment plan are included in “other expenses.” The plan administrator’s fees will be paid by PTMN and LRFC, respectively. There will be no brokerage charges or other charges to PTMN Stockholders or LRFC Stockholders who participate in the plan.
(4)For PTMN, the base management fee is calculated at an annual rate of 1.50% of the Company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts; provided, however, that the base management fee will be 1.00% of PTMN’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, that exceed the product of (i) 200% and (ii) the value of PTMN’s net asset value at the end of the most recently completed calendar quarter. In calculating the base management fee, PTMN utilized the expenses for the quarter ended December 31, 2024. The management fee reflected in the table is calculated by determining the ratio that the management fee bears to PTMN’s net assets attributable to common stock (rather than its gross assets). The base management fees referenced in the table above are based on annualized amounts of the management fees incurred during the three months ended December 31, 2024, as BCP expects these amounts to more accurately reflect the base management fees on a go-forward basis as compared against the actual amounts incurred during the full year ended 2024
For LRFC, the base management fee is calculated at an annual rate of 1.75% of the gross assets, which are the total assets reflected on the consolidated statements of assets and liabilities and includes any borrowings for investment purposes. The base management fee is calculated based on the average value of the gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. The management fee reflected in the table is calculated by determining the ratio that the management fee bears to LRFC’s net assets attributable to common stock (rather than its gross assets). In calculating the base management fee, LRFC utilized the expenses for the quarter ended December 31, 2024. The base management fees referenced in the table above are based on annualized amounts of the management fees incurred during the three months ended December 31, 2024, as BCP expects these amounts to more accurately reflect the base management fees on a go-forward basis as compared against the actual amounts incurred during the full year ended 2024.
Following completion of the Mergers, the surviving company will be PTMN, which will continue to be externally managed by SCIM. The pro forma base management fee has been calculated in accordance with the terms of the investment management agreement between PTMN and SCIM. This table assumes the average gross assets of the surviving fund to be the actual amount of PTMN’s and LRFC’s gross assets, excluding cash, as of December 31, 2024, inclusive of the estimated transaction costs as well as the Tax Dividend
(5)For each of PTMN and LRFC, the incentive fee consists of two parts. For each of PTMN and LRFC, the incentive fee on income is calculated and payable quarterly in arrears based upon their respective pre-incentive fee net investment income (the “income-based fee”) for the immediately preceding calendar quarter. For PTMN, the income-based fee is 17.50% of pre-incentive fee net investment income with a 7.00% hurdle rate. For LRFC, the income-based fee is 20.00% of pre-incentive fee net investment income with a hurdle rate of 8.00%.
For each of PTMN and LRFC, the second part of the incentive fee (“capital gains incentive fee”) is determined and payable in arrears as of the end of each calendar year and equals 17.50% and 20.00%, respectively, of their respective realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The incentive fees referenced in the “Actual” columns are based on annualized amounts of the incentive fee on income incurred during the three months ended December 31, 2024, as BCP expects these amounts to more accurately reflect the incentive fees on a go-forward basis as compared against the actual amounts incurred during the full year ended 2024. In calculating the incentive fees, both PTMN and LRFC utilized the expenses for the quarter ended December 31, 2024, as these expenses better reflect the fees based on the current portfolio.
Following completion of the Mergers, the combined company will continue to be externally managed by SCIM. The pro forma incentive fees have been calculated in accordance with the terms of the investment management agreement between PTMN and SCIM.
PTMN will exclude from the calculation of its incentive fees payable to SCIM any adjustments to the cost basis of the acquired LRFC investments derived solely from the purchase accounting for any premium or discount paid for the acquisition of assets in the Mergers under ASC 805.
(6)PTMN, which has an asset coverage requirement of 150%, currently borrows funds under its revolving credit facility and secured notes and may borrow additional funds from time to time to make investments to the extent PTMN determines that the economic situation is conducive to doing so. The costs associated with PTMN’s outstanding borrowings are indirectly borne by its investors. For purposes of this section, in light of the recent amendment to PTMN’s credit facility (which is expected to impact PTMN’s interest expense on a go-forward basis), PTMN has computed interest expense by annualizing the interest and financings costs for the three months ended December 31, 2024 rather than referencing PTMN’s aggregate interest and financings costs for the full year ended December 31, 2024. As of December 31, 2024, PTMN had $159.5 million outstanding and $40.5 million remaining available under PTMN’s credit facility, subject to leverage and borrowing base restrictions. PTMN also had $108.0 million of unsecured notes outstanding. Although PTMN does not have any current plans to issue subscription rights, preferred stock, or warrants, it may issue subscription rights, preferred stock, or warrants, subject to PTMN’s compliance with applicable requirements under the 1940 Act.
LRFC, which has an asset coverage requirement of 150% currently borrows funds under its credit facilities and unsecured notes and may borrow additional funds from time to time to make investments to the extent LRFC determines that the economic situation is conducive to doing so. The costs associated with LRFC’s outstanding borrowings are indirectly borne by its investors. For purposes of this section, in light of the recent amendment to LRFC’s credit facility (which is expected to impact LRFC’s interest expense on a go-forward basis), LRFC has computed interest expense by annualizing the interest and financings costs for the three months ended December 31, 2024 rather than referencing LRFC’s aggregate interest and financings costs for the full year ended December 31, 2024. As of December 31, 2024, LRFC had $48.8 million outstanding and $26.2 million remaining available under LRFC’s credit facility, subject to leverage and borrowing base restrictions. LRFC also had $50.0 million of unsecured notes outstanding and $7.5 million outstanding of unsecured convertible notes. Although LRFC does not have any current plans to issue subscription rights, preferred stock, or warrants, it may issue subscription rights, preferred stock, or warrants, subject to LRFC’s compliance with applicable requirements under the 1940 Act.
(7)“Other expenses” include PTMN’s and LRFC’s respective overhead expenses, including payments under the administration agreement between PTMN and BC Partners Management LLC (the “PTMN Administration Agreement”) and the administration agreement between LRFC and BC Partners Management LLC (the “LRFC Administration Agreement”), based on PTMN’s and LRFC’s respective allocable portion of overhead and other expenses incurred by BC Partners Management LLC in performing its obligations under the respective PTMN and LRFC Administration Agreements. In the case of PTMN and LRFC, the percentage presented in the table reflects actual amounts incurred during the three months ended December 31, 2024, on an annualized basis, as BCP expects these amounts to more accurately reflect the expenses on a go-forward basis as compared against the actual amounts incurred during the full year ended 2024. Both PTMN and LRFC utilized expenses for the quarter ended December 31, 2024, as these expenses better reflect the fees based on the current portfolio.
The “Pro Forma” column assumes the sum of amounts estimated for each of PTMN and LRFC for the combined company following the Merger and reflects decreases in certain overlapping or duplicative costs such as professional fees for legal, audit and tax fees, directors’ fees, and other redundant administrative and operating expenses directly related to the Merger.
(8)For PTMN, acquired fund fees and expenses represent the indirect costs of investing in the PTMN’s joint ventures for the year ended December 31, 2024.
For LRFC, acquired fund fees and expenses represent the indirect costs of investing in LRFC’s joint venture, Great Lakes Funding II LLC, for the year ended December 31, 2024.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in PTMN, LRFC or the combined company’s common shares following completion of the Mergers on a pro forma basis. In calculating the following expense amounts, each of PTMN and LRFC has assumed that it would have no additional leverage and that its annual operating expenses would remain at the levels set forth in the tables above. Calculations for the pro forma combined company following the Mergers assume that the Mergers closed on December 31, 2024, and that the leverage and operating expenses of PTMN and LRFC remain at the levels set forth in the tables above. Estimated transaction expenses related to the Mergers are not included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment:
PTMN, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$221	$556	$787	$1,094
LRFC, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$182	$477	$699	$1,044
PTMN, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$230	$573	$804	$1,102
LRFC, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$191	$495	$720	$1,058
Pro forma combined company following the Mergers You would pay the following expenses on a $1,000 investment:
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$196	$506	$732	$1,065
Assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$205	$524	$752	$1,077
While the example assumes, as required by the SEC, a 5% annual return, performance of PTMN. LRFC and the combined company will vary and may result in a return greater or less than 5%. The incentive fee under the PTMN Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above in the example where there is no return from net realized capital gains, is not included in those examples. Under the PTMN Investment Advisory Agreement, no incentive fee would be payable if PTMN or the combined company, as applicable, has a 5% annual return with no capital gains, however, there would be incentive fees payable in the examples where the entire return is derived from realized capital gains. If sufficient returns are achieved on investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, expenses, and returns to investors, would be higher. The example assumes that all dividends and other distributions are reinvested at NAV. Under certain circumstances, reinvestment of dividends and other distributions under the distribution reinvestment plan may occur at a price per share that differs from NAV.
The example and the expenses in the table above should not be considered a representation of PTMN’s or LRFC’s or, following the completion of the Mergers, the combined company’s, future expenses, and actual expenses may be greater or less than those shown.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus, including the documents incorporated by reference herein, contains statements that constitute forward-looking statements, which relate to PTMN, LRFC or, following the Mergers, the combined company, regarding future events or the future performance or future financial condition of PTMN, LRFC or, following the Mergers, the combined company. The forward-looking statements may include statements as to: future operating results of PTMN, LRFC or, following the Mergers, the combined company, and net investment income projections; business prospects of PTMN, LRFC or, following the Mergers, the combined company, and the prospects of their portfolio companies; and the impact of the investments that PTMN, LRFC or, following the Mergers, the combined company expect to make. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with:
•the ability of the parties to consummate the Mergers on the expected timeline, or at all;
•the expected synergies and savings associated with the Mergers;
•the ability to realize the anticipated benefits of the Mergers, including the expected elimination of certain expenses and costs due to the Mergers;
•the percentage of PTMN Stockholders and LRFC Stockholders voting in favor of the proposals submitted for their approval;
•the possibility that competing offers or acquisition proposals will be made;
•the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived;
•risks related to diverting management’s attention from ongoing business operations;
•the combined company’s plans, expectations, objectives and intentions, as a result of the Mergers;
•any potential termination of the Merger Agreement;
•the future operating results and net investment income projections of PTMN, LRFC or, following the Mergers, the combined company;
•the ability of SCIM to implement SCIM’s future plans with respect to the combined company;
•the ability of SCIM and its affiliates to attract and retain highly talented professionals;
•the business prospects of PTMN, LRFC or, following the Mergers, the combined company, and the prospects of their portfolio companies;
•the impact of the investments that PTMN, LRFC or, following the Mergers, the combined company expect to make;
•the ability of the portfolio companies of PTMN, LRFC or, following the Mergers, the combined company to achieve their objectives;
•the expected financings and investments and additional leverage that PTMN, LRFC or, following the Mergers, the combined company may seek to incur in the future;
•the adequacy of the cash resources and working capital of PTMN, LRFC or, following the Mergers, the combined company;
•the timing of cash flows, if any, from the operations of the portfolio companies of PTMN, LRFC or, following the Mergers, the combined company; and

•the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability.
In addition, words such as “anticipate”, “believe”, “expect”, “seek”, “plan”, “should”, “estimate”, “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this joint proxy statement/prospectus involve risks and uncertainties. The actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Item 1A. Risk Factors” in Part I of each of PTMN’s and LRFC’s Annual Reports on Form 10-K (file no. 814-00735 and 814-01022, respectively) for the fiscal year ended December 31, 2024, as such factors may be updated from time to time in their periodic filings with the SEC, and elsewhere contained or incorporated by reference in this joint proxy statement/prospectus.
Other factors that could cause actual results to differ materially include:
•changes or potential disruptions in the economy, financial markets, political environment or operations of PTMN, LRFC or, following the Mergers, the combined company;
•the impact of elevated interest and inflation rates, ongoing supply chain and labor market disruptions, including those as a result of strikes, work stoppages or accidents, instability in the U.S. and international banking systems, uncertainties related to the 2024 U.S. presidential election and the risk of recession or a shutdown of government services;
•risks associated with possible disruption in the operations of PTMN and LRFC or the economy generally due to terrorism, war or other geopolitical conditions, including revolution or insurgency (such as those arising out of the ongoing war between Russia and Ukraine and the escalated conflict in the Middle-East, including the Israel-Hamas conflict), natural disasters or pandemics;
•future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in PTMN’s or LRFC’s operating areas, particularly with respect to BDCs or RICs; and
•other considerations that may be disclosed from time to time in the publicly disseminated documents and filings of PTMN, LRFC or, following the Mergers, the combined company.
PTMN and LRFC have based the forward-looking statements included in this joint proxy statement/prospectus on information available to them on the date of this presentation, and they assume no obligation to update any such forward-looking statements. Although PTMN and LRFC undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that PTMN and LRFC in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CAPITALIZATION
The following table sets forth (1) PTMN’s and LRFC’s actual capitalization as of December 31, 2024 and (2) PTMN’s pro forma capitalization as adjusted to reflect the effects of the Mergers. You should read this table together with PTMN’s and LRFC’s consolidated financial statements incorporated by reference herein.

	As of December 31, 2024 (dollar amounts in thousands, except share and per share data)
	Actual	Actual	Pro Forma Adjustments(1)		Pro Forma
	PTMN (acquiring fund)	LRFC (target fund)			PTMN (surviving fund)
Cash and cash equivalents	$39,953	$15,015	$(6,467)		$48,501
Debt less unamortized debt issuance costs	$265,140 (2)	$103,974 (3)	$—		$369,114	(5)
Net assets attributable to common stock	$178,493	$85,099	$(6,467)		$257,125
Total capitalization	$113,046	$47,567	$—		$162,007	(6)
Number of shares of common stock outstanding	9,198,175	2,655,898	1,327,949	(4)	13,182,022
NAV per common share	$19.41	$32.04	$—		$19.52	(7)
__________________
(1)Pro forma adjustments reflect the combined impact of $2.7 million and $2.6 million of estimated transaction expenses expected to be incurred by PTMN and LRFC, respectively as of March 31, 2025, as well as, the estimated Tax Dividend (as defined below) paid by LRFC of approximately $1.2 million. Transaction expenses of PTMN are capitalized and deferred, while transaction expenses of LRFC will be expensed in accordance with ASC 805.
(2)Since December 31, 2024, PTMN has repaid a total of $12.1 million of its outstanding debt.
(3)Since December 31, 2024, LRFC has repaid a total of $8.6 million of its outstanding debt.
(4)This Pro Forma adjustment reflects estimated 3,983,847 shares of PTMN Common Stock issued to LRFC Stockholders based on the Exchange Ratio, as calculated based on PTMN’s and LRFC’s shares of common stock outstanding as of December 31, 2024.
(5)Since December 31, 2024, PTMN, as the surviving fund, has repaid a total of $20.7 million of its outstanding debt.
(6)Pro Forma Capitalization was calculated using the closing stock price of PTMN Common Stock on May 5, 2025.
(7)Excluding the estimated transaction costs of $5.3 million and the estimated Tax Dividend of $1.2 million, PTMN’s pro forma NAV would equal $20.00 per share.

THE PTMN SPECIAL MEETING
Date, Time and Place of the PTMN Special Meeting
The PTMN Special Meeting will be held virtually on June 6, 2025, at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/PTMN2025SM. This joint proxy statement/prospectus and the accompanying materials are being mailed on or about May 13, 2025 to stockholders of record of PTMN and are available at www.proxyvote.com.
Purpose of the PTMN Special Meeting
At the PTMN Special Meeting, PTMN Stockholders will be asked to approve the PTMN Share Issuance Proposal and the PTMN Adjournment Proposal.
After careful consideration, and on the recommendation of the PTMN Special Committee, the PTMN Board unanimously approved, adopted and declared advisable the Merger Agreement, including the Mergers and the PTMN Share Issuance and unanimously recommends that the PTMN Stockholders vote “FOR” the PTMN Share Issuance and the PTMN Adjournment Proposal.
Record Date
The PTMN Record Date is the close of business on May 6, 2025. The PTMN Record Date was established by the PTMN Board, and only holders of record of shares of PTMN Common Stock on the PTMN Record Date are entitled to receive notice of the PTMN Special Meeting and vote at the PTMN Special Meeting. As of the PTMN Record Date, there were 9,965,480 and 9,202,870 shares of PTMN Common Stock issued and outstanding, respectively, and zero shares of PTMN Preferred Stock issued and outstanding and entitled to vote.
Quorum
For PTMN to conduct business at the PTMN Special Meeting, a quorum of PTMN Stockholders must be present. The holders of at least a majority of the shares of PTMN Common Stock issued and outstanding and entitled to vote at the meeting must be present at the PTMN Special Meeting, virtually or represented by proxy, to constitute a quorum for the PTMN Special Meeting.
Vote Required
Each share of PTMN Common Stock held by a holder of record as of the PTMN Record Date (i.e., May 6, 2025) has one vote on each matter to be considered at the PTMN Special Meeting or any adjournment or postponement thereof.
The PTMN Share Issuance Proposal
The affirmative vote of the holders of PTMN Common Stock representing a majority of all the votes cast at the PTMN Special Meeting is required to approve the PTMN Share Issuance Proposal.
Abstentions will have no effect on the voting outcome of the PTMN Share Issuance Proposal, although abstentions will be treated as shares present for quorum purposes. If the enclosed proxy card is signed and returned without any directions given, the shares of PTMN Common Stock will be voted “FOR” the PTMN Share Issuance Proposal.
The PTMN Adjournment Proposal
The affirmative vote of the holders of PTMN Common Stock representing a majority of all the votes cast at the PTMN Special Meeting is required to approve the PTMN Adjournment Proposal.
Abstentions will have no effect on the voting outcome of the PTMN Adjournment Proposal, although abstentions will be treated as shares present for quorum purposes. If the enclosed proxy card is signed and returned without any directions given, the shares of PTMN Common Stock will be voted “FOR” the PTMN Adjournment Proposal.
Voting of Management
On the PTMN Record Date, PTMN’s executive officers and directors owned and were entitled to vote approximately 194,592 shares of PTMN Common Stock, representing approximately 2.11% of the outstanding shares of PTMN Common Stock on the PTMN Record Date. None of PTMN’s executive officers or directors has entered into any voting agreement relating to the Mergers.
Voting of Proxies
PTMN encourages PTMN Stockholders to vote their shares, either by voting at the PTMN Special Meeting or by authorizing a proxy to vote their shares, which means that PTMN Stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with the applicable PTMN Stockholder’s instructions. If a PTMN Stockholder executes a proxy without specifying its voting instructions, such PTMN Stockholder’s shares will be votes “FOR” the PTMN Proposals. Pursuant to the PTMN Bylaws, only the matters set forth in the notice of the special meeting may be brought before the PTMN Special Meeting.
A record holder of PTMN Common Stock may also authorize a proxy by telephone or through the Internet by using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the PTMN Proposals. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.
Important notice regarding the availability of proxy materials for the PTMN Special Meeting. The joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Revocability of Proxies
If you are a stockholder of record of PTMN, you have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) notifying Broadridge in writing prior to the vote at the PTMN Special Meeting; (ii) submitting a later-dated proxy either by telephone, via the Internet or in the mail to Broadridge; or (iii) by attending the PTMN Special Meeting and voting online. No written revocation of your proxy will be effective, however, unless and until it is received at or prior to the PTMN Special Meeting. If you hold shares of PTMN Common Stock through a broker or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual PTMN Special Meeting does not revoke your proxy unless you also vote online at the PTMN Special Meeting.
Solicitation of Proxies
PTMN and LRFC will bear the cost of preparing, assembling and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of PTMN Stockholders and Notice of Special Meeting of LRFC Stockholders, as applicable, and proxy cards based on their respective numbers of stockholders. PTMN and LRFC intend to use the services of Broadridge to aid in the solicitation of proxies for an estimated fee of approximately $69,250 ($50,250 for PTMN and $19,000 for LRFC) plus pass through charges. No additional compensation will be paid to directors, officers or regular employees for such services. For more information regarding expenses related to the Mergers, see the section entitled “Questions and Answers about the Mergers – Who is responsible for paying the expenses relating to completing the Mergers?”
Appraisal Rights
PTMN Stockholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the PTMN Special Meeting.

THE LRFC SPECIAL MEETING
Date, Time and Place of the LRFC Special Meeting
The LRFC Special Meeting will be held virtually on June 6, 2025, at 10:30 a.m., Eastern Time, at www.virtualshareholdermeeting.com/LRFC2025SM. This joint proxy statement/prospectus and the accompanying materials are being mailed on or about May 13, 2025 to stockholders of record of LRFC and are available at www.proxyvote.com.
Purpose of the LRFC Special Meeting
At the LRFC Special Meeting, LRFC Stockholders will be asked to approve the LRFC Merger Proposal.
After careful consideration, and on the recommendation of the LRFC Special Committee, the LRFC Board unanimously approved the Merger Agreement, declared the Mergers and the transactions contemplated by the Merger Agreement advisable and unanimously recommends that LRFC Stockholders vote “FOR” the LRFC Merger Proposal.
Pursuant to the LRFC Bylaws, only the matters set forth in the notice of the special meeting may be brought before the LRFC Special Meeting.
Record Date
The LRFC Record Date is the close of business on May 6, 2025. The LRFC Record Date was established by the LRFC Board, and only holders of record of shares of LRFC Common Stock on the LRFC Record Date are entitled to receive notice of the LRFC Special Meeting and vote at the LRFC Special Meeting. As of the LRFC Record Date, there were 2,655,973 shares of LRFC Common Stock issued and outstanding and entitled to vote.
Quorum
For LRFC to conduct business at the LRFC Special Meeting, a quorum of LRFC Stockholders must be present. LRFC Stockholders entitled to case a majority of all the votes entitled to be cast at the LRFC Special Meeting must be present to constitute a quorum at the LRFC Special Meeting. Abstentions will be treated as shares present for quorum purposes.
Vote Required
Each share of LRFC Common Stock held by a holder of record as of the LRFC Record Date (i.e., May 6, 2025) has one vote on the matter to be considered at the LRFC Special Meeting or any adjournment or postponement thereof.
The LRFC Merger Proposal
The affirmative vote of LRFC Stockholders entitled to cast a majority of all the votes entitled to be cast at the LRFC Special Meeting is required to approve the LRFC Merger Proposal. Abstentions will have the effect as votes “AGAINST” the LRFC Merger Proposal.
Voting of Management
On the LRFC Record Date, LRFC’s executive officers and directors owned and were entitled to vote approximately 1,143.197 shares of LRFC Common Stock, representing approximately less than 1% of the outstanding shares of LRFC Common Stock on the LRFC Record Date. None of LRFC’s executive officers or directors has entered into any voting agreement relating to the Mergers.
Voting of Proxies
LRFC encourages LRFC Stockholders to vote their shares, either by voting at the LRFC Special Meeting or by authorizing a proxy to vote their shares, which means that LRFC Stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with the applicable LRFC Stockholder’s instructions. If a LRFC Stockholder executes a proxy without specifying its voting instructions, such LRFC Stockholder’s shares will be voted “FOR” the LRFC Merger Proposal.
A LRFC Stockholder may also authorize a proxy by telephone or through the Internet by using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the LRFC Merger Proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.
Important notice regarding the availability of proxy materials for the LRFC Special Meeting. The joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Revocability of Proxies
If you are a stockholder of record of LRFC, you have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) notifying Broadridge in writing prior to the vote at the LRFC Special Meeting; (ii) submitting a later-dated proxy either by telephone, via the Internet or in the mail to Broadridge; or (iii) by attending the LRFC Special Meeting and voting online. No written revocation of your proxy will be effective, however, unless and until it is received at or prior to the LRFC Special Meeting. If you hold shares of LRFC Common Stock through a broker or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual LRFC Special Meeting does not revoke your proxy unless you also vote online at the LRFC Special Meeting.
Solicitation of Proxies
PTMN and LRFC will bear the cost of preparing, assembling and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of PTMN Stockholders and Notice of Special Meeting of LRFC Stockholders, as applicable, and proxy cards based on their respective numbers of stockholders. PTMN and LRFC intend to use the services of Broadridge to aid in the solicitation of proxies for an estimated fee of approximately $69,250 ($50,250 for PTMN and $19,000 for LRFC) plus pass through charges. No additional compensation will be paid to directors, officers or regular employees for such services. For more information regarding expenses related to the Mergers, see “Questions and Answers about the Mergers – Who is responsible for paying the expenses relating to completing the Mergers?”
Appraisal Rights
LRFC Stockholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the LRFC Special Meeting.

THE MERGERS
The discussion in this joint proxy statement/prospectus, which includes the material terms of the Mergers and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.
General Description of the Mergers
The Mergers will result in the combination by merger of PTMN and LRFC, with PTMN as the surviving company. The proposed reorganization will occur in two separate transactions. Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into LRFC (i.e., the First Merger will occur). LRFC will be the surviving company in the First Merger and will continue its existence as a corporation under the laws of the State of Maryland and a direct wholly-owned subsidiary of PTMN. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately following the occurrence of the Effective Time, LRFC as the surviving company will merge with and into PTMN (i.e., the Second Merger will occur). PTMN will be the surviving company in the Second Merger and will continue its existence as a corporation under the laws of the State of Delaware. At such time, the separate corporate existence of LRFC will cease. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of PTMN Common Stock equal to the Exchange Ratio (cash will be paid in lieu of fractional shares), in all cases without interest. LRFC has no preferred stock outstanding, and no preferred stock will be issued by PTMN as a result of the First Merger.
Based on the number of shares of LRFC Common Stock and PTMN Common Stock issued and outstanding as of December 31, 2024 (and adjusted for estimated transaction costs), and the exchange ratio of 1.50, PTMN would issue approximately 4.0 million shares of PTMN Common Stock to LRFC Stockholders in the aggregate in the First Merger, resulting in pro forma ownership of approximately 69.8% for current PTMN Stockholders and approximately 30.2% for current LRFC Stockholders.
Following the Mergers, PTMN will continue to be advised by SCIM and will have the same investment objectives and strategies as it had before the Mergers.
Background of the Mergers
The Boards meet regularly to provide governance and oversight for the ongoing operation of PTMN and LRFC, respectively, with a focus on investor protection and increasing stockholder value. Among other items, at these meetings, the PTMN Board and the LRFC Board review long-term strategic plans for PTMN and LRFC, respectively, as well as potential business opportunities for PTMN and LRFC. As part of that review and the ongoing evaluation of business opportunities, the PTMN Board and the LRFC Board have individually periodically considered and engaged in discussions concerning feasible strategic options for PTMN and LRFC, respectively, including potential mergers, acquisitions or other similar transactions. In particular, the PTMN Board and the LRFC Board have individually periodically considered and engaged in discussions concerning a potential merger of LRFC with and into PTMN, with the applicable consideration to be paid to LRFC Stockholders to be calculated by reference to a fixed exchange ratio, rather than on a “NAV-for-NAV” basis.
At the request of the Boards, in March 2022, representatives of Simpson Thacher approached the SEC staff to obtain informal guidance on the application of the 1940 Act (including, in particular, Rule 17a-8 thereunder) to the potential merger. Between March 2022 and August 2024, the SEC staff and representatives of Simpson Thacher discussed, on various occasions, the contemplated deal terms and the application of the 1940 Act thereto. As part of these discussions, representatives of Simpson Thacher highlighted various features of the potential merger that would be aimed to ensure compliance with the 1940 Act (including, in particular, Rule 17a-8 thereunder), including, but not limited to, the formation of special committees of the PTMN Board and LRFC Board to negotiate and determine a fixed exchange ratio and a special termination right that would allow each special committee to cause PTMN or LRFC, as applicable, to terminate the potential merger in the event that the interests of the PTMN Stockholders or the LRFC Stockholders, as applicable, would be diluted within the meaning of Rule 17a-8 of the 1940 Act as a result thereof. In connection with those conversations, the SEC staff informed representatives of

Simpson Thacher that they did not believe that a merger must necessarily be conducted on a “NAV-for-NAV” basis in order to comply with Rule 17a-8 of the 1940 Act.
On October 7, 2024, a joint special meeting of the PTMN Board and the LRFC Board was held by videoconference, with representatives from BCP, Simpson Thacher, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Dechert LLP (“Dechert”) in attendance, during which the LRFC Board approved the formation of the LRFC Special Committee to review and consider the Potential Transaction. The LRFC Special Committee was comprised solely of Ms. Jennifer K. Chou, Messrs. George Grunebaum and Robert Warshauer, who are Independent Directors of the LRFC Board who are not “interested persons” (as such term is defined in the 1940 Act) with respect to the Potential Transaction (i.e., the LRFC Independent Directors).
Also, during the joint special meeting, the PTMN Board approved the formation of the PTMN Special Committee to review and consider the Potential Transaction. The PTMN Special Committee was comprised solely of Messrs. Alexander Duka, Dean C. Kehler, Joseph Morea and Matthew Westwood, each of whom are Independent Directors of the PTMN Board who are not “interested persons” (as such term is defined in the 1940 Act) with respect to the Potential Transaction (i.e., the PTMN Independent Directors).
At the special meeting on October 7, 2024, the LRFC Board authorized and delegated to the LRFC Special Committee the power and authority to, among other things (i) review, evaluate and investigate the Potential Transaction and, to the extent determined by the LRFC Special Committee, any matter or person related thereto, including any investigations of PTMN or LRFC, (2) monitor and direct the process and procedures followed by LRFC for, and directly participate in, the review, evaluation and investigation of the Potential Transaction and, to the extent determined by the LRFC Special Committee, any matter or person related thereto, (3) monitor and direct the process and procedures followed by LRFC for, and directly participate in, the negotiation of the terms of the Potential Transaction with PTMN, Mount Logan and SCIM, (4) retain, at LRFC’s sole expense, such financial, legal and other advisors as the LRFC Special Committee may deem to be necessary or appropriate for the LRFC Special Committee to discharge its duties on such terms as the LRFC Special Committee may approve and (5) determine whether the Potential Transaction is advisable and is fair to, and in the best interests of, LRFC and LRFC Stockholders. The LRFC Board also resolved that it would not approve the Potential Transaction unless the LRFC Special Committee first recommended that the LRFC Board approve the Potential Transaction.
In connection with its evaluation of strategic options, the LRFC Special Committee decided to engage Skadden as special counsel to the LRFC Special Committee immediately after its formation. Skadden confirmed to the LRFC Special Committee its independence from PTMN, LRFC and Mount Logan based on the definition of independence in Rule 0-1 under the 1940 Act.
Also at the special meeting on October 7, 2024, the PTMN Board authorized and delegated to the PTMN Special Committee the power and authority to, among other things (i) review, evaluate and investigate the Potential Transaction and, to the extent determined by the PTMN Special Committee, any matter or person related thereto, including any investigations of PTMN or LRFC, (2) monitor and direct the process and procedures followed by PTMN for, and directly participate in, the review, evaluation and investigation of the Potential Transaction and, to the extent determined by the PTMN Special Committee, any matter or person related thereto, (3) monitor and direct the process and procedures followed by PTMN for, and directly participate in, the negotiation of the terms of the Potential Transaction with LRFC, Mount Logan and SCIM, (4) retain, at PTMN’s sole expense, such financial, legal and other advisors as the PTMN Special Committee may deem to be necessary or appropriate for the PTMN Special Committee to discharge its duties on such terms as the PTMN Special Committee may approve and (5) determine whether the Potential Transaction is advisable and is fair to, and in the best interests of, PTMN and PTMN Stockholders. The PTMN Board also resolved that it would not approve the Potential Transaction unless the PTMN Special Committee first recommended that the PTMN Board approve the Potential Transaction.
On October 8, 2024, management of PTMN and LRFC, on behalf of the PTMN and LRFC Special Committees, asked Simpson Thacher (counsel to each of PTMN and LRFC and which had received a waiver to represent both funds) to commence drafting the Merger Agreement.

On October 10, 2024, the LRFC Special Committee met by videoconference, with representatives of Skadden in attendance. The LRFC Special Committee determined it was in the best interests of LRFC Stockholders to appoint a chair of the LRFC Special Committee (the “Chair”) and considered, in consultation with Skadden, the requisite qualifications for the role and associated responsibility. The LRFC Special Committee approved the appointment of Ms. Jennifer K. Chou as Chair. The LRFC Special Committee further discussed selecting a potential financial advisor to advise the LRFC Special Committee. In such discussion, the LRFC Special Committee considered the experience of the proposed financial advisors, particularly in transactions involving BDCs, and likely fees that may be charged. After such discussion, the LRFC Special Committee directed the Chair to contact three financial advisors, including Houlihan Lokey, to discuss their interest in advising the LRFC Special Committee in connection with the Potential Transaction, and their ability to do the same, and to obtain additional information for the LRFC Special Committee. The LRFC Special Committee further discussed, in consultation with Skadden, the duties and obligations of the LRFC Special Committee in connection with the Potential Transaction, which include (i) remaining informed and maintaining confidentiality with respect to the Potential Transaction, (ii) being diligent in negotiating the fees of the financial advisor, (iii) vetting the financial advisors for potential conflicts with respect to LRFC, PTMN, their investment advisors and their affiliates and (iv) not trading in the stock of LRFC or PTMN without preclearance. At such meeting, Mr. Warshauer disclosed that he owns shares in PTMN, as set forth in PTMN’s proxy statement, and the other LRFC Independent Directors confirmed they did not own any shares in PTMN. Subsequent to the meeting, the LRFC Special Committee considered and determined the amount of compensation to be paid to the LRFC Special Committee in connection with its consideration of a potential strategic transaction in an amount generally consistent with what they would receive for participating in special meetings of the full LRFC Board.
Following the meeting on October 10, 2024, the Chair reached out to the three potential financial advisors, including Houlihan Lokey, on behalf of the LRFC Special Committee. Representatives of each investment bank provided information to the LRFC Special Committee about potentially acting as a financial advisor in connection with the Potential Transaction.
Also on October 10, 2024, the PTMN Special Committee met with Stradley Ronon Stevens & Young, LLP (“Stradley”) via videoconference. Stradley confirmed to the PTMN Special Committee its independence from PTMN, LRFC and Mount Logan and their management organization within the meaning of the rules adopted under the 1940 Act. On October 14, 2024, the PTMN Special Committee formally engaged Stradley to act as independent counsel to the Special Committee.
On October 15 and October 16, 2024, the LRFC Special Committee met by videoconference with two out of the three potential financial advisors, with representatives from Skadden in attendance, to discuss each investment bank’s proposal to represent the LRFC Special Committee as financial advisor in connection with the Potential Transaction.
Following the meetings with the two potential financial advisors, the LRFC Special Committee evaluated, among other things, each investment bank’s qualifications, each investment bank’s experience with transactions involving BDCs, each investment bank’s ability to provide high-quality financial advice and assistance with respect to the Potential Transaction, estimated fees to be charged in connection with a potential engagement and any conflicts or relationships between the relevant parties as disclosed by them.
On October 16, 2024, the PTMN Special Committee met by video conference with representatives of KBW and Stradley for the purpose of considering whether to engage KBW as its financial advisor in connection with the PTMN Special Committee’s consideration of a potential strategic transaction. At this meeting, representatives of KBW provided an overview of KBW’s experience and credentials and discussed its proposed engagement. Following an executive session among the PTMN Special Committee and the Stradley representatives, the PTMN Special Committee determined to engage KBW to act as its financial advisor.
On October 22, 2024, the LRFC Special Committee and PTMN Special Committee met by videoconference, with representatives from BCP, Simpson Thacher, Stradley and Skadden in attendance, to discuss the LRFC Special Committee’s and PTMN Special Committee’s updates regarding the Potential Transaction. The LRFC Special Committee confirmed they had approved the engagement of Houlihan Lokey as the financial advisor to the LRFC

Special Committee, subject to finalizing the fee structure and negotiating and executing an engagement letter with Houlihan Lokey. The PTMN Special Committee confirmed they had approved the engagement of KBW as the financial advisor to the PTMN Special Committee, subject to finalizing the fee structure and negotiating and executing an engagement letter with KBW. Both Houlihan Lokey and KBW were subsequently engaged.
On October 25, 2024, the PTMN Special Committee met by videoconference with representatives of Stradley to consider and approve proposed compensation to the PTMN Special Committee in connection with its consideration of a potential strategic transaction.
On October 28, 2024, a joint meeting of the PTMN Board and the LRFC Board was held by videoconference, with representatives from BCP, Simpson Thacher, Dechert, Skadden, Stradley and Houlihan Lokey in attendance, during which the formal proposal prepared by BCP for the Potential Transaction was discussed along with BCP’s proposed exchange ratio of 1.400x for the Potential Transaction. BCP provided the PTMN Board and the LRFC Board with a presentation on the projected economic benefits and impact of the Potential Transaction, including the projected impact on net investment income per share, dividend coverage, operating expenses, balance sheet impact and portfolio overlap of each of PTMN and LRFC. BCP described that their principal methodology in calculating the exchange ratio was based on calculating a pro forma market capitalization of the combined company by adding together the NAV of the two companies and assuming the combined company would trade at PTMN’s NAV to trading price multiple (which is historically higher than LRFC’s) by virtue of the transaction being accretive for PTMN’s earnings and NAV. BCP then allocated the incremental value in the combined company’s market capitalization derived from the multiple increase to each of PTMN’s and LRFC’s present market capitalizations on a 50:50 basis and derived an exchange ratio based on the relative value they represented of the combined company.
On November 14, 2024, the LRFC Special Committee met by videoconference, with representatives from Skadden and Houlihan Lokey in attendance, to discuss Houlihan Lokey’s preliminary analysis of the Potential Transaction. Houlihan Lokey provided the LRFC Special Committee with Houlihan Lokey’s initial observations regarding the calculation of the exchange ratio and summarized the projected operational synergies as a result of the Potential Transaction prepared by BCP. The LRFC Special Committee discussed with Houlihan Lokey certain considerations and questions with respect to the Potential Transaction.
Also on November 14, 2024, the PTMN Special Committee met by videoconference, with representatives of KBW and Stradley also at the meeting, to discuss the Potential Transaction. Representatives of KBW reviewed and discussed financial matters related to the Potential Transaction, including a review of the transaction rationale, PTMN’s and LRFC’s relative positioning and potential synergies and illustrative accretion and relative contribution at a range of possible exchange ratios.
On November 25, 2024, representatives of Simpson Thacher (on behalf of BCP) sent an initial draft of the Merger Agreement to representatives of Skadden and Stradley, as counsel to the LRFC Special Committee and the PTMN Special Committee, respectively.
From November 25, 2024 through December 11, 2024, Stradley, on behalf of the PTMN Special Committee, and Skadden, on behalf of the LRFC Special Committee, commented on the draft Merger Agreement. Throughout such period, representatives of Stradley discussed the draft Merger Agreement with the PTMN Special Committee, and representatives of Skadden discussed the draft Merger Agreement with the LRFC Special Committee.
On November 27, 2024, the LRFC Special Committee met by videoconference, with representatives from Skadden and Houlihan Lokey in attendance, to discuss Houlihan Lokey’s preliminary review of the financial projections regarding the Potential Transaction. At this meeting, representatives of Houlihan Lokey reviewed with the LRFC Special Committee certain of BCP’s pro forma projections relating to a combined company such as the asset deployment, loss rate, manager fees and operating expenses and synergies of the Potential Transaction. Houlihan Lokey discussed an alternative methodology for determining pro forma market capitalization, and, by extension, the exchange ratio, to what BCP proposed on October 28, 2024. Specifically, Houlihan Lokey discussed calculating pro forma market capitalization of the combined company on the basis of projected NII synergies in fiscal year 2025, believing this was a more accurate measure of the potential accretive value of the Potential Transaction to stockholders than presuming an uptick in the NAV to trading price multiple based on PTMN’s current NAV to trading price multiple. Then, consistent with BCP’s proposal, Houlihan Lokey allocated the incremental value in the combined company’s market capitalization derived from the NII synergies to each of PTMN’s and LRFC’s present market capitalizations on a 50:50 basis and derived an exchange ratio based on the relative value they represented of the combined company. In Houlihan Lokey’s analysis, this resulted in a greater benefit to LRFC Stockholders than BCP’s analysis, and, in their view, justified a more favorable exchange ratio for LRFC.
On December 2, 2024, the LRFC Special Committee met by videoconference, with representatives from Skadden and Houlihan Lokey in attendance, to further discuss Houlihan Lokey’s analysis regarding the terms of the Potential Transaction with respect to incentives provided by managers in precedent affiliated BDC mergers (such as fee waivers and transaction fee reimbursements) and the exchange ratio. At this meeting, the LRFC Special Committee authorized Houlihan Lokey to continue discussions with the PTMN Special Committee and KBW and to seek to achieve an exchange ratio based on LRFC receiving 35-40% of the expected potential benefits of the Merger, with those benefits determined using the NII synergy methodology that Houlihan Lokey had discussed. Further, the LRFC Special Committee also authorized Skadden to reach out to Stradley to begin the process of negotiating the Merger Agreement on behalf of the LRFC Special Committee and the PTMN Special Committee, respectively, as well as to coordinate with local counsel in Maryland to review the relevant provisions of the Merger Agreement.
Also on December 2, 2024, the PTMN Special Committee met via videoconference, with representatives of KBW and Stradley also at the meeting to discuss the Potential Transaction. Representatives of KBW reviewed their discussions with BCP and Houlihan Lokey regarding financial assumptions and projections and reviewed those financial assumptions and projections with the PTMN Special Committee. Representatives of KBW also discussed the relative positioning of the portfolios of PTMN and LRFC with the PTMN Special Committee. The PTMN Special Committee discussed its initial expectations for the Potential Transaction. It was determined that the PTMN Special Committee and KBW would meet again once KBW received a merger proposal from Houlihan Lokey on behalf of the LRFC Special Committee.
On December 10, 2024, at the request of the LRFC Special Committee, Skadden sent comments to the draft Merger Agreement to the PTMN Special Committee and Stradley.
On December 11, 2024, the LRFC Special Committee met by videoconference, with representatives from Skadden, Houlihan Lokey, BCP and Simpson Thacher in attendance, to provide an update to BCP on the negotiations concerning the Potential Transaction. Representatives from Houlihan Lokey confirmed they had discussed the LRFC Special Committee’s perspectives on the potential expected benefits stockholders will receive from the Potential Transaction with KBW, which would form the basis for negotiating the exchange ratio.
Also on December 11, 2024, Stradley sent additional comments to the draft Merger Agreement to the LRFC Special Committee and Skadden.
On December 13, 2024, at the request of the LRFC Special Committee and Stradley (on behalf of the PTMN Special Committee), Skadden sent a revised draft of the Merger Agreement to BCP, which reflected the Special Committees’ proposal that SCIM, in its capacity as investment adviser to PTMN, cover PTMN’s and LRFC’s out-of-pocket fees and expenses in the event that either company’s stockholders fail to approve the Merger and the other party terminates the Merger Agreement on that basis.
Also on December 13, 2024, the PTMN Special Committee met by videoconference with representatives of KBW and Stradley also at the meeting to discuss the status of the Potential Transaction. Representatives of KBW reviewed the basis for setting the exchange ratio favored by the LRFC Special Committee taking into account NII synergies with PTMN receiving 60% of the benefit of the Potential Transaction with an implied exchange ratio of between 1.58x and 1.59x. There was then discussion regarding various potential deal terms that could be incorporated into a proposal regarding terms of the merger. The PTMN Special Committee approved its proposal regarding terms of the Potential Transaction and directed KBW to provide the proposal of an exchange ratio of 1.480x to Houlihan Lokey to present to the LRFC Special Committee.

Also on December 13, 2024, KBW, on behalf of the PTMN Special Committee, sent the proposal to Houlihan Lokey of an exchange ratio of 1.480x, representing an increase to BCP’s initial proposed exchange ratio of 1.400x.
On December 17, 2024, the LRFC Special Committee met by videoconference, with representatives from Skadden and Houlihan Lokey in attendance, to discuss the exchange ratio for the Potential Transaction. With the assistance of Houlihan Lokey, the LRFC Special Committee determined that they would negotiate with BCP to cover or waive any transaction expenses resulting from the Merger and instructed Houlihan Lokey to seek to negotiate an exchange ratio of 1.500x on this basis.
Also on December 17, 2024, Houlihan Lokey and KBW met to discuss the proposed exchange ratio. Houlihan Lokey, on behalf of the LRFC Special Committee, proposed an exchange ratio of 1.500x for the Potential Transaction, subject to a transaction support mechanism whereby SCIM would waive all or a portion of its incremental management and incentive fees for a period of time.
On December 18, 2024, Skadden and Stradley jointly submitted a written diligence request list (the “Diligence Questions”) to Simpson Thacher, on behalf of the LRFC Special Committee and the PTMN Special Committee, respectively. Among other things, the Diligence Questions covered requests related to (i) any updates to the financial performance of either company compared to the most recent projections, (ii) dividend policy, dividend coverage and payout expectations, (iii) any recent material changes, including new business initiatives, strategic transactions or investment exits, (iv) the overall credit performance of the portfolio, (v) each company’s current cash position and overall liquidity and projections with respect to the cash balance and overall liquidity for 2024, (vi) any key risk areas with respect to achieving the companies’ forecasted results, (vii) additional details relating to LRFC’s previously disclosed failure to qualify as a registered investment company, and (viii) how the implementation of Rule 2a-5 under the 1940 Act has impacted either company’s valuation process.
On December 20, 2024, the PTMN Special Committee met via videoconference, with representatives of KBW and Stradley in attendance, to discuss an updated proposal for the Potential Transaction from Houlihan Lokey, on behalf of the LRFC Special Committee, which included a proposed exchange ratio of 1.500x, subject to a transaction support mechanism whereby SCIM would waive all or a portion of its incremental management and incentive fees for a period of time. Representatives of KBW reviewed the terms of the proposal with the PTMN Special Committee. Following discussion, the PTMN Special Committee instructed KBW to continue discussions with Houlihan Lokey regarding the terms of the Potential Transaction and directed KBW to provide the PTMN Special Committee’s counterproposal.
Also on December 20, 2024, KBW confirmed to Houlihan Lokey via email that the PTMN Special Committee proposed a counteroffer of an exchange ratio of 1.48x, but was willing to consider an exchange ratio of 1.500x, subject to SCIM waiving all or a portion of its incremental management and incentive fees for a period of time, depending on the terms of such a waiver.
On January 6, 2025, a representative of BCP, on behalf of SCIM, sent a written fee reimbursement proposal to the Chair of the LRFC Special Committee pursuant to which SCIM would waive $187,500 of its quarterly incentive fee for the fiscal quarter of PTMN in which the Closing occurs and, beginning with the second quarter subsequent to the Closing, SCIM would waive for the next seven quarters the lesser of (i) the quarterly incentive fee earned by SCIM in excess of a quarter of the SCIM’s 2024 incentive fee and (ii) $187,500 per quarter (the “Initial Fee Reimbursement Proposal”).
Between January 6, 2025 and January 8, 2025, there were occasional phone calls between the Chair of the LRFC Special Committee and a representative of BCP regarding the Initial Fee Reimbursement Proposal. The Chair of the LRFC Special Committee noted, among other things, the amount of expenses expected to be incurred by LRFC in connection with the Merger and that BCP should consider enhancing the Initial Fee Reimbursement Proposal so that a greater proportion of those costs were effectively covered by SCIM’s fee waivers. The Chair of the LRFC Special Committee would then communicate any material updates from such discussions to the full LRFC Special Committee.
On January 9, 2025, Simpson Thacher sent draft disclosure schedules for PTMN (the “PTMN Disclosure Schedule”) and LRFC (the “LRFC Disclosure Schedule”) to Stradley and Skadden. From January 9, 2025 to January

27, 2025, representatives of Skadden, on behalf of the LRFC Special Committee, representatives of Stradley, on behalf of the PTMN Special Committee, and representatives of Simpson Thacher, on behalf of LRFC and PTMN, provided comments on, and finalized, the Disclosure Schedules.
Later on January 9, 2025, the LRFC Special Committee met with BCP by videoconference, with representatives from Skadden and Houlihan Lokey in attendance, during which BCP formally presented the Initial Fee Reimbursement Proposal, which was unchanged from that originally presented to the Chair of the LRFC Special Committee and noting, among other things, BCP’s view that this was consistent with historic practice for transactions of this nature. After a discussion in executive session, the LRFC Special Committee confirmed that the proposed fee waiver generally was acceptable to the LRFC Special Committee, provided that any unused portion of the proposed quarterly waiver could be carried forward and used in subsequent quarters during the waiver period.
On January 15, 2025, representatives of Skadden, Stradley and Simpson Thacher had a telephone conference to discuss the key open issues in the Merger Agreement, including, among other things, deal protections, closing conditions and termination rights.
On January 17, 2025, Skadden sent a revised draft of the Merger Agreement, the PTMN Disclosure Schedule and the LRFC Disclosure Schedule to Simpson Thacher (on behalf of BCP), Stradley (on behalf of the PTMN Special Committee) and the LRFC Special Committee.
Also on January 17, 2025, at the request of the LRFC Special Committee, Houlihan Lokey sent a formal written counterproposal on the exchange ratio and fee reimbursement to KBW (on behalf of the PTMN Special Committee). This counterproposal set out a proposed fixed exchange ratio of 1.500x and a fee waiver proposal (the “Fee Reimbursement Counterproposal”) in which SCIM would waive $187,500 of its quarterly incentive fee for the fiscal quarter of PTMN in which Closing occurs and an additional portion of its quarterly incentive fees over the following seven quarters after Closing; provided that, beginning with the second quarter subsequent to Closing, SCIM would waive the lesser of (i) the quarterly incentive fee earned by SCIM in excess of a quarter of the SCIM’s 2024 incentive fee (i.e., the quarterly incentive fee earned by SCIM in such quarter less $1,250,000) and (ii) $187,500 per quarter (i.e., the Waiver Cap). For any quarter where the waiver would be less than the Waiver Cap, the Waiver Cap in subsequent quarters would be temporarily increased by the difference between the Waiver Cap and the quarterly incentive fee waived until the earlier of (x) the end of the eighth quarter following the Closing or (y) such amount is waived by SCIM.
On January 19, 2025, Simpson Thacher (on behalf of BCP) shared responses to the Diligence Questions with Skadden and Stradley, which included a memorandum prepared by BCP providing additional context to LRFC’s failure to qualify as a “regulated investment company” (as defined in the Code) in certain prior tax years. The memorandum confirmed that, as a result of new information received in August 2023, BCP determined in March 2024 that LRFC did not satisfy the requirements to maintain its tax status as a regulated investment company under the Code because it did not satisfy the gross income test for the years ending on December 31, 2020, December 31, 2021 and December 31, 2022.
On January 22, 2025, the PTMN Special Committee met by videoconference, along with representatives of KBW and Stradley, to consider the counterproposal of a fixed exchange ratio of 1.500x and the Fee Reimbursement Counterproposal. Representatives of KBW reviewed the terms of the proposal with the PTMN Special Committee and also reviewed the financial aspects of the Potential Transaction on a preliminary basis. Following discussion, the PTMN Special Committee instructed KBW to communicate that the terms of the Potential Transaction as most recently proposed by Houlihan Lokey on behalf of the LRFC Special Committee were acceptable to the PTMN Special Committee, subject to the finalization of Merger Agreement for consideration by the PTMN Special Committee.
On January 23, 2025, the LRFC Special Committee met by videoconference, with representatives from Skadden and Houlihan Lokey in attendance, to discuss the preliminary financial results for PTMN and LRFC for the fiscal year ended December 31, 2024 and the impact of this new information on the Merger. After the discussion, the LRFC Special Committee directed Houlihan Lokey to contact representatives of BCP and PTMN to request further adjustments to the exchange ratio and/or other economic changes to the terms of the Merger that had been previously negotiated, in light of the preliminary financial results for PTMN. Later on January 23, 2025, and again on January 24, 2025, the Chair of the LRFC Special Committee and representatives of BCP spoke by telephone regarding the LRFC Special Committee’s requests for further changes to the exchange ratio.
On January 25, 2025, the LRFC Special Committee met with BCP, with representatives from Simpson Thacher, Skadden and Houlihan Lokey in attendance, to discuss the preliminary year-end financial information for PTMN and LRFC. BCP proposed that the exchange ratio and Fee Reimbursement Counterproposal remain as previously negotiated and that a special tax dividend be declared by LRFC to LRFC Stockholders prior to the Closing of the Merger to help LRFC obtain its share of the benefits of the Merger.
Also on January 25, 2025, Simpson Thacher sent a revised draft of the Merger Agreement to Skadden and Stradley, which included, among other things, the agreed Exchange Ratio and a proposal on the special tax dividend (the “Proposed Tax Dividend”) to be declared to LRFC Stockholders prior to the Merger of no less than $1,000,000.
On January 27, 2025, Skadden and Simpson Thacher discussed the Proposed Tax Dividend on a call. Later on January 27, 2025, Skadden sent comments on the Merger Agreement to Simpson Thacher reflecting updated terms regarding the Proposed Tax Dividend.
Also on January 27, 2025, Simpson Thacher sent a revised draft of the PTMN Disclosure Schedule and the LRFC Disclosure Schedule and the draft Fee Waiver Agreement (reflecting the Fee Reimbursement Counterproposal) to Skadden and Stradley.
On January 28, 2025, Simpson Thacher, Skadden and Stradley had a call to discuss the final open points on the Merger Agreement. Later on January 28, 2025, Skadden sent incremental comments on the Merger Agreement to Simpson Thacher and Stradley. Later on January 28, 2025, Simpson Thacher sent the proposed final version of the Merger Agreement to Skadden and Stradley.
Also on January 28, 2025, Skadden sent incremental comments on the PTMN Disclosure Schedule and the Fee Waiver Agreement to Simpson Thacher and Stradley.
Later on January 28, 2025, Simpson Thacher sent a revised draft of the Fee Waiver Agreement with incremental comments to Skadden and Stradley.
Later on January 28, 2025, the substantially final drafts of the Merger Agreement and the Fee Waiver Agreement were circulated to all of the members of the PTMN Special Committee, the PTMN Board, the LRFC Special Committee and the LRFC Board in advance of the meetings on January 29, 2025.
On January 29, 2025, a joint meeting of the PTMN Board and the LRFC Board was held by videoconference, with representatives from BCP, Simpson Thacher, Skadden, Stradley, KBW and Houlihan Lokey in attendance, to discuss and approve various matters related to the Potential Transaction. During this meeting, the PTMN Special Committee and the LRFC Special Committee separately met in executive session to review and evaluate the Potential Transaction.
At the executive session of the LRFC Special Committee, at the request of the LRFC Special Committee, Houlihan Lokey reviewed its financial analyses with respect to LRFC and the Potential Transaction, among other considerations related to its opinion. Thereafter, as requested by the LRFC Special Committee, Houlihan Lokey rendered an opinion to the LRFC Special Committee, which opinion was initially rendered orally and which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the LRFC Special Committee dated January 29, 2025, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for in the Merger, after giving effect to the Second Merger and the termination of the Company Advisory Agreement and the Company Administration Agreements (each as defined in the Merger Agreement), was fair, from a financial point of view, to the holders of LRFC Common Stock, other than PTMN, SCIM, Mount Logan and their respective affiliates (in their capacity as LRFC Stockholders). Skadden and the LRFC Special Committee also reviewed the fiduciary duties of the members of the LRFC Special Committee and related 1940 Act considerations, including those related to Rule 17a-8 under the 1940 Act.

Later during the executive session of the LRFC Special Committee, the LRFC Special Committee unanimously (i) determined that the Merger Agreement and the terms of the Merger and the Potential Transaction are advisable and in the best interests of LRFC and LRFC Stockholders; (ii) determined that the interests of existing LRFC Stockholders will not be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Potential Transaction; and (iii) recommended to the LRFC Board that (A) the LRFC Board determine that the Merger Agreement and the terms of the Merger and the Potential Transaction are advisable and in the best interests of LRFC and LRFC Stockholders; (B) the LRFC Board determine that the interests of existing LRFC Stockholders will not be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Potential Transaction; (C) the LRFC Board approve, adopt and declare advisable the Merger Agreement and the Potential Transaction; (D) the LRFC Board direct the approval of the Merger and any other matters required to be approved or adopted by the LRFC Stockholders in order to effect the Potential Transaction be submitted to LRFC Stockholders; and (E) the LRFC Board recommend that the LRFC Stockholders approve the Merger and any other matters required to be approved or adopted by LRFC Stockholders in order to effect the Potential Transaction.
At the executive session of the PTMN Special Committee, at the request of the PTMN Special Committee, KBW reviewed the financial aspects of the Potential Transaction, including the financial analysis performed by KBW. Thereafter, as requested by the PTMN Special Committee, KBW rendered an opinion to the PTMN Special Committee, which opinion was initially rendered verbally and which was confirmed in a written opinion, dated January 29, 2025, addressed to the PTMN Special Committee and, at the PTMN Special Committee’s request, also to the PTMN Board to the effect that, as of the date of such opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio provided for in the First Merger was fair, from a financial point of view, to PTMN. Stradley and the PTMN Special Committee also reviewed the fiduciary duties of the members of the PTMN Special Committee and related 1940 Act considerations, including those related to Rule 17a-8 under the 1940 Act. Representatives of KBW left the executive session, and representatives of Stradley reviewed the fiduciary duties of the PTMN Independent Directors and related 1940 Act considerations, including those related to Rule 17a-8 under the 1940 Act, and other matters.
Following a discussion of the foregoing matters and the other matters presented, the PTMN Special Committee unanimously (i) determined that the Merger Agreement and the terms of the Merger and the Potential Transaction are advisable and in the best interests of PTMN; (ii) determined that the interests of existing PTMN Stockholders will not be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Potential Transaction; and (iii) recommended to the PTMN Board that (A) the PTMN Board determine that the Merger Agreement and the terms of the Merger and the Potential Transaction are advisable fair to, and in the best interests of PTMN and PTMN Stockholders; (B) the PTMN Board determine that the interests of existing PTMN Stockholders will not be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Potential Transaction; (C) the PTMN Board approve, adopt and declare advisable the Merger Agreement and the Potential Transaction; (D) the PTMN Board direct the approval of the issuance of shares of Company Common Stock pursuant to the First Merger in accordance with the Nasdaq Global Select Market listing rule requirements and any other matters required to be approved by the stockholders of the Company in order to effect the Potential Transaction be submitted to the PTMN Stockholders for approval; and (E) the PTMN Board recommend that the stockholders of the Company approve the Share Issuance and any other matters required to be approved by the stockholders of the Company in order to effect the Potential Transaction.
After the executive session of each Special Committee, the PTMN Board and the LRFC Board reconvened in joint session, and later during the meeting, on the unanimous recommendation of the LRFC Special Committee, the LRFC Board unanimously (i) determined that the Merger Agreement and the terms of the Merger and the Potential Transaction are advisable and in the best interests of LRFC and LRFC Stockholders; (ii) determined that the interests of existing LRFC Stockholders will not be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Potential Transaction; (iii) approved, adopted and declared advisable the Merger Agreement and the Potential Transaction; (iv) directed the approval of the Merger and any other matters required to be approved or adopted by the LRFC Stockholders in order to effect the Potential Transaction be submitted to LRFC Stockholders; and (v) recommended that the LRFC Stockholders approve the Merger and any other matters required to be approved or adopted by LRFC Stockholders in order to effect the Potential Transaction. Further, the PTMN Board, on the unanimous recommendation of the PTMN Special Committee, unanimously (i) determined that the Merger Agreement and the terms of the Merger and the Potential Transaction are advisable, fair, and in the best interests of PTMN and PTMN Stockholders; (ii) determined that the interests of existing PTMN Stockholders will not be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Potential Transaction; (iii) approved, adopted and declared advisable the Merger Agreement and the Potential Transaction; (iv) approved that the issuance of shares of PTMN stock pursuant to the First Merger in accordance with the Nasdaq Global Select Market listing rule requirements and any other matters required to be approved by the stockholders of the Company in order to effect the Potential Transaction be submitted to the PTMN Stockholders for approval; and (E) recommend that the PTMN Stockholders approve the Share Issuance and any other matters required to be approved by the stockholders of the Company in order to effect the Potential Transaction.
On January 29, 2025, PTMN, LRFC, SCIM, Mount Logan and Merger Sub executed and delivered the Merger Agreement and PTMN and SCIM executed and delivered the Fee Waiver Agreement.
On January 30, 2025, PTMN and LRFC issued a joint press release announcing the execution of the Merger Agreement.
For more information concerning the terms and provisions of the Merger Agreement as negotiated by the parties, see the section entitled “Description of the Merger Agreement” beginning on page 82 of this joint proxy statement/prospectus.
Reasons for the Mergers
PTMN
At various telephonic PTMN Board meetings, the PTMN Board and the PTMN Special Committee considered the approval of the Mergers and the Merger Agreement. In connection with its consideration, the PTMN Special Committee requested and SCIM and Mount Logan provided information regarding the proposed Mergers, LRFC, and the anticipated effects of the Mergers on PTMN and PTMN Stockholders, both immediately after the Mergers and over the longer-term assuming that some or all of the anticipated benefits of the Mergers are realized. Over the course of its review of the materials and information provided and its consideration of the Mergers, the PTMN Board and the PTMN Special Committee consulted with their legal adviser, Stradley, as well as PTMN’s management and SCIM. In addition, the PTMN Special Committee was advised as to certain financial matters by KBW. The PTMN Special Committee and the PTMN Board received and considered the opinion of KBW, dated January 29, 2025, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio in the First Merger, to PTMN, which opinion was based on and subject to various assumptions made, procedures followed, matters considered, and limitations and qualifications on the scope of review undertaken by KBW, as more fully described in the section entitled “The Merger - Opinion of the Financial Advisor to the PTMN Special Committee”. The PTMN Board and the PTMN Special Committee considered the nature and adequacy of the information provided, including the terms of the Merger Agreement and their duties under state and federal law in approving the Mergers and the conflicts of interest presented by the transactions provided for in the Merger Agreement. The PTMN Board and the PTMN Special Committee considered numerous factors, including the ones described below, in connection with their consideration and approval of the Mergers. On January 29, 2025, the PTMN Special Committee unanimously determined and recommended that the PTMN Board determine that the Mergers are in the best interests of PTMN and in the best interests of PTMN Stockholders, and that existing PTMN Stockholders will not suffer any dilution for purposes of Rule 17a-8 under the 1940 Act as a result of the Mergers. On January 29, 2025, quorum being present, the PTMN Board unanimously determined that the Mergers are in the best interests of PTMN and in the best interests of PTMN Stockholders, and that existing PTMN Stockholders will not suffer any dilution for purposes of Rule 17a-8 under the 1940 Act as a result of the Merger.
In considering the Mergers, the PTMN Board, with the participation of the PTMN Special Committee, reviewed comparative information about PTMN and LRFC including, among other items: (1) their investment objectives, strategies, policies and restrictions; (2) their individual holdings and the quality of such holdings, including, in particular, the holdings of LRFC that were not currently held by PTMN; (3) their existing leverage facilities and permissible asset coverage ratios under the 1940 Act; (4) their short-term and long-term investment performance history and financial results; (5) the amount of past dividends, distributions and expenses and the anticipated effect of the Mergers on future NII; (6) their respective investment advisory agreements and expense ratios; and (7) the U.S. federal income tax implications of the Mergers. In addition, the PTMN Board and the PTMN Special Committee reviewed comprehensive information regarding the anticipated immediate benefits and possible risks to PTMN as a result of the Mergers, and the anticipated investment, market and financial synergies to be experienced by the combined company over the shorter and longer-term. The PTMN Special Committee also considered the potential financial impacts to PTMN of the Mergers, in consultation with KBW.
The PTMN Board and the PTMN Special Committee, separately, weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on PTMN and PTMN Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the PTMN Board and the PTMN Special Committee that assisted them in concluding that the Mergers are in the best interests of PTMN and PTMN Stockholders included, among others:
Acquisition of a Known, High-Quality Portfolio of Assets
The PTMN Board and the PTMN Special Committee considered that PTMN and LRFC employ a similar investment strategy, and are subject to substantially similar risks, and that each of PTMN and LRFC focus on investments in middle market companies. The PTMN Board and the PTMN Special Committee concluded that the combination of two known, diversified portfolios of investments, constructed and managed by affiliated investment advisers, will facilitate portfolio consolidation and meaningfully mitigate potential integration risk.
The PTMN Board and the PTMN Special Committee noted that there was significant overlap between PTMN’s and LRFC’s portfolios, as approximately 54% of investments based on fair value of the investments in LRFC were also held in PTMN as of September 30, 2024. The PTMN Board and the PTMN Special Committee also observed that the combined portfolio would be comprised of approximately 73% first lien and 6% of second lien securities based on data as of September 30, 2024.
Strong Combined Portfolio Company Metrics
The PTMN Board and the PTMN Special Committee considered that a combined portfolio would result in approximately $605 million of investments on a pro forma basis based on balance sheet data as of September 30, 2024. The asset mix of the combined company would be comprised of approximately 73% of first lien debt, 6% of second lien debt, 4% of subordinated debt, 9% in a joint venture, 7% in equity and 1% in CLO interests based on data as of September 30, 2024.
Increased Scale and Diversification
The PTMN Board and the PTMN Special Committee considered the significant increase in scale expected as a result of the proposed Mergers and that there are various possible advantages to the larger size of the combined company. PTMN net assets on a pro forma basis are expected to increase to approximately $274 million, and a proforma increase in total assets to approximately $650 million, based on balance sheet data of each company as of September 30, 2024, assuming leverage remains constant on proforma basis and excluding any estimated transaction costs or potential special dividend payments. This increase in size could potentially allow for greater participation in investments and scale. The proposed Mergers would also increase PTMN’s total investments by $176 million (based on September 30, 2024 data), meaningfully increasing the combined company’s scale.
The PTMN Board and the PTMN Special Committee considered that a combined portfolio would result in more diversification based on number of portfolio companies and position size, and that diversification is key to risk mitigation for a BDC. Diversification reduces the reliance on the success of one singular investment, and the proposed Mergers strengthen that effort.

Greater Access to Debt Markets and Financing Cost Savings
The PTMN Board and the PTMN Special Committee discussed how the combined company may create potential for more diverse funding sources and create financing cost savings over time. The PTMN Board and the PTMN Special Committee noted the potential advantages of increased scale when issuing debt..
Accretive to PTMN Net Investment Income
The PTMN Board and the PTMN Special Committee considered the earnings profile of PTMN and the potential earnings profile of the combined company while evaluating the Mergers and determined that the Mergers would be accretive to PTMN’s NII. The PTMN Board and the PTMN Special Committee considered the lower expense profile the combined company could have, through optimizing its financing structure, lowering financing costs from scale over time, and eliminating redundant professional services and corporate expenses which would outweigh any increased expenses in the short-term. Management estimated the total operating expenses efficiencies to be approximately $2.8 million annually as a result of the mergers. Additionally, the PTMN Board and the PTMN Special Committee determined that PTMN’s NII could benefit further from incremental portfolio-level yield from the asset mix of the combined company. The PTMN Board and the PTMN Special Committee concluded that a combined company would have an advantageous NII return profile compared to PTMN alone as a result.
Operational Synergies
The PTMN Board and the PTMN Special Committee reviewed the list of redundant professional services and other expenses associated with each BDC and determined that the potential operating expenses of the combined company would be less than the sum of the operating expenses of PTMN and LRFC on a standalone basis. The PTMN Board noted that although certain one-time merger related expenses would be borne by PTMN, the annual operating expenses (excluding borrowing expenses and advisory fees) of the combined company are expected to be reduced as a percentage of net assets due to the elimination of redundant expenses. The PTMN Board and the PTMN Special Committee found that the expected decrease in the expenses of the combined company would benefit PTMN and PTMN Stockholders if the Mergers are approved.
Investment Strategies and Risks of Both Funds and Continuity of SCIM and Management Team
The PTMN Board and the PTMN Special Committee also evaluated the effect of the proposed Mergers on PTMN’s investment objectives. The PTMN Board and the PTMN Special Committee reviewed both PTMN’s and LRFC’s investment program and acknowledged that they have identical investment objectives, substantially similar strategies and risks, and that each focuses primarily on investing in in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle market companies. The PTMN Board and the PTMN Special Committee took into consideration that PTMN and LRFC are each managed by affiliates of BCP and, after the Mergers, the investment experience of PTMN Stockholders would likely be comparable in the combined company as there would be no increase to advisory fee rates or contractual management and incentive fees.
Tax Consequences of the Mergers
The PTMN Board and the PTMN Special Committee considered that the Mergers are anticipated to be treated as a tax-free reorganization for U.S. federal income tax purposes and neither PTMN nor PTMN Stockholders are expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of PTMN Common Stock.
No Dilution for Purposes of Rule 17a-8 under the 1940 Act
The PTMN Board and the PTMN Special Committee considered that the Exchange Ratio (and thus the number of shares of PTMN Common Stock to be issued to PTMN Stockholders pursuant to the Merger Agreement) was at the time of the Merger Agreement determined to be accretive to the PTMN Stockholders, and noted that the PTMN Board would, in light of the fixed exchange ratio, be required to determine again prior to closing that the interests of PTMN Stockholders will not be diluted for purposes of Rule 17a-8 under the 1940 Act as a result of the Mergers.

Additional Investment Adviser Financial Support
In addition, the PTMN Special Committee and the PTMN Board also took into account SCIM’s agreement to waive up to $187,500 of incentive fees per quarter for two years subsequent to closing. The PTMN Special Committee and the PTMN Board noted that, if fully applied, this waiver would reflect a total of $1.5 million of waived fees.
In the course of their deliberations, the PTMN Special Committee and the PTMN Board also considered a variety of risks and certain potentially negative factors that could cause the Mergers not to close or the anticipated benefits of the Mergers not to be realized, including the following (which are not in any relative order of importance):
•Failure to Close. The Mergers may not be completed or completion may be unduly delayed for reasons beyond the control of PTMN or LRFC, including an inability to obtain the required PTMN or LRFC Stockholder Approval or the relevant consents under the LRFC Indebtedness.
•Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Mergers, which may adversely affect LRFC’s business.
•Restrictions on Conduct of Business. The restrictions on the conduct of PTMN’s business prior to completion of the Mergers, requiring PTMN to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent PTMN from undertaking certain business opportunities that may arise pending completion of the Mergers.
•Fees Associated with the Mergers. Except for a termination of the Merger Agreement by LRFC in the event that LRFC’s stockholders fail to approve the Mergers (in which case PTMN’s out-of-pocket fees and expenses will be covered by LRFC) and subject to the Fee Reduction Proposal, PTMN will be responsible for a proportion of the fees and expenses incurred by PTMN and LRFC in connection with the Mergers and the completion of the transactions contemplated by the Merger Agreement in accordance with its NAV as of September 30, 2024, whether or not the Mergers are ultimately consummated, including:
◦all costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus;
◦all filing and other fees paid to the SEC in connection with the transactions contemplated by the Merger Agreement;
◦all filing and other fees in connection with any filing under the HSR Act; and
◦fees and expenses for legal services in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
•Litigation Risk. Mergers of publicly traded companies are frequently the subject of litigation. If any litigation arises in connection with the Mergers, even if any plaintiff’s claims are without merit, it could divert management time and resources away from PTMN’s business.
•Other Risks. There are various other risks associated with the Mergers and the business of PTMN and the combined company described in the section entitled “Risk Factors” and in the section entitled “Special Note Regarding Forward-Looking Statements”.
In coming to its recommendation, the PTMN Special Committee also considered alternatives to the proposed Mergers, including PTMN continuing on as a stand-alone entity or seeking other acquisition targets, but determined for the reasons set forth above to pursue the Mergers.
The above discussion of the information and factors that the PTMN Special Committee and the PTMN Board considered in making their decisions is not intended to be exhaustive, but includes the material benefits, risks and other factors considered by the PTMN Special Committee and the PTMN Board. Because of the wide variety of factors considered in connection with the evaluation of the Mergers and Merger Agreement and the complexity of those matters, the PTMN Special Committee and the PTMN Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the PTMN Special Committee and the PTMN Board may have given different weights to different factors.
LRFC
The LRFC Special Committee and the LRFC Board carefully considered the approval of the Mergers and the Merger Agreement over the course of various telephonic and videoconference meetings. To facilitate their consideration, including in response to requests from the LRFC Special Committee, BCP provided the LRFC Special Committee and the LRFC Board with various materials and information regarding the proposed Mergers, PTMN and the anticipated effects of the Mergers on LRFC and LRFC Stockholders, both immediately after the Mergers and over the longer-term assuming that some or all of the anticipated benefits of the Mergers are realized. Such materials and information included a broad range of data concerning portfolio holdings (including investments and positions held by both LRFC and PTMN as well as non-overlapping portfolio holdings), valuation policies and procedures, investment valuation analyses, comparative fee data and pro forma projections regarding operating expenses following the Mergers, potential tax consequences of the Mergers, the corporate structure of the Mergers, credit facility arrangements, compliance policies and procedures and charter documents, among other things.
Throughout the process of reviewing the materials and information provided and considering the Mergers, the LRFC Special Committee and the LRFC Board conferred with Skadden and Houlihan Lokey, as well as management of BCP. The LRFC Special Committee and the LRFC Board considered the nature and adequacy of the information provided, the terms of the Merger Agreement, their duties under state and federal law in considering and ultimately approving the Merger Agreement and the Mergers and any conflicts of interest presented by the transactions provided for in the Merger Agreement. The LRFC Special Committee and the LRFC Board considered numerous factors, including the ones described below, in connection with their consideration and approval of the Merger Agreement and the Mergers. On January 29, 2025, the LRFC Special Committee and the LRFC Board unanimously determined that the Mergers is advisable and in the best interests of LRFC and LRFC Stockholders, and that existing LRFC Stockholders will not be diluted (for purposes of Rule 17a-8 under the 1940 Act) as a result of the Mergers.
In considering the Mergers, the LRFC Special Committee reviewed comparative information about LRFC and PTMN, including, among other items: (1) their respective investment objectives, strategies, policies and restrictions and what changes would occur as a result of the Mergers; (2) their individual holdings, including, in particular, the extent of the overlap between their respective portfolios; (3) their existing leverage facilities; (4) their short-term and long-term investment performance history and financial results; (5) the level of past distributions and expenses and the anticipated effect of the Mergers on future net investment income, distributions and expenses; (6) their respective investment advisory agreements and any differences in the expected expense ratios of LRFC and the post-Merger combined company; and (7) the U.S. federal income tax implications of the Mergers. In addition, the LRFC Special Committee reviewed comprehensive information regarding the anticipated benefits and possible risks to LRFC and LRFC Stockholders as a result of the Mergers, and the anticipated investment, market and financial synergies to be experienced by the combined company over the shorter- and longer-term. The LRFC Special Committee also considered financial aspects of the Mergers in consultation with Houlihan Lokey, the financial advisor to the LRFC Special Committee.
The LRFC Special Committee and the LRFC Board weighed various potential benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on LRFC and LRFC Stockholders and with respect to the potential benefits and risks that could be experienced by the combined company after the Mergers. Some of the factors (which are not in any relative order of importance) considered by the LRFC Special Committee and the LRFC Board that assisted it in concluding that the Merger is in the best interests of LRFC and LRFC Stockholders included, among others:
Expected Accretion to Net Investment Income
The LRFC Special Committee and the LRFC Board considered that the Mergers are expected to be accretive to NII in both the short term and the long term. The LRFC Special Committee and the LRFC Board noted that BCP expects, in the short term, accretion to NII to be delivered primarily by the management fee reduction and advisor expense sharing referred to above (see “Reduced Management Fee Rate” and “Advisor Transaction Expense Sharing,” respectively) and, over the long term, by expense savings through the realization of operating cost synergies and incremental yield through portfolio mix optimization (see “Expected Expense Savings”).
Fee Waiver
The LRFC Special Committee and the LRFC Board considered that, following the Effective Time and subject to the completion of the Mergers, SCIM has agreed to waive up to $1.5 million of the incentive fees otherwise payable to it by PTMN over the eight quarters following the Closing, being (i) $187,500 for the fiscal quarter of PTMN in which Closing occurs, and (ii) for the subsequent seven fiscal quarters of PTMN, an amount equal to the lesser of (A) the quarterly incentive fee earned by SCIM in such quarter less $1,250,000 and (B) $187,500 (i.e., the Waiver Cap). For any quarter where the waiver is less than the Waiver Cap, the Waiver Cap in subsequent quarters will be temporarily increased by the difference between the Waiver Cap and the quarterly waived incentive fee until the earlier of (x) the end of the eighth quarter following the Closing or (y) the time that the fees equal to the amount of such difference are waived by SCIM.
Merger Consideration Premium
The LRFC Special Committee and the LRFC Board considered the relationship of the Merger Consideration to the trading price of LRFC Common Stock, including that based on the closing price of PTMN Common Stock on January 24, 2025 (prior to the announcement of the formation of the PTMN Special Committee and the LRFC Special Committee), the Merger Consideration implied a premium of 4% over the closing price of LRFC Common Stock on January 24, 2025 and a premium of 17% over the closing price of LRFC Common Stock on September 11, 2024 (prior to LRFC’s announcement of the exit of its largest equity position, Nth Degree, at a premium to its previous fair market value as of June 30, 2024).
Certain Expected Expense Savings
The LRFC Special Committee and the LRFC Board considered that, as a result of the Mergers, certain redundant professional services and other corporate expenses are expected to be eliminated or reduced, which would reduce the potential expenses of the combined company as compared to the aggregate expenses of PTMN and LRFC on a standalone basis.
Incentive Fees
The LRFC Special Committee and the LRFC Board considered the differences in the incentive fees of PTMN and LRFC, including the lower hurdle rate and its likely impact on incentive fees payments of the combined company when considered in isolation.
Ability to Increase Efficiency and Reduce Liability
The LRFC Special Committee and the LRFC Board considered how the combined company’s scale would be expected to improve access to more diverse, lower cost sources of capital compared to what LRFC would be expected to obtain without the scale provided by the Mergers. For example, the larger scale of the combined company may allow the combined company to more efficiently manage credit facilities and reduce liability costs over time through increased scale. The LRFC Special Committee and the LRFC Board considered that a larger market capitalization for the combined company relative to LRFC could reduce the pricing of future debt offerings than what may be negotiated by LRFC on a standalone basis.
Similarities in Investment Strategies and Risks
The LRFC Special Committee and LRFC Board reviewed the investment objectives and strategies of PTMN and noted the similarities to the objectives and strategies of LRFC and substantially similar risks and that each focuses on investments in middle market companies. Specifically, the LRFC Special Committee and LRFC Board noted and considered that LRFC’s investment objective is to generate both current income and capital appreciation through debt and equity investments, and PTMN’s investment objective is to generate current income and capital appreciation by lending directly to privately-held middle market companies. Both LRFC and PTMN invest primarily in middle market companies in the form of senior debt securities and loans, and each company’s investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component. Also noted by the LRFC Special Committee and the LRFC Board was that BCP does not anticipate any change in the relevant investment processes as both LRFC and PTMN employ similar investment strategies and leverage similar processes. The Advisors anticipate that following the Mergers the combined entity will benefit from efficiencies in portfolio management and oversight as a result of managing one combined entity. In this connection, the LRFC Special Committee and LRFC Board considered that LRFC and PTMN are each externally managed by affiliates of BCP and, after the Mergers, LRFC Stockholders would be invested in a similarly structured investment vehicle and that their investment exposure and outcomes would likely be comparable in the combined entity (other than as noted elsewhere in this section). As such, LRFC Stockholders will receive the benefits described in this section without significant change to their investment exposure or outcomes.
Increased Scale and Potential for Improved Secondary Market Liquidity
The LRFC Special Committee and the LRFC Board considered that scale and liquidity advantages are expected to accrue to the combined company as a result of its larger size. The LRFC Special Committee and the LRFC Board also considered that shares of larger BDCs, like the combined company, tend to have higher average daily trading volumes, which would give existing LRFC Stockholders more flexibility to manage their investments and would be expected to attract new investors, including institutional investors, seeking a more liquid stock than LRFC provides on a standalone basis.
Potential for Improved Trading Dynamics
The LRFC Special Committee and the LRFC Board noted that the reduction of management fees and estimated expense savings (as described above) are expected to improve the return on equity of the combined company, which has historically been correlated with higher price to book multiples. Taking into account that shares of LRFC have historically traded at a discount relative to shares of PTMN, the LRFC Special Committee and LRFC Board considered that the trading dynamics may be improved by the increased scale and potential for improved secondary market liquidity of a combined company, as compared to the secondary market liquidity of LRFC Common Stock as a standalone company.
Continuity of BCP-Affiliated Management Team
The LRFC Special Committee and the LRFC Board considered that, following the Mergers, the combined company would be managed by a team of investment professionals with substantial overlap to the portfolio management team currently responsible for LRFC. The LRFC Special Committee and the LRFC Board considered that, although there would be a change in the investment advisor entity for LRFC Stockholders, with SCIM serving as advisor to PTMN rather than Mount Logan, there would be no functional change. LRFC Stockholders thus would have access to the same management and administrative resources, and the combined entity and the LRFC Stockholders would be expected to receive the same nature, quality and extent of services that they are currently receiving and would continue to benefit from the experience and expertise of BCP, including familiarity with the investment portfolio.
Merger with a Known, Diversified Portfolio with Significant Overlap
The LRFC Special Committee and the LRFC Board considered that the significant overlap of LRFC’s investments with those of PTMN and BCP’s familiarity with the investments held by LRFC should result in a more straightforward and faster integration of LRFC’s portfolio into that of PTMN than into a portfolio of an unaffiliated acquiror, with reduced execution risk than what may be experienced with a merger into an unaffiliated acquiror.
The Structure of the Mergers as a Tax-Free Reorganization
The LRFC Special Committee and the LRFC Board considered that the Mergers are expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. LRFC is not expected to recognize any gain or loss for U.S. federal income tax purposes, and LRFC Stockholders are not expected to recognize any gain or loss for

U.S. federal income tax purposes on the exchange of shares of LRFC Common Stock for shares of PTMN Common Stock pursuant to the First Merger, except with respect to cash received in lieu of fractional shares of PTMN Common Stock.
No Dilution for Purposes of Rule 17a-8 under the 1940 Act
The LRFC Special Committee and the LRFC Board considered that the Exchange Ratio (and thus the number of shares of PTMN Common Stock to be issued to LRFC Stockholders pursuant to the Merger Agreement) is fixed as of the date of the Merger Agreement (as approved by the LRFC Special Committee and the LRFC Board), and determined that the interests of the LRFC Stockholders will not be diluted for purposes of Rule 17a-8 under the 1940 Act as a result of the Merger. The LRFC Special Committee and the LRFC Board further considered that the Merger Agreement permits either of LRFC or PTMN to unilaterally terminate the Merger Agreement if the applicable Special Committee has determined, as a result of events occurring after signing that were not known to the applicable Board at signing, that the interests of the relevant party’s stockholders would be diluted for purposes of Rule 17a-8 under the 1940 Act as a result of the Mergers.
Potential Benefits of the Mergers as Compared to Other Strategic Options
The LRFC Special Committee and the LRFC Board considered the potential benefits of the Mergers, including the anticipated expense savings, merger with a known, diversified portfolio with significant overlap and other benefits noted above, relative to other strategic options, such as continuing to operate on a standalone basis. In this regard, the LRFC Special Committee and the LRFC Board also considered the continuity of investment experience for LRFC Stockholders by remaining in an investment vehicle managed by BCP investment professionals as compared to an unaffiliated BDC.
Opinion of Houlihan Lokey, Financial Advisor to the LRFC Special Committee
The LRFC Special Committee considered the financial presentation, dated January 29, 2025, of Houlihan Lokey provided to and reviewed with the LRFC Special Committee and the oral opinion of Houlihan Lokey rendered to the LRFC Special Committee on January 29, 2025 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the LRFC Special Committee dated January 29, 2025) as to, as of the date of the opinion, the fairness, from a financial point of view, to the holders of LRFC Common Stock other than PTMN, SCIM, Mount Logan and their respective affiliates (in their capacity as LRFC Stockholders) of the Exchange Ratio provided for in the First Merger, after giving effect to the Second Merger and the termination of the Company Advisory Agreement and the Company Administration Agreements (each as defined in the Merger Agreement) pursuant to the Merger Agreement, as more fully described below in the section entitled “The Merger — Opinion of the Financial Advisor to the LRFC Special Committee”. At the request of the LRFC Special Committee, Houlihan Lokey also attended the special telephonic and video meeting of the LRFC Board following the delivery of its opinion to the LRFC Special Committee to provide the LRFC Board with the opportunity to discuss Houlihan Lokey’s opinion.
When considering the information described above, including all of the anticipated effects of the Mergers on LRFC and LRFC Stockholders and the related pro forma information, the LRFC Board noted that information based on projections and assumptions may be incorrect, is subject to change, and may fluctuate over time. The LRFC Board acknowledged that the pro forma information and the projections and assumptions on which the potential expenses, earnings, yield, dividend and trading price information is based depends on many factors and variables, including among other things, asset mix, the performance of individual investments, changing cost of service providers, portfolio turnover level, leverage, the cost of leverage, changes in interest rates and general market conditions. The LRFC Board noted that there is no assurance that any of the potential benefits to LRFC or LRFC Stockholders as a result of the Mergers will be realized, including any anticipated synergies, and that the combined company could experience detrimental effects that had not been anticipated.

In the course of their deliberations, the LRFC Board and the LRFC Special Committee also considered a variety of risks and certain potentially negative factors that could cause the Mergers not to close or the anticipated benefits of the Mergers not to be realized, including the following (which are not in any relative order of importance):
•Failure to Close. The Mergers may not be completed or completion may be unduly delayed for reasons beyond the control of PTMN or LRFC, including an inability to obtain the required PTMN or LRFC Stockholder Approval or the relevant consents under the LRFC Indebtedness.
•Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Mergers, which may adversely affect LRFC’s business.
•Restrictions on Conduct of Business. The restrictions on the conduct of LRFC’s business prior to completion of the Mergers, requiring LRFC to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent LRFC from undertaking certain business opportunities that may arise pending completion of the Mergers.
•Restrictions on Superior Proposals. The Merger Agreement includes restrictions on the ability of LRFC to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement — Additional Agreements”), which could have the effect of discouraging such proposals from being made or pursued.
•Fees Associated with the Mergers. Except for a termination of the Merger Agreement by PTMN in the event that PTMN’s stockholders fail to approve the Mergers (in which case LRFC’s out-of-pocket fees and expenses will be covered by PTMN) and subject to the Fee Reduction Proposal, LRFC will be responsible for a proportion of the fees and expenses incurred by PTMN and LRFC in connection with the Mergers and the completion of the transactions contemplated by the Merger Agreement in accordance with its NAV as of September 30, 2024, whether or not the Mergers are ultimately consummated, including:
◦all costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus;
◦all filing and other fees paid to the SEC in connection with the transactions contemplated by the Merger Agreement;
◦all filing and other fees in connection with any filing under the HSR Act; and
◦fees and expenses for legal services in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
•Litigation Risk. Mergers of publicly traded companies are frequently the subject of litigation. If any litigation arises in connection with the Mergers, even if any plaintiff’s claims are without merit, it could divert management time and resources away from LRFC’s business.
•Absence of Appraisal Rights. LRFC Stockholders are not entitled to appraisal rights under the MGCL.
•Other Risks. There are various other risks associated with the Mergers and the business of LRFC and the combined company described in the section entitled “Risk Factors” and in the section entitled “Special Note Regarding Forward-Looking Statements”.
This discussion of the information and factors that the LRFC Special Committee and the LRFC Board considered in making their decisions is not intended to be exhaustive, but includes the material benefits, risks and other factors considered by the LRFC Special Committee and the LRFC Board. Because of the wide variety of factors considered in connection with the evaluation of the Mergers and Merger Agreement and the complexity of those matters, the LRFC Board and the LRFC Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the LRFC Special Committee and the LRFC Board may have given different weights to different factors.

The LRFC Special Committee consulted with Houlihan Lokey, as its financial advisor regarding financial matters, in connection with its evaluation of the financial terms of the Mergers. In addition, the LRFC Special Committee and the LRFC Board relied on their legal advisors for legal analysis in connection with the transactions contemplated by the Merger Agreement, including the Mergers.
The LRFC Special Committee and, upon the unanimous recommendation of the LRFC Special Committee, the LRFC Board considered all of these factors and others as a whole and, on balance, determined the Mergers to be advisable and in the best interests of LRFC and LRFC Stockholders and unanimously approved the Mergers and the Merger Agreement.
PTMN Board Recommendation
The PTMN Board, upon recommendation of the PTMN Special Committee, has unanimously approved the Merger Agreement and directed that such matters be submitted to the PTMN Stockholders for approval. After careful consideration, and on the recommendation of the PTMN Special Committee, the PTMN Board unanimously approved, adopted and declared advisable the Merger Agreement, including the Mergers and the PTMN Share Issuance and unanimously recommends that PTMN Stockholders vote “FOR” the PTMN Share Issuance Proposal and the PTMN Adjournment Proposal.
LRFC Board Recommendation
The LRFC Board, upon recommendation of the LRFC Special Committee, has unanimously approved the Merger Agreement, declared the Mergers and the related transactions advisable and directed that such matters be submitted to the LRFC Stockholders for approval. After careful consideration, and on the recommendation of the LRFC Special Committee, the LRFC Board unanimously approved the Merger Agreement, declared the Mergers and the other transactions contemplated by it advisable and unanimously recommends that LRFC Stockholders vote “FOR” the LRFC Merger Proposal.
Certain Prospective Financial Information Provided by SCIM and Mount Logan
PTMN and LRFC (and SCIM and Mount Logan (together, the “Advisers”), respectively, on their behalf), as a matter of course, do not make public long-term projections as to their respective future investment income, net investment income or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, the Advisers prepared certain unaudited forecasted financial information, which was made available to the Special Committees and the Boards in connection with their evaluation of the proposed Mergers and to KBW and Houlihan Lokey, who were authorized and directed to use and rely upon such information for purposes of the financial analyses performed in connection with their respective opinions. The prospective financial information contained in this joint proxy statement/prospectus was prepared for internal use and not with a view to public disclosure and is being included in this joint proxy statement/prospectus only because the prospective financial information was provided to the Special Committees and the Boards in connection with their evaluation of the proposed Mergers. The summaries of the projections and prospective financial information included in this joint proxy statement/prospectus are not being provided to influence the decision of PTMN Stockholders to vote for the PTMN Share Issuance Proposal or LRFC Stockholders to vote for the LRFC Merger Proposal.
The prospective financial information was not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information does not purport to present operations in accordance with U.S. generally accepted accounting principles, and PTMN’s and LRFC’s registered public accounting firms have not examined, compiled or otherwise applied procedures to the prospective financial information and accordingly assume no responsibility for such information.
The prospective financial information provided by the Advisers on behalf of PTMN and LRFC, as applicable, was based solely on the information available to their management at that time. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future results, and the forecasts should not be relied upon as such. None of PTMN, LRFC, the Advisers or any other person makes any representation to any security holders regarding the ultimate performance of PTMN or LRFC, as applicable, compared to the prospective financial information set forth in this joint proxy statement/prospectus.
Although presented with numerical specificity, the prospective financial information is not fact and reflects numerous assumptions and estimates as to future events made by the Advisers of PTMN or LRFC, as applicable, that were believed to be reasonable at the time the prospective financial information was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to the businesses of PTMN and LRFC, all of which are difficult to predict and many of which are beyond the control of PTMN and LRFC. Other persons attempting to project the future results of PTMN and LRFC will make their own assumptions that could result in projections materially different than those presented in this joint proxy statement/prospectus. In addition, the prospective financial information does not take into account any circumstances or events occurring after the date that they were prepared. Further, the prospective financial information does not take into account the effect of any failure to occur of the Mergers. Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results could vary significantly from those reflected in the prospective financial information.
PTMN and LRFC do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error.
The prospective financial information included in this document has been prepared by, and is the responsibility of, PTMN’s and LRFC’s management. Deloitte & Touche, LLP (“Deloitte”) has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. The reports of Deloitte incorporated by reference in this document relate to PTMN’s and LRFC’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
The projections and prospective financial information in this joint proxy statement/prospectus are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements”.
Standalone Projections
The following is a summary of the standalone forecasts. The standalone forecasts were prepared by the Advisers’ management based solely on the information available to such management at that time. The standalone forecasts contains financial data as of December 31, 2024 (in thousands, except share and per share data).
LRFC Projections

	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Estimated Net Investment Income	$6.5	$6.6	$6.7	$6.6	$6.5
Estimated Net Investment Income Per Share	$2.43	$2.47	$2.51	$2.48	$2.45
PTMN Projections

	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Estimated Net Investment Income	$21.7	$21.4	$21.1	$20.8	$20.6
Estimated Net Investment Income Per Share	$2.35	$2.33	$2.29	$2.26	$2.24
Pro Forma Projections
The following is a summary of information made available by the Advisers with respect to the combined company on a pro forma basis after giving effect to the completion of the Mergers, assuming the Mergers had closed in the first quarter of 2025 and reflecting, among other things, assumptions regarding the cost savings expected to result from the Mergers and the transaction expenses estimated to be incurred by LRFC and PTMN in connection with the Mergers (in thousands, except share and per share data).

	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Estimated Net Investment Income	$36.4	$36.4	$35.2	$35.0	$31.0
Estimated Net Investment Income Per Share	$2.76	$2.76	$2.67	$2.66	$2.35
Estimated Core Net Investment Income	$32.6	$32.5	$31.3	$31.2	$31.0
Estimated Core Net Investment Income Per Share	$2.47	$2.47	$2.38	$2.37	$2.35
Opinion of the Financial Advisor to the PTMN Special Committee
PTMN engaged KBW to render financial advisory and investment banking services to the PTMN Special Committee, including an opinion to the PTMN Special Committee and, as requested by the PTMN Special Committee, the PTMN Board, as to the fairness, from a financial point of view, to PTMN of the Exchange Ratio in the proposed First Merger. PTMN selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the transaction. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the PTMN Special Committee and the PTMN Board held on January 29, 2025 at which the PTMN Special Committee and the PTMN Board evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed transaction and rendered an opinion to the PTMN Special Committee and the PTMN Board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed First Merger was fair, from a financial point of view, to PTMN. The PTMN Board, upon recommendation of the PTMN Special Committee, approved the Merger Agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the PTMN Special Committee (in its capacity as such) and, as requested by the PTMN Special Committee, the PTMN Board (in its capacity as such) in connection with their respective consideration of the financial terms of the transaction. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio in the First Merger to PTMN. It did not address the underlying business decision of PTMN to engage in the transaction or enter into the merger agreement or constitute a recommendation to the PTMN Special Committee or the PTMN Board in connection with the transaction, and it does not constitute a recommendation to any holder of PTMN Common Stock or any stockholder of any other entity as to how to vote or act in connection with the transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of PTMN and LRFC and bearing upon the transaction, including, among other things:
•the execution version of the Merger Agreement, dated as of January 29, 2025;

•the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of PTMN;
•the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of PTMN;
•the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of LRFC;
•the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of LRFC;
•certain other interim reports and other communications of PTMN and LRFC to their respective stockholders; and
•other financial information concerning the respective businesses and operations of PTMN and LRFC furnished to KBW by PTMN and LRFC or which KBW was otherwise directed to use for purposes of its analysis.
KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•the historical and current financial position and results of operations of PTMN and LRFC;
•the assets and liabilities of PTMN and LRFC;
•the nature and terms of certain other merger transactions and business combinations in the BDC industry;
•a comparison of certain financial and stock market information of PTMN and LRFC with similar information for certain other companies, the securities of which are publicly traded;
•financial and operating forecasts and projections of PTMN and LRFC (both on a standalone and pro forma combined basis) that were prepared by management of the Advisers, provided to KBW by the Advisers and discussed with KBW by the Advisers’ management, and used and relied upon by KBW based on such discussions, at the direction of PTMN and with the consent of the PTMN Special Committee; and
•estimates regarding certain pro forma financial effects of the transaction on PTMN (including, without limitation, the cost savings and operating synergies expected to result or be derived from the transaction) that were prepared by the Advisers’ management, provided to KBW by the Advisers and discussed with KBW by the Advisers’ management, and used and relied upon by KBW based on such discussions, at the direction of PTMN and with the consent of the PTMN Special Committee.
KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the BDC industry generally. KBW also participated in discussions with the Advisers’ management regarding the past and current business operations, regulatory relations, financial condition and future prospects of PTMN and LRFC and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with KBW or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of PTMN and the PTMN Special Committee, upon the management of the Advisers as to the reasonableness and achievability of the financial and operating forecasts and projections of PTMN and LRFC, and the estimates regarding certain pro forma financial effects of the transaction on PTMN (including, without limitation, the cost savings and operating synergies expected to result or be derived from the transaction), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information were reasonably prepared and represented the best currently available estimates and judgments of the Advisers’ management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management.
It is understood that the foregoing financial information of PTMN and LRFC that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the Advisers’ management, and with the consent of PTMN and the PTMN Special Committee, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either PTMN or LRFC since the date of the last financial statements of each such entity that were made available to KBW. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of PTMN or LRFC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of PTMN or LRFC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW expressed no view as to the value of any investment asset owned by PTMN or LRFC that was used in connection with the net asset value computations made by PTMN or LRFC or the valuation policies and procedures of PTMN or LRFC in connection therewith. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•the transaction and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the execution version reviewed by KBW and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of LRFC Common Stock;
•the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;
•each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the transaction or any related transactions and all conditions to the completion of the transaction and any related transactions would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and
•in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of PTMN, LRFC or the pro forma entity, or the contemplated benefits of the transaction, including without limitation the cost savings and operating synergies expected to result or be derived from the transaction.

KBW assumed that the transaction would be consummated in a manner that complies with the applicable provisions of the Securities Act and the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of PTMN that PTMN relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to PTMN, Merger Sub, LRFC, the transaction and any related transaction, and the Merger Agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addresses only the fairness, from a financial point of view, as of the date of the opinion, of the Exchange Ratio in the First Merger to PTMN. KBW expressed no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction (including the payment by LRFC of the Tax Dividend (as defined below), the termination of the (i) LRFC Investment Advisory Agreement, (ii) custodian agreement between LRFC and U.S. Bank National Association (“USB”) and (iii) administration agreement between LRFC and BC Partners Management LLC; and the fee waiver to be entered into by and between PTMN and SCIM), including without limitation, the form or structure of the transaction or any such related transaction, any consequences of the transaction or any related transaction to PTMN, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected and may affect the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•the underlying business decision of PTMN to engage in the transaction or enter into the merger agreement;
•the relative merits of the transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by PTMN, the PTMN Board or the PTMN Special Committee;
•any business, operational or other plans with respect to LRFC or the pro forma entity that may be currently contemplated by PTMN, the PTMN Board or the PTMN Special Committee or that may be implemented by PTMN, the PTMN Board or the PTMN Special Committee subsequent to the closing of the transaction;
•any fees payable by PTMN or LRFC to SCIM or Mount Logan for investment advisory and management services;
•the fairness of the amount or nature of any compensation to any of PTMN’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of PTMN Common Stock or relative to the Exchange Ratio;
•the effect of the transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of PTMN, Merger Sub, LRFC or any other party to any transaction contemplated by the Merger Agreement;
•the actual value of PTMN Common Stock to be issued in connection with the First Merger;
•the prices, trading range or volume at which PTMN Common Stock or LRFC Common Stock would trade following the public announcement of the transaction or the prices, trading range or volume at which PTMN Common Stock would trade following the consummation of the transaction;
•any advice or opinions provided by any other advisor to any of the parties to the transaction or any other transaction contemplated by the Merger Agreement; or

•any legal, regulatory, accounting, tax or similar matters relating to PTMN, Merger Sub, LRFC, any of their respective stockholders, or relating to or arising out of or as a consequence of the transaction or any other related transaction, including whether or not the transaction would qualify as a tax-free reorganization for United States federal income tax purposes or whether the interests of the existing stockholders of PTMN and LRFC would not be diluted (as provided under Rule 17a-8 under the 1940 Act) as a result of the Merger.
In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, PTMN and LRFC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the PTMN Special Committee in making its determination to recommend the approval by the PTMN Board of the Merger Agreement and the transaction and by the PTMN Board in making its determination to approve the Merger Agreement and the transaction. Consequently, the analyses described below should not be viewed as determinative of the decision of PTMN Special Committee or the PTMN Board with respect to the fairness of the Exchange Ratio. The type and amount of consideration payable in the Merger were determined through negotiation between PTMN and LRFC and the decision of PTMN to enter into the Merger Agreement was solely that of the PTMN Special Committee and the PTMN Board.
The following is a summary of the material financial analyses presented by KBW to the PTMN Special Committee and the PTMN Board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the PTMN Special Committee and the PTMN Board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Implied Transaction Value for the Transaction. KBW calculated an implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock based on the Exchange Ratio in the First Merger of 1.5000x and the closing price of PTMN Common Stock on January 28, 2025. The implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock did not include the amount of the Tax Dividend to be paid by LRFC to its stockholders.
Selected Companies Analysis of LRFC. Using publicly available information, KBW reviewed, among other things, the market performance of 10 selected publicly traded, externally managed business development companies with market capitalizations of less than $1 billion and latest 12 months (“LTM”) Return on Average Equity (“ROAE”) of less than or equal to 12.0%.

The selected companies were as follows (shown in descending order of market capitalization):

PennantPark Floating Rate Capital Ltd.
SLR Investment Corp.
Gladstone Capital Corporation
CION Investment Corporation
Gladstone Investment Corporation
Chicago Atlantic BDC, Inc.
Monroe Capital Corporation
OFS Capital Corporation
Rand Capital Corporation
Investcorp Credit Management BDC, Inc.
To perform this analysis, KBW used market price information as of January 28, 2025, reported NAV per share data as of the end of the most recent completed quarterly period available, LTM reported NII per share and LTM adjusted NII per share before base management fees or incentive fees (“Pre-Mgmt. Fee Adj. NII”) of the selected companies. KBW also used calendar years 2024 and 2025 NII per share estimates taken from consensus “street estimates” of the selected companies to the extent publicly available (consensus “street estimates” were not publicly available for one of the selected companies).
KBW’s analysis showed the following concerning the market performance of the selected companies, as well as corresponding implied transaction multiples for the proposed transaction based on the implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock and also corresponding implied multiples for LRFC based on the closing price of LRFC Common Stock on January 28, 2025, which corresponding implied transaction multiples for the proposed transaction and corresponding implied multiples for LRFC were calculated using historical reported financial data of LRFC as of or for the 12-month period ended September 30, 2024 and financial forecasts and projections of LRFC provided by the Advisers for calendar years 2024 and 2025:

	Proposed Transaction		Selected Companies
		LRFC	Low	25th Perc.	Median	Average	75th Perc.	High
Price / NAV per share	0.77x	0.76x	0.56x	0.75x	0.88x	0.90x	0.98x	1.46x
Price / LTM NII per share	20.5x	20.1x	6.1x	6.7x	9.5x	12.1x	14.2x	26.5x
Price / LTM Pre-Mgmt. Fee Adj. NII	9.8x	9.6x	3.9x	4.4x	6.4x	7.2x	9.3x	13.6x
Price / CY2024 NII per share	16.0x	15.6x	6.4x	6.9x	8.9x	10.5x	13.2x	21.5x
Price / CY2025 NII per share	10.3x	10.1x	7.0x	8.1x	9.0x	10.0x	10.2x	14.9x
KBW then applied a range of price-to-NAV per share multiples of 0.75x to 0.98x derived from the 25th percentile and 75th percentile multiples of the selected companies to the September 30, 2024 NAV per share of LRFC. KBW also applied a range of price-to-estimated calendar year 2025 NII per share multiples of 8.07x to 10.22x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated calendar year 2025 NII per share of LRFC, which was taken from financial forecasts and projections of LRFC provided by the Advisers. This analysis indicated the following ranges of the implied value per share of LRFC

Common Stock, as compared to the implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock:

Implied Value Per Share Ranges of LRFC Common Stock
Based on NAV per share of LRFC as of September 30, 2024	$24.30 to $31.53
Based on CY2025 NII per share estimate of LRFC provided by the Advisers	$19.60 to $24.83
No company used as a comparison in the above selected companies analysis is identical to LRFC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Companies Analysis of PTMN. Using publicly available information, KBW reviewed, among other things, the market performance of 16 selected publicly traded, externally managed business development companies with market capitalizations of less than $500 million, which selected companies included LRFC.
The selected companies were as follows (shown in descending order of market capitalization):

Gladstone Investment Corporation
PennantPark Investment Corporation
Runway Growth Finance Corp.
Stellus Capital Investment Corporation
Horizon Technology Finance Corporation
Saratoga Investment Corp.
TriplePoint Venture Growth BDC Corp.
Chicago Atlantic BDC, Inc.
WhiteHorse Finance, Inc.
Monroe Capital Corporation
Oxford Square Capital Corp.
Great Elm Capital Corp.
OFS Capital Corporation
Logan Ridge Finance Corporation
Rand Capital Corporation
Investcorp Credit Management BDC, Inc.
To perform this analysis, KBW used market price information as of January 28, 2025, reported NAV per share data as of the end of the most recent completed quarterly period available, LTM reported NII per share and LTM Pre-Mgmt. Fee Adj. NII of the selected companies. KBW also used calendar years 2024 and 2025 NII per share estimates taken from consensus “street estimates” of the selected companies to the extent publicly available (consensus “street estimates” were not publicly available for one of the selected companies).
KBW’s analysis showed the following concerning the market performance of the selected companies, as well as corresponding implied multiples for PTMN based on the closing price of PTMN Common Stock on January 28, 2025, which corresponding implied multiples were calculated using historical reported financial data of PTMN as of or for the 12-month period ended September 30, 2024 and financial forecasts and projections of PTMN provided by the Advisers for calendar years 2024 and 2025:

Selected Companies
	PTMN	Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV per share	0.82x	0.56x	0.82x	0.89x	0.89x	0.95x	1.12x
Price / LTM NII per share	5.2x	5.2x	6.1x	7.0x	10.1x	9.7x	26.5x
Price / LTM Pre-Mgmt. Fee Adj. NII	4.2x	3.7x	4.1x	5.0x	6.0x	6.1x	13.6x
Price / CY2024 NII per share	6.5x	5.7x	6.7x	7.0x	9.1x	8.3x	21.5x
Price / CY2025 NII per share	7.1x	6.5x	7.2x	8.1x	9.2x	10.2x	16.9x
No company used as a comparison in the above selected companies analysis is identical to PTMN. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis. KBW reviewed publicly available information related to 14 selected acquisitions of U.S. business development companies announced since the beginning of 2015 where the acquired company’s return on equity (“ROE”), calculated as LTM NII divided by NAV, was less than or equal to 8.0%.
The selected transactions were as follows:

Acquirer	Acquired Company
Golub Capital BDC, Inc.	Golub Capital BDC 3, Inc.
Crescent Capital BDC, Inc.	First Eagle Alternative Capital BDC, Inc.
SLR Investment Corp.	SLR Senior Investment Corp.
Barings BDC Inc.	Sierra Income Corporation
Portman Ridge Finance Corp	Harvest Capital Credit Corp
FS KKR Capital Corp.	FS KKR Capital Corp. II
Oaktree Specialty Lending Corporation	Oaktree Strategic Income Corporation
Barings BDC, Inc.	MVC Capital, Inc.
Portman Ridge Finance Corp	OHA Investment Corp
FS Investment Corporation II	FS Investment Corporation III, FS Investment Corporation IV, Corporate Capital Trust II
East Asset Management, LLC	Rand Capital Corporation
Golub Capital BDC, Inc.	Golub Capital Investment Corporation
Ares Capital Corporation	American Capital, Ltd.
PennantPark Floating Rate Capital Ltd.	MCG Capital Corporation
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (including contributions by external managers) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction (adjusted to reflect announced pre-closing adjustments):
•Price to NAV per share of the acquired company;
•Price to LTM NII per share of the acquired company; and
•Price to LTM Pre-Mgmt. Fee Adj. NII (adjusted to exclude management fees, incentive fees, and fee waivers) of the acquired company.

KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day and 30 days prior to the announcement of the respective transaction (expressed as percentages and referred to as the one-day market premium and the 30-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding implied transaction statistics for the proposed transaction based on the implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock, which corresponding implied transaction statistics were calculated using historical reported financial data of LRFC as of or for the 12-month period ending September 30, 2024 and market price information as of January 28, 2025.
All Selected Transactions. KBW’s analysis showed the following concerning the proposed transaction and the selected transactions (excluding the impact of the price-to-LTM NII per share multiples and the price-to-LTM Pre-Mgmt. Fee Adj. NII multiples of three of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 40.0x):

		Selected Transactions
	Potential Transaction	Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV Per Share	0.77x	0.62x	0.78x	0.93x	0.89x	1.00x	1.09x
Price / LTM NII per share	20.5x	9.3x	11.0x	12.6x	14.0x	14.2x	30.6x
Price / Pre-Mgmt. Fee LTM Adj. NII	9.8x	6.0x	7.8x	8.8x	10.0x	11.4x	18.9x
One-Day Market Premium	3.0%	-4.3%	1.5%	19.8%	23.2%	36.0%	80.1%
30-Day Market Premium	1.5%	-9.0%	0.0%	22.5%	26.1%	29.9%	101.8%
KBW then applied a range of price-to-NAV per share multiples of 0.78x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected transactions to September 30, 2024 NAV per share of LRFC. KBW also applied a range of price-to-LTM Pre-Mgmt. Fee Adj. NII multiples of 7.75x to 11.35x derived from the 25th percentile and 75th percentile multiples of the selected transactions to Pre-Mgmt. Fee Adj. NII of LRFC for the 12-month period ended September 30, 2024. This analysis indicated the following ranges of the implied value per share of LRFC Common Stock, as compared to the implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock:

Implied Value Per Share Ranges of LRFC Common Stock
Based on NAV per share of LRFC as of September 30, 2024	$25.16 to $32.30
Based on Pre-Mgmt. Fee Adj. NII of LRFC for the 12-month period ended September 30, 2024	$19.71 to $28.87
Selected Transactions Involving Affiliate Mergers. KBW’s analysis also showed the following concerning the proposed transaction and the six selected transactions involving affiliate mergers (Golub Capital BDC, Inc./Golub Capital BDC 3, Inc., SLR Investment Corp./SLR Senior Investment Corp., FS KKR Capital Corp./FS KKR Capital Corp. II, Oaktree Specialty Lending Corporation/Oaktree Strategic Income Corporation, FS Investment Corporation

II/FS Investment Corporation III (and others), Golub Capital BDC, Inc./Golub Capital Investment Corporation), three of which selected transactions involved publicly traded acquired companies:

		Selected Transactions Involving Affiliates
	Potential Transaction	Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV Per Share	0.77x	0.71x	0.79x	0.97x	0.91x	1.00x	1.09x
Price / LTM NII per share	20.5x	9.3x	10.2x	11.6x	11.9x	13.5x	15.1x
Price / Pre-Mgmt. Fee LTM Adj. NII	9.8x	6.0x	7.3x	7.8x	8.6x	9.4x	12.8x
One-Day Market Premium	3.0%	-1.7%	-1.6%	-1.5%	2.4%	4.5%	10.4%
30-Day Market Premium	1.5%	-9.0%	-7.4%	-5.8%	0.1%	4.6%	14.9%
KBW then applied a range of price-to-NAV per share multiples of 0.79x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving affiliate mergers to September 30, 2024 NAV per share of LRFC. KBW also applied a range of price-to-LTM Pre-Mgmt. Fee Adj. NII multiples of 7.32x to 9.41x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving affiliate mergers to Pre-Mgmt. Fee Adj. NII of LRFC for the 12-month period ended September 30, 2024. This analysis indicated the following ranges of the implied value per share of LRFC Common Stock, as compared to the implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock:

Implied Value Per Share Ranges of LRFC Common Stock
Based on NAV per share of LRFC as of September 30, 2024	$25.64 to $32.36
Based on Pre-Mgmt. Fee Adj. NII of LRFC for the 12-month period ended September 30, 2024	$18.62 to $23.93
No company or transaction used as a comparison in the above selected transaction analysis is identical to LRFC or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Dividend Discount Analysis of LRFC. KBW performed a dividend discount analysis of LRFC on a standalone basis to estimate ranges for the implied equity value of LRFC. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of LRFC that were provided by the Advisers. KBW assumed discount rates ranging from 15.0% to 17.0%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of LRFC over the period from the assumed March 31, 2025 closing date of the proposed transaction through December 31, 2029 and (ii) the present value of LRFC’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on estimated December 31, 2029 NAV per share multiples and the other based on estimated calendar year 2029 dividend yields. Using implied terminal values for LRFC calculated by applying a terminal multiple range of 0.75x to 0.95x to LRFC’s estimated NAV per share as of December 31, 2029, this analysis resulted in a range of implied values per share of LRFC Common Stock of approximately $19.04 to $23.38, as compared to the implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock. Using implied terminal values for LRFC calculated by applying a terminal dividend yield range of 6.0% to 12.0% to LRFC’s estimated calendar year 2029 dividends, this analysis resulted in a range of implied values per share of LRFC Common Stock of approximately $17.95 to $29.59, as compared to the implied transaction value for the proposed transaction of $25.04 per outstanding share of LRFC Common Stock.
The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of LRFC.

Dividend Discount Analysis of PTMN. KBW performed a dividend discount analysis of PTMN on a standalone basis to estimate ranges for the implied equity value of PTMN. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of PTMN that were provided by the Advisers. KBW assumed discount rates ranging from 11.0% to 13.0%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of PTMN over the period from the assumed March 31, 2025 closing date of the proposed transaction through December 31, 2029 and (ii) the present value of PTMN’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on estimated December 31, 2029 NAV per share multiples and the other based on estimated calendar year 2029 dividend yields. Using implied terminal values for PTMN calculated by applying a terminal multiple range of 0.80x to 1.00x to PTMN’s estimated NAV per share as of December 31, 2029, this analysis resulted in a range of implied values per share of PTMN Common Stock of approximately $16.47 to $19.74. Using implied terminal values for PTMN calculated by applying a terminal dividend yield range of 13.5% to 16.5% to PTMN’s estimated calendar year 2029 dividends, this analysis resulted in a range of implied values per share of PTMN Common Stock of approximately $15.88 to $18.72.
The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of PTMN or the pro forma combined company.
Illustrative Pro Forma Combined Dividend Discount Analysis. KBW performed an illustrative dividend discount analysis of the pro forma combined company to estimate ranges for the implied equity value of the pro forma combined company. In this analysis, KBW used financial and operating forecasts and projections relating to dividends and net assets of PTMN and LRFC, on a combined basis reflecting pro forma assumptions (including, without limitation, the cost savings and operating synergies expected to result from the transaction) and giving effect to the payment by LRFC of the Tax Dividend and the fee waiver to be entered into by and between PTMN and SCIM, all of which forecasts and projections were provided by the Advisers. KBW assumed discount rates ranging from 10.5% to 12.5%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of the pro forma combined company over the period from the assumed March 31, 2025 closing date of the proposed transaction through December 31, 2029 and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2029 estimated NAV per share multiples and the other based on calendar year 2029 estimated dividend yields. Using implied terminal values for the pro forma combined company calculated by applying a terminal multiple range of 0.80x to 1.00x to the pro forma combined company’s estimated NAV per share as of December 31, 2029, this analysis resulted in a range of implied values per share of the pro forma combined company’s common stock of approximately $17.20 to $20.59. Using implied terminal values for the pro forma combined company calculated by applying a terminal dividend yield range of 13.5% to 16.5% to the pro forma combined company’s calendar year 2029 estimated dividends, this analysis resulted in a range of implied values per share of the pro forma combined company’s common stock of approximately $16.90 to $19.94.
The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of PTMN or the pro forma combined company.
Relative Contribution Analysis. KBW analyzed the relative standalone contribution of PTMN and LRFC to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments, transaction expenses or deferred financing costs. To perform this analysis, KBW used historical reported financial data of PTMN and LRFC as of or for the fiscal quarter ended September 30, 2024 and financial forecasts and projections of PTMN and LRFC provided by the Advisers. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of PTMN Stockholders and LRFC Stockholders in the combined company based on the Exchange Ratio in the First Merger of 1.5000x:

	PTMN as a % of Total	LRFC as a % of Total
Pro Forma Ownership
Based on Exchange Ratio in the First Merger of 1.5000x	69.7%	30.3%
Balance Sheet Data as of September 30, 2024
Total Assets	71.3%	28.7%
Investments at Fair Value	71.0%	29.0%
Total Debt	73.3%	26.7%
Net Asset Value	68.5%	31.5%
Income Statement Data
Reported 3Q’24 Annualized Net Investment Income	85.4%	14.6%
Reported 3Q’24 Annualized Net Investment Income Pre-Management Fee	82.3%	17.7%
Estimated CY2025 Net Investment Income	77.0%	23.0%
Estimated CY2026 Net Investment Income	76.5%	23.5%
Illustrative Potential Net Investment Income and Dividend Per Share Accretion. Using financial and operating forecasts and projections of PTMN, on a standalone basis, and financial and operating forecasts and projections of PTMN and LRFC, on a combined basis reflecting pro forma assumptions (including, without limitation, the cost savings and operating synergies expected to result from the transaction) and giving effect to the payment by LRFC of the Tax Dividend and the fee waiver to be entered into by and between PTMN and SCIM, all of which forecasts and projections were provided by the Advisers, KBW analyzed the potential financial impact of the transaction on certain projected pro forma financial results of PTMN. This analysis indicated the proposed transaction could be accretive to PTMN’s estimated NII per share and estimated dividends per share in each of the nine-month period ending December 31, 2025 and calendar years 2026 and 2027. For all of the above analysis, the actual results achieved by PTMN following the proposed transaction may vary from the projected results, and the variations may be material.
Miscellaneous. KBW acted as financial advisor to the PTMN Special Committee in connection with the proposed transaction and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW’s and its affiliates’ broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of PTMN, LRFC and BCP, which is an affiliate of both of the Advisers), KBW and its affiliates may from time to time purchase securities from, and sell securities to, PTMN and LRFC. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of PTMN or LRFC for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in PTMN. As the PTMN Special Committee and PTMN was previously informed by KBW, such positions currently include an individual position in shares of PTMN Common Stock held by a senior member of the KBW advisory team providing services to the PTMN Special Committee in connection with the proposed transaction.
Pursuant to the KBW engagement agreement, PTMN agreed to pay KBW a cash fee equal to $1,000,000, $250,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the Merger. PTMN also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to PTMN or SCIM. During the two years preceding the date of

KBW’s opinion, KBW did not provide investment banking or financial advisory services to LRFC or Mount Logan. KBW may in the future provide investment banking and financial advisory services to PTMN, SCIM, LRFC or Mount Logan and receive compensation for such services.
Opinion of the Financial Advisor to the LRFC Special Committee
On January 29, 2025, Houlihan Lokey orally rendered its opinion to the LRFC Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the LRFC Special Committee dated January 29, 2025) as to, as of such date, the fairness, from a financial point of view, to the holders of LRFC Common Stock, other than PTMN, SCIM, Mount Logan and their respective affiliates (in their capacity as LRFC Stockholders (collectively, “Excluded Holders”)), of the Exchange Ratio provided for in the First Merger, after giving effect to the Second Merger and the Terminations, pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was furnished for the use of the LRFC Special Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of LRFC Common Stock, other than the Excluded Holders, of the Exchange Ratio provided for in the First Merger, after giving effect to the Second Merger and the Terminations, pursuant to the Merger Agreement and did not provide an opinion with respect to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any security holder as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
•reviewed a draft, dated January 28, 2025, of the Merger Agreement and a draft, dated January 28, 2025 of the Fee Waiver Agreement;
•reviewed certain publicly available business and financial information relating to LRFC and PTMN that Houlihan Lokey deemed to be relevant;
•reviewed certain information relating to the historical, current and future operations, financial condition and prospects of LRFC and PTMN made available to Houlihan Lokey by the Advisers, including (a) financial projections prepared by the management of Mount Logan relating to LRFC (the “LRFC Projections”), which included projections of LRFC’s net asset value, and (b) financial projections prepared by the management of SCIM relating to PTMN (the “PTMN Projections”), which included projections of PTMN’s net asset value (see the section entitled “Standalone Projections” for additional information);
•spoke with certain members of the management of the Advisers and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of LRFC and PTMN, the Transaction and related matters;
•compared the financial and operating performance of LRFC and PTMN with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;
•considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
•reviewed the current and historical market prices for certain of LRFC’s and PTMN’s publicly traded equity securities; and

•conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Advisers advised Houlihan Lokey, and Houlihan Lokey assumed, that the LRFC Projections and the PTMN Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of LRFC and PTMN, respectively. At the LRFC Special Committee’s direction, Houlihan Lokey assumed that the LRFC Projections and the PTMN Projections provided a reasonable basis on which to evaluate LRFC, PTMN and the Transaction and Houlihan Lokey, at the LRFC Special Committee’s direction, used and relied upon the LRFC Projections and the PTMN Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the LRFC Projections, the PTMN Projections or the respective assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of LRFC or PTMN since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement, the Fee Waiver Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement, the Fee Waiver Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof that would be material to Houlihan Lokey’s analyses or opinion, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Merger Agreement, the Fee Waiver Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey also assumed that the Merger, together with the Second Merger, would qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of LRFC or PTMN, or otherwise have an effect on the Transaction, LRFC or PTMN or any expected benefits of the Transaction that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the Merger Agreement and the Fee Waiver Agreement would not differ in any respect material to Houlihan Lokey’s analyses or opinion from the drafts of the Merger Agreement and the Fee Waiver Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of LRFC, PTMN or any other party. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which LRFC or PTMN was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which LRFC or PTMN was or may have been a party or was or may have been subject.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of LRFC, PTMN or any other party, or any alternatives to the Transaction, or (b) advise the

LRFC Special Committee, the LRFC Board or any other party with respect to alternatives to the Transaction. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of PTMN Common Stock actually would be when issued in the Merger or the price or range of prices at which LRFC Common Stock or PTMN Common Stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of PTMN Common Stock to be issued in the Merger to holders of LRFC Common Stock would be listed on the Nasdaq Global Select Market immediately following the consummation of the Merger.
Houlihan Lokey’s opinion was furnished for the use of the LRFC Special Committee (in its capacity as such) and, as requested by the LRFC Special Committee, the LRFC Board (in its capacity as such), in connection with their evaluation of the Merger. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the LRFC Special Committee, the LRFC Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the LRFC Special Committee, the LRFC Board, LRFC, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the Terminations or the Second Merger (other than assuming the consummation thereof), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of LRFC, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for LRFC, PTMN or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of LRFC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of LRFC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not LRFC, PTMN, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of LRFC, PTMN or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the LRFC Special Committee, on the assessments by the LRFC Special Committee, the LRFC Board, LRFC and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to LRFC, PTMN and the Merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to LRFC or the Transaction and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the LRFC Projections and the PTMN Projections and the implied exchange ratio reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of LRFC and PTMN. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the LRFC Special Committee in evaluating the Transaction. Consequently, the analyses described above should not be viewed as determinative of the view of the LRFC Special Committee or the LRFC Board with respect to the exchange ratio set forth in the Merger Agreement or of whether the LRFC Special Committee or the LRFC Board would have been willing to agree to a different exchange ratio. The type and amount of consideration payable in the Transaction were determined through negotiation between the LRFC Special Committee and the PTMN Special Committee, and the decision to enter into the Merger Agreement was solely that of the LRFC Special Committee and the LRFC Board.
Financial Analyses
In preparing its opinion to the LRFC Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on January 29, 2025. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:
•Net Asset Value Per Share — generally, the total value of all assets, less any liabilities, of the relevant company, divided by the number of shares outstanding of such company as of a specified date.
•Net Investment Income Per Share — generally, the amount of the relevant company’s income received from investment assets minus associated investment expenses for a specified period, divided by the number of shares outstanding of such company.
•Last Quarter Annualized Dividends Per Share — generally, the annualized amount of the relevant company’s recurring cash distributions (excluding one-time or special dividends) for the most recent calendar quarter, divided by the number of shares outstanding of such company.
Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of January 27, 2025, and transaction values for the selected transactions analysis described below were calculated on an equity value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of LRFC relied upon for the financial analyses described below were based on the LRFC Projections and the estimates of the future financial performance of PTMN relied upon for the financial analyses described below were based on the PTMN Projections (see the section entitled “Standalone Projections” for additional information). The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•Stock price as a multiple of estimated Net Investment Income Per Share for the fiscal year ending December 31, 2025 (“Price-to-FY 2025E Net Investment Income”);
•Last Quarter Annualized Dividend Per Share divided by stock price (“LQA Dividend Yield”); and
•Stock price as a multiple of Net Asset Value Per Share (“Price-to-Net Asset Value”) as of the most recently available quarter.
The selected companies and resulting high, mean, median and low financial data were:
•WhiteHorse Finance, Inc.
•Monroe Capital Corporation
•OFS Capital Corporation
•Great Elm Capital Corp.
•Investcorp Credit Management BDC, Inc.

	Price-to-FY 2025E Net Investment Income	Price-to-Net Asset Value Per Share	LQA Dividend Yield
High	8.3x	0.93x	16.7%
Mean	7.6x	0.78x	14.5%
Median	7.6x	0.81x	15.0%
Low	7.0x	0.56x	11.7%
LRFC. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected ranges of 7.0x to 9.0x to LRFC’s estimated FY 2025E Net Investment Income Per Share, 12.0% to 15.0% to LRFC’s Last Quarter Annualized Dividend Per Share and 0.70x to 0.85x to LRFC’s estimated Net Asset Value Per Share as of December 31, 2024. The selected companies analysis indicated implied value reference ranges of $17.00 to $21.86 per share of LRFC Common Stock based on the selected range of multiples applied to LRFC’s estimated FY 2025E Net Investment Income Per Share, $14.92 to $18.65 per share of LRFC Common Stock based on the selected range of divided yields applied to LRFC’s Last Quarter Annualized Dividend Per Share and $22.43 to $27.24 per share of LRFC Common Stock based on the selected range of multiples applied to LRFC’s estimated Net Asset Value Per Share as of December 31, 2024.
PTMN. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected ranges of 6.0x to 8.0x to PTMN’s estimated FY 2025E Net Investment Income Per Share, 13.5% to 16.5% to PTMN’s Last Quarter Annualized Dividend Per Share and 0.75x to 0.90x to PTMN’s estimated Net Asset Value Per Share as of December 31, 2024. The selected companies analysis indicated implied value reference ranges of $14.13 to $18.84 per share of PTMN Common Stock based on the selected range of multiples applied to PTMN’s estimated FY 2025E Net Investment Income Per Share, $16.73 to $20.44 per share of PTMN Common Stock based on the selected range of dividend yields applied to PTMN’s Last Quarter Annualized Dividend Per Share and $14.55 to $17.46 per share of PTMN Common Stock based on the selected range of multiples applied to PTMN’s estimated Net Asset Value Per Share as of December 31, 2024.

The selected companies analysis indicated implied exchange ratio reference ranges of 0.90 to 1.55 shares of PTMN Common Stock for each share of LRFC Common Stock based on estimated FY 2025E Net Investment Income Per Share, 0.73 to 1.12 shares of shares of PTMN Common Stock for each share of LRFC Common Stock based on LQA Dividend Yield, and 1.28 to 1.87 shares of PTMN Common Stock for each share of LRFC Common Stock based on Price-to-Net Asset Value, in each case as compared to the Exchange Ratio of 1.50 shares of PTMN Common Stock for each share of LRFC Common Stock provided for in the Merger pursuant to the Merger Agreement. Houlihan Lokey calculated such implied exchange ratio reference ranges as follows: for each metric, the low end of the implied exchange ratio reference range was calculated by dividing the low end of the implied value reference range per share of LRFC Common Stock by the high end of the implied value reference range per share of PTMN Common Stock, and the high end of the implied exchange ratio reference range was calculated by dividing the high end of the implied value reference range per share of LRFC Common Stock by the low end of the implied value reference range per share of PTMN Common Stock.
Selected Transactions Analysis
Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant.
The financial data reviewed included transaction value as a multiple of Net Asset Value Per Share, and the selected transactions and resulting high, mean, median and low financial data were:

Date Announced	Target	Acquiror
August 2024	Blue Owl Capital Corp.	Blue Owl Capital Corp.
August 2024	Carlyle Secured Lending	Carlyle Secured Lending, Inc.
May 2024	SL Investment Corp.	North Haven Private Income Fund LLC
January 2024	Golub Capital BDC 3, Inc.	Golub Capital BDC, Inc.
October 2023	Franklin BSP Lending Corporation	Franklin BSP Capital Corporation
September 2023	BlackRock Capital Investment Corp.	BlackRock TCP Capital Corp.
October 2022	First Eagle Alternative Credit BDC	Crescent Capital BDC
September 2022	Oaktree Strategic Income II, Inc.	Oaktree Specialty Lending Corp
December 2021	SLR Senior Investment Corp.	SLR Investment Corp.
September 2021	Sierra Income Corp.	Barings BDC, Inc.
December 2020	Harvest Capital Credit Corporation	Portman Ridge Finance Corp.
November 2020	FS KKR Capital Corp. II	FS KKR Capital Corp.
October 2020	Oaktree Strategic Income Corp.	Oaktree Strategic Lending Corp.
August 2020	MVC Capital, Inc.	Barings BDC, Inc.
June 2020	Garrison Capital Inc.	Portman Ridge Finance Corp.
June 2020	Goldman Sachs Middle Market Lending Corp.	Goldman Sachs BDC, Inc.
August 2019	Alcentra Capital Corp.	Crescent Capital BDC
April 2018	Triangle Capital Corp.	Benefit Street Partners / Barings
June 2016	Full Circle Capital Corp.	MAST Funds / Great Elm Capital

Transaction Value/Net Asset Value(1)
High	1.14x
Mean	1.00x
Median	1.00x
Low	0.82x
__________________
(1) “Transaction Value” includes consideration paid by the acquiror and, as applicable, the manager.

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 0.90x to 1.00x to LRFC’s estimated Net Asset Value Per Share as of December 31, 2024 and 0.90x to 1.00x to PTMN’s estimated Net Asset Value Per Share as of December 31, 2024, which resulted in implied value reference ranges of $28.84 to $32.04 per share of LRFC Common Stock and $17.46 to $19.41 per share of PTMN Common Stock, respectively.
The selected transactions analysis indicated an implied exchange ratio reference range of 1.49 to 1.83 shares of PTMN Common Stock for each share of LRFC Common Stock, as compared to the Exchange Ratio of 1.50 shares of PTMN Common Stock for each share of LRFC Common Stock provided for in the Merger pursuant to the Merger Agreement. Houlihan Lokey calculated such implied exchange ratio reference range as follows: the low end of the implied exchange ratio reference range was calculated by dividing the low end of the implied value reference range per share of LRFC Common Stock by the high end of the implied value reference range per share of PTMN Common Stock, and the high end of the implied exchange ratio reference range was calculated by dividing the high end of the implied value reference range per share of LRFC Common Stock by the low end of the implied value reference range per share of PTMN Common Stock.
Discounted Dividend Analysis. Houlihan Lokey performed a discounted dividend analysis of LRFC and PTMN based on the LRFC Projections and the PTMN Projections, respectively. With respect to LRFC, Houlihan Lokey applied a range of terminal value multiples of 0.70x to 0.85x to LRFC’s estimated 2029E Net Asset Value Per Share and discount rates ranging from 13.5% to 15.5%. With respect to PTMN, Houlihan Lokey applied a range of terminal value multiples of 0.75x to 0.90x to PTMN’s estimated 2029E Net Asset Value Per Share and discount rates ranging from 14.0% to 16.0%. The discounted dividend analysis indicated implied value reference ranges of $19.27 to $22.99 per share of LRFC Common Stock and $14.80 to $17.14 per share of PTMN Common Stock and an implied exchange ratio reference range of 1.12 to 1.55 shares of PTMN Common Stock for each share of LRFC Common Stock, as compared to the Exchange Ratio of 1.50 shares of PTMN Common Stock for each share of LRFC Common Stock provided for in the Merger pursuant to the Merger Agreement. Houlihan Lokey calculated such implied exchange ratio reference range as follows: the low end of the implied exchange ratio reference range was calculated by dividing the low end of the implied value reference range per share of LRFC Common Stock by the high end of the implied value reference range per share of PTMN Common Stock, and the high end of the implied exchange ratio reference range was calculated by dividing the high end of the implied value reference range per share of LRFC Common Stock by the low end of the implied value reference range per share of PTMN Common Stock.
Other Matters
Houlihan Lokey was engaged by the LRFC Special Committee to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction with PTMN. The LRFC Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers, acquisitions, divestitures, leveraged buyouts, financings and financial restructurings. Pursuant to its engagement by the LRFC Special Committee, Houlihan Lokey is entitled to an aggregate fee of $1,000,000 for its services, $250,000 of which became payable upon the delivery of Houlihan Lokey’s opinion to the LRFC Special Committee and the remainder of which is payable upon the successful completion of the Merger. LRFC has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
Houlihan Lokey disclosed to the LRFC Special Committee that, in the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, LRFC, PTMN, or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey also disclosed to the LRFC Special Committee that it and/or certain of its affiliates have in the past provided investment banking, financial advisory and/or other services to BCP, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, BCP (collectively, with BCP, the “BCP Group”) for which Houlihan Lokey and its affiliates have received compensation. Based on a review of its information management systems, Houlihan Lokey identified engagements with the members of the BCP Group during the two years prior to the date of its opinion for which Houlihan Lokey and its affiliates received aggregate compensation of approximately $8 million, including, among other things, (i) having acted as financial advisor to a group of lenders, of which one or more members of the BCP Group were significant members, in relation to their interests as lenders to QualTek Services, Inc. in connection with its chapter 11 bankruptcy proceedings, which concluded in July 2023, and (ii) having acted as financial advisor to a group of lenders, of which one or more members of the BCP Group were significant members, in relation to their interests as lenders to Pronovias in connection with its recapitalization transaction, which closed in April 2023. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to LRFC, members of the BCP Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey disclosed to the LRFC Special Committee that it and certain of its affiliates and certain of their respective employees may have committed to invest in private equity or other investment funds managed or advised by BCP, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the BCP Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey disclosed to the LRFC Special Committee that Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, LRFC, PTMN, members of the BCP Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Regulatory Approvals Required for the Mergers
The obligations of PTMN and LRFC to complete the Mergers are subject to the satisfaction or waiver of certain conditions, including the condition that all regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement, including the Mergers, have been obtained and remain in full force and effect, and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act). PTMN and LRFC have agreed to cooperate with each other and use their reasonable best efforts to obtain all licenses, permits, variances, exemptions, approvals, qualifications or orders from any governmental or regulatory authority necessary to consummate the Mergers.
There can be no assurance that such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Mergers.
Third Party Consents Required for the Mergers
Under the Merger Agreement, PTMN and LRFC have agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including any required applications, notices or other filings under the HSR Act), to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.

DESCRIPTION OF THE MERGER AGREEMENT
The following summary, which includes the material terms of the Merger Agreement, is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. PTMN and LRFC encourage you to read the Merger Agreement carefully and in its entirety.
Structure of the Mergers
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into LRFC. LRFC will be the surviving company and will continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, the surviving company will merge with and into PTMN in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”), with PTMN continuing as the surviving company.
Closing; Completion of the Mergers
It is currently expected that the Mergers will be completed promptly following receipt of the required stockholder approvals at the Stockholder Meetings and satisfaction or waiver of the other Closing conditions set forth in the Merger Agreement.
On the terms and subject to the conditions set forth in the Merger Agreement, the Closing will take place by remote communication and by the exchange of signatures by electronic transmission on the date that is three (3) business days after the satisfaction or waiver of the latest to occur of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to the Merger Agreement.
The First Merger will become effective as set forth in the articles of merger that will be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland. The Second Merger will become effective as set forth in (i) the articles of merger that will be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland and (ii) the certificate of ownership and merger that will be filed with, and accepted for record by, the Secretary of State of the State of Delaware. Assuming approval of the proposals presented at the PTMN Special Meeting and the LRFC Special Meeting and the other conditions to the Closing are satisfied or waived, PTMN and LRFC expect to complete the Mergers in the second quarter of 2025.
Merger Consideration
At the Effective Time, each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of LRFC Common Stock that are issued and outstanding and are owned by PTMN or any of its consolidated subsidiaries prior to the Effective Time, which will be cancelled with no consideration exchanged therefor (the “Cancelled Shares”), will be converted into the right to receive a number of shares of PTMN Common Stock equal to the Exchange Ratio (cash will be paid in lieu of fractional shares).
The Exchange Ratio will be appropriately adjusted if, between the execution and delivery of the Merger Agreement and the Effective Time, the respective outstanding shares of PTMN Common Stock or LRFC Common Stock will have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities will be authorized and declared with a record date within such period, as permitted by the Merger Agreement, in each case to provide PTMN Stockholders and LRFC Stockholders the same economic effect as contemplated by the Merger Agreement prior to such event.

No certificates or scrip representing fractional shares of PTMN Common Stock will be issued upon the conversion of LRFC Common Stock into the right to receive shares of PTMN Common Stock. In lieu of any such fractional shares, each LRFC Stockholder who would otherwise be entitled to such fractional shares will be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of PTMN Common Stock to which such holder would otherwise be entitled, as so rounded pursuant to the immediately following sentence, and (ii) the volume-weighted average trading price of a share of PTMN Common Stock on NASDAQ for the five (5) consecutive trading days ending on the third trading day preceding the Closing Date. All fractional shares to which a single LRFC Stockholder as of immediately prior to the Effective Time would be otherwise entitled to receive will be aggregated and calculations will be rounded to three (3) decimal places.
Conversion of Shares of LRFC Common Stock; Exchange of LRFC Certificates or LRFC Book-Entry Shares
At the Effective Time, each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the Merger Consideration. Each such share of LRFC Common Stock will no longer be outstanding and will be automatically cancelled and cease to exist as of the Effective Time, and each holder of a certificate (“Certificate”) or a book-entry share (“Book-Entry Share”) that immediately prior to the Effective Time represented an outstanding share of LRFC Common Stock, will cease to have any rights with respect to such Certificate or Book-Entry Share other than the right to receive the Merger Consideration and any dividends payable in accordance with the terms of the Merger Agreement upon surrender of such Certificate or Book-Entry Share in accordance with the terms of the Merger Agreement.
If any Certificate was lost, stolen or destroyed, the holder, upon the making of an affidavit, in a form reasonably acceptable to PTMN and the Exchange Agent, of that fact by claiming such Certificate to be lost, stolen or destroyed and, if required by LRFC or PTMN, the posting by the holder of a bond, in a reasonable amount as LRFC or PTMN may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled under terms of the Merger Agreement, any unpaid dividends on PTMN Common Stock and any cash paid in lieu of fractional shares of PTMN Common Stock.
After the Effective Time, the stock transfer books of LRFC will be closed, and there will be no further transfers on the stock transfer books of LRFC of the shares of LRFC Common Stock that were issued and outstanding immediately prior to the Effective Time.
Letter of Transmittal
As promptly as practicable following the Effective Time and in any event not later than the second business day thereafter, PTMN will cause an exchange agent that is appointed prior to the Closing (the “Exchange Agent”) to mail to each holder of record of a Certificate or a Book-Entry Share that immediately prior to the Effective Time represented an outstanding share of LRFC Common Stock: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificate or Book-Entry Share will pass only upon proper delivery of the Certificate (or an affidavit of loss in lieu thereof) or the surrender of such Book-Entry Share to the Exchange Agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Share or other such reasonable evidence, if any, of such surrender as the Exchange Agent might reasonably request), as applicable, which will be in the form and have such other provisions as PTMN and LRFC may reasonably specify (such letter of transmittal, the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for (A) the number of shares of PTMN Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares, (B) any dividends payable and (C) any cash paid in lieu of fractional shares of PTMN Common Stock payable pursuant to the terms of the Merger Agreement.
Upon surrender to the Exchange Agent of shares of LRFC Common Stock that (i) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu thereof) together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, or (ii) are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Exchange Agent may reasonably request), in each case, the holder of such Certificates or Book-Entry Shares will be entitled to receive in exchange therefor, and PTMN will cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable (A) the number of shares of PTMN Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares, (B) any dividends payable and (C) any cash paid in lieu of fractional shares of PTMN Common Stock payable pursuant to the terms of the Merger Agreement, and the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares so surrendered will be forthwith canceled. The Exchange Agent will accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the cash payable upon the surrender of the Certificates or Book-Entry Shares.
Withholding
PTMN, the Exchange Agent and each of their respective affiliates and agents, as applicable, will be entitled to deduct and withhold from any amounts payable to any holder of LRFC Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under applicable tax laws. To the extent that amounts are withheld and paid over to the appropriate governmental entity, such withheld amounts will be treated as having been paid to LRFC Stockholders from whom they were withheld.
Representations and Warranties
The Merger Agreement contains representations and warranties by each of PTMN and Merger Sub, on the one hand, and LRFC, on the other hand, subject to specified exceptions and qualifications, relating to, among other things:
•corporate organization and qualification, including with respect to consolidated subsidiaries;
•capitalization and subsidiaries;
•power and authority to execute, deliver and perform obligations under the Merger Agreement, and the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;
•required government filings and consents;
•SEC reports;
•financial statements, including the status of internal controls and disclosure controls and procedures;
•broker’s fees;
•absence of certain changes and actions since LRFC’s and PTMN’s last quarterly reports filed with the SEC;
•compliance with applicable laws, maintenance of appropriate permits and no disqualifications of affiliated persons;
•the accuracy and completeness of information supplied for inclusion in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part;
•tax matters;
•absence of certain litigation, orders or investigations;

•employment and labor matters, including with respect to the absence of employees and employee benefit plans;
•material contracts and certain other types of contracts;
•insurance coverage;
•intellectual property matters;
•no real property ownership or leases;
•investment assets;
•state takeover laws;
•solely in the case of LRFC, absence of dissenters’ rights, appraisal rights or rights of an objecting stockholder;
•opinions of the financial advisor to the PTMN Special Committee and the financial advisor to the LRFC Special Committee.
•bankruptcy matters; and
•valuation of LRFC’s and PTMN’s investment assets to be used in connection with certain computations made in connection with the Merger Agreement.
The Merger Agreement contains representations and warranties by SCIM or Mount Logan, subject to specified exceptions and qualifications, relating to:
•organization and qualification;
•power and authority to execute, deliver and perform obligations under the Merger Agreement, and the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;
•compliance with applicable laws and maintenance of appropriate permits;
•absence of certain litigation, orders or investigations;
•the accuracy of information supplied or to be supplied by SCIM or Mount Logan, as applicable, for inclusion in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part;
•the financial resources of SCIM or Mount Logan, as applicable;
•the belief that (1) the First Merger is in the best interests of LRFC (in the case of Mount Logan) and PTMN (in the case of SCIM) and (2) the respective stockholders of LRFC and PTMN will not be diluted (as provided under Rule 17a-8 under the 1940 Act) as a result of the First Merger;
•the belief that the forbearances on PTMN and LRFC set forth in the Merger Agreement are not expected to be overly and materially onerous on the conduct of the business of PTMN or LRFC, as conducted in the ordinary course of business consistent with past practices in all material respects and each of PTMN’s and LRFC’s, as applicable, investment objectives and policies as publicly disclosed; and
•to the knowledge of Mount Logan (in the case of LRFC) and SCIM (in the case of PTMN), as of the date of the execution of the Merger Agreement, the representations and warranties made by LRFC and PTMN, as applicable, are true and correct in all material respects expect as previously disclosed.

These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement and may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. The Merger Agreement is described in, and included as Annex A to, this document only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.
For purposes of the Merger Agreement, “material adverse effect” with respect to PTMN, LRFC, Mount Logan or SCIM, as applicable, means any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (1) the business, operations, condition (financial or otherwise) or results of operations of such party and its consolidated subsidiaries, taken as a whole, or (2) the ability of such party to timely perform its material obligations under the Merger Agreement or consummate the Mergers and the other transactions contemplated thereby. None of the following events, developments, changes, effects or occurrences will constitute or be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur with respect to clause (1) in the immediately preceding sentence:
•changes in general economic, social or political conditions or financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, COVID-19 or any other pandemic (including the impact on economies generally and the results of any actions taken by governmental entities in response thereto);
•general changes or developments in the industries in which such party and its consolidated subsidiaries operate, including general changes in law across such industries;
•the announcement of the Merger Agreement or the transactions contemplated thereby or the identities of the parties to the Merger Agreement; and
•the failure to meet internal or public projections or forecasts for any period, or any decline in the price of shares of LRFC Common Stock or PTMN Common Stock on NASDAQ or trading volume of LRFC Common Stock or PTMN Common Stock (provided that the underlying cause of such failure will be considered in determining whether there is a material adverse effect).
The events, developments, changes, effects and occurrences set forth in the first two bullets in the immediately preceding paragraph will otherwise be taken into account in determining whether a material adverse effect has occurred to the extent such events, developments, changes, effects or occurrences have a materially disproportionate adverse impact on such party and its consolidated subsidiaries, taken as whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses.
Conduct of Business Pending Completion of the Mergers
Each of PTMN and LRFC has agreed that, until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated, except as may be required by law, as expressly permitted by the Merger Agreement or with the prior written consent of the PTMN Special Committee (with respect to LRFC) and the LRFC Special Committee (with respect to PTMN), which prior written consent will not be unreasonably delayed, conditioned or withheld, it will, and will cause each of its consolidated subsidiaries to, conduct its business in the ordinary course of business and consistent with past practice and each of LRFC’s and PTMN’s investment objectives and policies as publicly disclosed, respectively, and use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.
In addition, until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated, each of PTMN and LRFC has agreed that, except as may be required by law, as expressly permitted by the Merger Agreement or as previously disclosed, and acting in a manner consistent with the immediately preceding paragraph, it will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of the LRFC Special Committee or the PTMN Special Committee, as applicable (which prior written consent will not be unreasonably delayed, conditioned or withheld):
•other than pursuant to its dividend reinvestment plan as in effect as of the date of the Merger Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any voting debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other rights to acquire, any such shares or other securities;
•(i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular cash distributions payable on a monthly or quarterly basis, as applicable, consistent with past practices and its investment objectives and policies as publicly disclosed, (B) the authorization and payment of any one or more dividends that are required to be paid in order for it to maintain its qualification for taxation as a RIC and to avoid the imposition of material income tax on undistributed income under Section 852(b) of the Code for any taxable year ending before the Closing Date, which amount shall be no less than $1.0 million and, as of the Effective Date, is estimated to be (but is not required to be) less than approximately $1.5 million (a “Tax Dividend”) or (C) dividends payable by any of its direct or indirect wholly owned consolidated subsidiaries to it or another direct or indirect wholly owned consolidated subsidiary; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;
•sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and its investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure permitted indebtedness of it or any of its consolidated subsidiaries;
•acquire or agree to acquire all or any portion of the assets, business or properties of any other person or entity, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with its investment objectives and policies as publicly disclosed;
•amend any of its governing documents or similar governing documents of any of its consolidated subsidiaries;
•implement or adopt any material change in its tax or financial accounting principles, practices or methods, other than as required by applicable law, GAAP, the SEC or applicable regulatory requirements;
•take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the transactions contemplated by the Merger Agreement or (ii) prevent the Mergers from qualifying as a “reorganization” under Section 368(a) of the Code, provided that the foregoing will not preclude it from declaring or paying any Tax Dividend on or before the Closing Date;
•incur any indebtedness for borrowed money or guarantee any indebtedness of another person or entity, except for (i) draw-downs with respect to any previously disclosed financing arrangements existing as of the date of the Merger Agreement and obligations to fund commitments to companies or portfolio companies, as applicable, entered into in the ordinary course of business and (ii) indebtedness that is otherwise permitted pursuant to the terms of the Merger Agreement;
•make or agree to make any new capital expenditure, other than obligations to fund commitments to companies or portfolio companies, as applicable, entered into in the ordinary course of business;

•file or amend any material tax return other than in the ordinary course of business and consistent with past practice; make, change or revoke any material tax election; or settle or compromise any material tax liability or refund;
•take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause it to fail to qualify or not be subject to tax as a RIC;
•enter into any new line of business (except for any portfolio companies in which it or any of its consolidated subsidiaries has made a debt or equity investment that is, would or should be reflected in the schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);
•other than in the ordinary course of business consistent with past practice and its investment objectives and policies as publicly disclosed, or, except as otherwise permitted pursuant to the terms of the Merger Agreement, enter into any material contract;
•other than in the ordinary course of business consistent with past practice and its investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any material contract (other than material contracts related to indebtedness permitted pursuant to the terms of the Merger Agreement);
•settle any proceeding against it, except for proceedings that (i) are settled in the ordinary course of business consistent with past practice and its investment objectives and policies as publicly disclosed, in an amount not in excess of $500,000 (in the case of LRFC) or $1,250,000 (in the case of PTMN) in the aggregate (after reduction by any insurance proceeds actually received), (ii) would not impose any material restriction on the conduct of business of it or any of its consolidated subsidiaries or, after the Effective Time, in the case of LRFC, PTMN, the surviving company or any of their consolidated subsidiaries, and (iii) would not admit liability, guilt or fault;
•except as otherwise expressly contemplated by the Merger Agreement, merge or consolidate it or any of its consolidated subsidiaries with any person or entity or enter into any other similar extraordinary corporate transaction, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of it or any of its consolidated subsidiaries;
•with respect to LRFC, acquire, or agree to acquire, any PTMN Common Stock, and with respect to PTMN, acquire, or agree to acquire, any LRFC Common Stock (other than pursuant to the Mergers); or
•agree to take, make any commitment to take, or adopt any resolutions of its board of directors authorizing, any of the foregoing actions.
Additional Agreements
Further Assurances; Regulatory Matters
The Merger Agreement contains covenants relating to the preparation of this document, the holding of the PTMN Special Meeting and the LRFC Special Meeting and obtaining certain regulatory and third party consents. The Merger Agreement obligates the parties to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities.
The parties are required to file any required applications, notices or other filings under the HSR Act as promptly as practicable. In connection with such filings, the parties are required to use reasonable best efforts to cooperate with one another, to keep the other party informed of any communications received from governmental entities and permit the other party to review such communications. The parties must consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and permits of all governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and each party must keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement. The parties and their consolidated subsidiaries are not required to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the transactions contemplated by the Merger Agreement (including the Mergers), other than any consent fees that were previously disclosed.
In addition, the Merger Agreement contains covenants relating to the parties’ obligations to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary to obtain any consents, approvals, confirmations and authorizations required to consummate the Transactions (including the Merger) pursuant to the terms of the (i) 6.00% fixed-rates notes due October 30, 2026, issued by LRFC (the “LRFC 2026 Notes”), (ii) 6.00% fixed-rate convertible notes due April 1, 2032, issued by LRFC (the “LRFC 2032 Convertible Notes”) and (iii) Revolving Credit and Security Agreement, dated as of October 30, 2020, by and between Capitala Business Lending LLC, Mount Logan, as collateral manager, the lenders from time to time parties thereto, KeyBank National Association, as administrative agent, and U.S. Bank National Association, as custodian (as amended from time to time) (the “KeyBank Credit Facility”) (taken together, the “LRFC Indebtedness”).
LRFC Stockholder Approval; PTMN Stockholder Approval
LRFC has agreed to hold the LRFC Special Meeting as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of LRFC Stockholders of the LRFC Merger Proposal. LRFC will be required to use its reasonable best efforts to obtain from LRFC Stockholders the vote required to approve the LRFC Merger Proposal. Notwithstanding any LRFC Adverse Recommendation Change (as defined below), these obligations of LRFC will not be affected by the commencement, public proposal, public disclosure or communication of any Takeover Proposal (as defined below) (whether or not an LRFC Superior Proposal (as defined below)).
Similarly, PTMN has agreed to hold the PTMN Special Meeting as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of the PTMN Share Issuance Proposal. PTMN will be required to use its reasonable best efforts to obtain from PTMN Stockholders the vote required to approve the PTMN Share Issuance Proposal. Notwithstanding any PTMN Adverse Recommendation Change (as defined below), these obligations of PTMN will not be affected by the commencement, public proposal, public disclosure or communication of any Takeover Proposal (whether or not a PTMN Superior Proposal (as defined below)).
Indemnification
PTMN has agreed, following the Effective Time, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of LRFC or any of its consolidated subsidiaries (in each case, when acting in such capacity) (collectively, the “D&O Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities incurred in connection with any proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement). If an indemnified liability arises, (i) PTMN has agreed to advance to the applicable D&O Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable law (so long as such D&O Indemnified Party, or someone on his or her behalf, undertakes to repay such advances if he or she is ultimately determined to be not entitled to indemnification and such D&O Indemnified Party complies with other applicable provisions imposed under the 1940 Act and interpretations thereof by the SEC or its staff) and (ii) PTMN and the applicable D&O Indemnified Party will cooperate in the defense of such matter.

At or prior to the Closing, LRFC will, at the cost of LRFC, purchase prepaid, non-cancelable directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance with a reporting period no less than six (6) years from the Closing, covering each D&O Indemnified Party and any other natural persons who are covered by the directors’ and officer’s liability, employment practices liability and fiduciary liability insurance maintained by LRFC and its consolidated subsidiaries in effect as of the Closing (such persons “Insured Persons”, and such insurance “Current Insurance”) in respect of actions, omissions, circumstances, events or other matters occurring at or prior to the Closing (including with respect to actions, omissions, circumstances, events or other matters occurring in connection with the Merger Agreement and the transactions contemplated by it) on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance. PTMN will, and will cause LRFC to, maintain such “tail” insurance in full force and effect from and after the Closing and will not, and will cause LRFC not to, amend the terms and conditions of such “tail” insurance in any manner.
No Solicitation
Each of LRFC and PTMN has agreed to, and to cause its affiliates, consolidated subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated all discussions or negotiations with any person that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a “Takeover Proposal” (as described below), and demand the immediate return or destruction (which destruction will be certified in writing to LRFC or PTMN, as applicable) of all confidential information previously furnished to such person (other than LRFC, PTMN or their respective affiliates or Representatives) with respect to any Takeover Proposal, subject to the terms of any existing confidentiality or similar agreement with such Person. Prior to the Effective Time, subject to certain exceptions described below, each of LRFC and PTMN has agreed not to, and to cause its respective affiliates, consolidated subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement (other than an Acceptable Confidentiality Agreement (as defined below) entered into when permitted by the Merger Agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Mergers or any other transaction contemplated by the Merger Agreement; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any person or entity (other than PTMN, LRFC and their respective affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any takeover statute to any person or entity (other than PTMN, LRFC or their respective affiliates) or with respect to any transaction (other than the transactions contemplated by the Merger Agreement) or (y), unless required by the applicable statutory duties under any applicable federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any governmental entity (“Law”) (in the case of LRFC) (as determined by the PTMN Board or the LRFC Board in good faith, as applicable), waive, release or fail to enforce any standstill or any similar agreement with respect to equity securities of LRFC or PTMN; provided, that, notwithstanding the foregoing, LRFC and PTMN (A) may inform persons or entities of the foregoing restrictions, and (B) are permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of LRFC or PTMN, as applicable, in order to allow such third party to confidentially submit a Takeover Proposal. Each of PTMN and LRFC has agreed to, as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the person or entity (or group of persons or entities) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by LRFC, PTMN or their respective affiliates or Representatives in connection with any of the foregoing, and the identity of the person or entity (or group of persons or entities) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of LRFC and PTMN has agreed to keep the other party informed on a reasonably current basis (and in any event within twenty-four (24) hours after receipt) of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by LRFC or PTMN and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
Takeover Proposals
LRFC Proposals
If on or after the date of the Merger Agreement and at any time prior to the approval of the LRFC Proposal being obtained at the LRFC Special Meeting, (i) LRFC receives an unsolicited bona fide Takeover Proposal from a third party (under circumstances which did not result from any breach or deemed breach of the obligations described under “No Solicitation” above) and (ii) the LRFC Special Committee determines, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to constitute a breach of the statutory duties under applicable Law applicable to the members of the LRFC Board and (y) such Takeover Proposal constitutes or is reasonably likely to result in an “LRFC Superior Proposal” (as described below), then, so long as certain notice and other procedural requirements are satisfied (including providing notice to PTMN within twenty-four (24) hours after determining that a Takeover Proposal constitutes an LRFC Superior Proposal), LRFC and the LRFC Special Committee may directly or indirectly through one of more of their Representatives, engage in discussions and negotiations with such third party and provide information in response to a request therefor by such third party if LRFC (A) receives from the third party an executed confidentiality agreement with terms that are at least as restrictive in all material respects on such person as those contained in any confidentiality agreement between PTMN and LRFC (an “Acceptable Confidentiality Agreement”) and (B) provides PTMN a copy of all such information that has not previously been delivered to PTMN simultaneously with delivery to such third party (or its Representatives or affiliates).
In addition, if on or after the date of the Merger Agreement and at any time prior to the approval of the LRFC Proposal being obtained at the LRFC Special Meeting, (1) the LRFC Special Committee has determined in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor) that a Takeover Proposal constitutes a LRFC Superior Proposal, (2) the LRFC Special Committee has determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after compliance with its obligations under the Merger Agreement in connection with the receipt of an unsolicited bona fide Takeover Proposal, that failure to take any actions described in (A), (B) and (C) below would be a breach of the statutory duties under applicable Law applicable to the members of the LRFC Board as a result of an LRFC Superior Proposal and (3) the LRFC Special Committee has recommended (A) the approval, adoption, recommendation or declaration of advisability by the LRFC Board (or any committee thereof, including the LRFC Special Committee) of the LRFC Proposal, including the LRFC Recommendation be withdrawn or qualified (or modified or amended in a manner adverse to PTMN), or the LRFC Board (or any committee thereof, including the LRFC Special Committee) publicly proposing to withdraw or qualify (or modify or amend in a manner adverse to PTMN), the recommendation of the LRFC Board that LRFC Stockholders approve the LRFC Merger Proposal, or (B) failing to include such recommendation in this joint proxy statement/prospectus (an “LRFC Adverse Recommendation Change”) and/or (C) LRFC terminating the Merger Agreement in accordance with its terms to enter into a definitive written agreement with respect to such LRFC Superior Proposal, then the LRFC Board may take, and/or cause LRFC to take such recommended actions.. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement will prohibit or restrict the LRFC Board upon the recommendation of the LRFC Special Committee, from, on or after the date of the Merger Agreement and at any time prior to the approval of the LRFC Proposal being obtained at the LRFC Special Meeting (or in the case of any LRFC Dilution Intervening Event (as defined below), prior to the Closing) (x) effectuating an LRFC Adverse Recommendation Change in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement or (y) in the case of a LRFC Dilution Intervening Event (as defined below), terminate the Merger Agreement pursuant to its terms. An LRFC Dilution Intervening Event means at any time prior to Closing, events or circumstances occurring or arising after the date of the Merger Agreement that were not known to the LRFC Board as of the date of the Merger Agreement and that were not reasonably foreseeable by the LRFC Board as of the date of the Merger Agreement which that would result, or would reasonably be expected to result, in the interests of LRFC Stockholders being diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Mergers.
Other than as described above, neither LRFC nor the LRFC Board may make any LRFC Adverse Recommendation Change or terminate the Merger Agreement to enter into a definitive agreement with respect to an LRFC Superior Proposal, and no LRFC Adverse Recommendation Change will change the approval of the LRFC Merger Proposal or any other approval of the LRFC Board, including in any respect that would have the effect of causing any takeover statue or similar statute to be applicable to the transactions contemplated by the Merger Agreement.
PTMN Proposals
If, on or after the date of the Merger Agreement and at any time prior to the approval of the PTMN Proposals being obtained at the PTMN Special Meeting, (i) PTMN receives an unsolicited bona fide Takeover Proposal from a third party (under circumstances which did not result from any breach or deemed breach of the obligations described under “No Solicitation” above) and (ii) the PTMN Special Committee, including the PTMN Independent Directors, determines in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to constitute a breach of the PTMN directors’ fiduciary duties under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a “PTMN Superior Proposal” (as described below), then, so long as certain notice and other procedural requirements are satisfied (including providing notice to LRFC within twenty-four (24) hours after determining that a Takeover Proposal constitutes a PTMN Superior Proposal), PTMN and the PTMN Special Committee may, directly or indirectly through one or more of their Representatives, engage in discussions and negotiations with such third party and provide information in respect to a request therefor by such third party if PTMN (A) receives from the third party an executed Acceptable Confidentiality Agreement and (B) provides LRFC a copy of all such information that has not previously been delivered to LRFC simultaneously with delivery to such third party (or its Representatives or affiliates).
In addition, if on or after the date of the Merger Agreement and at any time prior to the approval of the PTMN Proposals being obtained at the PTMN Special Meeting, (1) the PTMN Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that a Takeover Proposal constitutes a PTMN Superior Proposal, (2) the PTMN Special Committee has determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after compliance with its obligations under the Merger Agreement in connection with the receipt of an unsolicited bona fide Takeover Proposal, that failure to take any action described in clause (A), (B) and (C) below would be a breach of the PTMN directors’ fiduciary duties under applicable law as a result of a PTMN Superior Proposal and (3) the PTMN Special Committee has recommended (A) the approval, adoption, recommendation or declaration of advisability by the PTMN Board (or any committee thereof, including the PTMN Special Committee) of the PTMN Proposals, including the PTMN Recommendation be withdrawn or qualified (or modified or amended in a manner adverse to LRFC), or the PTMN Board (or any committee thereof, including the PTMN Special Committee) publicly propose to withdraw or qualify (or modify or amend in a manner adverse to LRFC), the recommendation of the PTMN Board that PTMN Stockholders approve the PTMN Share Issuance Proposal, or (B) failing to include such recommendation in this joint proxy statement/prospectus (a “PTMN Adverse Recommendation Change”) and/or (C) PTMN terminate the Merger Agreement in accordance with its terms to enter into a definitive written agreement with respect to such Takeover Proposal, then the PTMN Board may take, and/or cause PTMN to take, such recommended actions. PTMN may terminate the Merger Agreement and enter into an agreement with a third party who has made a PTMN Superior Proposal, subject to negotiating with LRFC in good faith to amend the Merger Agreement so that the PTMN Superior Proposal ceases to constitute a PTMN Superior Proposal and satisfying certain other procedural requirements. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement will prohibit or restrict the PTMN Board, upon the recommendation of the PTMN Special Committee, from, on or after the date of the Merger Agreement and at any time prior to the approval of the PTMN Proposals being obtained at the PTMN Special Meeting (or in the case of any PTMN Dilution Intervening Event (as defined below), prior to the Closing) effectuating (x) a PTMN Adverse Recommendation Change in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement or (y) in the case of a PTMN Dilution Intervening Event (as defined below), terminating the Merger Agreement pursuant its terms. An PTMN Dilution Intervening Event means at any time prior to Closing, events or circumstances occurring or arising after the date of the Merger Agreement that were not known to the PTMN Board as of the date of the Merger Agreement and that were not reasonably foreseeable by the PTMN Board as of the date of the Merger Agreement which that would result, or would reasonably be expected to result, in the interests of PTMN Stockholders being diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Mergers.
Other than as described above, neither PTMN nor the PTMN Board may make any PTMN Adverse Recommendation Change or terminate the Merger Agreement to enter into a definitive agreement with respect to a PTMN Superior Proposal, and no PTMN Adverse Recommendation Change will change the approval of the PTMN Share Issuance Proposal or any other approval of the PTMN Board, including in any respect that would have the effect of causing any takeover statue or similar statute to be applicable to the transactions contemplated by the Merger Agreement.
Related Definitions
For purposes of the Merger Agreement:
•“Intervening Event” means any event, change or development first occurring or arising after the date of the Merger Agreement that is material to PTMN and its consolidated subsidiaries, taken as a whole, or LRFC and its consolidated subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date of the Merger Agreement) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to the Merger Agreement; provided, however, that in no event will the following events, changes or developments constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, will be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price of PTMN Common Stock (provided, however, that this clause (b) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (c) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on PTMN and its consolidated subsidiaries, taken as a whole, or LRFC and its consolidated subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which, as applicable, PTMN or LRFC conducts its businesses.
•“LRFC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, LRFC or any of its consolidated subsidiaries or by any of their respective affiliates or Representatives in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of LRFC or more than 75% of the assets of LRFC on a consolidated basis (a) on terms which the LRFC Board determines in good faith to be superior for LRFC Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to any alternative proposed by PTMN as described under “LRFC Proposals” above), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the LRFC Board (upon the recommendation of the LRFC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
•“PTMN Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, PTMN or any of its consolidated subsidiaries or by any of their respective affiliates or Representatives in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of PTMN or more than 75% of the assets of PTMN on a consolidated basis (a) on terms which the PTMN Board determines in good faith to be superior for PTMN Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to any alternative proposed by LRFC as described under “PTMN Proposals” above), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the PTMN Board (upon the recommendation of the PTMN Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
•“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any person or entity or group of persons or entities (other than PTMN or LRFC or any of their respective affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving LRFC or PTMN, as applicable, or any of such party’s consolidated subsidiaries, (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of LRFC or PTMN, as applicable, and its respective consolidated subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, LRFC or PTMN, as applicable, or in any of its consolidated subsidiaries, or (c) relating to any direct or indirect transaction or series of transactions that would result in any person other than Mount Logan or an affiliate thereof (in the case of LRFC) or SCIM or an affiliate thereof (in the case of PTMN) serving as the external investment adviser to LRFC or PTMN, as applicable, in each case other than the Mergers and the other transactions contemplated by the Merger Agreement.
Access to Information
Upon reasonable notice, except as may otherwise be restricted by applicable law, each of PTMN and LRFC will, and will cause its consolidated subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, and records and, during such period, such party will, and will cause its consolidated subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request, subject to certain exceptions relating to confidentiality and attorney-client privilege or any similar privilege or protection.
Publicity
LRFC, PTMN, Mount Logan and SCIM each will consult with the others before issuing or causing the publication of any press release or other public announcement with respect to the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement, except (x) as may be required by applicable law or the rules and regulations of NASDAQ, and, to the extent practicable, before such press release or other public announcement is issued or made, PTMN, LRFC, Mount Logan or SCIM, as applicable, will use commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such press release or other public announcement or (y) to the extent that such press release or other public announcement relates to any LRFC Adverse Recommendation Change or PTMN Adverse Recommendation Change made in accordance with the terms of the Merger Agreement, subject to certain exceptions.
Takeover Statutes and Provisions
Neither PTMN nor LRFC will take any action that would cause the transactions contemplated by the Merger Agreement to be subject to the requirements imposed by any takeover statute, and each of PTMN and LRFC will take all necessary steps within its control to exempt (or ensure the continued exemption of) such transactions from, or if necessary challenge the validity or applicability of, any applicable takeover statute.
Tax Matters
It is a condition to the obligations of each of LRFC and of PTMN to consummate the Mergers that LRFC and PTMN, respectively, has received a written opinion from Simpson Thacher, outside legal counsel to LRFC and PTMN, in each case dated as of the Closing Date and substantially to the effect that the Mergers, taken together, will qualify as a “reorganization”, within the meaning of Section 368(a) of the Code.
During the period through the Effective Time, except as expressly contemplated or permitted by the Merger Agreement, (i) LRFC will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of the PTMN Special Committee take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause LRFC to fail to qualify as a RIC, and (ii) PTMN will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of the LRFC Special Committee, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause PTMN to fail to qualify as a RIC.
Unless otherwise required by applicable law or administrative action, (i) each of LRFC, PTMN and Merger Sub will use its reasonable best efforts to cause the Mergers to qualify as a “reorganization” governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of LRFC, PTMN and Merger Sub will report the Mergers for U.S. federal income tax purposes as a “reorganization” governed by Section 368(a) of the Code.
Prior to the Effective Time, LRFC will deliver to PTMN a duly completed and executed Form W-9, dated as of the Closing.
Stockholder Litigation
The parties to the Merger Agreement will reasonably cooperate and consult with one another in connection with the defense and settlement of any proceeding by LRFC Stockholders or PTMN Stockholders against any of them or any of their respective directors, officers or affiliates with respect to the Merger Agreement or the transactions contemplated thereby, and each of LRFC and PTMN will keep the other party reasonably informed of any material developments in connection with any such proceeding brought by its stockholders and will not settle any such proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
Section 16 Matters
Prior to the Effective Time, the LRFC Board and the PTMN Board will take all such steps as may be required to cause any dispositions of LRFC Common Stock or acquisitions of PTMN Common Stock resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to LRFC or will become subject to such reporting requirements with respect to PTMN, in each case, to be exempt pursuant to Rule 16b-3.
No Other Representations or Warranties
The parties have acknowledged and agreed that except for the representations contained in the Merger Agreement, none of SCIM, Mount Logan, LRFC, PTMN or any of LRFC’s or PTMN’s respective consolidated subsidiaries or any other person or entity acting on behalf of the foregoing makes or has relied on any representation or warranty, express or implied.
Termination of LRFC Agreements
Immediately after the occurrence of the Effective Time, the LRFC Advisory Agreement and the LRFC Administration Agreements will be terminated and of no further force and effect.
Coordination of Dividends
PTMN and LRFC will coordinate with each other in designating the record and payment dates for any periodic dividends or distributions to their respective stockholders declared in accordance with the Merger Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur.
Prior to the Closing Date, LRFC will declare to LRFC Stockholders a Tax Dividend. For the avoidance of doubt, with respect to the taxable year that includes the Closing Date, LRFC will not be required to make distributions, and it is expected that any income or gain for such taxable year that is undistributed as of the Closing Date will be distributed (i) by PTMN or (ii) through such other mechanisms as agreed by the parties.
NASDAQ Listing
PTMN is required to use reasonable best efforts to cause the shares comprising the Merger Consideration to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the Effective Time.
Blue Sky
PTMN is required to use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Merger Agreement and any transactions contemplated by it (provided that in no event will PTMN be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
Net Asset Value Calculation
In order to facilitate the ability of the LRFC Special Committee to make a determination in accordance with the terms of the Merger Agreement, PTMN will deliver to LRFC a calculation of the NAV of PTMN as of a date mutually agreed between PTMN and LRFC, such date to be no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties) historically used in preparing the calculation of the net asset value per share of the PTMN Common Stock (with an accrual for any dividend declared by PTMN and not yet paid) (the “Closing PTMN Net Asset Value”); provided that PTMN will update the calculation of the Closing PTMN Net Asset Value in the event that the Closing is subsequently delayed or there is a more than de minimis change to the Closing PTMN Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing PTMN Net Asset Value is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time; provided, further, that SCIM will certify in writing to LRFC, the calculation of the Closing PTMN Net Asset Value.
In order to facilitate the ability of the PTMN Special Committee to make a determination in accordance with the terms of the Merger Agreement, the LRFC will deliver to PTMN a calculation of the net asset value of LRFC as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as otherwise may be mutually agreed by the parties) historically used in preparing the calculation of the net asset value per share of the LRFC Common Stock (with an accrual for any dividend declared by LRFC and not yet paid) (the “Closing LRFC Net Asset Value”); provided that LRFC will update the calculation of the Closing LRFC Net Asset Value in the event that the Closing is subsequently delayed or there is a more than de minimis change to the Closing LRFC Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing LRFC Net Asset Value is determined within forty-eight (48) hours (excluding

Sundays and holidays) prior to the Effective Time; provided, further, that Mount Logan will certify in writing to PTMN, the calculation of the Closing LRFC Net Asset Value.
In connection with preparing the calculations provided pursuant to the terms of the Merger Agreement, each of LRFC and PTMN will use the portfolio valuation methods adopted by their respective valuation designee and approved by the LRFC Board or the PTMN Board, as applicable, for valuing the securities and other assets of LRFC or PTMN, as applicable, under Rule 2a-5 under the 1940 Act as of the date of the Merger Agreement, except as otherwise agreed by each of the PTMN Board and the LRFC Board.
Each of SCIM and Mount Logan agree to give each of PTMN and LRFC and their respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided in accordance with the terms of the Merger Agreement and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by the respective adviser or any of its respective Affiliates.
Conditions to Closing the Mergers
Conditions to Each Party’s Obligations to Effect the Mergers
The obligations of PTMN and LRFC to effect the Mergers are subject to the satisfaction or, other than with respect to the first bullet point below, waiver, at or prior to the Effective Time, of the following conditions:
•the required approvals of PTMN Stockholders and LRFC Stockholders, including, with respect to PTMN, the PTMN Share Issuance Proposal and, with respect to LRFC, the LRFC Merger Proposal, are obtained at their respective stockholder meetings;
•the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective under the Securities Act and applicable state law, and no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been initiated by the SEC or any applicable state securities regulator;
•no order issued by any court or agency of competent jurisdiction or other law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement is in effect;
•all regulatory approvals required by applicable law to consummate the transactions contemplated by the Merger Agreement, including the Mergers, have been obtained and remain in full force and effect and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act), other than those, in each case, the failure to be obtained or expired would not, and would not reasonably be expected to, be material and adverse to LRFC and PTMN, taken as a whole;
•no proceeding by any governmental entity of competent jurisdiction is pending that challenges the Mergers or any of the other transactions contemplated by the Merger Agreement or that otherwise prevents, enjoins, restrains or makes illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement;
•the shares of PTMN Common Stock to be issued in connection with the Mergers have been authorized for listing on NASDAQ, subject to official notice of issuance;
•the receipt of any consents, approvals, confirmations and authorizations required pursuant to the terms of the LRFC Indebtedness to consummate the Transactions (including the Merger); and
•the shares of PTMN Common Stock to be sold pursuant to the Merger Agreement and in connection with the First Merger will be sold at price equal to or greater than the NAV per share.

Conditions to Obligations of PTMN and Merger Sub to Effect the Mergers
The obligations of PTMN and Merger Sub to effect the Mergers are also subject to the satisfaction, or waiver by PTMN, at or prior to the Effective Time, of the following conditions:
•the representations and warranties of LRFC pertaining to:
◦the capitalization of LRFC are true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);
◦the absence of events that would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to LRFC are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);
◦authority, no violation, brokers and appraisal rights are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); and
◦all other representations and warranties of LRFC contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to the materiality or material adverse effect or any similar qualification, are true and correct on and as of the date of the Merger Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty is true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to LRFC;
•LRFC and Mount Logan have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time;
•since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of LRFC;
•PTMN has received a certificate signed on behalf of LRFC by the Chief Executive Officer or the Chief Financial Officer of LRFC to the effect that the conditions set forth in the bullet points above, as applicable to LRFC, have been satisfied;
•PTMN has received a certificate signed on behalf of an authorized officer of Mount Logan to the effect that the conditions set forth in the bullet points above, as applicable to Mount Logan, have been satisfied; and
•PTMN has received the opinion of its counsel, Simpson Thacher, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Conditions to Obligations of LRFC to Effect the Mergers
The obligation of LRFC to effect the Mergers are also subject to the satisfaction, or waiver by LRFC, at or prior to the Effective Time, of the following conditions:
•the representations and warranties of PTMN, Merger Sub and/or SCIM, as applicable, pertaining to:
◦the capitalization of PTMN are true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);
◦the absence of events that would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to PTMN are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);
◦authority, no violation and, with respect to PTMN and Merger Sub, brokers are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); and
◦all other representations and warranties of PTMN, Merger Sub and SCIM contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to the materiality or material adverse effect or any similar qualification, are true and correct on and as of the date of the Merger Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty is true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to PTMN, Merger Sub or SCIM, as applicable;
•PTMN, Merger Sub and SCIM have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time;
•since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of PTMN or SCIM;
•LRFC has received a certificate signed on behalf of PTMN and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of PTMN to the effect that the conditions set forth in the bullet points above, as applicable to PTMN and Merger Sub, have been satisfied;
•LRFC has received a certificate signed by an authorized officer of SCIM to the effect that the conditions set forth in the bullet points above, as applicable to SCIM, have been satisfied;
•LRFC has received the opinion of its counsel, Simpson Thacher, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code; and
•the (i) PTMN Investment Advisory Agreement is in full force and effect and has not been amended or supplemented on or after the date of the Merger Agreement, (ii) SCIM has not received any notice from PTMN, the PTMN Board or anyone authorized to act by the PTMN Board regarding the proposed termination or amendment of the PTMN Investment Advisory Agreement and (iii) SCIM has not delivered any notice to PTMN, the PTMN Board or anyone authorized to act on behalf of the PTMN Board regarding the proposed termination or amendment of the PTMN Investment Advisory Agreement.
Frustration of Closing Conditions
None of PTMN, Merger Sub or LRFC may rely on the failure of any condition to be satisfied to excuse performance by such party of its obligations under the Merger Agreement if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Mergers and the other transactions contemplated by the Merger Agreement.
Termination of the Merger Agreement
Right to Terminate
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the LRFC Merger Proposal by LRFC Stockholders or the PTMN Share Issuance Proposal by PTMN Stockholders:
•by mutual consent of LRFC and PTMN in a written instrument authorized by each of the LRFC Board and PTMN Board, including a majority of the LRFC Independent Directors and a majority of the PTMN Independent Directors, respectively;
•by either LRFC or PTMN, if:
◦any governmental entity that must grant a regulatory approval has denied approval of the transactions contemplated by the Merger Agreement (including the Mergers) and such denial has become final and non-appealable, or any governmental entity of competent jurisdiction has issued a final and non-appealable order, or promulgated any other law that permanently enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement;
◦the Mergers have not been consummated on or before October 29, 2025 (the “Outside Date”), provided that the right to terminate the Merger Agreement on this basis will not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Outside Date;
◦the requisite LRFC Stockholder approval, including approval of the LRFC Merger Proposal, is not obtained; or
◦the requisite PTMN Stockholder approval, including approval of the PTMN Share Issuance Proposal, is not obtained;
provided, however, that the right to terminate the Merger Agreement pursuant to any of the foregoing will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the transactions contemplated by the Merger Agreement;
•by LRFC, if:
◦PTMN, Merger Sub or SCIM breaches or fails to perform any of its respective representations, warranties, covenants and agreements under the Merger Agreement, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain closing conditions, and such breach or failure is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by LRFC to PTMN (provided that LRFC is not then in material breach of the Merger Agreement so as to result in the failure of certain closing conditions);

◦prior to obtaining approval of the PTMN Share Issuance Proposal by PTMN Stockholders (A) a PTMN Adverse Recommendation Change occurs to the extent permitted by, and subject to the terms and conditions of the Merger Agreement, (B) a Takeover Proposal is publicly announced and PTMN fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the PTMN Board that PTMN Stockholders vote in favor of the PTMN Share Issuance Proposal or (C) a tender or exchange offer relating to any shares of PTMN Common Stock has been commenced by a third party and PTMN does not send to PTMN Stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the PTMN Board recommends rejection of such tender or exchange offer;
◦PTMN willfully breaches, in any material respect, its obligations relating to the solicitation and administration of Takeover Proposals from third parties, other than in the case where (w) such breach is a result of an isolated action by a Representative of PTMN (other than a director or officer of PTMN), (x) such breach was not caused by, or within the knowledge of, PTMN, (y) PTMN takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) LRFC is not harmed as a result thereof, provided that in no event shall LRFC be entitled to terminate the Merger Agreement in accordance with its terms following approval of the PTMN Proposals by the PTMN Stockholders;
◦prior to obtaining approval of the LRFC Merger Proposal by LRFC Stockholders, (A) LRFC is not in material breach of any of the terms of the Merger Agreement and (B) the LRFC Board, including a majority of the LRFC Independent Directors, properly authorizes LRFC to enter into, and LRFC enters into, a definitive contract with respect to an LRFC Superior Proposal; or
◦at any time prior to the Closing, the LRFC Special Committee has determined, reasonably and in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that the interests of the LRFC Stockholders will be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Merger and the transactions contemplated by the Merger Agreement.
•by PTMN, if:
◦LRFC or Mount Logan breaches or fails to perform any of its representations, warranties, covenants and agreements under the Merger Agreement, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain closing conditions, and such breach or failure is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by PTMN to LRFC (provided that PTMN is not then in material breach of the Merger Agreement so as to result in the failure of certain closing conditions);
◦prior to obtaining approval of the LRFC Merger Proposal by LRFC Stockholders (A) an LRFC Adverse Recommendation Change occurs to the extent permitted by, and subject to the terms and conditions of the Merger Agreement, (B) a Takeover Proposal is publicly announced and LRFC fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the LRFC Board that LRFC Stockholders vote in favor of the LRFC Merger Proposal, or (C) a tender or exchange offer relating to any shares of LRFC Common Stock has been commenced by a third party and LRFC does not send to LRFC Stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the LRFC Board recommends rejection of such tender or exchange offer;
◦LRFC willfully breaches, in any material respect, its obligations relating to the solicitation and administration of Takeover Proposals from third parties, other than in the case where (w) such breach is a result of an isolated action by a Representative of LRFC (other than a director or officer of LRFC), (x) such breach was not caused by, or within the knowledge of, LRFC, (y) LRFC takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) PTMN is not harmed as a result thereof; provided that in no event will PTMN be entitled to terminate the Merger Agreement in accordance with its terms following approval of the LRFC Proposals by LRFC Stockholders;
◦prior to obtaining approval of the PTMN Share Issuance Proposal by PTMN Stockholders, (A) PTMN is not in material breach of any of the terms of the Merger Agreement and (B) the PTMN Board, including a majority of the PTMN Independent Directors, properly authorizes PTMN to enter into, and PTMN enters into, a definitive contract with respect to a PTMN Superior Proposal; or
◦at any time prior to the Closing, the PTMN Special Committee has determined, reasonably and in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that the interests of the PTMN Stockholders will be diluted within the meaning of Rule 17a-8 under the 1940 Act as a result of the Merger and the transactions contemplated by the Merger Agreement.
Expense Reimbursement
If the Merger Agreement is terminated by either PTMN or LRFC in accordance with the terms of the Merger Agreement, then LRFC will reimburse PTMN and its affiliates for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable, documented fees and expenses of outside counsel, financial advisors, accountants, experts and consultants to PTMN and its affiliates) incurred and payable by PTMN or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performances of the Merger Agreement and the transactions contemplated by it (“PTMN Expenses”). PTMN Expenses will be promptly paid by LRFC by wire transfer of immediately available funds to an account designated in writing to LRFC by PTMN if PTMN will have furnished to LRFC wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check.
If the Merger Agreement is terminated by either LRFC or PTMN in accordance with the terms of the Merger Agreement, PTMN will reimburse LRFC and its affiliates for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable, documented fees and expenses of outside counsel, financial advisors, accountants, experts and consultants to LRFC and its affiliates) incurred and payable by LRFC or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated by it (“LRFC Expenses”). LRFC Expenses will be promptly paid by PTMN by wire transfer of immediately available funds to LRFC or, at the election of LRFC, to one of its consolidated subsidiaries, to an account designated in writing to PTMN by LRFC if LRFC will have furnished to PTMN wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check.
Effect of Termination
If the Merger Agreement is terminated, it will become void and have no effect, and there will be no liability on the part of SCIM, Mount Logan, PTMN, Merger Sub, LRFC or their respective affiliates or consolidated subsidiaries or any of their respective directors or officers. However, except as otherwise provided in the Merger Agreement, (1) SCIM, Mount Logan, PTMN and LRFC will remain liable to each other for any damages incurred or suffered by another party arising out of its willful or intentional breach of any provision of the Merger Agreement or its failure or refusal to consummate the Merger Agreement and the transactions contemplated thereby when it was obligated to do so in accordance with the terms of the Merger Agreement and (2) certain designated provisions of the Merger Agreement will survive the termination of the Merger Agreement.
Amendment of the Merger Agreement
The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the PTMN Share Issuance Proposal by PTMN Stockholders or the LRFC Merger Proposal by LRFC Stockholders; provided that after any approval of the PTMN Share Issuance Proposal by PTMN Stockholders or the LRFC Merger Proposal by LRFC Stockholders, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Expenses and Fees
Except as otherwise outlined in the section entitled “Description of the Merger Agreement –Termination of Merger Agreement –Termination Fees”, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers), will be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by the Merger Agreement (including the Mergers) are consummated; provided, however, the following fees and expenses will be borne proportionately by PTMN and LRFC by reference to their respective NAVs as of September 30, 2024: (i) all costs and expenses of printing and mailing this joint proxy statement/prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers, (iii) all filing and other fees in connection with any filing under the HSR Act and (iv) fees and expenses for legal services to LRFC, PTMN and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby.

DESCRIPTION OF FEE WAIVER AGREEMENT
That certain Fee Waiver Agreement dated as of January 29, 2025, by and between PTMN and SCIM, attached hereto as Annex D (the “Fee Waiver Agreement”) sets forth certain terms relating to the commitment of SCIM to waive certain incentive fees otherwise payable to it by PTMN in connection with the consummation of the Mergers.
Pursuant to the terms of the Fee Waiver Agreement, SCIM has agreed to waive up to $1.5 million of the incentive fees otherwise payable to it by PTMN over the eight consecutive quarters following the Closing, subject to the occurrence of the Closing. Such waiver shall be structured as follows: (1) for the fiscal quarter of PTMN in which Closing occurs, SCIM will waive $187,500 of its incentive fees and (2) for the subsequent seven fiscal quarters of PTMN, SCIM will waive an amount of its incentive fees equal to the lesser of (a) the quarterly incentive fee earned by SCIM in such quarter less $1,250,000 and (b) $187,500 (i.e., the Waiver Cap). If the incentive fees waived under the foregoing clause (2) are less than the Waiver Cap, then each subsequent Waiver Cap will be increased by the difference between the Waiver Cap and the waived incentive fees until the earlier of (i) the end of the seventh full fiscal quarter, and (ii) the time that the incentive fees equal to the amount of the difference are waived by SCIM.

ACCOUNTING TREATMENT OF THE MERGERS
The Mergers would be considered asset acquisitions under generally accepted accounting principles with PTMN being the accounting survivor. The Mergers would then be accounted for under the asset acquisition method of accounting by PTMN in accordance with Accounting Standards Codification Topic 805-50, Business Combinations – Related Issues (“ASC 805-50”). Under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. Per ASC 805-50-30-1, assets are recognized based on their cost to the acquiring entity, which generally includes transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets’ carrying amounts on the acquiring entity’s records. ASC 805-50-30-2 provides that asset acquisitions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on the cost to the acquiring entity or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measured.
In connection with the Mergers, the outstanding shares of LRFC Common Stock would be exchanged for newly issued shares of PTMN Common Stock. The consideration paid by PTMN would be allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than “non-qualifying” assets (for example, cash) and would not give rise to goodwill. To the extent that the purchase price does not closely approximate the NAV of LRFC Common Stock at such time, the difference between the purchase price and the fair value of LRFC’s net assets acquired would result in a purchase discount or premium (henceforth referred to as the “purchase discount (or premium)”). The purchase discount (or premium) would be allocated to the acquired assets and assumed liabilities of LRFC based on its fair value as of the Closing. Immediately following the Mergers, PTMN would record its investments, including the acquired LRFC investments, at their respective fair values and, as a result, the purchase discount (or premium) allocated to the cost basis of the investments acquired from LRFC would be recognized as unrealized appreciation (or depreciation). The purchase discount (or premium) allocated to the acquired LRFC investments in loans would accrete (or amortize) over the life of the loans through interest income with a corresponding reversal of the initial unrealized appreciation (or depreciation) on the acquired LRFC loans through their ultimate disposition. The purchase discount (or premium) allocated to the acquired LRFC investments in equity securities would not accrete (or amortize) over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the acquired LRFC equity securities and disposition of such equity securities at fair value, would be recognized as realized gain (or loss) with a corresponding reversal of the unrealized appreciation (or depreciation) upon disposition of such equity securities.
The final allocation of the purchase price would be determined after the Mergers are completed and after completion of a final analysis to determine the estimated relative fair values of LRFC’s assets and liabilities. Increases or decreases in the estimated fair values of the net assets, commitments and other items of LRFC as compared to the information shown in this joint proxy statement/prospectus may occur. PTMN would exclude any adjustments to the cost basis of the acquired LRFC investments established by ASC 805 as a result of the Mergers from the calculation of its incentive fee on both pre-incentive fee net investment income and on any incentive fee on capital gains, with such exclusion to be implemented through, for example, a future amendment to the PTMN Investment Advisory Agreement with SCIM then in effect, or another reasonable method.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of U.S. federal income tax considerations generally applicable to the Mergers and an investment in shares of PTMN Common Stock by a shareholder of LRFC. This summary does not purport to be a complete description of the income tax considerations of the Mergers or applicable to an investment in shares of PTMN Common Stock. No attempt is made to present a detailed explanation of all U.S. federal income tax aspects affecting PTMN, LRFC, or their stockholders. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
The discussion set forth herein does not constitute tax advice and stockholders are urged to consult their tax advisers to determine the specific U.S. federal, state, local and foreign tax considerations to them of the Mergers and an investment in PTMN Common Stock in light of their particular circumstances.
For purposes of this discussion, a “U.S. stockholder” or “U.S. holder” is a beneficial owner of LRFC Common Stock or PTMN Common Stock who for U.S. federal income tax purposes is:
•a citizen or individual resident of the United States;
•a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;
•a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or
•an estate that is subject to U.S. federal income tax on its income regardless of its source.
For purposes of this discussion, a “non-U.S. stockholder” or “non-U.S. holder” means a beneficial owner of LRFC Common Stock or PTMN Common Stock that is neither a U.S. stockholder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds LRFC Common Stock or PTMN Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding LRFC Common Stock or PTMN Common Stock, you should consult your tax advisor.
This discussion addresses only those LRFC Stockholders and PTMN Stockholders that hold their LRFC Common Stock or PTMN Common Stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular LRFC Stockholders or PTMN Stockholders in light of their individual circumstances or to LRFC Stockholders or PTMN Stockholders that are subject to special rules, such as:
•financial institutions;
•pass-through entities and investors in such entities;
•insurance companies;
•tax-exempt organizations;
•controlled foreign corporations and passive foreign investment companies;
•real estate investment trusts;
•RICs;

•mutual funds;
•pension plans and trusts;
•dealers in securities;
•traders in securities that elect to use a mark to market method of accounting;
•persons who exercise dissenters’ rights;
•persons that hold LRFC Common Stock or PTMN Common Stock as part of a straddle, hedge, constructive sale or conversion transaction;
•United States expatriates or former citizens or residents of the United States;
•U.S. stockholders whose functional currency is not the U.S. dollar;
•a person required to accelerate the recognition of any item of gross income with respect to LRFC Common Stock or PTMN Common Stock as a result of such income being recognized on an applicable financial statement;
•persons who are not U.S. stockholders (except as otherwise disclosed below under “—Non-U.S. Stockholders”);
•persons who own, actually or constructively, more than 5% of the stock of LRFC or PTMN; and
•persons who acquired their shares of LRFC Common Stock or PTMN Common Stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan, individual retirement accounts or other tax-deferred accounts.
In addition, the discussion does not address any alternative minimum tax, gift or estate tax, or any state, local or foreign tax consequences of the Mergers, nor does it address any tax consequences arising under the Medicare tax on net investment income.
The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
Qualification of the Mergers as a Reorganization under Section 368(a) of the Code
LRFC and PTMN intend for the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of each of LRFC and of PTMN to consummate the Mergers that LRFC and PTMN has each received a written opinion from Simpson Thacher, outside legal counsel to LRFC and PTMN, in each case dated as of the Closing Date and substantially to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts, representations and covenants contained in representation letters provided by LRFC and PTMN and on customary factual assumptions. If any assumption or representation is inaccurate, or any covenant is not complied with, the tax considerations of the Mergers could differ from those described in the tax opinions and this discussion.
Accordingly, each LRFC Stockholder should consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder. The remainder of this disclosure assumes that the Mergers qualify as a “reorganization” under Section 368(a) of the Code.

Tax Consequences if the Mergers Qualify as a Reorganization
If the Mergers, taken together, are treated as a reorganization within the meaning of Section 368(a) of the Code, the tax consequences for LRFC Stockholders who are U.S. holders and receive shares of PTMN Common Stock in exchange for shares of LRFC Common Stock pursuant to the Mergers are as follows:
•no gain or loss will be recognized by the holders of LRFC Common Stock upon the conversion of their LRFC Common Stock into PTMN Common Stock, except to the extent such holders are paid cash in lieu of fractional PTMN Common Stock in the Mergers, as described below;
•the aggregate basis of the PTMN Common Stock received in the Mergers will be the same as the aggregate basis of the LRFC Common Stock for which it is exchanged, decreased by any basis attributable to fractional shares of PTMN Common Stock for which cash is received; and
•the holding period of PTMN Common Stock received in exchange for LRFC Common Stock will include the holding period of the LRFC Common Stock for which it is exchanged.
If a LRFC Stockholder acquired different blocks of LRFC Common Stock at different times or at different prices, such holder’s basis and holding period in its shares of PTMN Common Stock will be determined by reference to each block of LRFC Common Stock.
Cash Received in Lieu of a Fractional Share of PTMN Common Stock
A LRFC Stockholder who receives cash in lieu of a fractional share of PTMN Common Stock will generally be treated as having received the fractional share pursuant to the Mergers and then as having sold that fractional share of PTMN Common Stock for cash. As a result, an LRFC Common Stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Payments of cash to a LRFC Stockholder may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to PTMN and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
If the Mergers, taken together, qualify as a reorganization, a LRFC Stockholder who receives PTMN Common Stock as a result of the Mergers will be required to retain records pertaining to the Mergers. Each LRFC Stockholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives PTMN Common Stock in the Mergers will be required to file a statement with such U.S. federal income tax return in accordance with U.S. Treasury Regulations Section 1.368-3 setting forth such holder’s basis in, and the fair market value of, the LRFC Common Stock that is exchanged for PTMN Common Stock by such significant holder (in each case, determined immediately prior to the exchange). A “significant holder” is a LRFC Stockholder who, immediately before the Mergers, owned at least 1% of the outstanding LRFC Common Stock or securities of LRFC with a basis for U.S. federal income tax purposes of at least $1.0 million.
Non-U.S. Stockholders
Gain recognized by a non-U.S. stockholder upon the exchange of LRFC Common Stock pursuant to the Mergers generally should not be subject to U.S. federal income tax unless:
•the gain is effectively connected with a U.S. trade or business of such non-U.S. stockholder (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. stockholder generally should be subject to tax on such gain in the same manner as a U.S. stockholder and, if the non-U.S. stockholder is a foreign corporation, such corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);
•the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Mergers and certain other requirements are met, in which case the non-U.S. stockholder generally should be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. stockholder, if any, provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses; or
•LRFC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the Mergers and (ii) the non-U.S. stockholder’s holding period in the LRFC Common Stock, and the non-U.S. stockholder owned (directly, indirectly or constructively) more than 5% of the outstanding LRFC Common Stock at any time during the applicable period. Although there can be no assurances in this regard, LRFC does not believe that it is or was during the last five years a “United States real property holding corporation” for U.S. federal income tax purposes.
A non-U.S. stockholder will be subject to information reporting and, in certain circumstances, backup withholding with respect to the Merger Consideration received by such holder pursuant to the Mergers, unless such non-U.S. stockholder certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such non-U.S. stockholder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Legislation commonly referred to as the “Foreign Account Tax Compliance Act”, or “FATCA”, generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (or “FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (as “IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of LRFC Common Stock and PTMN Common Stock, proposed U.S. Treasury Regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on gross proceeds entirely. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on payments to foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. Non-U.S. stockholders should consult their tax advisors regarding the potential application of FATCA withholding on amounts received by such holders in connection with the Mergers.
Limitations on Utilization of Loss Carryforwards and Unrealized Losses
Assuming the Mergers qualify as a “reorganization,” each of LRFC and PTMN will generally not recognize gain or loss as a result of the Mergers (except, in the case of LRFC, potentially in respect of any assets that are subject to mark-to-market tax accounting, if any), and PTMN will generally inherit the historic tax bases and holding periods of LRFC’s assets and certain tax attributes of LRFC, such as capital loss carryforwards, in each case subject to the limitations described below.

In general, as LRFC Stockholders before the Mergers are expected to hold less than 50% of the outstanding shares of PTMN immediately following the Mergers, it is expected that LRFC will undergo an “ownership change” under Sections 382 and 383 of the Code as a result of the Mergers such that limitations will apply to capital loss carryforwards (and certain “net unrealized built-in loss” (“NUBIL”), if any) of LRFC inherited by PTMN in the Mergers. Although it is not expected that PTMN will undergo an ownership change as a result of the Mergers, no assurance can be given that PTMN will not undergo such an ownership change.
Assuming LRFC undergoes an ownership change, the Mergers generally would result in limitations on (i) the ability of LRFC to use its loss carryforwards (and, if LRFC has a NUBIL at the time of the Mergers, to use any capital losses on the disposition of its assets to the extent the losses are recognized within five years following the Mergers and are attributable to the NUBIL) and (ii) on the ability of LRFC’s taxable subsidiaries to use their net operating loss carryforwards. These potential limitations generally would be imposed on an annual basis. Losses in excess of the limitation may be carried forward indefinitely for both capital loss carryforwards and post-2017 net operating loss carryforwards while pre-2018 net operating loss carryforwards are subject to a 20-year expiration from the year incurred. The limitations generally would equal the product of the fair market value of LRFC’s (or LRFC’s taxable subsidiaries, as the case may be) equity immediately prior to the Mergers and the “long-term tax-exempt rate,” as published monthly by the IRS, in effect at such time. No assurance can be given as to what long-term tax-exempt rate will be in effect at the time of the Mergers.
In addition, under Section 384 of the Code, if PTMN has a “net unrealized built-in gain” (within the meaning of Section 384 of the Code) (“NUBIG”) at the time of the Mergers, PTMN, as the surviving company, will be prohibited from using the following to offset gains attributable to such NUBIG within five years following the Mergers: (i) LRFC’s capital loss carryforwards and (ii) recognized losses attributable to LRFC’s NUBIL at the time of the Mergers. Similarly, if LRFC has a NUBIG at the time of the Mergers, PTMN will be prohibited from using the following to offset gains attributable to such NUBIG within five years following the Mergers: (i) PTMN’s capital loss carryforwards and (ii) recognized losses attributable to PTMN’s NUBIL at the time of the Mergers.
The ability of PTMN to use its or LRFC’s losses in the future depends upon a variety of factors that cannot be known in advance. Even if PTMN is able to utilize its or LRFC’s capital loss carryforwards or unrealized losses, the tax benefit resulting from those losses will be shared by both LRFC Stockholders and PTMN Stockholders following the Mergers. Therefore, a LRFC Stockholder or PTMN Stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Mergers did not occur.
Further, in addition to the other limitations on the use of losses, under Section 381 of the Code, for the tax year of the Mergers, only that percentage of PTMN’s capital gain net income for such tax year (excluding capital loss carryforwards), if any, equal to the percentage of its tax year that remains following the Mergers can be reduced by LRFC’s capital loss carryforwards (as otherwise limited under Sections 382, 383 and 384 of the Code, as described above).
As of December 31, 2024, PTMN had approximately $487.2 million of capital loss carryforwards, which are not subject to expiration. As of December 31, 2024, LRFC had a short-term capital loss carryforward of $96.2 million, of which $90.6 million is subject to expiration in 2025, $5.0 million is subject to expiration in 2026 and $0.6 million is not subject to expiration. Additionally, LRFC had a long-term capital loss carryforward of $9.5 million, which is not subject to expiration.
Distribution of Income and Gains
LRFC’s tax year is expected to end as a result of the Mergers. LRFC and PTMN intend to make any distributions necessary and appropriate in order to maintain LRFC’s RIC status and so that there is no U.S. federal income tax liability on LRFC’s taxable income in respect of its taxable year ending as a result of the Mergers.
Moreover, if PTMN has net investment income or net realized capital gain, but has not distributed such income or gain prior to the Mergers and you acquire shares of PTMN Common Stock in the Mergers, a portion of your subsequent distributions from PTMN may, in effect, be a taxable return of part of your investment. Similarly, if you acquire PTMN Common Stock in the Mergers when PTMN holds appreciated securities, you may receive a taxable return of part of your investment if and when PTMN sells the appreciated securities and distributes the realized gain.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Mergers and does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Mergers. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Mergers, including tax return reporting requirements, the applicability and effect of United States federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.
U.S. Federal Income Taxation of an Investment in PTMN Common Stock
The following discussion is a general summary of certain U.S. federal income tax considerations applicable to PTMN, to PTMN’s qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code and to an investment in PTMN Common Stock.
Election to be Taxed as a RIC
PTMN has elected to be treated as a RIC under Subchapter M of the Code. As a RIC, PTMN generally will not have to pay corporate-level U.S. federal income taxes on any income that PTMN distributes to PTMN Stockholders from its taxable earnings and profits. To qualify as a RIC, PTMN must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, in order to maintain RIC tax treatment, PTMN must distribute to PTMN Stockholders, for each taxable year, at least 90% of its “investment company taxable income”, which is generally its net ordinary income plus the excess, if any, of realized net short-term capital gain over realized net long-term capital loss (the “Annual Distribution Requirement”). Even if PTMN qualifies as a RIC, PTMN generally will be subject to corporate-level U.S. federal income tax on its undistributed taxable income and could be subject to U.S. federal excise, state, local and foreign taxes.
Taxation as a RIC
Provided that PTMN qualifies as a RIC and satisfies the Annual Distribution Requirement, PTMN will not be subject to U.S. federal income tax on the portion of its investment company taxable income and net capital gain (which generally is defined as net long-term capital gain in excess of net short-term capital loss) that it timely distributes to stockholders. PTMN will be subject to U.S. federal income tax at regular corporate rates on any income or capital gain not distributed (or deemed distributed) to PTMN Stockholders.
PTMN will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income of RICs unless it distributes in a timely manner an amount at least equal to the sum of (1) 98% of its ordinary income for each calendar year, (2) 98.2% of its capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income recognized, but not distributed, in preceding years and on which PTMN paid no U.S. federal income tax. PTMN will generally review the benefits of avoiding excise tax against the costs of paying such tax.
In order to be treated as a RIC for U.S. federal income tax purposes, PTMN must, among other things:
•elect to be treated as a RIC;
•meet the Annual Distribution Requirement;
•qualify to be treated as a BDC or be registered as a management investment company under the Investment Company Act at all times during each taxable year;
•derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other disposition of stock or other securities or foreign currencies or other income derived with respect to its business of investing in such stock, securities or currencies (including but not limited to gain from options, futures and forward contracts) and net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code) (the “90% Income Test”);
•diversify its holdings so that at the end of each quarter of the taxable year:
◦at least 50% of the value of its assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of its assets or more than 10% of the outstanding voting securities of the issuer (which for these purposes includes the equity securities of a “qualified publicly traded partnership”); and
◦no more than 25% of the value of its assets is invested in the securities, other than U.S. Government securities or securities of other RICs, (i) of one issuer, (ii) of two or more issuers that are controlled, as determined under applicable tax rules, by PTMN and that are engaged in the same or similar or related trades or businesses or (iii) of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).
To the extent that PTMN invests in entities treated as partnerships for U.S. federal income tax purposes (other than a “qualified publicly traded partnership”), PTMN generally must include the items of gross income derived by the partnerships for purposes of the 90% Income Test, and the income that is derived from a partnership (other than a “qualified publicly traded partnership”) will be treated as qualifying income for purposes of the 90% Income Test only to the extent that such income is attributable to items of income of the partnership which would be qualifying income if realized by PTMN directly. In addition, PTMN generally must take into account its proportionate share of the assets held by partnerships (other than a “qualified publicly traded partnership”) in which PTMN is a partner for purposes of the Diversification Tests.
In determining whether or not a RIC is in compliance with the Diversification Tests, the 90% Income Test and the Annual Distribution Requirement, a RIC may take into consideration certain cure provisions contained in the Code.
In order to meet the 90% Income Test, PTMN may establish one or more special purpose corporations to hold assets from which PTMN does not anticipate earning dividend, interest or other qualifying income under the 90% Income Test. Any investments held through such a special purpose corporation would generally be subject to U.S. federal income and other taxes, and therefore PTMN can expect to achieve a reduced after-tax yield on such investments.
PTMN may be required to recognize taxable income in circumstances in which PTMN does not receive a corresponding payment in cash. For example, if PTMN holds debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), PTMN must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by PTMN in the same taxable year. PTMN may also have to include in income other amounts that PTMN has not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. PTMN anticipates that a portion of PTMN’s income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash.
Because any original issue discount or other amounts accrued will be included in PTMN’s investment company taxable income for the year of the accrual, PTMN may be required to make a distribution to PTMN Stockholders in order to satisfy the Annual Distribution Requirement, even though PTMN will not have received any corresponding cash amount. As a result, PTMN may have difficulty meeting the Annual Distribution Requirement necessary to maintain RIC tax treatment under the Code. PTMN may have to sell some of its investments at times and/or at prices PTMN would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If PTMN is not able to obtain cash from other sources, PTMN may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.

Furthermore, a portfolio company in which PTMN invests may face financial difficulty that requires PTMN to work-out, modify or otherwise restructure its investment in the portfolio company. Any such restructuring may result in unusable capital losses and future non-cash income. Any restructuring may also result in PTMN’s recognition of a substantial amount of non-qualifying income for purposes of the 90% Income Test, such as cancellation of indebtedness income in connection with the work-out of a leveraged investment (which, while not free from doubt, may be treated as non-qualifying income) or the receipt of other non-qualifying income.
Gain or loss realized by PTMN from warrants acquired by PTMN as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long PTMN held a particular warrant.
PTMN’s investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, PTMN’s yield on those securities would be decreased. Stockholders will generally not be entitled to claim a credit or deduction with respect to non-U.S. taxes paid by PTMN.
If PTMN acquires investments in “passive foreign investment companies” (“PFICs”) (including equity tranche investments in CLO vehicles that are PFICs), PTMN may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such investments even if such income is distributed as a taxable dividend by PTMN to PTMN Stockholders. Certain elections may be available to mitigate or eliminate such tax on excess distributions, but such elections (if available) will generally require PTMN to recognize its share of the PFIC’s income for each year regardless of whether PTMN receives any distributions from such PFIC. PTMN must nonetheless distribute such income to maintain its status as a RIC.
If PTMN holds more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation (“CFC”) (including equity tranche investments in a CLO vehicle treated as a CFC), PTMN may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to PTMN’s pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains). If PTMN is required to include such deemed distributions from a CFC in its income, PTMN will be required to distribute such income to maintain its RIC status regardless of whether or not the CFC makes an actual distribution during such year.
If PTMN is required to include amounts in income prior to receiving distributions representing such income, PTMN may have to sell some of its investments at times and/or at prices PTMN would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If PTMN is not able to obtain cash from other sources, PTMN may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.
In addition, as discussed above, to qualify as a RIC, PTMN must, among other thing, satisfy the 90% Income Test. Although the Code generally provides that the income inclusions from a PFIC for which PTMN has made a qualifying fund election (such a PFIC, a “QEF”) or a CFC will be “good income” for purposes of this 90% Income Test to the extent that the QEF or the CFC distributes such income to PTMN in the same taxable year in which the income is included in PTMN’s income, the Code does not specifically provide whether these income inclusions would be “good income” for this 90% Income Test if PTMN does not receive distributions from the QEF or CFC during such taxable year. The IRS has issued a series of private rulings in which it has concluded that all income inclusions from a QEF or a CFC included in a RIC’s gross income would constitute “good income” for purposes of the 90% Income Test. Such rulings are not binding on the IRS except with respect to the taxpayers to whom such rulings were issued. The IRS and U.S. Treasury Department have issued regulations that provide that the income inclusions from a QEF or a CFC will be good income for purposes of the 90% Income Test if PTMN receives a cash distribution from such entity in the same year attributable to the included income or the included income is derived with respect to PTMN’s business of investing in stocks and securities. Accordingly, under current law, PTMN believes that the income inclusions from a CLO that is a QEF or a CFC would be “good income” for purposes of the 90% Income Test whether or not such income is distributed by the QEF or CFC during the taxable year.

Under Section 988 of the Code, gain or loss attributable to fluctuations in exchange rates between the time PTMN accrues income, expenses, or other liabilities denominated in a foreign currency and the time PTMN actually collects such income or pays such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gain or loss on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
Although PTMN does not presently expect to do so, PTMN is authorized to borrow funds and to sell assets in order to satisfy its distribution requirements. However, under the 1940 Act, PTMN is not permitted to make distributions to PTMN Stockholders while certain of its debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Business— Regulation—Qualifying Assets” in Part I, Item 1 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the section entitled “Indebtedness; Coverage Ratio”. Moreover, PTMN’s ability to dispose of assets to meet its distribution requirements may be limited by (1) the illiquid nature of PTMN’s portfolio and/or (2) other requirements relating to PTMN’s status as a RIC, including the Diversification Tests. If PTMN disposes of assets in order to meet the Annual Distribution Requirement or to avoid the excise tax, PTMN may make such dispositions at times that, from an investment standpoint, are not advantageous.
If PTMN fails to satisfy the Annual Distribution Requirement or otherwise fails to qualify as a RIC in any taxable year, PTMN will be subject to tax in that year on all of its taxable income, regardless of whether PTMN makes any distributions to PTMN Stockholders. In that case, all of such income will be subject to corporate-level U.S. federal income tax, reducing the amount available to be distributed to PTMN Stockholders. See the section entitled “— Failure To Maintain RIC Tax Treatment” below. Except as otherwise indicated, this discussion assumes that PTMN will qualify for taxation as a RIC for all relevant years.
As a RIC, PTMN is not allowed to carry forward or carry back a net operating loss for purposes of computing its investment company taxable income in other taxable years. U.S. federal income tax law generally permits a RIC to carry forward (i) the excess of its net short-term capital loss over its net long-term capital gain for a given year as a short-term capital loss arising on the first day of the following year and (ii) the excess of its net long-term capital loss over its net short-term capital gain for a given year as a long-term capital loss arising on the first day of the following year. However, future transactions PTMN engages in may cause its ability to use any capital loss carryforwards, and unrealized losses once realized, to be limited under Section 382 of the Code. Certain of PTMN’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain and qualified dividend income into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause PTMN to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not be qualifying income for purposes of the 90% Income Test. PTMN will monitor its transactions and may make certain tax elections in order to mitigate the effect of these provisions.
As described above, to the extent that PTMN invests in equity securities of entities that are treated as partnerships for U.S. federal income tax purposes, the effect of such investments for purposes of the 90% Income Test and the Diversification Tests will depend on whether or not the partnership is a “qualified publicly traded partnership” (as defined in the Code). If the partnership is a “qualified publicly traded partnership”, the net income derived from such investments will be qualifying income for purposes of the 90% Income Test and will be “securities” for purposes of the Diversification Tests. If the partnership, however, is not treated as a “qualified publicly traded partnership”, the consequences of an investment in the partnership will depend upon the amount and type of income of the partnership allocable to PTMN and its proportionate share of the underlying assets of the partnership. The income derived from such investments may not be qualifying income for purposes of the 90% Income Test and, therefore, could adversely affect PTMN’s qualification as a RIC. PTMN intends to monitor its investments in equity securities of entities that are treated as partnerships for U.S. federal income tax purposes to prevent PTMN’s disqualification as a RIC.

PTMN may invest in preferred securities or other securities the U.S. federal income tax treatment of which may not be clear or may be subject to recharacterization by the IRS. To the extent the tax treatment of such securities or the income from such securities differs from the expected tax treatment, it could affect the timing or character of income recognized, requiring PTMN to purchase or sell securities, or otherwise change its portfolio, in order to comply with the tax rules applicable to RICs under the Code.
Taxation of U.S. Stockholders
Whether an investment in shares of PTMN Common Stock is appropriate for a U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of PTMN Common Stock by a U.S. stockholder may have adverse tax consequences. The following summary generally describes certain U.S. federal income tax consequences of an investment in shares of PTMN Common Stock by taxable U.S. stockholders and not by U.S. stockholders that are generally exempt from U.S. federal income taxation. U.S. stockholders should consult their tax advisors before making an investment in PTMN Common Stock.
Distributions by PTMN generally are taxable to U.S. stockholders as ordinary income or capital gain. Distributions of PTMN’s “investment company taxable income” (which is, generally, PTMN’s ordinary income excluding net capital gain) will be taxable as ordinary income to U.S. stockholders to the extent of PTMN’s current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions paid by PTMN to noncorporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions generally will be eligible for taxation at rates applicable to “qualifying dividends” (currently at a maximum tax rate of 20%) provided that PTMN properly reports such distributions as “qualified dividend income” and certain holding period and other requirements are satisfied. In this regard, it is not anticipated that a significant portion of distributions paid by PTMN will be attributable to qualifying dividends; therefore, PTMN’s distributions generally will not qualify for the preferential rates applicable to qualified dividend income. Distributions of PTMN’s net capital gain (which is generally PTMN’s net long-term capital gain in excess of net short-term capital loss) properly reported by PTMN as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gain (currently at reduced rates in the case of individuals, trusts or estates), regardless of the U.S. stockholder’s holding period for his, her or its PTMN Common Stock and regardless of whether paid in cash or reinvested in additional PTMN Common Stock. Distributions in excess of PTMN’s current and accumulated earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s PTMN Common Stock and, after the adjusted basis is reduced to zero, will constitute capital gain to such U.S. stockholder.
U.S. stockholders who receive distributions in the form of stock generally are subject to the same U.S. federal income tax consequences as are stockholders who elect to receive their distributions in cash. The U.S. stockholder will have an adjusted tax basis in the additional shares of PTMN Common Stock purchased through the plan equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.
Although PTMN currently intends to distribute any long-term capital gain at least annually, PTMN may in the future decide to retain some or all of its long-term capital gain, but designate the retained amount as a “deemed distribution”. In that case, among other consequences, PTMN will pay tax on the retained amount, each U.S. stockholder will be required to include his, her or its proportionate share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by PTMN. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. Since PTMN expects to pay tax on any retained capital gain at the regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on net capital gain, the amount of tax that individual U.S. stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds such U.S. stockholder’s liability for U.S. federal income tax. A U.S. stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a

U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes PTMN paid. In order to utilize the deemed distribution approach, PTMN must provide written notice to PTMN Stockholders prior to the expiration of 60 days after the close of the relevant taxable year. PTMN cannot treat any of its investment company taxable income as a “deemed distribution”.
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, PTMN may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If PTMN makes such an election, a U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by PTMN in October, November or December of any calendar year, payable to U.S. stockholders of record on a specified date in any such month and actually paid during January of the following year, will be treated as if it had been received by PTMN’s U.S. stockholders on December 31 of the year in which the dividend was declared.
PTMN may have the ability to declare a large portion of a distribution in shares of PTMN Common Stock to satisfy the Annual Distribution Requirement. If a portion of such distribution is paid in cash (which portion may generally be as low as 20% based on certain guidance issued by the IRS) and certain requirements are met, the entire distribution to the extent of PTMN’s current or accumulated earnings and profits will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. stockholders will be taxed on the distribution as if the entire distribution was a cash distribution, even though most of the distribution was paid in shares of PTMN Common Stock.
A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its shares of PTMN Common Stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s adjusted tax basis in the PTMN Common Stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of PTMN Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of PTMN Common Stock may be disallowed if other substantially identical shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. The ability to otherwise deduct capital loss may be subject to other limitations under the Code.
In general, U.S. stockholders taxed at individual rates currently are subject to reduced U.S. federal income tax rates on their recognized net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in PTMN Common Stock. Such rate is lower than the maximum rate on ordinary income currently payable by such U.S. stockholders. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the 21% rate also applied to ordinary income.
Noncorporate U.S. stockholders with net capital loss for a year (capital loss in excess of capital gain) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital loss of a noncorporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate stockholders generally may not deduct any net capital loss for a year, but may carry back such losses for three years or carry forward such losses for five years.
If PTMN ceases to be a publicly offered regulated investment company, a noncorporate U.S. stockholder’s pro rata portion of PTMN’s affected expenses, including PTMN’s management fees, will be treated as an additional dividend to the stockholder and will be deductible by such stockholder only to the extent permitted under the limitations described below. A “publicly offered regulated investment company” is a regulated investment company whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. For taxable years beginning before 2026, certain expenses (including advisory fees), referred to as miscellaneous itemized deductions generally are not deductible by noncorporate U.S. stockholders, including individuals, trusts, and estates. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a noncorporate U.S. stockholder (such as an individual, trust or estate) only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code. PTMN does not anticipate that it will initially constitute a publicly offered regulated investment company although it is possible that it may qualify at some point in the future.
PTMN (or the applicable withholding agent) will send to each of its U.S. stockholders, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal income tax status of each year’s distributions generally will be reported to the IRS. Dividends paid by PTMN generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to qualifying dividends. Distributions and gains on sale may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
PTMN (or the applicable withholding agent) may be required to withhold U.S. federal income tax, or backup withholding, from all distributions to any noncorporate U.S. stockholder (1) who fails to furnish PTMN with a correct taxpayer identification number or a certificate that such U.S. stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies PTMN that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding tax is not an additional tax, and any amount withheld may be refunded or credited against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.
Under U.S. Treasury Regulations, if a U.S. stockholder recognizes a loss with respect to shares of PTMN Common Stock of $2 million or more for a noncorporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on IRS Form 8886 (or successor form). Direct stockholders of portfolio securities in many cases are excepted from this reporting requirement, but under current guidance, stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Taxation of Non-U.S. Stockholders
Whether an investment in the shares is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in PTMN Common Stock. Distributions of PTMN’s “investment company taxable income” (which excludes net capital gain) to non-U.S. stockholders that are not “effectively connected” with a U.S. trade or business carried on by the non-U.S. stockholder will generally be subject to withholding of U.S. federal income tax at a rate of 30% (or lower rate provided by an applicable treaty) to the extent of PTMN’s current and accumulated earnings and profits, unless an applicable exception applies. However, PTMN generally is not required to withhold any amounts with respect to distributions of (i) U.S.-source interest income that would not have been subject to withholding of U.S. federal income tax if they had been earned directly by a non-U.S. stockholder, and (ii) net short-term capital gains in excess of net long-term capital losses that would not have been subject to withholding of U.S. federal income tax if they had been earned directly by a non-U.S. stockholder, in each case only to the extent that such distributions are properly reported by PTMN as “interest-related dividends” or “short-term capital gain dividends”, as the case may be, and certain other requirements are met. No certainty can be provided that any of PTMN’s distributions will be reported as eligible for this exception.

Actual or deemed distributions of PTMN’s net capital gain to a non-U.S. stockholder, and gains realized by a non-U.S. stockholder upon the sale of PTMN Common Stock, that are not effectively connected with a U.S. trade or business carried on by the non-U.S. stockholder, will generally not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless the non-U.S. stockholder is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements. However, withholding of U.S. federal income tax at a rate of 30% on capital gain of nonresident alien individuals who are physically present in the United States for more than the 182 day period only applies in exceptional cases because any individual present in the United States for more than 182 days during the taxable year is generally treated as a U.S. resident for U.S. income tax purposes; in that case, he or she would be subject to U.S. income tax on his or her worldwide income at the graduated rates applicable to U.S. citizens, rather than the 30% U.S. federal withholding tax.
If PTMN distributes its net capital gain in the form of deemed rather than actual distributions (which PTMN may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax PTMN pays on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. Accordingly, investment in PTMN Common Stock may not be appropriate for a non-U.S. stockholder.
Distributions of PTMN’s “investment company taxable income” and net capital gain (including deemed distributions) to non-U.S. stockholders, and gains realized by non-U.S. stockholders upon the sale of PTMN Common Stock that are “effectively connected” with a U.S. trade or business carried on by the non-U.S. stockholder (or if an income tax treaty applies, attributable to a “permanent establishment” in the United States), will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens, residents and domestic corporations. Corporate non-U.S. stockholders may also be subject to an additional branch profits tax at a rate of 30% imposed by the Code (or lower rate provided by an applicable treaty). In the case of a noncorporate non-U.S. stockholder, PTMN may be required to withhold U.S. federal income tax from distributions that are otherwise exempt from withholding tax (or taxable at a reduced rate) unless the non-U.S. stockholder certifies his or her foreign status under penalties of perjury or otherwise establishes an exemption.
PTMN may have the ability to declare a large portion of a distribution in shares of PTMN Common Stock to satisfy the Annual Distribution Requirement. If a portion of such dividend is paid in cash (which portion may be as low as 20% under certain guidance issued by the IRS) and certain requirements are met, the entire distribution to the extent of PTMN’s current and accumulated earnings and profits will be treated as a dividend for U.S. federal income tax purposes. As a result, non-U.S. stockholders will be taxed on the distribution as if the entire distribution was cash distribution, even though most of the distribution was paid in shares of PTMN Common Stock.
The tax consequences to a non-U.S. stockholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Non-U.S. stockholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in PTMN Common Stock.
A non-U.S. stockholder who is a nonresident alien individual or foreign corporation may be subject to information reporting and withholding of U.S. federal income tax on dividends unless the non-U.S. stockholder provides PTMN or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from withholding.
FATCA generally imposes a 30% withholding tax on payments of certain types of income to FFIs unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an IGA with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the withholding tax include U.S.-source interest and dividends. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of PTMN Common Stock, proposed U.S. Treasury Regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on gross proceeds entirely. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a non-U.S. stockholder and the status of the intermediaries through which they hold their shares, non-U.S. stockholders could be subject to this 30% withholding tax with respect to distributions on their shares. Under certain circumstances, a non-U.S. stockholder might be eligible for refunds or credits of such taxes.
Non-U.S. persons should consult their tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in PTMN Common Stock.
Failure To Maintain RIC Tax Treatment
If PTMN were unable to maintain tax treatment as a RIC, PTMN would be subject to tax on all of its taxable income at regular corporate rates. PTMN would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions would generally be taxable to PTMN Stockholders as dividend income to the extent of PTMN’s current and accumulated earnings and profits (in the case of noncorporate U.S. stockholders, at a maximum rate applicable to qualified dividend income of 20%, provided certain holding period and other requirements are met). Subject to certain limitations under the Code, corporate stockholders would be eligible for the dividends-received deduction.
Distributions in excess of PTMN’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.
If PTMN fails to meet the RIC requirements for more than two consecutive years and then seeks to re-qualify as a RIC, PTMN would be required to recognize gain to the extent of any unrealized appreciation in its assets unless PTMN made a special election to pay corporate-level U.S. federal income tax on any such unrealized appreciation during the succeeding five-year period.

PTMN PROPOSAL 1 — APPROVAL OF THE PTMN SHARE ISSUANCE PROPOSAL
General
PTMN is asking PTMN Stockholders to approve the PTMN Share Issuance Proposal. Upon completion of the First Merger, and subject to the terms and conditions of the Merger Agreement, each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) will be converted into the right to receive, in accordance with the Merger Agreement, the Merger Consideration, as described in the section entitled “Description of the Merger Agreement – Merger Consideration”. For more information on the PTMN Stockholder vote required for the approval of the PTMN Share Issuance Proposal, see the section entitled “The PTMN Special Meeting – Vote Required”.
Approval of the PTMN Share Issuance Proposal is required to be obtained in accordance with NASDAQ listing rule requirements, as a part of the completion of the Mergers.
Appraisal Rights
Under Delaware law, PTMN Stockholders will not be entitled to rights of appraisal with respect to the PTMN Share Issuance Proposal. Accordingly, to the extent that a PTMN Stockholder objects to the PTMN Share Issuance Proposal, such PTMN Stockholder will not have the right to have a court judicially determine (and the PTMN Stockholder will not receive) the fair value for its shares of PTMN Common Stock under the provisions of Delaware law governing appraisal rights.
Required Vote
PTMN Stockholders may vote “FOR” or “AGAINST”, or they may “ABSTAIN” from voting on, the PTMN Share Issuance Proposal. The affirmative vote of PTMN Stockholders representing a majority of all the votes cast at the PTMN Special Meeting is required to approve the PTMN Share Issuance Proposal.
Abstentions will have no effect on the voting outcome of the PTMN Share Issuance Proposal. Proxies received will be voted “FOR” the approval of the PTMN Share Issuance Proposal unless PTMN Stockholders designate otherwise.
After careful consideration, and on the recommendation of the PTMN Special Committee, the PTMN Board unanimously approved, adopted and declared advisable the Merger Agreement, including the Mergers and the PTMN Share Issuance and unanimously recommends that PTMN Stockholders vote “FOR” the PTMN Share Issuance Proposal.

PTMN PROPOSAL 2 — APPROVAL OF THE PTMN ADJOURNMENT PROPOSAL
General
PTMN is asking PTMN Stockholders to approve one or more adjournments of the PTMN Special Meeting if necessary to solicit additional proxies in favor of the PTMN Share Issuance Proposal if there are insufficient votes at the time of the PTMN Special Meeting to approve the PTMN Share Issuance Proposal. For more information on the PTMN Stockholder vote required for the approval of the PTMN Adjournment Proposal, see the section entitled “The PTMN Special Meeting – Vote Required”.
Required Vote
PTMN Stockholders may vote “FOR” or “AGAINST”, or they may “ABSTAIN” from voting on, the PTMN Adjournment Proposal. The affirmative vote of the holders of PTMN Common Stock representing a majority of all the votes cast at the PTMN Special Meeting is required to approve the PTMN Adjournment Proposal.
Abstentions will have no effect on the voting outcome of the PTMN Adjournment Proposal. Proxies received will be voted “FOR” the approval of the PTMN Adjournment Proposal unless PTMN Stockholders designate otherwise.
After careful consideration, and on the recommendation of the PTMN Special Committee, the PTMN Board unanimously approved, adopted and declared advisable the Merger Agreement, including the Mergers and the PTMN Share Issuance and unanimously recommends that PTMN Stockholders vote “FOR” the PTMN Adjournment Proposal.

LRFC PROPOSAL — APPROVAL OF THE LRFC MERGER PROPOSAL
LRFC is asking LRFC Stockholders to approve the First Merger pursuant to the Merger Agreement. Upon completion of the First Merger, and subject to the terms and conditions of the Merger Agreement, each share of LRFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) will be converted into the right to receive, in accordance with the Merger Agreement, the Merger Consideration, as described in the section entitled “Description of the Merger Agreement – Merger Consideration”. For more information on the LRFC Stockholder vote required for approval of the LRFC Merger Proposal, see the section entitled “The LRFC Special Meeting – Vote Required”.
Approval of the LRFC Merger Proposal is required for the completion of the Mergers.
Appraisal Rights
Under Maryland law and the charter of LRFC (the “LRFC Charter”), LRFC Stockholders will not be entitled to rights of appraisal with respect to the LRFC Merger Proposal. Accordingly, to the extent that a LRFC Stockholder objects to the LRFC Merger Proposal, such LRFC Stockholder will not have the right to have a court judicially determine (and the LRFC Stockholder will not receive) the fair value for its shares of LRFC Common Stock under the provisions of Maryland law governing appraisal rights.
Required Vote
LRFC Stockholders may vote “FOR” or “AGAINST”, or they may “ABSTAIN” from voting on, the LRFC Merger Proposal. The affirmative vote “FOR” the LRFC Merger Proposal of LRFC Stockholders entitled to cast a majority of all the votes entitled to be cast at the LRFC Special Meeting is required to approve the LRFC Merger Proposal.
Abstentions will have the same effect as votes “AGAINST” the LRFC Merger Proposal. Proxies received will be voted “FOR” the approval of the LRFC Merger Proposal unless LRFC Stockholders designate otherwise.
After careful consideration, and on the recommendation of the LRFC Special Committee, the LRFC Board unanimously approved the Merger Agreement, declared the Mergers and the other transactions contemplated by the Merger Agreement advisable and unanimously recommends that LRFC Stockholders vote “FOR” the LRFC Merger Proposal.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION
Price Range of PTMN Common Stock and Distributions
PTMN Common Stock is quoted on the NASDAQ Global Select Market under the symbol “PTMN”. The last reported price for shares of PTMN Common Stock on May 5, 2025 was $12.29 per share. As of May 5, 2025, there were approximately 48 holders of record of PTMN Common Stock. The following table sets forth, for each fiscal quarter during the last two fiscal years and the current fiscal year to date, the NAV per share of PTMN Common Stock, the high and low closing sales prices for PTMN Common Stock and such sales prices as a percentage of NAV per share.

				Premium /	Premium /
				(Discount)	(Discount)
		Closing Sale Prices(2)		of High Sale	of Low Sale
Period	NAV (1)	High	Low	Price to NAV (3)	Price to NAV (3)
Second quarter of 2025 (through May 5, 2025)	*	$14.36	$11.60	*	*
First quarter of 2025	*	$17.51	$14.51	*	*
Fourth quarter of 2024	$19.41	$18.70	$16.28	(3.66)%	(16.13)%
Third quarter of 2024	$20.36	$19.86	$18.15	(2.47)%	(10.87)%
Second quarter of 2024	$21.21	$20.49	$18.97	(3.40)%	(10.57)%
First quarter of 2024	$22.57	$19.5	$18.2	(13.59)%	(19.35)%
Fourth quarter of 2023	$22.76	$19.3	$16.55	(15.20)%	(27.28)%
Third quarter of 2023	$22.65	$20.81	$18.88	(8.12)%	(16.64)%
Second quarter of 2023	$22.54	$21.1	$18.86	(6.39)%	(16.33)%
First quarter of 2023	$23.56	$23.39	$20.28	(0.70)%	(13.91)%
Fourth quarter of 2022	$24.23	$23.00	$19.61	(5.08)%	(19.07)%
Third quarter of 2022	$26.18	$24.38	$20.00	(6.88)%	(23.61)%
Second quarter of 2022	$27.26	$24.08	$21.86	(11.66)%	(19.80)%
First quarter of 2022	$28.76	$25.15	$23.29	(12.55)%	(19.02)%
__________________
(1)NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)Closing sales price as provided by the NASDAQ.
(3)Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
*Not determinable at the time of filing.

The following table sets forth the quarterly distributions paid by PTMN since 2021 through the period ended March 31, 2025.

	Distribution	Declaration Date	Record Date	Pay Date
2025:
First quarter	$0.54	3/13/2025	3/24/2025	3/31/2025
Total declared in 2025	$0.54
2024:
Fourth quarter	$0.69	11/7/2024	11/19/2024	11/29/2024
Third quarter	0.69	8/8/2024	8/22/2024	8/30/2024
Second quarter	0.69	5/8/2024	5/21/2024	5/31/2024
First quarter	0.69	3/13/2024	3/25/2024	4/2/2024
Total declared in 2024	$2.76
2023:
Fourth quarter	$0.69	11/8/2023	11/20/2023	11/30/2023
Third quarter	0.69	8/8/2023	8/22/2023	8/31/2023
Second quarter	0.69	5/10/2023	5/22/2023	5/31/2023
First quarter	0.68	3/9/2023	3/20/2023	3/31/2023
Total declared in 2023	$2.75
2022:
Fourth quarter	$0.67	11/8/2022	11/24/2022	12/13/2022
Third quarter	0.63	8/9/2022	8/16/2022	9/2/2022
Second quarter	0.63	5/10/2022	5/24/2022	6/7/2022
First quarter	0.63	3/10/2022	3/21/2022	3/30/2022
Total declared in 2022	$2.56
2021:
Fourth quarter	$0.62	11/3/2021	11/15/2021	11/30/2021
Third quarter	0.60	8/4/2021	8/17/2021	8/31/2021
Second quarter	0.60	5/6/2021	5/19/2021	6/1/2021
First quarter	0.60	2/12/2021	2/22/2021	3/2/2021
Total declared in 2021	$2.42
Pursuant to the PTMN DRIP, PTMN reinvests all cash dividends or distributions declared by the PTMN Board on behalf of PTMN Stockholders who do not elect to receive their distributions in cash. As a result, if the PTMN Board declares a distribution, then PTMN Stockholders who have not elected to “opt out” of the PTMN DRIP will have their distributions automatically reinvested in additional shares of PTMN Common Stock. See the section entitled “Dividend Reinvestment Plan of PTMN and LRFC” for additional information regarding the PTMN DRIP.
Price Range of LRFC Common Stock and Distributions
LRFC Common Stock is quoted on the NASDAQ Global Select Market under the symbol “LRFC”. The last reported price for shares of LRFC Common Stock on May 5, 2025 was $17.91 per share. As of May 5, 2025, there were approximately 17 holders of record of LRFC Common Stock. The following table sets forth, for each fiscal quarter during the last two fiscal years and the current fiscal year to date, the NAV per share of LRFC Common

Stock, the high and low closing sales prices for LRFC Common Stock and such sales prices as a percentage of NAV per share.

		Sales Price		Premium or (Discount) of High Sales Price to NAV(2)	Premium or (Discount) of Low Sales Price to NAV(2)	Declared Distributions Per Share(3)
	NAV Per Share(1)	High	Low
December 31, 2025
Second Quarter (through May 5, 2025)	*	$21.97	$17.30	*	*
First Quarter	*	$25.03	$21.37	*	*	$0.36
December 31, 2024
Fourth Quarter	$32.04	$26.00	$23.15	(18.9)%	(27.7)%	$0.36
Third Quarter	$32.31	$25.00	$20.65	(22.6)%	(36.1)%	$0.33
Second Quarter	$33.13	$22.82	$21.24	(31.1)%	(35.9)%	$0.33
First Quarter	$33.71	$23.63	$21.75	(29.9)%	(35.5)%	$0.32
December 31, 2023
Fourth Quarter	$33.34	$23.59	$19.82	(29.2)%	(40.6)%	$0.30
Third Quarter	$34.78	$21.85	$20.3	(37.2)%	(41.6)%	$0.26
Second Quarter	$35.68	$21.68	$18.53	(39.2)%	(48.1)%	$0.22
First Quarter	$34.63	$25	$20.4	(27.8)%	(41.1)%	$0.18
December 31, 2022
Fourth Quarter	$35.04	$22.75	$17.61	(35.1)%	(49.7)%	$—
Third Quarter	$36.21	$21.04	$14.85	(41.9)%	(59.0)%	$—
Second Quarter	$37.31	$23.05	$14.43	(38.2)%	(61.3)%	$—
First Quarter	$39.16	$26.48	$21.63	(32.4)%	(44.8)%	$—
__________________
(1)Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.
(2)Calculated as of the respective high or low intraday sales price divided by the quarter end NAV and subtracting 1.
(3)Unless otherwise noted, represents the distribution paid or to be paid in the specified quarter. See “Distributions” for detail related to tax characteristics of distributions paid.
*Not determinable at the time of filing
Pursuant to the LRFC’s dividend reinvestment plan (the “LRFC DRIP”), LRFC reinvests all cash dividends or distributions declared by the LRFC Board on behalf of LRFC Stockholders who do not elect to receive their distributions in cash. As a result, if the LRFC Board declares a distribution, then LRFC Stockholders who have not elected to “opt out” of the LRFC DRIP will have their distributions automatically reinvested in additional shares of LRFC Common Stock. See the section entitled “Dividend Reinvestment Plan of PTMN and LRFC” for additional information regarding the LRFC DRIP.

MANAGEMENT OF PTMN AND LRFC
Please refer to “Proposal No. 1 – Election of Directors” in PTMN’s most recent definitive proxy statement, which is incorporated by reference into this joint proxy statement/prospectus, for information relating to the management of PTMN.
Please refer to “Proposal No. 1 – Election of Directors” in LRFC’s most recent definitive proxy statement, which is incorporated by reference into this joint proxy statement/prospectus, for information relating to the management of LRFC.

PORTFOLIO MANAGEMENT OF PTMN
SCIM is responsible for the overall management of PTMN’s activities and is responsible for making investment decisions with respect to PTMN’s portfolio. In this capacity, SCIM is served by certain members of BCP’s origination, investment and portfolio management team (the “PTMN Investment Team”). All investment decisions require the majority approval of the PTMN investment committee (the “PTMN Investment Committee”). The PTMN Investment Team sources, identifies and diligences investment opportunities and presents the opportunity to the PTMN Investment Committee for approval. The PTMN Investment Committee is currently comprised of five members of BC Partners Credit (“BCP Credit”) (Ted Goldthorpe, Matthias Ederer, Henry Wang, Ivelin Dimitrov and Patrick Schafer). The PTMN Investment Committee meets regularly to review the opportunities presented by the PTMN Investment Team. Follow-on investments in existing portfolio companies may require the PTMN Investment Committee’s approval beyond that obtained when the initial investment in the company was made. In addition, temporary investments, such as those in cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less, may require approval by the PTMN Investment Committee. The PTMN Board, including a majority of its independent directors, oversees and monitors the investment performance and, beginning with the second anniversary of the effective date of the PTMN Investment Advisory Agreement, will annually review the compensation we pay to SCIM.
The following members of the PTMN Investment Team (the “PTMN Portfolio Managers”) have senior responsibility for the management of PTMN’s investment portfolio: Ted Goldthorpe, Matthias Ederer, Henry Wang, Ivelin Dimitrov, and Patrick Schafer. Mr. Schafer is PTMN’s Chief Investment Officer and has primary responsibility for the day-to-day implementation and management of PTMN’s investment portfolio.
Information regarding the business experience of the PTMN Portfolio Managers is set forth below.
Matthias Ederer
Mr. Ederer is a founding partner of BCP Credit, having previously been a partner and founding team member of Wingspan Investment Management, which he joined in 2013. Prior to Wingspan, he spent seven years in Goldman Sachs’ Special Situations Group and Bank Loan Distressed Investing Group in New York and London.
Ivelin Dimitrov
Mr. Dimitrov joined BC Partners in 2018 and is a Managing Director in the Credit team. Previously, he was a Partner at Fifth Street Management LLC, where he focused on the investment activities of the firm, including private debt origination and capital markets solutions for financials sponsors and corporate clients.
Henry Wang
Mr. Wang is a founding partner of BCP Credit, having formerly been a Partner at Stonerise Capital Partners where he spent over five years. Previously, he worked for over seven years at Goldman Sachs in its Special Situations Group and Investment Banking Division. Mr. Wang also worked for Vulcan Capital (Paul Allen’s investment firm, co-founder of Microsoft) and Thomas Weisel Partners.
Patrick Schafer
Mr. Schafer joined BCP Credit in 2018, having formerly been at Apollo Global Management for seven years as a Managing Director in its Director Originations department. Previously he worked for over three years at Deutsche Bank Securities in its Investment Banking Division.
Ted Goldthorpe
Mr. Goldthorpe is a founding partner of BCP Credit, having formerly been the President at Apollo Investment Corporation and the Chief Investment Officer of Apollo Investment Management. Previously he worked for over thirteen years at Goldman Sachs as a Managing Director of its Special Situations Group.

Equity Securities
The dollar range of equity securities in PTMN beneficially owned at May 5, 2025 by each PTMN Portfolio Manager is as follows:

Name	Dollar Range of Equity Securities in PTMN(1)
Matthias Ederer	None
Ted Goldthorpe	$100,001—$500,000
Patrick Schafer	$100,001—$500,000
Ivelin Dimitrov	None
Henry Wang	None
__________________
(1)Dollar ranges are as follows: None; $1—$10,000; $10,001—$50,000; $50,001—$100,000; $100,001—$500,000; $500,001—$1,000,000 or Over $1,000,000.
Other Accounts Managed
The information below lists the number of other accounts for which each Portfolio Manager was primarily responsible for the day-to-day management as of September 30, 2024.

Name of PTMN Portfolio Manager	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets (in millions)(1)	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance (in millions)(2)
Matthias Ederer	Registered Investment Companies	5	$780	5	$780
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Ted Goldthorpe	Registered Investment Companies	5	$780	5	$780
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Patrick Schafer	Registered Investment Companies	5	$780	5	$780
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Ivelin Dimitrov	Registered Investment Companies	5	$780	5	$780
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Henry Wang	Registered Investment Companies	5	$780	5	$780
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
__________________
(1)Total Other Assets as defined by BCP, which includes undrawn commitments.
(2)Represents the assets under management of the accounts managed that have the potential to generate fees in addition to management fees based on total assets.
Compensation
None of SCIM’s investment professionals receive any direct compensation from us in connection with the management of our portfolio.

PORTFOLIO MANAGEMENT OF LRFC
Mount Logan is responsible for the overall management of LRFC’s activities and is responsible for making investment decisions with respect to LRFC’s portfolio. In this capacity, Mount Logan is served by certain members of BCP’s origination, investment and portfolio management team (the “LRFC Investment Team”). All investment decisions require the majority approval of the Mount Logan investment committee (the “Mount Logan Investment Committee”). The LRFC Investment Team sources, identifies and diligences investment opportunities and presents the opportunity to the Mount Logan Investment Committee for approval. The Mount Logan Investment Committee is currently comprised of five members of BCP Credit (Ted Goldthorpe, Matthias Ederer, Henry Wang, Ivelin Dimitrov and Patrick Schafer). The Mount Logan Investment Committee meets regularly to review the opportunities presented by the LRFC Investment Team. Follow-on investments in existing portfolio companies may require the Mount Logan Investment Committee’s approval beyond that obtained when the initial investment in the company was made. In addition, temporary investments, such as those in cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less, may require approval by the Mount Logan Investment Committee. The LRFC Board, including a majority of the independent directors, oversees and monitors the investment performance and, beginning with the second anniversary of the effective date of the LRFC Investment Advisory Agreement, will annually review the compensation LRFC pays to Mount Logan.
The following members of the LRFC Investment Team (the “LRFC Portfolio Managers”) have senior responsibility for the management of LRFC’s investment portfolio: Ted Goldthorpe, Matthias Ederer, Henry Wang, Ivelin Dimitrov, and Patrick Schafer. Mr. Schafer is LRFC’s Chief Investment Officer and has primary responsibility for the day-to-day implementation and management of LRFC’s investment portfolio.
Information regarding the business experience of the LRFC Portfolio Managers is set forth below.
Matthias Ederer: (see the section entitled “Portfolio Management of PTMN”)
Ivelin Dimitrov: (see the section entitled “Portfolio Management of PTMN”)
Henry Wang: (see the section entitled “Portfolio Management of PTMN”)
Patrick Schafer: (see the section entitled “Portfolio Management of PTMN”)
Ted Goldthorpe: (see the section entitled “Portfolio Management of PTMN”)
Equity Securities
The dollar range of equity securities in us beneficially owned at May 5, 2025 by each portfolio manager is as follows:

Name	Dollar Range of Equity Securities in LRFC(1)
Matthias Ederer	None
Ted Goldthorpe	None
Patrick Schafer	$10,001—50,000
Ivelin Dimitrov	None
Henry Wang	None
__________________
(1)Dollar ranges are as follows: None; $1—$10,000; $10,001—$50,000; $50,001—$100,000; $100,001— $500,000; $500,001—$1,000,000 or Over $1,000,000.

Other Accounts Managed
The information below lists the number of other accounts for which each portfolio manager was primarily responsible for the day-to-day management as of September 30, 2024.

Name of LRFC Portfolio Manager	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets (in millions)(1)	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance (in millions)(2)
Matthias Ederer	Registered Investment Companies	5	$1,018	5	$1,018
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Ted Goldthorpe	Registered Investment Companies	5	$1,018	5	$1,018
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Patrick Schafer	Registered Investment Companies	5	$1,018	5	$1,018
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Ivelin Dimitrov	Registered Investment Companies	5	$1,018	5	$1,018
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
Henry Wang	Registered Investment Companies	5	$1,018	5	$1,018
	Other Pooled Investment Vehicles	8	$5,002	8	$5,002
	Other Accounts	3	$846	1	$19
__________________
(1)Total Other Assets as defined by BCP, which includes undrawn commitments.
(2)Represents the assets under management of the accounts managed that have the potential to generate fees in addition to management fees based on total assets.
Compensation
None of the LRFC’s investment professionals receive any direct compensation from LRFC in connection with the management of LRFC’s portfolio.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF PTMN
Please refer to “Transactions with Related Persons” in PTMN’s most recent definitive proxy statement, which is incorporated by reference to this joint proxy statement/prospectus.

BUSINESS OF PTMN
The information in “Item 1. Business” and “Item 3. Legal Proceedings” in Part I of PTMN’s Annual Report on Form 10-K (file no. 814-00735) for the fiscal year ended December 31, 2024, and “Item 1. Legal Proceedings” in Part II of PTMN’s Quarterly Report on Form 10-Q (file no. 814-00735) for the quarter ended March 31, 2025, is incorporated herein by reference.

FINANCIAL HIGHLIGHTS OF PTMN
The information in “Portman Ridge Finance Corporation Consolidated Financial Highlights” in PTMN’s Annual Report on Form 10-K (file no. 814-00735) for the fiscal year ended December 31, 2024, and “Item 1. Financial Statements - Portman Ridge Finance Corporation Consolidated Financial Highlights” in PTMN’s Quarterly Report on Form 10-Q (file no. 814-00735) for the quarter ended March 31, 2025 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PTMN
The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of PTMN’s Annual Report on Form 10-K (file no. 814-00735) for the fiscal year ended December 31, 2024, and the information in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of PTMN’s Quarterly Report on Form 10-Q (file no. 814-00735) for the quarter ended March 31, 2025, is incorporated herein by reference.

SENIOR SECURITIES OF PTMN
The information in “Senior Securities” in the Index to Financial Statements - Notes to Consolidated Financial Statements of PTMN’s Annual Report on Form 10-K (file no. 814-00735) for the fiscal year ended December 31, 2024 and “Senior Securities” in the Index to Financial Statements - Notes to Consolidated Financial Statements of PTMN’s Quarterly Report on Form 10-Q (file no. 814-00735) for the quarter ended March 31, 2025 is incorporated herein by reference.

PORTFOLIO COMPANIES OF PTMN
The following table sets forth certain information as of December 31, 2024, for each portfolio company in which PTMN had an investment. Information in the table is presented in thousands, except share and per share amounts. Other than these investments, PTMN’s only formal relationship with its portfolio companies is the managerial assistance that PTMN may provide upon request, and the board observer or participation rights it may receive in connection with PTMN’s investments.

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Investments in Non-Control, Non-Affiliate Portfolio Companies - 183.5%
First Lien/Senior Secured Debt - 158.1%
Accordion Partners LLC	31 West 52nd Street, 16th Floor, New York, NY 10019	Finance	First Lien/Senior Secured Debt	SOFR + 5.25%	9.58%	11/17/2031		4,464	$4,437	$4,436	2.5%	(13)(20)
Accordion Partners LLC (Revolver)	31 West 52nd Street, 16th Floor, New York, NY 10019	Finance	First Lien/Senior Secured Debt	SOFR + 5.25%	—	11/17/2031		—	(8)	(8)	0.0%	(15)(20)
Accurate Background, LLC	200 Spectrum Center Drive Suite 1100, Irvine, CA 92618	Services: Business	First Lien/Senior Secured Debt	SOFR + 6.00%	10.59%	03/26/2029		4,367	4,177	4,329	2.4%	(13)
Advantage Capital Holdings LLC	415 Bedford Road - Suite 102, Pleasantville, NY 10570	Banking, Finance, Insurance & Real Estate	First Lien/Senior Secured Debt	13.00%, 5.00% PIK	13.00%	04/14/2027		14,754	14,752	13,649	7.6%	(13)
AIDC IntermediateCo 2, LLC (Peak Technologies)	901 Elkridge Landing Rd Suite 300, Linthicum Heights, MD 21090	Services: Business	First Lien/Senior Secured Debt	SOFR + 5.25%	9.59%	07/22/2027		980	971	979	0.5%	(13)
AMCP Pet Holdings, Inc.	801 Crescent Center Drive, Franklin, TN 37067	Beverage, Food and Tobacco	First Lien/Senior Secured Debt	SOFR + 7.00%, 3.00% PIK	11.74%	10/06/2026		4,875	4,838	4,785	2.7%	(13)
AMCP Pet Holdings, Inc. (Revolver)	801 Crescent Center Drive, Franklin, TN 37067	Beverage, Food and Tobacco	First Lien/Senior Secured Debt	SOFR + 7.00%, 3.00% PIK	11.80%	10/06/2026		1,012	1,006	994	0.6%
American Academy Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 9.75%, 5.25% PIK	14.22%	06/30/2027		3,934	3,928	3,954	2.2%	(13)
Ancile Solutions, Inc.	6085 Marshalee Drive Suite 300, Elkridge, MD 21075	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 10.00%	14.62%	06/11/2026		6,034	5,985	6,035	3.4%	(13)
Anthem Sports & Entertainment Inc.	8269 E. 23rd Ave, Denver, CO 80238	Media: Broadcasting & Subscription	First Lien/Senior Secured Debt	SOFR + 9.40%, 13.99% PIK	13.99%	11/15/2026		15,070	14,966	9,668	5.4%	(13)(20)
Anthem Sports & Entertainment Inc. (Revolver)	8269 E. 23rd Ave, Denver, CO 80238	Media: Broadcasting & Subscription	First Lien/Senior Secured Debt	SOFR + 9.50%, 3.00% PIK	14.09%	11/15/2026		1,222	1,212	734	0.4%	(20)
Anthem Sports & Entertainment Inc. (Revolver 2022)	8269 E. 23rd Ave, Denver, CO 80238	Media: Broadcasting & Subscription	First Lien/Senior Secured Debt	SOFR + 9.50%, 3.00% PIK	14.09%	06/30/2024		563	563	353	0.2%
Appfire Technologies, LLC	1500 District Ave, Burlington, MA 01803	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 5.00%	9.33%	03/09/2028		5,832	5,827	5,817	3.3%	(13)
BetaNXT, Inc.	55 Broadway, 8th Floor, New York, NY 10006	Banking, Finance, Insurance & Real Estate	First Lien/Senior Secured Debt	SOFR + 5.75%	10.08%	07/01/2029		12,480	11,958	11,997	6.7%	(13)
BetaNXT, Inc. (Revolver)	55 Broadway, 8th Floor, New York, NY 10006	Banking, Finance, Insurance & Real Estate	First Lien/Senior Secured Debt	SOFR + 4.50%	8.86%	07/01/2027		1,014	1,014	963	0.5%	(20)

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Bradshaw International Parent Corp.	9409 Buffalo Ave, Rancho Cucamonga, CA 91730	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 5.75%	10.21%	10/21/2027		491	485	487	0.3%	(13)
Bradshaw International Parent Corp. (Revolver)	9409 Buffalo Ave, Rancho Cucamonga, CA 91730	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 5.75%	—	10/21/2026		—	(23)	(8)	0.0%	(15)(20)
C.P. Converters, Inc.	15 Grumbacher Road, York, PA 17406	Chemicals, Plastics and Rubber	First Lien/Senior Secured Debt	SOFR + 8.49%, 1.00% PIK	13.16%	12/13/2025		10,135	10,135	9,628	5.4%	(13)
CB MIDCO, LLC	140 Summit St., Peabody, MA 01960	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 5.75%	10.21%	09/27/2027		3,762	3,745	3,414	1.9%	(13)
CCMG Buyer, LLC (Care Connectors Medical Group)	4695 MacArthur Court, Suite 1112A, Newport Beach, CA 92660	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 5.50%	9.90%	05/08/2030		3,151	3,116	3,151	1.8%	(13)
CCMG Buyer, LLC (Care Connectors Medical Group) (Revolver)	4695 MacArthur Court, Suite 1112A, Newport Beach, CA 92660	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 5.50%	—	05/08/2030		—	(6)	—	0.0%	(15)(20)
Cenexel Clinical Research, Inc.	4516 S 700E, #230, Salt Lake City, UT 84107	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 5.75%	10.47%	11/08/2028		5,773	5,758	5,765	3.2%	(13)
Centric Brands Inc.	350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118	Machinery (Non-Agrclt/Constr/Electr)	First Lien/Senior Secured Debt	SOFR + 5.50%	10.03%	08/06/2029		3,689	3,689	3,689	2.1%	(13)
Centric Brands Inc. (Term Loan A1)	350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118	Machinery (Non-Agrclt/Constr/Electr)	First Lien/Senior Secured Debt	SOFR + 6.50%	11.03%	02/06/2031		3,807	3,807	3,807	2.1%
Centric Brands Inc. (Term Loan A2)	350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118	Machinery (Non-Agrclt/Constr/Electr)	First Lien/Senior Secured Debt	SOFR + 8.00%, 12.53% PIK	12.53%	02/06/2031		3,463	3,463	3,463	1.9%
Colonnade Intermediate, LLC	800 Concar Drive, Suite 100, San Mateo, CA 94402	Services: Business	First Lien/Senior Secured Debt	—	—	04/27/2024		7,167	7,167	5,164	2.9%	(5)
Colonnade Intermediate, LLC (Revolver)	800 Concar Drive, Suite 100, San Mateo, CA 94402	Services: Business	First Lien/Senior Secured Debt	—	—	04/27/2024		685	685	494	0.3%	(5)
Datalink, LLC	14055 Riveredge Dr Ste 600, Tampa, FL 33637	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 6.75%	11.49%	11/23/2026		2,640	2,617	2,218	1.2%	(13)
Dentive, LLC	466 W 4800 N Ste 380, Provo, Utah, 84604	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 6.75%	11.08%	12/26/2028		2,740	2,695	2,696	1.5%	(13)(20)
Dentive, LLC (Revolver)	466 W 4800 N Ste 380, Provo, Utah, 84604	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 6.75%	11.08%	12/23/2028		117	112	114	0.1%
Dodge Data & Analytics LLC	34 Crosby Drive Suite 202, Bedford, MA 01730	Construction & Building	First Lien/Senior Secured Debt	SOFR + 6.25%	10.92%	01/31/2029		657	649	651	0.4%	(13)
Dodge Data & Analytics LLC (Second Out)	34 Crosby Drive Suite 202, Bedford, MA 01730	Construction & Building	First Lien/Senior Secured Debt	SOFR + 4.75%	9.42%	02/28/2029		917	783	779	0.4%
Florida Food Products, LLC	1025 Greenwood Blvd, Suite 500, Lake Mary, FL 32746	Beverage, Food and Tobacco	First Lien/Senior Secured Debt	SOFR + 5.00%	9.52%	10/18/2028		6,823	6,719	5,833	3.3%	(13)
Fortis Payment Systems, LLC	1025 Greenwood Blvd, Suite 500, Lake Mary, FL 32746	Diversified Financial Services	First Lien/Senior Secured Debt	SOFR + 5.25%	9.68%	02/13/2026		3,092	3,058	3,074	1.7%	(13)(20)
Franchise Group, Inc.	109 Innovation Court Suite J, Delaware, OH 43015	Retail	First Lien/Senior Secured Debt	SOFR + 5.45%	10.39%	03/10/2026		3,003	2,998	1,783	1.0%	(13)
Franchise Group, Inc. (DIP)	109 Innovation Court Suite J, Delaware, OH 43015	Retail	First Lien/Senior Secured Debt	SOFR + 9.00%	13.55%	05/06/2025		594	582	582	0.3%	(13)
Global Integrated Flooring Systems Inc.	9000 Regency Parkway Suite 400, Cary, NC 27518	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 9.36%, 1.00% PIK	13.96%	06/30/2025		6,284	5,588	3,479	1.9%

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Global Integrated Flooring Systems Inc. (Revolver)	9000 Regency Parkway Suite 400, Cary, NC 27518	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 9.36%, 1.00% PIK	13.72%	06/30/2025		51	45	28	0.0%
H.W. Lochner, Inc.	225 West Washington Street, 12th Floor, Chicago, Il 60606	Services: Business	First Lien/Senior Secured Debt	SOFR + 6.25%	10.99%	07/02/2027		14,513	14,391	14,513	8.1%	(13)
H-CA II, LLC	P.O. Box 4980 Caguas, PR 00726	Banking, Finance, Insurance & Real Estate	First Lien/Senior Secured Debt	—	16.00%	09/01/2025		1,724	1,724	1,560	0.9%
HDC/HW Intermediate Holdings, LLC - Term Loan A	620 Division Street, Elizabeth, NJ 07207	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 3.50%, 2.50% PIK	8.75%	06/21/2026		5,597	4,958	4,527	2.5%
HDC/HW Intermediate Holdings, LLC - Term Loan B	620 Division Street, Elizabeth, NJ 07207	High Tech Industries	First Lien/Senior Secured Debt	—	—	06/21/2026		3,876	940	—	0.0%	(5)
Help Systems Holdings, Inc.	11095 Viking Drive Suite 100, Eden Prairie, MN 55344	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 4.00%	8.69%	11/19/2026		1,954	1,873	1,728	1.0%	(13)
Hollander Intermediate LLC	901 Yamato Road, Suite 250, Boca Raton, FL 33431	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 8.75%, 10.58% PIK	13.22%	09/19/2026		6,330	5,852	6,235	3.5%	(13)
IDC Infusion Services LLC	1726 Cole Blvd. Suite 250, Lakewood, CO 80401	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 6.50%	10.83%	07/07/2028		3,833	3,776	3,853	2.2%	(13)(20)
Ivanti Software, Inc.	10377 South Jordan Gateway Suite 110, South Jordan, UT 84095	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 4.25%	9.12%	12/01/2027		977	848	678	0.4%	(13)
Keg Logistics LLC	9110 E. Nichols Avenue, Suite 105, Centennial, CO 80112	Services: Business	First Lien/Senior Secured Debt	SOFR + 6.00%	10.67%	11/23/2027		11,877	11,791	11,817	6.6%	(13)
Keg Logistics LLC (Revolver)	9110 E. Nichols Avenue, Suite 105, Centennial, CO 80112	Services: Business	First Lien/Senior Secured Debt	SOFR + 6.00%	10.68%	11/23/2027		872	859	868	0.5%
Lifescan Global Corporation	825 East Middlefield Road, Mountain View, CA 94043	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 6.50%	11.12%	12/31/2026		2,165	2,090	758	0.4%	(13)
Luminii LLC	30736 Wiegman Road, Hayward, CA 94544	Construction & Building	First Lien/Senior Secured Debt	SOFR + 7.35%	11.94%	04/11/2025		5,873	5,873	5,827	3.3%	(13)
Luminii LLC (Revolver)	30736 Wiegman Road, Hayward, CA 94544	Construction & Building	First Lien/Senior Secured Debt	SOFR + 7.35%	11.94%	04/11/2025		343	343	339	0.2%	(13)(20)
MAG DS Corp.	3923 Ranchero Drive, Ann Arbor, MI 48108	Aerospace and Defense	First Lien/Senior Secured Debt	SOFR + 5.50%	9.93%	04/01/2027		3,624	3,406	3,406	1.9%	(13)
Money Transfer Acquisition Inc.	10777 Westheimer Rd. Suite 1040, Houston, TX 77042	Finance	First Lien/Senior Secured Debt	SOFR + 8.25%	12.71%	12/14/2027		8,574	8,470	8,392	4.7%	(13)
Morae Global Corporation	811 Louisiana St Ste 1020, Houston, TX 77002	IT Consulting & Other Services	First Lien/Senior Secured Debt	SOFR + 8.00%	12.77%	10/26/2026		2,163	2,077	2,129	1.2%	(13)
Morae Global Corporation (Revolver)	811 Louisiana St Ste 1020, Houston, TX 77002	IT Consulting & Other Services	First Lien/Senior Secured Debt	SOFR + 8.00%	—	10/26/2026		—	(7)	(3)	0.0%	(15)(20)
MSM Acquisitions, Inc.	401 City Avenue, Bala Cynwyd, PA 19004	Services: Business	First Lien/Senior Secured Debt	SOFR + 6.00%	10.51%	12/09/2026		9,852	9,826	8,891	5.0%	(13)
Neptune Bidco US Inc.	675 Avenue of the Americas, New York, NY 10010	Media: Broadcasting & Subscription	First Lien/Senior Secured Debt	SOFR + 5.00%	9.76%	04/11/2029		2,463	2,277	2,217	1.2%	(13)
Netwrix Corporation	6160 Warren Parkway, Suite 100, Frisco, TX, 75034	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 4.75%	9.26%	06/09/2029		4,248	4,233	4,212	2.4%	(13)

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Netwrix Corporation (Revolver)	6160 Warren Parkway, Suite 100, Frisco, TX, 75034	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 5.00%	—	06/09/2029		—	(7)	(10)	0.0%	(15)(20)
Newbury Franklin Industrials, LLC	4 Inn Street Newburyport, MA 01950	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 7.00%	11.40%	12/11/2029		4,013	3,899	3,898	2.2%	(20)
One Stop Mailing LLC	601 Regency Drive, Glendale Heights, IL 60139	Transportation: Consumer	First Lien/Senior Secured Debt	SOFR + 6.25%	10.72%	04/29/2027		7,470	7,410	7,470	4.2%	(13)
PMA Parent Holdings LLC (Revolver)	251 Little Falls Drive, Wilimington, DE 19808	Finance	First Lien/Senior Secured Debt	SOFR + 5.25%	—	01/31/2031		—	(2)	(2)	0.0%	(15)
PMA Parent Holdings LLC	251 Little Falls Drive, Wilimington, DE 19808	Finance	First Lien/Senior Secured Debt	SOFR + 5.25%	9.58%	01/31/2031		1,401	1,380	1,379	0.8%	(20)
PhyNet Dermatology LLC	302 Innovation Drive Suite 400, Franklin, TN 37067	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 6.50%	11.12%	10/20/2029		1,294	1,267	1,279	0.7%	(20)
Pomeroy Technologies, LLC (Super Senior A)	1020 Petersburg Rd, Hebron, KY 41048	High Tech Industries	First Lien/Senior Secured Debt	—	6.00% PIK	11/30/2027		1,367	1,367	1,367	0.8%
Premier Imaging, LLC	100 E campus View Blvd Ste 100, Columbus, OH	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 6.00%, 10.59% PIK	10.59%	03/31/2026		2,869	2,869	2,524	1.4%	(13)
Project Castle, Inc.	131 Griffin Way, Mt. Washington, KY 40047	Transportation: Cargo	First Lien/Senior Secured Debt	SOFR + 5.50%	9.76%	06/08/2029		3,020	2,817	2,649	1.5%	(13)
Project Leopard Holdings, Inc.	15211 Laguna Canyon Road, Irvine, CA 92618	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 5.25%	9.94%	07/20/2029		5,695	5,436	5,126	2.9%	(13)
PVHC Holding Corp	41 Spring Street, New Providence, NJ 07974	Containers, Packaging and Glass	First Lien/Senior Secured Debt	SOFR + 6.75%, 0.75% PIK	11.18%	02/17/2027		2,729	2,728	2,702	1.5%	(13)
Radius Aerospace, Inc.	32125 Solon Road, Suite 100, Solon, OH 44139	Aerospace and Defense	First Lien/Senior Secured Debt	SOFR + 6.00%, 10.48% PIK	10.48%	03/29/2027		6,066	6,056	6,026	3.4%	(13)
STG Distribution, LLC (STG Logistics) (Second Out)	951 Thorndale Avenue, Bensenville, IL 60106	Transportation: Cargo	First Lien/Senior Secured Debt	SOFR + 7.60%, 6.50% PIK	12.12%	10/03/2029		1,777	1,020	997	0.6%	(13)
STG Distribution, LLC (STG Logistics) (Third Out)	951 Thorndale Avenue, Bensenville, IL 60106	Transportation: Cargo	First Lien/Senior Secured Debt	SOFR + 7.10%, 6.00% PIK	11.62%	10/03/2029		1,332	386	136	0.1%	(13)
Riskonnect Parent LLC	380 Interstate North Pkwy SE Suite 400, Atlanta, GA 30339	Application Software	First Lien/Senior Secured Debt	SOFR + 5.00%	9.48%	12/07/2028		1,216	1,165	1,166	0.7%	(20)
Red Range Intermediate Inc.	5425 Wisconsin Avenue, Suite 200, Chevy Chase, MD 20815	Capital Equipment	First Lien/Senior Secured Debt	SOFR + 8.00%	12.69%	10/01/2029		324	324	324	0.2%	(13)(20)
South Street Securities Holdings, Inc	6800 East 163rd Street, Belton, MO 64012	Banking, Finance, Insurance & Real Estate	First Lien/Senior Secured Debt	—	9.00%	09/20/2027		3,150	2,865	2,685	1.5%
Sundance Holdings Group, LLC	11726 San Vicente Blvd., Suite 300, Los Angeles, CA 90049	Retail	First Lien/Senior Secured Debt	SOFR + 9.50%, 1.50% PIK	14.23%	06/30/2025		6,667	6,666	4,488	2.5%
Symplr Software, Inc.	315 Capitol St., Suite 100, Houston, TX 77002	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 4.50%	9.19%	12/22/2027		1,653	1,651	1,517	0.8%	(13)
Synamedia Americas Holdings, Inc.	3500 Hyland Avenue, Costa Mesa, CA 92626	Interactive Media & Services	First Lien/Senior Secured Debt	SOFR + 7.75%	12.11%	12/05/2028		2,610	2,539	2,559	1.4%	(13)
TA/WEG Holdings, LLC	505 N. Highway 169, Suite 900, Plymouth, MN 55441	Banking, Finance, Insurance & Real Estate	First Lien/Senior Secured Debt	SOFR + 5.00%	9.55%	10/02/2028		5,032	5,053	5,032	2.8%	(13)

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
TA/WEG Holdings, LLC (Revolver)	505 N. Highway 169, Suite 900, Plymouth, MN 55441	Banking, Finance, Insurance & Real Estate	First Lien/Senior Secured Debt	SOFR + 5.00%	—	10/02/2028		—	(2)	—	0.0%	(15)(20)
Tactical Air Support, Inc.	14505 Mount Anderson Street, Reno, NC 89506	Aerospace and Defense	First Lien/Senior Secured Debt	SOFR + 8.50%	13.25%	12/22/2028		1,975	1,941	1,958	1.1%	(13)(20)
TLE Holdings, LLC	4000 Legato Road, 9th Floor, Fairfax, VA 22033	Healthcare, Education and Childcare	First Lien/Senior Secured Debt	SOFR + 5.50%	9.96%	06/29/2026		6,115	6,114	6,115	3.4%	(13)
VBC Spine Opco LLC (DxTx Pain and Spine LLC)	431 Summit St Ste 101, Elgin, IL, 60120	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 8.00%	12.79%	06/14/2028		4,600	4,526	4,558	2.6%	(20)
VBC Spine Opco LLC (DxTx Pain and Spine LLC) (Revolver)	431 Summit St Ste 101, Elgin, IL, 60120	Healthcare & Pharmaceuticals	First Lien/Senior Secured Debt	SOFR + 8.00%	12.69%	06/14/2028		258	253	255	0.1%	(20)
VTX Intermediate Holdings, Inc.	1321 Upland Drive Suite 8389 Houston, TX 77043	High Tech Industries	First Lien/Senior Secured Debt	SOFR + 7.00%, 1.00% PIK	11.65%	12/12/2029		5,122	5,075	5,074	2.8%
Total First Lien/Senior Secured Debt									303,889	282,195
Second Lien/Senior Secured Debt - 14.0%
American Academy Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare & Pharmaceuticals	Second Lien/Senior Secured Debt	—	14.50% PIK	03/01/2028		6,813	6,742	6,396	3.6%
Confluence Technologies, Inc.	233 Wilshire Blvd, Suite 800, Santa Monica, CA 90401	Services: Business	Second Lien/Senior Secured Debt	SOFR + 6.50%	10.98%	07/23/2029		4,000	3,981	3,301	1.8%	(13)
Dcert Buyer, Inc.	131 Griffin Way, Mount Washington, KY 40047	High Tech Industries	Second Lien/Senior Secured Debt	SOFR + 7.00%	11.36%	02/16/2029		5,400	5,393	4,558	2.6%	(13)
Idera, Inc.	2950 North Loop Freeway West, Suite 700, Houston, TX 77042	High Tech Industries	Second Lien/Senior Secured Debt	SOFR + 6.75%	11.47%	02/04/2029		2,024	2,014	1,992	1.1%	(13)
Ivanti Software, Inc.	10377 South Jordan Gateway Suite 110, South Jordan, UT 84095	High Tech Industries	Second Lien/Senior Secured Debt	SOFR + 7.25%	12.12%	12/01/2028		6,000	5,972	3,458	1.9%	(13)
Project Leopard Holdings, Inc.	15211 Laguna Canyon Road, Irvine, CA 92618	High Tech Industries	Second Lien/Senior Secured Debt	SOFR + 7.75%	12.34%	07/20/2030		5,000	4,929	4,488	2.5%
VTX Intermediate Holdings, Inc.	1321 Upland Drive Suite 8389 Houston, TX 77043	High Tech Industries	Second Lien/Senior Secured Debt	—	12.50% PIK	12/12/2030		878	861	860	0.5%
Total Second Lien/Senior Secured Debt									29,892	25,053
Subordinated Debt - 1.0%
DeltaDx Limited, LP (Money Transfer Acquisition Inc.)	10777 Westheimer Rd. Suite 1040, Houston, Tx 77042	Finance	Subordinated Debt	—	15.00% PIK	06/30/2028		538	538	528	0.3%
Lucky Bucks Holdings LLC	5820 Live Oak Parkway, Suite 300, Norcross, GA 30071	Hotel, Gaming & Leisure	Subordinated Debt	—	—	05/29/2028		6,258	5,565	1,212	0.7%	(5)
TRSO II, Inc.	2700 E. Interstate 20 P.O. Box 2488, Odessa, TX 79760	Energy: Oil & Gas	Subordinated Debt	—	-	01/24/2025		26	25	—	0.0%	(5)
Total Subordinated Debt									6,128	1,740

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Collateralized Loan Obligations - 1.7%
Catamaran CLO 2014-1 Ltd.	655 Broad Street 8th Floor, Newark, NJ 07102	CLO Fund Securities	Collateralized Loan Obligations	—	136.55%	04/20/2030	22.2%	15,161	126	261	0.1%	(3)(7)(10)
Catamaran CLO 2018-1 Ltd	Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	CLO Fund Securities	Collateralized Loan Obligations	—	3.86%	10/27/2031	24.8%	10,000	3,063	2,600	1.5%	(3)(7)(10)
Dryden 30 Senior Loan Fund	Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	CLO Fund Securities	Collateralized Loan Obligations	—	17.98%	11/01/2028	6.8%	3,250	141	140	0.1%	(3)(7)(10)
Total Collateralized Loan Obligations									3,330	3,001
Preferred Stock and Units - 4.1%
4L Ultimate Topco Corporation	4200 Columbus Street, Ottawa, IL 61350	Services: Business	Preferred Stock and Units	—	—	—	0.3%	321	29	—	0.0%
AAPC Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare & Pharmaceuticals	Preferred Stock and Units	—	18.00% PIK	—	0.1%	146,214	4	243	0.1%	(22)(25)
Advantage Capital Holdings LLC	415 Bedford Road - Suite 102, Pleasantville, NY 10570	Banking, Finance, Insurance & Real Estate	Preferred Stock and Units	—	12.50% PIK	—	0.4%	2,794,692	2,795	2,795	1.6%	(22)(25)
Aperture Dodge 18 LLC	10777 Westheimer Rd. Suite 1040, Houston, TX 77042	Banking, Finance, Insurance & Real Estate	Preferred Stock and Units	—	—	—	1.3%	3,077,360	3,077	2,662	1.5%
Epilog Partners SPV III, LLC (Care Connectors Medical Group)	4695 MacArthur Court, Suite 1112A, Newport Beach, CA 92660	Healthcare & Pharmaceuticals	Preferred Stock and Units	—	—	—	0.7%	1,173,118	1,173	1,283	0.7%	(20)(22)
Prosper Marketplace	P.O. Box 396081, San Francisco, CA 94139	Consumer goods: Durable	Preferred Stock and Units	—	—	—	2.6%	912,865	279	324	0.2%	(6)
Total Preferred Stock and Units									7,357	7,307
Common Stock and Membership Units - 4.5%
AAPC Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare & Pharmaceuticals	Common Stock and Membership Units	—	—	—	0.1%	0.07	—	444	0.2%	(22)
Advantage Capital Holdings LLC - Class A Units	415 Bedford Road - Suite 102, Pleasantville, NY, 10570	Banking, Finance, Insurance & Real Estate	Common Stock and Membership Units	—	—	—	0.6%	822	500	842	0.5%	(22)
Anthem Sports & Entertainment Inc. - Class A Warrant	8269 E. 23rd Ave, Denver, CO 80238	Media: Broadcasting & Subscription	Common Stock and Membership Units	—	—	—	0.9%	510	46	—	0.0%
Anthem Sports & Entertainment Inc. - Class B Warrant	8269 E. 23rd Ave, Denver, CO 80238	Media: Broadcasting & Subscription	Common Stock and Membership Units	—	—	—	0.9%	88	—	—	0.0%
Anthem Sports & Entertainment Inc. - Warrant for CS	8269 E. 23rd Ave, Denver, CO 80238	Media: Broadcasting & Subscription	Common Stock and Membership Units	—	—	—	0.7%	1,644	—	—	0.0%

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
ATP Oil & Gas Corporation	4600 Post Oak Place, Suite 100, Houston, TX, 77027	Energy: Oil & Gas	Common Stock and Membership Units	—	—	—	5.0%	0.1	—	—	0.0%	(11)
Carestream Health Holdings, Inc.	150 Verona Street, Rochester, NY 14608	Healthcare & Pharmaceuticals	Common Stock and Membership Units	—	—	—	0.0%	4,099	53	130	0.1%
Centric Brands, L.P.	350 Fifth Ave, Empire State Building, 6th Floor, New York, NY 10118	Machinery (Non-Agrclt/Constr/Electr)	Common Stock and Membership Units	—	—	—	0.8%	81,770	746	2,649	1.5%	(13)
DxTx Pain and Spine LLC	431 Summit St Ste 101, Elgin, IL, 60120	Healthcare & Pharmaceuticals	Common Stock and Membership Units	—	—	—	0.5%	158,166	258	258	0.1%	(22)
Everyware Global, Inc.	519 N. Pierce Avenue, Lancaster, OH 43130	Consumer goods: Durable	Common Stock and Membership Units	—	—	—	1.3%	1,085,565	346	553	0.3%	(16)
FP WRCA Coinvestment Fund VII, Ltd. - Class A	2400 W75th St., Prairie Village, KS 66208	Capital Equipment	Common Stock and Membership Units	—	—	—	0.2%	100	1,500	967	0.5%	(3)(7)
Fusion Connect, Inc.	420 Lexington Ave., Suite 1718, New York, NY 10170	Telecommunications	Common Stock and Membership Units	—	—	—	3.1%	14	866	—	0.0%	(13)
Fusion Connect, Inc. - Warrant	420 Lexington Ave., Suite 1718, New York, NY 10170	Telecommunications	Common Stock and Membership Units	—	—	—	3.1%	811,572	—	—	0.0%
HDC/HW Holdings, LLC	620 Division Street, Elizabeth, NJ 07207	High Tech Industries	Common Stock and Membership Units	—	—	—	1.5%	148,826	—	—	0.0%
LB NewHoldCo LLC	5820 Live Oak Parkway, Suite 300, Norcross, GA 30071	Hotel, Gaming & Leisure	Common Stock and Membership Units	—	—	—	1.0%	96,523	1,441	993	0.6%	(13)
Morae Global Holdings Inc. - Warrant	811 Louisiana St Ste 1020, Houston, TX 77002	IT Consulting & Other Services	Common Stock and Membership Units	—	—	—	4.2%	1	87	117	0.0%
Ohene Holdings B.V. - Warrant	1020 Petersburg Rd, Hebron, KY 41048	High Tech Industries	Common Stock and Membership Units	—	—	—	0.0%	4	—	—	0.0%	(3)(7)
Roscoe Investors, LLC - Class A	21973 Commerce Parkway, Strongsville, OH 44149	Healthcare & Pharmaceuticals	Common Stock and Membership Units	—	—	—	0.8%	10,000	1,000	476	0.3%
South Street Securities Holdings, Inc - Warrant	6800 East 163rd Street, Belton, MO 64012	Banking, Finance, Insurance & Real Estate	Common Stock and Membership Units	—	—	—	3.6%	3,966	455	449	0.3%
Sundance Holdings Group, LLC	11726 San Vicente Blvd., Suite 300, Los Angeles, CA 90049	Retail	Common Stock and Membership Units	—	—	—	1.5%	14,603	—	—	0.0%
VTX Holdings LLC - Series C	1321 Upland Drive Suite 8389 Houston, TX 77043	High Tech Industries	Common Stock and Membership Units	—	—	—	1.6%	441,252	—	—	0.0%
Workplace Holdings LLC (Pomeroy Technologies, LLC)	1020 Petersburg Rd, Hebron, KY 41048	High Tech Industries	Common Stock and Membership Units	—	—	—	1.0%	950	228	228	0.1%

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
World Business Lenders, LLC	101 Hudson Street, 33rd Floor, Jersey City, NJ 07302	Banking, Finance, Insurance & Real Estate	Common Stock and Membership Units	—	—	—	0.3%	49,209	—	—	0.0%	(7)
Total Common Stock and Membership Units									7,526	8,106
Derivatives - 0.0%(19)
Advantage Capital Holdings LLC	415 Bedford Road - Suite 102, Pleasantville, NY 10570	Banking, Finance, Insurance & Real Estate	Derivatives	—	—	—		164	—	220	0.0%	(7)(22)
Epilog Partners LP (Care Connectors Medical Group)	4695 MacArthur Court, Suite 1112A Newport Beach, CA 92660	Healthcare & Pharmaceuticals	Derivatives	—	—	—		1,166,667	—	—	0.0%	(7)(22)
HDNet Holdco LLC (Anthem)	8269 E. 23rd Ave, Denver, CO 80238	Media: Broadcasting & Subscription	Derivatives	—	—	—		0.2	31	—	0.0%	(7)
Total Derivatives									31	220
Total Investments in Non-Control, Non-Affiliate Portfolio Companies									358,153	327,622
Investments in Affiliate Portfolio Companies - 36.1%(17)
First Lien/Senior Secured Debt - 4.3%
PMP OPCO, LLC (Princeton Medspa Partners, LLC)	944 Main Street, Branford, CT 06405	Services: Consumer	First Lien/Senior Secured Debt	SOFR + 8.50%	12.86%	5/31/2029		1,679	1,638	1,529	0.8%	(13)(20)
PMP OPCO, LLC (Princeton Medspa Partners, LLC) (Revolver)	944 Main Street, Branford, CT 06405	Services: Consumer	First Lien/Senior Secured Debt	SOFR + 8.50%	—	5/31/2029		—	(3)	(10)	0.0%	(15)(20)
Riddell, Inc.	1700 W. Higgins Road Suite 500, Des Plaines, IL 66018	Consumer goods: Durable	First Lien/Senior Secured Debt	SOFR + 6.00%	10.48%	3/29/2029		6,244	6,149	6,243	3.5%	(13)(20)
Total First Lien/Senior Secured Debt									7,784	7,762
Second Lien/Senior Secured Debt- 2.2%
Northeast Metal Works LLC	410 John Downey Drive, New Britain, CT 06051	Metals & Mining	Second Lien/Senior Secured Debt	—	8.00%	4/5/2028		4,500	4,500	3,443	1.9%
Northeast Metal Works LLC	410 John Downey Drive, New Britain, CT 06051	Metals & Mining	Second Lien/Senior Secured Debt	—	8.00%	1/1/2025		500	500	500	0.3%
Total Second Lien/Senior Secured Debt									5,000	3,943
Collateralized Loan Obligations - 1.2%
JMP Credit Advisors CLO IV LTD	75 Fort Street, P.O. Box 1350 Grand Cayman KY1 1108, Cayman Islands	CLO Fund Securities	Collateralized Loan Obligations	—	—	7/17/2029	57.2%	18,407	521	725	0.4%	(3)(7)(10)
JMP Credit Advisors CLO V LTD	75 Fort Street, P.O. Box 1350 Grand Cayman KY1 1108, Cayman Islands	CLO Fund Securities	Collateralized Loan Obligations	—	—	7/17/2030	57.2%	17,074	1,467	1,467	0.8%	(3)(7)(10)
Total Collateralized Loan Obligations									1,988	2,192
Joint Ventures- 23.0%

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Series A-Great Lakes Funding II LLC	650 Madison Ave Fl 3, New York, NY 10022	Joint Venture	Joint Venture	—	—	—		41,309	41,309	41,138	23.0%	(7)(20)(26)
Total Joint Ventures									41,309	41,138
Preferred Stock and Units - 3.2%
BMP Slappey Holdco, LLC	4260 Cahaba Heights Court, Suite 100, Birmingham, AL 35243	Telecommunications	Preferred Stock and Units	—	—	—	1.8%	200,000	467	557	0.3%	(21)
BMP Slappey Investment II	4260 Cahaba Heights Court, Suite 100, Birmingham, AL 35243	Telecommunications	Preferred Stock and Units	—	—	—	8.9%	88,946	208	248	0.2%	(21)
EBSC Holdings LLC (Riddell, Inc.)	1700 W. Higgins Road Suite 500, Des Plaines, IL 66018	Consumer goods: Durable	Preferred Stock and Units	—	10.00% PIK	—	1.6%	2,154	2,128	2,375	1.3%	(25)
GreenPark Infrastructure, LLC - Series A	221 River St, Hoboken, NJ 07030	Energy: Electricity	Preferred Stock and Units	—	—	—	10.0%	1,000	500	500	0.3%	(22)
Northeast Metal Works LLC - Preferred	410 John Downey Drive, New Britain, CT 06051	Metals & Mining	Preferred Stock and Units	—	—	—	50.3%	2,368	—	—	0.0%	(21)
Northeast Metal Works LLC - Class O Preferred	410 John Downey Drive, New Britain, CT 06051	Metals & Mining	Preferred Stock and Units	—	10.00% PIK	—	100.0%	4,950,000	4,950	1,160	0.6%	(21)(25)
Princeton Medspa Partners, LLC	944 Main Street, Branford, CT 06405	Services: Consumer	Preferred Stock and Units	—	12.50% PIK	—	2.5%	1,064	1,064	859	0.5%	(22)(25)
Total Preferred Stock and Units									9,317	5,699
Common Stock and Membership Units - 2.0%
GreenPark Infrastructure, LLC - Series M-1	221 River St, Hoboken, NJ 07030	Energy: Electricity	Common Stock and Membership Units	—	—	—	50.0%	6,412	2,196	2,202	1.2%	(20)(22)
Kleen-Tech Acquisition, LLC	7100 Broadway, Suite 6-L, Denver, CO 80221	Services: Business	Common Stock and Membership Units	—	—	—	5.2%	250,000	1,264	1,420	0.8%	(21)
Princeton Medspa Partners, LLC - Warrant	944 Main Street, Branford, CT 06405	Services: Consumer	Common Stock and Membership Units	—	—	—	2.5%	—	—	28	0.0%	(22)
Total Common Stock and Membership Units									3,460	3,650
Derivatives - 0.0%(19)
Princeton Medspa Partners, LLC	944 Main Street, Branford, CT 06405	Services: Consumer	Derivatives	—	—	—		1,000,000	—	—	0.0%	(7)(22)
Total Derivatives									—	—
Total Investments in Affiliate Portfolio Companies									68,858	64,384
Investments in Controlled Afilliated Portfolio Companies - 7.3%(8)
Subordinated Debt - 0.0%
ProAir, LLC	3260 Eagle Park Dr., NE, #100, Grand Rapids, MI 49525	Capital Equipment	Subordinated Debt	—	—	1/31/2023		2,020	1,931	—	0.0%	(5)
Total Subordinated Debt									1,931	—
Common Stock and Membership Units - 0.0%

Investment (2), (4), (12), (14), (23), (24)	Address	Industry	Investment Type	Reference Rate and Spread (1)	Interest Rate	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
ProAir HoldCo, LLC	3260 Eagle Park Dr., NE, #100, Grand Rapids, MI 49525	Capital Equipment	Common Stock and Membership Units	—	—	—	39.3%	2,749,997	4,261	—	0.0%
Total Common Stock and Membership Units									4,261	—
Joint Ventures - 7.3%
KCAP Freedom 3 LLC	650 Madison Ave Fl 3, New York, NY 10022	Joint Venture	Joint Venture	—	—	—	62.8%	27,220	25,438	13,015	7.3%	(7)
Total Joint Ventures									25,438	13,015
Asset Manager Affiliates - 0.0%
Asset Management Company	650 Madison Ave Fl 3, New York, NY 10022	Asset Management Company	Asset Management Company	—	—	—	100.0%	—	17,791	—	0.0%	(7)
Total Asset Manager Affiliates									17,791	—
Total Investments in Controlled Affiliated Portfolio Companies									49,421	13,015
Total Investments - 226.9%									476,432	405,021
__________________
(1)A majority of the variable rate loans in PTMN’s investment portfolio bear interest at a rate that may be determined by reference to either SOFR or an alternate Base Rate (commonly based on the Federal Funds Rate or the Prime Rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. The Borrower may also elect to have multiple interest reset periods for each December 31, 2024 loan. SOFR loans are typically indexed to 12 month, 6 month, 3 month, 2 month or 1 month SOFR rates. For each such loan, PTMN has provided the weighted average annual stated interest rate in effect at December 31, 2024. As noted in the table above, 89.8% (based on par) of debt securities contain floors which range between 0.50% and 5.25%.
(2)Reflects the fair market value of all investments as of December 31, 2024 as determined in good faith using significant unobservable inputs by SCIM in its role as “valuation designee” in accordance with Rule 2a-5 under the 1940 Act, pursuant to valuation policies and procedures that have been approved by the PTMN Board.
(3)Non-U.S. company or principal place of business outside the U.S.
(4)The aggregate cost of investments for federal income tax purposes is approximately $458.4 million. The aggregate gross unrealized appreciation is approximately $50.0 million, the aggregate gross unrealized depreciation is approximately $103.3 million, and the net unrealized depreciation is approximately $53.3 million.
(5)Loan or debt security is on non-accrual status and therefore is considered non-income producing.
(6)Held through Garrison Capital Equity Holdings II LLC and net of non-controlling member’s interest of 17.5% pursuant to the Amended and Restated Limited Liability Company Agreement of Garrison Capital Equity Holdings II LLC.
(7)The investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of December 31, 2024, qualifying assets represent 86.6% of PTMN’s total assets and non-qualifying assets represent 13.4% of PTMN’s total assets.
(8)As defined in the 1940 Act, PTMN is deemed to be both an “Affiliated Person” and has “Control” of this portfolio company as PTMN owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company.
(9)Not used.
(10)CLO Fund Securities are entitled to periodic distributions which are generally equal to the remaining cash flow of the payments made by the underlying fund’s investments less contractual payments to debt holders and fund expenses. The estimated annualized effective yield indicated is based upon a current projection of the amount and timing of these distributions. Such projections are updated on a quarterly basis and the estimated effective yield is adjusted prospectively.
(11)This investment receives a 5% royalty interest on oil being produced on certain fields. All production payments received are being applied to the cost basis and are considered return of capital.
(12)All investments valued using unobservable inputs (Level III), unless otherwise noted.
(13)As of December 31, 2024, this investment is pledged to secure PTMN’s debt obligations.
(14)PTMN’s investments are generally acquired in private transactions exempt from registration under the Securities Act and, therefore, are generally subject to limitations on resale, and may be deemed to be “restricted securities'' under the Securities Act.
(15)The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan.
(16)This investment is held by PTMN’s wholly-owned subsidiary Garrison Capital Equity Holdings XI LLC.

(17)Under the 1940 Act, PTMN is deemed to be an “Affiliated Person” of, as defined in the 1940 Act, this portfolio company as PTMN owns at least 5% of the portfolio company’s outstanding voting securities or is under common control with such portfolio company.
(18)Not used.
(19)Information related to PTMN’s derivatives is presented below as of December 31, 2024:

($ in thousands)
Description	Counterparty	Number of shares	Notional amount	Exercise price	Expiration date	Value
Call Option	HDNet Holdco LLC	0.2	$8	0.01	N/A	$—

Description	Counterparty	Number of shares	Notional amount	Exercise price	Expiration date	Value
Put Option	Advantage Capital Holdings LLC	164	$563	20	N/A	$220
Put Option	Epilog Partners LP (Care Connectors Medical Group)	1,166,667	$—	—	N/A	—
Put Option	Princeton Medspa Partners, LLC	1,000,000	$1,000	2	N/A	—
(20)Security has an unfunded commitment in addition to the amounts shown in the Consolidated Schedule of Investments. See Note 8 for additional information on PTMN’s commitments and contingencies.
(21)This investment is owned by HCAP Equity Holdings, LLC, one of PTMN’s taxable blocker subsidiaries.
(22)This investment is owned by PTMN Sub Holdings LLC, one of PTMN’s taxable blocker subsidiaries.
(23)All debt investments are income producing, unless otherwise noted. Equity and warrant investments are non-income producing, unless otherwise noted.
(24)Percentages are based on net assets as of December 31, 2024.
(25)The equity investment is income producing, based on rate disclosed.
(26)The investment is held at the NAV of the underlying fund.
(++)Par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF PTMN
The following table sets forth, as of May 5, 2025, the beneficial ownership information of each current director, as well as PTMN’s executive officers, each person known to PTMN to beneficially own 5% or more of the outstanding shares of PTMN’s common stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 9,202,870 shares of PTMN’s Common Stock outstanding as of May 5, 2025.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of the shares of PTMN Common Stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.
Unless otherwise indicated, PTMN believes that each beneficial owner set forth in the table below has sole voting and investment power over the shares beneficially owned by such beneficial owner. The directors are divided into two groups — interested directors and independent directors. Each interested director is an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of PTMN. The address of all executive officers and directors is c/o Portman Ridge Finance Corporation at 650 Madison Avenue, 3rd Floor, New York, New York 10022.

	Number of Shares(1)	Percentage of Class
Name and Address
Directors and Executive Officers:
Independent Directors
Alexander Duka	1,000	*
George Grunebaum	—	—%
Dean C. Kehler(2)	167,400	1.82%
Robert Warshauer	2,000	*
Matthew Westwood	4,571	*
Joseph Morea	862	*
Jennifer Kwon Chou	—	—%
Interested Director
Ted Goldthorpe	9,765	*
Executive Officers
Brandon Satoren	20	*
David Held	—	—%
Patrick Schafer	8,974	*
Directors and Executive Officers as a Group	194,592	2.11%
5% Holders
__________________
*Represents less than 1%.
(1)Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.
(2)Mr. Kehler indicated that he has sole dispositive and voting power over 72,500 (as adjusted for the reverse stock split) of such shares which were delivered at the closing of the transaction.

The following table sets forth, as of May 5, 2025, the dollar range of the PTMN equity securities beneficially owned by each of the current directors of PTMN.

Name of Director	Dollar Range of Equity Securities($)(1)(2)
Independent Directors
Alexander Duka	$10,001-$50,000
George Grunebaum	None
Dean C. Kehler	Over $100,000
Robert Warshauer	$10,001-$50,000
Matthew Westwood	$50,000-$100,000
Joseph Morea	$10,001-$50,000
Jennifer Kwon Chou	None
Non-Independent Directors
Ted Goldthorpe	Over $100,000
Non-Independent Director Nominee
Patrick Schafer	Over $100,000
__________________
(1)Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)Based on the closing price of PTMN Common Stock on the NASDAQ Global Select Market on May 5, 2025 of $12.29 per share. The dollar range of equity securities beneficially owned are: none, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or Over $100,000.
The following table sets forth the dollar range of equity interests beneficially owned by any of PTMN’s independent directors and his or her immediate family as of May 5, 2025 in other funds managed by SCIM or its affiliates.

Name of Director	Name of Owners	Name of Investment	Title of Class	Value of Securities(1)
Alexander Duka	Alexander Duka and Barbara Duka	BC Partners Special Opportunities Fund I LP	Limited Partnership	Over $100,000
Alexander Duka	Alexander Duka and Barbara Duka	BC Partners Lending Corporation	Common Stock	Over $100,000
Alexander Duka	Alexander Duka	BC Partners Fund XI	Limited Partnership	Over $100,000
George Grunebaum	George Grunebaum	BC Partners Lending Corporation	Common Stock	Over $100,000
Robert Warshauer	Robert Warshauer	BC Partners Lending Corporation	Common Stock	Over $100,000
Robert Warshauer	Robert Warshauer	BCP Special Opportunities Fund I LP	Limited Partnership	$50,001-$100,000
__________________
(1)Dollar ranges are as follows: none, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or Over $100,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF LRFC
Please refer to “Certain Relationships and Transactions” in LRFC’s most recent definitive proxy statement, which is incorporated by reference into this joint proxy statement / prospectus.

BUSINESS OF LRFC
The information in “Item 1. Business” and “Item 3. Legal Proceedings” in Part I of LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2024, and “Item 1. Legal Proceedings” in Part II of LRFC’s Quarterly Report on Form 10-Q (file no. 814-01022) for the quarter ended March 31, 2025, is incorporated herein by reference.

FINANCIAL HIGHLIGHTS OF LRFC
The information in (i) “Notes to Consolidated Financial Statements – Note 12. Financial Highlights” in the Index to Consolidated Financial Statements of LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2024, (ii) “Notes to Consolidated Financial Statements – Note 15. Financial Highlights and Senior Securities” in the Index to Consolidated Financial Statements of LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2019 and (iii) “Notes to Consolidated Financial Statements - Note 11. Financial Highlights” in the Index to Consolidated Financial Statements of LRFC’s Quarterly Report on Form 10-Q (file no. 814-01022) for the quarter ended March 31, 2025 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LRFC
The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2024 and the information in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of LRFC’s Quarterly Report on Form 10-Q (file no. 814-01022) for the quarter ended March 31, 2025 is incorporated herein by reference.

SENIOR SECURITIES OF LRFC
The information in (i) “Notes to Consolidated Financial Statements – Note 13. Senior Securities” in the Index to Consolidated Financial Statements of LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2024 and (ii) “Notes to Consolidated Financial Statements – Note 15. Financial Highlights and Senior Securities” in the Index to Consolidated Financial Statements of LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2019 is incorporated herein by reference.

PORTFOLIO COMPANIES OF LRFC
The following table sets forth certain information as of December 31, 2024 for each portfolio company in which LRFC had an investment. Information in the table is presented in thousands, except for units and shares. Other than these investments, LRFC’s only formal relationships with its portfolio companies is the managerial assistance LRFC may provide upon request, and the board observer or participation rights it may receive in connection with LRFC’s investments.

Investment (1), (2), (3), (4), (5)	Address	Industry	Investment Type	Reference Rate and Spread (+)	Interest Rate (+)	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Investments in Non-Control, Non-Affiliate Portfolio Companies - 162.3%
First Lien/Senior Secured Debt - 119.3%
Accordion Partners LLC	31 West 52nd Street, 16th Floor, New York, NY 10019	Industrials	First Lien/Senior Secured Debt	SOFR + 5.25%	9.58%	11/17/2031		2,551	2,536	2,535	3.0%	(12)(16)
Accordion Partners LLC (Revolver)	31 West 52nd Street, 16th Floor, New York, NY 10019	Industrials	First Lien/Senior Secured Debt	SOFR + 5.25%	—	11/17/2031		—	(5)	(5)	0.0%	(12)(17)
Accurate Background, LLC	200 Spectrum Center Drive Suite 1100, Irvine, CA 92618	Information Technology	First Lien/Senior Secured Debt	SOFR + 6.00%	10.59%	03/26/2029		4,367	4,140	4,329	5.1%	(16)
AIDC Intermediateco 2, LLC (Peak Technologies)	901 Elkridge Landing Rd Suite 300, Linthicum Heights, MD 21090	Information Technology	First Lien/Senior Secured Debt	SOFR + 5.25%	9.59%	07/22/2027		4,900	4,855	4,894	5.8%	(16)
American Academy Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare	First Lien/Senior Secured Debt	SOFR + 9.75%, 5.25% PIK	14.22%	06/30/2027		2,751	2,742	2,765	3.2%	(16)
Astro Acquisition, LLC (Cooper Machinery Services)	16250 Port Northwest Drive Houston, TX 77041	Industrials	First Lien/Senior Secured Debt	SOFR + 5.50%	9.82%	12/13/2027		1,985	1,969	1,974	2.2%	(16)
BetaNXT, Inc.	55 Broadway, 8th Floor, New York, NY 10006	Financials	First Lien/Senior Secured Debt	SOFR + 5.75%	10.08%	07/02/2029		2,340	2,215	2,250	2.6%	(16)
BetaNXT, Inc. (Revolver)	55 Broadway, 8th Floor, New York, NY 10006	Financials	First Lien/Senior Secured Debt	SOFR + 4.50%	8.86%	07/01/2027		190	190	181	0.2%	(12)
Bradshaw International, Inc.	9409 Buffalo Ave, Rancho Cucamonga, CA 91730	Consumer Discretionary	First Lien/Senior Secured Debt	SOFR + 5.75%	10.21%	10/21/2027		491	485	487	0.6%	(16)
Bradshaw International, Inc. (Revolver)	9409 Buffalo Ave, Rancho Cucamonga, CA 91730	Consumer Discretionary	First Lien/Senior Secured Debt	SOFR + 5.75%	—	10/21/2026		—	(9)	(8)	0.0%	(12)(17)
Datalink, LLC	14055 Riveredge Dr Ste 600, Tampa, FL 33637	Healthcare	First Lien/Senior Secured Debt	SOFR + 6.75%	11.49%	11/23/2026		5,621	5,621	4,722	5.5%	(16)
Dentive, LLC	466 W 4800 N Ste 380, Provo, Utah, 84604	Healthcare	First Lien/Senior Secured Debt	SOFR + 6.75%	11.08%	12/26/2028		1,787	1,748	1,762	2.1%	(16)
Dentive, LLC (Revolver)	466 W 4800 N Ste 380, Provo, Utah, 84604	Healthcare	First Lien/Senior Secured Debt	SOFR + 6.75%	11.08%	12/23/2028		93	90	91	0.1%	(12)(16)
Epic Staffing Group	2041 Rosecrans Ave, Suite 245, El Segundo, CA 90245	Industrials	First Lien/Senior Secured Debt	SOFR + 6.00%	10.51%	06/28/2029		4,885	4,730	4,373	5.1%	(16)

Investment (1), (2), (3), (4), (5)	Address	Industry	Investment Type	Reference Rate and Spread (+)	Interest Rate (+)	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Florida Food Products, LLC	1025 Greenwood Blvd, Suite 500, Lake Mary, FL 32746	Consumer Staples	First Lien/Senior Secured Debt	SOFR + 5.00%	9.33%	10/18/2028		1,960	1,888	1,676	2.0%	(16)
Fortis Payment Systems, LLC	1025 Greenwood Blvd, Suite 500, Lake Mary, FL 32746	Financials	First Lien/Senior Secured Debt	SOFR + 5.25%	9.68%	02/13/2026		1,767	1,745	1,757	2.1%	(12)(16)
GP Midco, LLC (Beauty by Imagination)	55 Mall Dr, Commack, NY 11725	Consumer Staples	First Lien/Senior Secured Debt	SOFR + 5.25%	9.82%	11/01/2030		4,000	3,950	3,950	4.6%	(16)
Hudson Hospital OpCo, LLC	176 Palisade Ave Jersey City, NJ, 07306	Healthcare	First Lien/Senior Secured Debt	SOFR + 8.00%	12.65%	11/04/2023		1,631	1,631	1,618	1.9%	(16)
HUMC Opco, LLC	308 Willow Ave, Hoboken, NJ 07030	Healthcare	First Lien/Senior Secured Debt	SOFR + 8.00%	12.65%	11/04/2023		2,470	2,470	2,351	2.8%	(16)
H.W. Lochner, Inc.	225 West Washington Street, 12th Floor, Chicago, Il 60606	Industrials	First Lien/Senior Secured Debt	SOFR + 6.25%	10.99%	07/02/2027		907	891	907	1.1%	(16)
IDC Infusion Services LLC	1726 Cole Blvd. Suite 250, Lakewood, CO 80401	Healthcare	First Lien/Senior Secured Debt	SOFR + 6.50%	10.83%	07/07/2028		2,875	2,835	2,890	3.4%	(12)(16)
Keg Logistics LLC	9110 E. Nichols Avenue, Suite 105, Centennial, CO 80112	Consumer Discretionary	First Lien/Senior Secured Debt	SOFR + 6.00%	10.67%	11/23/2027		7,309	7,256	7,273	8.5%	(16)
Keg Logistics LLC (Revolver)	9110 E. Nichols Avenue, Suite 105, Centennial, CO 80112	Consumer Discretionary	First Lien/Senior Secured Debt	SOFR + 6.00%	10.68%	11/23/2027		872	866	868	1.0%
Material Handling Systems, Inc.	77 Grassmere Ave, West Hartford, CT 06110	Industrials	First Lien/Senior Secured Debt	SOFR + 5.50%	9.76%	06/08/2029		755	704	662	0.8%	(16)
Money Transfer Acquisition Inc.	10777 Westheimer Rd. Suite 1040, Houston, TX 77042	Financials	First Lien/Senior Secured Debt	SOFR + 8.25%	12.71%	12/14/2027		6,001	5,931	5,874	6.9%	(16)
Morae Global Corporation	811 Louisiana St Ste 1020, Houston, TX 77002	Information Technology	First Lien/Senior Secured Debt	SOFR + 8.00%	12.77%	10/26/2026		3,028	2,908	2,980	3.5%	(16)
Morae Global Corporation (Revolver)	811 Louisiana St Ste 1020, Houston, TX 77002	Information Technology	First Lien/Senior Secured Debt	SOFR + 8.00%	—	10/26/2026		—	(10)	(5)	0.0%	(12)(17)
Neptune BidCo US Inc.	675 Avenue of the Americas, New York, NY 10010	Communication Services	First Lien/Senior Secured Debt	SOFR + 5.00%	9.76%	04/11/2029		1,478	1,366	1,330	1.6%	(16)
Newbury Franklin Industrials, LLC	4 Inn St, Newburyport, MA 01950	Industrials	First Lien/Senior Secured Debt	SOFR + 7.00%	11.40%	12/11/2029		2,408	2,341	2,339	2.7%	(12)(16)
Orthopaedic (ITC) Buyer, LLC	2808 South 143rd Plaza, Omaha, NE 68144	Healthcare	First Lien/Senior Secured Debt	SOFR + 6.50%	10.93%	07/31/2028		2,333	2,291	2,355	2.8%	(12)(16)
PhyNet Dermatology LLC	302 Innovation Drive Suite 400, Franklin, TN 37067	Healthcare	First Lien/Senior Secured Debt	SOFR + 6.50%	11.12%	10/20/2029		485	476	480	0.6%	(12)(16)
PMA Parent Holdings LLC	251 Little Falls Drive, Wilimington, Delaware, 19808	Financials	First Lien/Senior Secured Debt	SOFR + 5.25%	9.58%	01/31/2031		1,401	1,381	1,379	1.6%	(16)
PMA Parent Holdings LLC (Revolver)	251 Little Falls Drive, Wilimington, Delaware, 19808	Financials	First Lien/Senior Secured Debt	SOFR + 5.25%	—	01/31/2031		—	(1)	(2)	0.0%	(12)(17)

Investment (1), (2), (3), (4), (5)	Address	Industry	Investment Type	Reference Rate and Spread (+)	Interest Rate (+)	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Premier Imaging, LLC	100 E campus View Blvd Ste 100, Columbus, OH	Healthcare	First Lien/Senior Secured Debt	SOFR + 6.00%, 10.59% PIK	10.59%	03/31/2026		2,870	2,870	2,523	3.0%	(16)
RN Enterprises, LLC	19 W College Ave #300, Yardley, Pennsylvania 19067	Healthcare	First Lien/Senior Secured Debt	SOFR + 5.25%	9.58%	10/17/2031		2,242	2,216	2,215	2.6%	(12)(16)
Sequoia Healthcare Management LLC	29 E. 29th Street, Bayonne, New Jersey 07002	Healthcare Management	First Lien/Senior Secured Debt	—	—	11/04/2023		11,935	11,935	4,529	5.3%	(7)
South Street Securities Holdings, Inc.	6800 East 163rd Street, Belton, MO 64012	Financials	First Lien/Senior Secured Debt	—	9.00%	09/20/2027		450	409	384	0.5%
Spark Buyer, LLC	133 N Swift Rd, Addison, IL 60101	Industrials	First Lien/Senior Secured Debt	SOFR + 5.25%	9.77%	10/15/2031		1,429	1,412	1,411	1.7%	(12)(16)
STG Distribution, LLC (STG Logistics) (Second Out)	951 Thorndale Avenue, Bensenville, IL 60106	Industrials	First Lien/Senior Secured Debt	SOFR + 7.60%, 6.50% PIK	12.12%	10/03/2029		988	570	554	0.7%	(16)
STG Distribution, LLC (STG Logistics) (Third Out)	951 Thorndale Avenue, Bensenville, IL 60106	Industrials	First Lien/Senior Secured Debt	SOFR + 7.10%, 6.00% PIK	11.62%	10/03/2029		741	218	76	0.1%	(16)
Synamedia Americas Holdings, Inc.	3500 Hyland Avenue, Costa Mesa, CA 92626	Communication Services	First Lien/Senior Secured Debt	SOFR + 7.75%	12.11%	12/05/2028		2,610	2,539	2,559	3.0%	(16)
Tactical Air Support, Inc.	14505 Mount Anderson Street, Reno, NC 89506	Industrials	First Lien/Senior Secured Debt	SOFR + 8.50%	13.25%	12/22/2028		1,975	1,941	1,958	2.2%	(16)
Taoglas Group Holdings Limited	4851 Paramount Drive, San Diego, CA, 92123 USA	Information Technology	First Lien/Senior Secured Debt	SOFR + 7.25%	11.58%	02/28/2029		2,314	2,266	2,223	2.6%	(16)
Taoglas Group Holdings Limited (Revolver)	4851 Paramount Drive, San Diego, CA, 92123 USA	Information Technology	First Lien/Senior Secured Debt	SOFR + 7.25%	11.76%	02/28/2029		610	597	585	0.7%	(12)(16)
VBC Spine Opco LLC (DxTx Pain and Spine LLC)	431 Summit St Ste 101, Elgin, IL, 60120	Healthcare	First Lien/Senior Secured Debt	SOFR + 8.00%	12.79%	06/14/2028		1,725	1,697	1,709	2.0%	(12)(16)
VBC Spine Opco LLC (DxTx Pain and Spine LLC) (Revolver)	431 Summit St Ste 101, Elgin, IL, 60120	Healthcare	First Lien/Senior Secured Debt	SOFR + 8.00%	12.69%	06/14/2028		97	95	96	0.1%	(12)(16)
VTX Intermediate Holdings, Inc.	1321 Upland Drive Suite 8389 Houston, TX 77043	Information Technology	First Lien/Senior Secured Debt	SOFR + 6.00%, 1.00% PIK	11.65%	12/12/2029		5,122	5,071	5,074	6.0%	(16)
Wealth Enhancement Group, LLC	505 N. Highway 169, Suite 900, Plymouth, MN 55441	Financials	First Lien/Senior Secured Debt	SOFR + 5.00%	9.55%	10/02/2028		4,563	4,550	4,563	5.4%	(16)
Wealth Enhancement Group, LLC (Revolver)	505 N. Highway 169, Suite 900, Plymouth, MN 55441	Financials	First Lien/Senior Secured Debt	SOFR + 5.00%	—	10/02/2028		—	(1)	—	0.0%	(12)(17)
Total First Lien/Senior Secured Debt									110,611	101,491
Second Lien/Senior Secured Debt - 9.6%
American Academy Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare	Second Lien/Senior Secured Debt	—	14.50% PIK	03/01/2028		4,765	4,715	4,474	5.3%

Investment (1), (2), (3), (4), (5)	Address	Industry	Investment Type	Reference Rate and Spread (+)	Interest Rate (+)	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
BLST Operating Company, LLC	6509 Flying Cloud Drive, Eden Prairie, Minnesota 55344	Online Merchandise Retailer	Second Lien/Senior Secured Debt	SOFR + 8.50%	13.17%	08/28/2025		1,166	1,166	1,113	1.3%	(8)(16)
Ivanti Software, Inc.	10377 South Jordan Gateway Suite 110, South Jordan, UT 84095	Information Technology	Second Lien/Senior Secured Debt	SOFR + 7.25%	12.12%	12/01/2028		3,000	2,991	1,729	2.0%	(16)
VTX Intermediate Holdings, Inc.	1321 Upland Drive Suite 8389 Houston, TX 77043	Information Technology		—	12.50% PIK	12/12/2030		878	861	860	1.0%
Total Second Lien/Senior Secured Debt									9,733	8,176
Subordinated Debt - 26.9%
DeltaDx Limited, LP (Money Transfer Acquisition Inc.)	10777 Westheimer Rd. Suite 1040, Houston, Tx 77042	Financials	Subordinated Debt	—	15.00% PIK	06/14/2028		358	358	352	0.4%
Eastport Holdings, LLC	4841 Summer Avenue, Memphis, TN 38122	Business Services	Subordinated Debt	SOFR + 8.50%	13.26%	09/29/2027		19,250	19,250	19,250	22.6%	(16)
Lucky Bucks, LLC	5820 Live Oak Parkway, Suite 300, Norcross, GA 30071	Consumer Discretionary	Subordinated Debt	—	—	05/29/2028		2,503	2,229	485	0.6%	(7)
Tubular Textile Machinery, Inc.	113 Woodside Dr Lexington, NC, 27292	Textile Equipment Manufacturer	Subordinated Debt	—	5.00% PIK	10/29/2027		5,159	5,159	2,771	3.3%
Total Subordinated Debt									26,996	22,858
Preferred Stock and Units - 1.9%
American Academy Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare	Preferred Stock and Units	—	—	—	0.0%	102,261	—	170	0.2%	(6)
MicroHoldco, LLC	1102 Windam Road, South Windam, Connecticut 06266	General Industrial	Preferred Stock and Units	—	—	—	0.0%	740,237	749	680	0.8%	(11)
Taylor Precision Products, Inc. - Series C	2311 W. 22nd Street, Oak Brook, Illinois 60523	Household Product Manufacturer	Preferred Stock and Units	—	—	—	8.3%	379	758	758	0.9%
VTX Holdings, LLC - Series C	1321 Upland Drive Suite 8389 Houston, TX 77043	Information Technology		—	—	—	1.6%	441,252	—	—	0.0%
Total Preferred Stock and Units									1,507	1,608
Common Stock and Membership Units - 4.6%
American Academy Holdings, LLC	2222 Sedwick Drive, Durham, NC 27713	Healthcare	Common Stock and Membership Units	—	—	—	0.1%	0.05	—	311	0.4%	(6)
Aperture Dodge 18 LLC	10777 Westheimer Rd. Suite 1040, Houston, TX 77042	Financials	Common Stock and Membership Units	—	—	—	2.7%	2,051,573	2,052	1,775	2.1%
BLST Operating Company, LLC - Class A	6509 Flying Cloud Drive, Eden Prairie, Minnesota 55344	Online Merchandise Retailer	Common Stock and Membership Units	—	—	—	0.8%	217,013	286	810	1.0%	(6)

Investment (1), (2), (3), (4), (5)	Address	Industry	Investment Type	Reference Rate and Spread (+)	Interest Rate (+)	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
DxTx Pain and Spine LLC	431 Summit St Ste 101, Elgin, IL, 60120	Healthcare	Common Stock and Membership Units	—	—	—	0.2%	59,312	97	97	0.1%	(6)
Freedom Electronics, LLC	2205 May Ct. NW, Kennesaw, Georgia 30144	Electronic Machine Repair	Common Stock and Membership Units	—	—	—	0.5%	181,818	182	210	0.2%	(6)
Lucky Bucks, LLC	5820 Live Oak Parkway, Suite 300, Norcross, GA 30071	Consumer Discretionary	Common Stock and Membership Units	—	—	—	0.5%	50,066	742	515	0.5%
Morae Global Corporation - Warrants	811 Louisiana St Ste 1020, Houston, TX 77002	Information Technology	Common Stock and Membership Units	—	—	—	0.2%	1	122	164	0.2%
South Street Securities Holdings, Inc. - Warrants	6800 East 163rd Street, Belton, MO 64012	Financials	Common Stock and Membership Units	—	—	—	0.5%	567	65	64	0.1%
Total Common Stock and Membership Units									3,546	3,946
Total Investments in Non-Control, Non-Affiliate Portfolio Companies									152,393	138,079
Investments in Affiliated Portfolio Companies - 40.2%^
First Lien/Senior Secured Debt - 11.7%
American Clinical Solutions, LLC	2424 N. Federal Highway, Boca Raton, Florida 33431	Healthcare	First Lien/Senior Secured Debt	SOFR + 7.00%, 4.33% PIK	11.33%	06/30/2025		6,343	6,343	3,845	4.5%
MMI Holdings, LLC	325 McGill Avenue, Suite 195, Concord, North Carolina 28027	Medical Device Distributor	First Lien/Senior Secured Debt	—	—	06/28/2024		2,600	2,600	2,556	3.0%	(7)
Riddell, Inc.	1700 W. Higgins Road Suite 500, Des Plaines, IL 66018	Consumer Discretionary	First Lien/Senior Secured Debt	SOFR + 6.00%	10.48%	03/29/2029		3,568	3,514	3,568	4.2%	(12)(16)
Total First Lien/Senior Secured Debt									12,457	9,969
Second Lien/Senior Secured Debt - 1.0%
MMI Holdings, LLC	325 McGill Avenue, Suite 195, Concord, North Carolina 28027	Medical Device Distributor	Second Lien/Senior Secured Debt	—	—	06/28/2024		400	400	367	0.4%	(7)
V12 Holdings, Inc.	141 West Front Street, Suite 410, Red Bank, New Jersey 07701	Data Processing & Digital Marketing	Second Lien/Senior Secured Debt	—	—	—		509	490	508	0.6%	(11)
Total Second Lien/Senior Secured Debt									890	875
Collateralized Loan Obligations - 1.1%
JMP Credit Advisors CLO IV Ltd.	75 Fort Street, P.O. Box 1350 Grand Cayman KY1 1108, Cayman Islands	Financials	Collateralized Loan Obligations	—	—	07/17/2029	24.5%	7,891	223	311	0.4%	(13)(15)

Investment (1), (2), (3), (4), (5)	Address	Industry	Investment Type	Reference Rate and Spread (+)	Interest Rate (+)	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
JMP Credit Advisors CLO V Ltd.	75 Fort Street, P.O. Box 1350 Grand Cayman KY1 1108, Cayman Islands	Financials	Collateralized Loan Obligations	—	—	07/17/2030	24.5%	7,320	629	629	0.7%	(13)(15)
Total Collateralized Loan Obligations									852	940
Joint Ventures - 4.9%
Great Lakes Funding II LLC - Series A	650 Madison Ave Fl 3, New York, NY 10022	Financials	Joint Ventures	—	—	—		4,170	4,170	4,153	4.9%	(12)(15)
Total Joint Ventures									4,170	4,153
Preferred Stock and Units - 11.7%
American Clinical Solutions, LLC - Class A	2424 N. Federal Highway, Boca Raton, Florida 33431	Healthcare	Preferred Stock and Units	—	—	—	40.2%	19,664,483	3,198	0	0.0%	(6)
EBSC Holdings LLC (Riddell, Inc.)	1700 W. Higgins Road Suite 500, Des Plaines, IL 66018	Consumer Discretionary	Preferred Stock and Units	—	10.00% PIK	—	0.8%	1,077	1,064	1,187	1.4%	(14)
GA Communications, Inc. - Series A-1	2196 West Part Court, Stone Mountain, Georgia 30087	Advertising & Marketing Services	Preferred Stock and Units	—	—	—	8.3%	1,998	3,476	5,566	6.5%
GreenPark Infrastructure, LLC - Series A	221 River St, Hoboken, NJ 07030	Industrials	Preferred Stock and Units	—	—	—	4.0%	400	200	200	0.3%	(6)
MMI Holdings, LLC	325 McGill Avenue, Suite 195, Concord, North Carolina 28027	Medical Device Distributor	Preferred Stock and Units	—	—	—	100.0%	1,000	1,998	1,000	1.2%	(6)
RAM Payment, LLC	412 North Cedar Bluff Road, Ste 400, Knoxville, TN 37923	Financial Services	Preferred Stock and Units	—	6.00% PIK	—	6.5%	86,000	1,028	1,974	2.3%	(14)
Total Preferred Stock and Units									10,964	9,927
Common Stock and Membership Units - 9.8%
Burgaflex Holdings, LLC - Class A	10160 Gainey Dr., Holly, Michigan 48442	Automobile Part Manufacturer	Common Stock and Membership Units	—	—	—	8.3%	1,253,198	1,504	3,820	4.5%	(6)
Burgaflex Holdings, LLC - Class B	10160 Gainey Dr., Holly, Michigan 48442	Automobile Part Manufacturer	Common Stock and Membership Units	—	—	—	11.5%	1,085,073	362	2,633	3.1%	(6)
GA Communications, Inc. - Series B-1	2196 West Part Court, Stone Mountain, Georgia 30087	Advertising & Marketing Services	Common Stock and Membership Units	—	—	—	8.3%	200,000	2	486	0.6%
GreenPark Infrastructure, LLC - Series M-1	221 River St, Hoboken, NJ 07030	Industrials	Common Stock and Membership Units	—	—	—	20.0%	2,565	880	881	1.0%	(6)
MMI Holdings, LLC	325 McGill Avenue, Suite 195, Concord, North Carolina 28027	Medical Device Distributor	Common Stock and Membership Units	—	—	—	5.0%	45	—	—	0.0%	(6)
Sierra Hamilton Holdings Corporation	777 Post Oak Blvd, Houston, Texas 77056	Oil & Gas Engineering and Consulting Services	Common Stock and Membership Units	—	—	—	13.7%	27,396,364	6,958	527	0.6%

Investment (1), (2), (3), (4), (5)	Address	Industry	Investment Type	Reference Rate and Spread (+)	Interest Rate (+)	Maturity	% of Class Held	Par/Shares (++)	Cost	Fair Value	Percentage of Net Assets	Footnotes
Total Common Stock and Membership Units									9,706	8,347
Total Investments in Affiliated Portfolio Companies^									39,039	34,211
Total Investments - 202.5%									191,432	172,290
__________________
^As defined in the 1940 Act, the investment is deemed to be an “affiliated person” of LRFC because LRFC owns, either directly or indirectly, 5% or more of the portfolio company's outstanding voting securities.
(+)Represents the actual interest rate for partially or fully funded debt in effect as of the reporting date. Variable rate loans bear interest at a rate that may be determined by the larger of the floor of the reference to SOFR or alternate base rate (commonly known as the U.S. Prime Rate (“P”), unless otherwise noted) at the borrower's option, which reset periodically based on the terms of the credit agreement. SOFR loans are typically indexed to 6 month, 3 month, or 1 month SOFR rates. As of December 31, 2024, rates for the 6 month, 3 month and 1 month SOFR are 4.25%, 4.31%, and 4.33%, respectively. For investments with multiple reference rates or alternate base rates, the interest rate shown is the weighted average interest rate in effect at December 31, 2024.
(++)Par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments.
(1)All investments valued using unobservable inputs (Level 3), unless otherwise noted.
(2)The fair value of each of LRFC’s investments is determined in good faith using significant unobservable inputs by Mount Logan in its role as “valuation designee” in accordance with Rule 2a-5 under the 1940 Act, pursuant to valuation policies and procedures that have been approved by the LRFC Board.
(3)All debt investments are income producing, unless otherwise noted. Equity and warrant investments are non-income producing, unless otherwise noted.
(4)Percentages are based on net assets as of December 31, 2024.
(5)LRFC generally acquires its investments in private transactions exempt from registration under the Securities Act. These investments are generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.
(6)Investment is held through LRFC’s Taxable Subsidiary (See Note 1).
(7)Non-accrual investment.
(8)1.0% of interest rate payable in cash. The remainder of interest rate payable is either in cash or paid-in-kind at borrower's election.
(9)Not used.
(10)Not used.
(11)The investment has been exited or sold. The residual value reflects estimated earnout, escrow, or other proceeds expected post-closing.
(12)LRFC has an unfunded loan or investment commitment to the portfolio company at December 31, 2024. (See Note 2).
(13)Collateralized loan obligations (“CLO” or “CLO's”) are entitled to periodic distributions which are generally equal to the remaining cash flow of the payments made by the underlying fund’s investments less contractual payments to debt holders and fund expenses. The estimated annualized effective yield indicated is based upon a current projection of the amount and timing of these distributions. Such projections are updated on a quarterly basis and the estimated effective yield is adjusted prospectively.
(14)The equity investment is income producing, based on rate disclosed.
(15)The investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, LRFC may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of December 31, 2024, qualifying assets represent 97% of LRFC’s total assets and non-qualifying assets represent 3% of LRFC’s total assets.
(16)All or a portion of this security is pledged as collateral under the KeyBank Credit Facility and held through LRFC’s wholly-owned subsidiary Capitala Business Lending, LLC.
(17)The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF LRFC
The following table sets forth, as of May 5, 2025, beneficial ownership information as to each class of equity securities of LRFC, beneficially owned by all directors and each of the named executive officers, along with each person known to LRFC to beneficially own 5% or more of the outstanding shares of LRFC Common Stock, and the directors and executive officers of LRFC as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of LRFC shares of common stock is based upon reports filed by such persons with the SEC and other information obtained from such persons, if available.
Unless otherwise indicated, LRFC believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as LRFC. LRFC’s address is 650 Madison Avenue, 3rd Floor, New York, NY 10022.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
Interested Director
Ted Goldthorpe	—	*
Independent Directors
Alexander Duka	—	*
George Grunebaum	—	*
Jennifer Kwon Chou	—	*
Robert Warshauer	—	*
Executive Officers
Brandon Satoren	35	*
Patrick Schafer	1,108.197	*
David Held	—	*
Executive Officers and Directors as a Group	1,143.197	*
5% Holders
Charles Frischer(3)	247,973	9.34%
Phillip Goldstein(4)	280,269	10.55%
Andrew Dakos(4)	240,279	9.05%
Punch & Associates Investment Management, Inc.(5)	232,875	8.77%
Bulldog Investors LLP(4)	242,779	9.14%
__________________
*Represents less than one percent.
(1)Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Assumes no other purchases or sales of our common stock since the most recently available SEC filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that LRFC has with regard to the present intent of the beneficial owners of LRFC common stock listed in this table. Any fractional shares owned directly or beneficially have been rounded down for purposes of this table.
(2)Based on a total of 2,655,973 shares of LRFC common stock issued and outstanding on May 5, 2025.
(3)Based upon information obtained from the Schedule 13D/A filed with the SEC on December 17, 2024. The address of Charles Frischer is 3156 East Laurelhurst Drive, Seattle, WA, 98105.
(4)Based upon information disclosed in the Schedule 13G/A filed by Messrs. Goldstein and Dakos with the SEC on April 3, 2025, each of Messrs. Goldstein and Dakos have shared voting and dispositive power over 277,769 and 240,279 shares, respectively. Additionally, as disclosed in the Schedule 13G/A filed by Messrs. Goldstein and Dakos with the SEC on April 3, 2025, clients of Bulldog Investors, LLP, and other accounts for which Messrs. Dakos and Goldstein are deemed to be the beneficial owners, are entitled to receive dividends and sales proceeds. The address of their principal place of business and principal office is 250 Pehle Ave. Suite 708, Saddle Brook, NJ, 07663.
(5)Based upon information disclosed in the Schedule 13D filed by Punch & Associates Investment Management, Inc. with the SEC on November 9, 2023. The address is 7701 France Avenue South, Edina, Minnesota 55435.

The following table sets forth, as May 5, 2025, the dollar range of LRFC’s equity securities that is beneficially owned by each of the current directors of LRFC.

Name of Director	Dollar Range of Equity Securities in LRFC(1)(2)	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to be Overseen by Director or Nominee in Family of Investment Companies(1)(2)
Interested Director
Ted Goldthorpe	None	>$	100,000
Independent Directors
Alexander Duka	None	>$	100,000
George Grunebaum	None	>$	100,000
Jennifer Kwon Chou	None	>$	100,000
Robert Warshauer	None	>$	100,000
__________________
(1)Dollar ranges are as follows: None, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, or Over $100,000.
(2)The dollar range of equity securities beneficially owned in LRFC is based on the closing price for LRFC Common Stock of $17.91 on May 5, 2025 on the NASDAQ Global Select Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
The following table sets forth the dollar range of limited partnership interests in other private funds advised by and beneficially owned by any of LRFC’s independent directors and his or her immediate family as of May 5, 2025.

Name of Director	Name of Owners	Name of Investment	Title of Class	Value of Securities(1)	Percent of Class
Alexander Duka	Alexander Duka and Barbara Duka (spouse)	BCP Special Opportunities Fund I LP	Limited Partnership	>$100,000	0.5%
Alexander Duka	Alexander Duka and Barbara Duka (spouse)	Portman Ridge Finance Corporation	Common Stock	$10,001 – $50,000
Alexander Duka	Alexander Duka	BC Partners Fund XI	Limited Partnership	>$100,000	0.0025%
Alexander Duka	Alexander Duka and Barbara Duka (spouse)	BC Partners Lending Corporation	Common Stock	>$100,000
George Grunebaum	George Grunebaum	BC Partners Lending Corporation	Common Stock	>$100,000
Robert Warshauer	Robert Warshauer	BCP Special Opportunities Fund I LP	Limited Partnership	$50,001 – $100,000
Robert Warshauer	Robert Warshauer	BC Partners Lending Corporation	Common Stock	>$100,000
Robert Warshauer	Robert Warshauer	Portman Ridge Finance Corporation	Common Stock	$10,001 – $50,000
__________________
(1)Dollar ranges are as follows: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, or >$100,000.

DESCRIPTION OF CAPITAL STOCK OF PTMN
The following description is based on certain relevant portions of the DGCL, PTMN’s certificate of incorporation (the “PTMN Charter”) and the Third Amended and Restated Bylaws, dated as of July 20, 2021 (the “PTMN Bylaws”). This summary is not necessarily complete, and PTMN refers you to (and this summary is qualified in its entirety by) the DGCL and the PTMN Charter and the PTMN Bylaws for a more detailed description of the provisions summarized below.
PTMN’s authorized stock consists of 20,000,000 shares of PTMN Common Stock and 5,000,000 shares of PTMN Preferred Stock.
Set forth below is a chart describing the classes of PTMN securities outstanding as of December 31, 2024:

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by PTMN or for its Account	Amount Outstanding Exclusive of Amount Shown Under (3)
Equity Securities
Common Stock	20,000,000	—	9,198,175
Preferred Stock	5,000,000	—	—
Common Stock
Voting
Each share of PTMN Common Stock is entitled to one vote on all matters submitted to a vote of PTMN Stockholders, including the election of directors. PTMN Stockholders possess exclusive voting power except (i) as provided with respect to any other class or series of capital stock or (ii) as may be required by the 1940 Act if PTMN fails to meet certain asset coverage requirements. There is no cumulative voting in the election of directors, or any other matter, which means that holders of a majority of the outstanding shares of PTMN Common Stock are able elect all of PTMN’s directors, and holders of less than a majority of such shares are unable to elect any director.
Dividends
Under the terms of the PTMN Charter, all shares of PTMN Common Stock have equal rights as to dividends. The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend is subject to the discretion of the PTMN Board.
Shares of PTMN Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by U.S. federal and state securities laws or by contract.
Liquidation Rights
In the event of PTMN’s liquidation, dissolution or winding up, each share of PTMN Common Stock would be entitled to share ratably in all of PTMN’s assets that are legally available for distribution after PTMN pays all debts and other liabilities and subject to any preferential rights of holders of any series preferred stock that might be outstanding at that time.

Preferred Stock
Under the terms of the PTMN Charter, the PTMN Board is authorized to issue shares of preferred stock in or more series. The PTMN Board has the discretion to determine the rights, powers, designations, preferences, privileges and restrictions of each series of preferred stock. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the PTMN capital stock entitled to vote, without the separate vote of the holders of the preferred stock as a class. As of December 31, 2024, there are no preferred shares of PTMN outstanding.
Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of PTMN’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more.
Stockholders’ Derivative Actions
Under the DGCL, any PTMN Stockholder may bring an action in PTMN’s name to procure a judgment in PTMN’s favor, also known as a derivative action, provided that the PTMN Stockholder bringing the action is a holder of PTMN shares at the time of the transaction to which the action relates or such PTMN Stockholder’s shares thereafter devolved by operation of law.
Limitation on Liability of Directors and Officers; Indemnification
Under PTMN’s Charter, PTMN will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of PTMN’s directors or officers or is or was serving at PTMN’s request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees and related disbursements), judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts paid or to be paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, except with respect to any matter as to which such person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such person’s action was in PTMN’s best interests or to be liable to PTMN or PTMN Stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. PTMN’s Charter also provides that PTMN’s directors will not be personally liable for monetary damages to PTMN for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to PTMN or PTMN Stockholders, for acts or omissions not in good faith in the reasonable belief that the action was in the best interests of PTMN or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividends or redemptions or for any transaction from which the director derived an improper personal benefit. So long as PTMN is regulated under the 1940 Act, the above indemnification and limitation of liability will be limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

PTMN’s Charter permits PTMN to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of PTMN or is or was serving at PTMN’s request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. PTMN has obtained liability insurance for PTMN’s officers and directors.
Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures
PTMN is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns 15% or more of the corporation’s voting stock or is an affiliate or associate of the corporation who, together with his, her or its affiliates and associates, was the owner of 15% or more of the corporation’s voting stock at any time within the past three years. The PTMN Charter and the PTMN Bylaws provide that:
•the PTMN Board is divided into three classes, as nearly equal in size as possible, with staggered three-year terms;
•directors may be removed only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of 75% of the shares of PTMN’s capital stock entitled to vote in the election of directors; and
•subject to the requirements of the 1940 Act, any vacancy on the PTMN Board, however the vacancy occurs, including a vacancy due to an enlargement of the PTMN Board, may only be filled by vote of the directors then in office.
The classification of the PTMN Board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire PTMN, or of discouraging a third party from acquiring PTMN.
The PTMN Charter and the PTMN Bylaws also provide that:
•any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and
•special meetings of the stockholders may only be called by the PTMN Board, chairman or CEO.
The PTMN Bylaws provide that, in order for any matter or nomination brought by a PTMN Stockholder to be considered properly brought before a meeting, a PTMN Stockholder must comply with requirements regarding advance notice to PTMN.
These provisions could delay, until the next stockholders’ meeting, stockholder actions which are favored by the holders of a majority of PTMN’s outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for PTMN’s Common Stock, because such person or entity, even if it acquired a majority of PTMN’s outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.
The DGCL generally provides that the affirmative vote of the holders of a majority of the shares entitled to vote on the matter is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. PTMN’s Charter provides that the affirmative vote of the holders of at least 75% of the shares of PTMN’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal certain provisions of the PTMN Charter including provisions pertaining to the PTMN Board, limitation of liability, indemnification, stockholder action or amendments to the PTMN Charter, to approve a proposal to convert, whether by merger or otherwise, from a closed-end company to an open-end company or to approve a proposal to effect our liquidation or dissolution. However, if an amendment or proposal approved by at least 75% of PTMN’s continuing directors (in addition to approval by PTMN’s Board), such amendment or proposal may, subject to applicable law (including the DGCL), be approved by the stockholders entitled to cast a majority of the votes entitled to be cast on such matter. The “continuing directors” is defined in PTMN’s Charter as PTMN’s directors at the time of the completion of PTMN’s initial public offering as well as those directors whose nomination for election by the PTMN Stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on PTMN’s Board. Under PTMN’s Charter, the affirmative vote of the holders of at least 75% of the shares of PTMN’s capital stock entitled to vote in the election of directors is required for the stockholders to amend or repeal any of the provisions of PTMN’s Bylaws. The stockholder vote with respect to PTMN’s Charter or PTMN’s Bylaws would be in addition to any separate class vote that might in the future be required under applicable law or the terms of any series preferred stock that might be outstanding at the time any such changes are submitted to stockholders. In addition, PTMN’s Charter permits PTMN’s Board to amend or repeal the PTMN’s Bylaws.

DESCRIPTION OF CAPITAL STOCK OF LRFC
The following description is based on relevant portions of the MGCL, the LRFC Charter and the LRFC Bylaws, dated as of September 9, 2013 (the “LRFC Bylaws”). This summary is not necessarily complete, and LRFC refers you to the MGCL and the LRFC Charter and the LRFC Bylaws for a more detailed description of the provisions summarized below.
LRFC’s authorized stock consists of 100,000,000 shares of LRFC Common Stock.
Set forth below is a chart describing the classes of LRFC securities outstanding as of December 31, 2024:

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by LRFC or for its Account	Amount Outstanding Exclusive of Amount Shown Under (3)
Equity Securities
Common Stock	100,000,000	—	2,655,898
Common Stock
As of December 31, 2024, the authorized common stock of LRFC consisted of 100,000,000 shares of LRFC Common Stock. LRFC Common Stock is quoted on The Nasdaq Global Select Market under the ticker symbol “LRFC”. There are no outstanding options or warrants to purchase LRFC Common Stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, LRFC Stockholders generally are not personally liable for LRFC’s debts or obligations.
Under the LRFC Charter, the LRFC Board is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. As permitted by the MGCL, the LRFC Charter provides that the LRFC Board, without any action by our stockholders, may amend the LRFC Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that LRFC has authority to issue.
All shares of LRFC’s Common Stock have equal rights as to earnings, assets, voting and distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to LRFC Stockholders if, as and when authorized by the LRFC Board and declared by LRFC out of assets legally available therefor. LRFC Common Stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal or state securities laws or by contract. In the event of LRFC’s liquidation, dissolution or winding up, each share of LRFC Common Stock would be entitled to share ratably in all of LRFC’s assets that are legally available for distribution after LRFC pays all debts and other liabilities and subject to any preferential rights of holders of LRFC’s preferred stock, if any preferred stock is outstanding at such time. Each share of LRFC’s Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of LRFC’s Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors.
Certain Provisions of the MGCL and the LRFC Charter and LRFC Bylaws
The MGCL, the LRFC Charter and LRFC Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire LRFC by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of LRFC to negotiate first with the LRFC Board. LRFC believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors
The LRFC Board is divided into three classes of directors serving staggered three-year terms. The terms of the first, second and third classes will expire at the annual meeting of stockholders held in 2026, 2027 and 2025, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve for three-year terms until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified board may render a change in control of LRFC or removal of LRFC’s incumbent management more difficult. LRFC believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of LRFC’s management and policies.
Election of Directors
The LRFC Bylaws provide that the affirmative vote of the holders of a plurality of the outstanding shares of stock, entitled to vote in the election of directors cast at a meeting of stockholders duly called and at which a quorum is present, will be required to elect a director. Pursuant to the LRFC Charter, the LRFC Board may amend the LRFC Bylaws to alter the vote required to elect directors.
Number of Directors; Vacancies; Removal
The LRFC Charter provides that the number of directors will be set only by the board of directors in accordance with the LRFC Bylaws. The LRFC Bylaws provide that a majority of the LRFC Board may at any time increase or decrease the number of directors. However, unless the LRFC Bylaws are amended, the number of directors may never be less than one nor more than twelve. The LRFC Charter provides that, at such time as LRFC has at least three independent directors and LRFC’s Common Stock is registered under the Exchange Act, LRFC elects to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.
The LRFC Charter provides that a director may be removed only for cause, as defined in the LRFC Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.
Action by Stockholders
Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous written consent, which the LRFC Charter does not). These provisions, combined with the requirements of the LRFC Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
The LRFC Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to LRFC’s notice of the meeting, (2) by the board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the LRFC Bylaws. With respect to special meetings of stockholders, only the business specified in LRFC’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to LRFC’s notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the LRFC Bylaws.
The purpose of requiring stockholders to give LRFC advance notice of nominations and other business is to afford the LRFC Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the LRFC Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the LRFC Bylaws do not give the LRFC Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to LRFC and its stockholders.
Calling of Special Meetings of Stockholders
The LRFC Bylaws provide that special meetings of stockholders may be called by the LRFC Board and certain of LRFC’s officers. Additionally, the LRFC Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a greater or lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The LRFC Charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. The LRFC Charter also provides that certain charter amendments, any proposal for LRFC’s conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company, any merger, consolidation, share exchange or sale or exchange of all or substantially all of LRFC’s assets that is required to be approved by stockholders, or any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by a majority of LRFC’s continuing directors (in addition to approval by the LRFC Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in the LRFC Charter as (1) the directors identified in the LRFC Charter, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the directors identified in the LRFC Charter then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office. In any event, in accordance with the requirements of the 1940 Act, any amendment or proposal that would have the effect of changing the nature of LRFC’s business so as to cause LRFC to cease to be, or to withdraw its election as, a business development company would be required to be approved by a majority of LRFC’s outstanding voting securities, as defined under the 1940 Act.
The LRFC Charter and the LRFC Bylaws provide that the LRFC Board will have the exclusive power to adopt, alter, amend or repeal any provision of the LRFC Bylaws.
No Appraisal Rights
As permitted by the MGCL, the LRFC Charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the LRFC Board shall determine such rights apply.

Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Act”). Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. The LRFC Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of LRFC Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested LRFC Stockholder under this statute if the LRFC Board approved in advance the transaction by which the LRFC Stockholder otherwise would have become an interested LRFC Stockholder. However, in approving a transaction, the LRFC Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the LRFC Board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the LRFC Board and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The LRFC Board has adopted a resolution that any business combination between LRFC and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution may be altered or repealed in whole or in part at any time; however, the LRFC Board will adopt resolutions so as to make LRFC subject to the provisions of the Business Combination Act only if the board of directors determines that it would be in LRFC’s best interests and if the SEC staff does not object to LRFC’s determination that our being subject to the Business Combination Act does not conflict with the 1940 Act. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of LRFC and increase the difficulty of consummating any offer.
Conflict with 1940 Act
The LRFC Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if LRFC amends its bylaws to be subject to such Act) and the Business Combination Act, or any provision of the LRFC Charter or LRFC Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DIVIDEND REINVESTMENT PLANS OF PTMN AND LRFC
The information in “Notes to Consolidated Financial Statements – Note 2. Significant Accounting Policies” in the Index to Consolidated Financial Statements of PTMN’s Annual Report on Form 10-K (file no. 814-00735) for the fiscal year ended December 31, 2024 and “Item 5. Market for Registrants Common Equity, Related Stockholder Matters and Issuer Purchases or Equity Securities – Distributions” in Part II of LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2024 is incorporated herein by reference.

COMPARISON OF PTMN AND LRFC STOCKHOLDER RIGHTS
The following table is a summary of certain material differences among the rights of PTMN Stockholders and LRFC Stockholders. The following discussion is not intended to be complete and is qualified in its entirety by reference to the PTMN Charter, the PTMN Bylaws, the LRFC Charter, the LRFC Bylaws, the MGCL and the DGCL. These documents are incorporated by reference in this registration statement and will be sent to PTMN Stockholders and LRFC Stockholders upon request. See the section entitled “Where You Can Find More Information”.
As set forth in greater detail above in the section entitled “Description of the Merger Agreement”, LRFC Stockholders will receive shares of PTMN Common Stock in the Mergers.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders
Authorized Stock
LRFC is authorized to issue 100,000,000 shares of stock, par value $0.01 per share, of which all 100,000,000 shares are classified as common stock.
As permitted by the MGCL, the LRFC Charter provides that the LRFC Board, without any action by LRFC stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that LRFC has the authority to issue.
As of May 5, 2025, there were 2,655,973 shares of LRFC Common Stock issued and outstanding.

PTMN is authorized to issue 25,000,000 shares of stock, par value $0.01 per share, of which 20,000,000 shares are classified as common stock and 5,000,000 shares are classified as preferred stock.
As of May 5, 2025, there were 9,965,480 and 9,202,870 shares of PTMN Common Stock issued and outstanding, respectively. There was no preferred stock issued or outstanding.

Common Stock
Each LRFC Stockholder shall be entitled to one vote per share of LRFC Common Stock.
The LRFC Board may authorize the issuance from time to time of shares of stock of LRFC of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the LRFC Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the LRFC Bylaws.

Each PTMN Stockholder shall be entitled to one vote per share of PTMN Common Stock.
The PTMN Board may authorize the issuance from time to time of shares of stock of PTMN of any class or series, then authorized, or securities or rights convertible into shares of its stock of any class or series, then authorized, for such consideration, if any, as the Board of Directors may deem advisable subject to any restrictions, if any as may be set forth in the PTMN Charter.

Preferred Stock
The LRFC Board may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, into one or more classes or series of stock, including preferred stock.
The PTMN Board is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of PTMN Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the rights, voting powers (if any), designations, preferences, privileges, restrictions and other rights including, but not limited to, dividend rights, conversion rights, redemption privileges and liquidations preferences, if any, of such shares of each such series, and any qualifications, limitations or restrictions thereof.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders

Prior to issuance of classified or reclassified shares of any class or series, the LRFC Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause LRFC to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock may be made dependent upon facts or events ascertainable outside the LRFC Charter (including determinations by the LRFC Board or other facts or events within the control of LRFC) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the charter document filed with the SDAT.

Voting Rights	Except as provided with respect to any other class or series of stock, the holders of LRFC’s Common Stock possess exclusive voting power. There is no cumulative voting in the election of directors.
Except as provided with respect to any other class or series of capital stock of PTMN hereafter classified or reclassified or as required by the Investment Company Act of 1940, as amended, (together with the rules and regulations thereunder, the “1940 Act”), the exclusive voting power for all purposes shall solely be vested with the holders of Common Stock. There shall be no cumulative voting.

Amendment of Bylaws	The LRFC Board shall have the exclusive power, at any time, to adopt, alter or repeal any provision of the LRFC Bylaws and to make new bylaws.
The PTMN Board may, without a stockholder’s vote, make, amend or repeal the PTMN Bylaws as provided in the PTMN Charter subject to the power of requisite vote of the stockholders to alter or appeal any bylaw whether adopted by them or otherwise.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders
Inspection of Books & Records
Under the MGCL, any LRFC Stockholder may inspect and copy during usual business hours, the LRFC Bylaws, the minutes of the proceedings of the LRFC Stockholders, annual statements of affairs and voting trust agreements deposited with LRFC at its principal office. In addition, one or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of stock of any class of LRFC may inspect and copy during usual business hours LRFC’s books of account and its stock ledger and, if LRFC does not maintain the original or a duplicate stock ledger at its principal office, present to any officer of LRFC a written request for a list of LRFC Stockholders.

However, the LRFC Charter provides that an LRFC Stockholder that is otherwise eligible under applicable law to inspect LRFC’s books of account, stock ledger, or other specified documents of LRFC shall have no right to make such inspection if the LRFC Board determines that such stockholder has an improper purpose for requesting such inspection.

Under the DGCL, stockholders or beneficial owners are permitted to examine and make extracts from certain of the corporation’s books and records for a proper purpose. Under the DGCL, a stockholder or beneficial owner seeking to inspect the books and records of the corporation must: (1) make a demand in writing and under oath stating a proper purpose for such inspection and (2) the stated purpose be reasonably related to such person’s interest as a stockholder. Stockholders or beneficial owners may inspect and copy certain of the corporation’s books and records only if all of the following apply: (i) the demand is made in good faith and for a proper purpose, (ii) the demand describes with reasonable particularity the purpose and the books and records sought to be inspected and (iii) the books and records sought are specifically related to the purpose. If the corporation refused to permit the inspection or does not reply to the demand within five business days after the demand has been made, the stockholder may apply to the Court of Chancery for an order to compel inspection.

Appraisal Rights
No holder of LRFC stock shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto unless the LRFC Board, upon the affirmative vote of a majority of the entire LRFC Board, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
The DGCL provides that stockholders have appraisal rights with respect to certain transactions such as certain mergers, consolidations, conversions and domestications.
Number of Directors
At any regular meeting or at any special meeting called for that purpose, a majority of the entire LRFC Board may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than one, nor more than 12, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

The exact number of directors will be fixed from time to time, by the PTMN Board, but will not be less than five nor more than eleven. The number of directors on the PTMN Board is currently fixed at seven.

Independent Directors	A majority of the LRFC Board must be independent directors under NASDAQ rules.	A majority of the PTMN Board must be independent directors under NASDAQ rules.
Classes of Directors
The directors are classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, and the term of office of directors of one class will expire at each annual meeting of stockholders. Each director shall be elected to office for a term expiring at the annual meeting of stockholders held in the third year following such director’s election, with the members of each class to hold office until their successors are duly elected and qualify.

The PTMN Board will be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class will expire at each annual meeting of stockholders. Each director shall be elected to office for a term expiring at the annual meeting of stockholders held in the third year following such director’s election and until his or her successor will be elected and will qualify or until his or her earlier resignation, removal from office, death or incapacity.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders
Director Vacancies
LRFC Board vacancies may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Board vacancies can only be filled by a majority vote of the remaining directors, even if they do not constitute a quorum. The director elected to fill a vacancy will serve for the remainder of the term of the directorship, and until a successor is elected and qualifies.

Director Elections	Directors will be elected by a plurality vote of the stockholders.	Directors will be elected by a plurality vote of the stockholders.
General Stockholder Voting Standard
A majority of the votes cast at a meeting of stockholders at which a quorum is present shall be sufficient to approve any matter (other than the election of directors) unless a different vote is required by statute or the LRFC Charter.

Under the “majority of the votes cast” standard, abstentions have no effect.

A majority of the votes present and entitled to vote at a meeting of stockholders at which a quorum is present shall be sufficient to approve any matter (other than the election of directors) unless a different vote is required by statute or the PTMN Charter.

Under the “majority of the voting power present and entitled to vote thereon” standard abstentions have the same effect as a vote against a proposal.

Extraordinary Actions
Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, convert, merge, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a greater or lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

The LRFC Charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Also, under the LRFC Charter, the affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect the approval of certain extraordinary actions and LRFC Charter amendments. However, if such amendment or proposal is approved by a majority of LRFC’s Continuing Directors (as defined in the LRFC Charter) (in addition to approval by our Board of Directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter.

Under the DGCL, generally, a merger, consolidation, conversion, sale of all or substantially all of a corporation’s assets (other than a sale to a wholly owned subsidiary) or dissolution must be approved by the corporation’s board of directors and the holders of a majority in voting power of the outstanding shares entitled to vote unless the certificate of incorporation provides for a higher voting standard.
The PTMN Charter includes a higher voting standard with respect to certain actions in certain circumstances, including certain charter amendments, a liquidation or dissolution, a conversion of the company to an “open-end company,” removal of directors and stockholder amendments to the PTMN Bylaws.

Preemptive Rights
Except as may be provided by the LRFC Board in setting the terms of classified or reclassified shares of stock or as may otherwise be provided by contract, no holder of shares of stock of LRFC shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of LRFC or any other security of LRFC which it may issue or sell.
The shares of Common Stock do not have preemptive rights.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders
Removal of Directors
Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire LRFC Board, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Subject to the rights of the shares of any series of Preferred Stock then outstanding, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 75% of the shares of the Corporation’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.

Limitation of Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

To the maximum extent that Maryland Law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of LRFC shall be liable to LRFC or its stockholders for money damages, subject to the requirements under the 1940 Act.

Directors of PTMN are entitled to the benefits of limitations on liability under the DGCL. Directors are not liable to PTMN or its stockholders for monetary damages for breach of fiduciary duty, except for specific circumstances such as breach of duty of loyalty, acts or omissions made in bad faith or involving intentional misconduct or knowing violation of law, liability under Section 174 of the DGCL, or transactions from which the director received an improper personal benefit.

Indemnity
LRFC shall, to the maximum extent permitted by Maryland Law and subject to the requirements of the 1940 Act, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of LRFC or (b) any individual who, while a director or officer of LRFC and at the request of LRFC, serves or has served as a director, officer, partner or, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacities. LRFC shall have the power, with the approval of the LRFC Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of LRFC in any of the capacities described in (a) or (b) above and to any employee or agent of LRFC or a predecessor of LRFC.
The PTMN Charter provides for mandatory indemnification and advancement of expenses for officers and directors.
Action by Written Consent of Stockholders	Under the MGCL, unless the charter provides otherwise (which the LRFC Charter does not), any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by unanimous written consent.
On the first date that PTMN shall have more than twenty stockholders of record, any action required or permitted to be taken by the stockholders of PTMN must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of PTMN.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders
Special Meetings of Stockholders
Special meetings of the LRFC Board may be called by or at the request of the Chairman of the LRFC Board, the chief executive officer, the president or the LRFC Board, and shall be called by the secretary of LRFC upon the written request of LRFC Stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.
Special meetings of stockholders may be called for any purpose by the PTMN Board, the Chairman of the PTMN Board or the CEO.
Business Combinations	Under the Maryland Business Combination Act (the “MBCA”), certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter the MBCA imposes two super-majority stockholder voting requirements on these combinations, unless, among other conditions, LRFC Common Stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of stock.

	The LRFC Board has adopted a resolution providing that any business combination between LRFC and any other person is exempted from the foregoing provisions, provided that the business combination is first approved by the LRFC Board, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution may be altered or repealed at any time.	PTMN is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an unapproved “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns 15% or more of the corporation’s voting stock or is an affiliate or associate of the corporation who, together with his, her or its affiliates and associates, was the owner of 15% or more of the corporation’s voting stock at any time within the past three years.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders
Approval of Certain Charter Amendments and Certain Extraordinary Transactions
The affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:
(i)Any amendment to the Charter to make LRFC Common Stock a “redeemable security” or to convert LRFC, whether by amendment to the LRFC Charter, merger or otherwise, from a “closed-end company” to an “open-end company”;
(ii)The liquidation or dissolution of LRFC and any amendment to the LRFC Charter to effect any such liquidation or dissolution;
(iii)Any amendment to, or any amendment inconsistent with the provisions of the LRFC Charter relating to, the number of directors constituting the LRFC Board, classification of the LRFC Board and filing of vacancies on the LRFC Board; the required approval for certain extraordinary actions; the removal of directors; or the required approval for amendments to the LRFC Charter;
(iv)Any merger, consolidation, share exchange or sale or exchange of all or substantially all of the assets of LRFC that the MGCL requires be approved by the LRFC Stockholders; and
The affirmative vote of 75% of the shares of PTMN’s capital stock then outstanding and entitled to vote in the election of directors will be necessary to effect: any amendment to Article V (Board of Directors), Article VI (Limitation of Liability), Article VII (Indemnification), Article VIII (Stockholder Action) or Article IX (Amendment; Certain Extraordinary Actions) of the PTMN Charter; to convert PTMN from a “closed-end company” to an “open-end company”; and the liquidation or dissolution of PTMN and any amendment to the PTMN Charter to effect any such liquidation or dissolution unless such amendment or proposal is approved by at least 75% of PTMN’s continuing directors in accordance with the PTMN Charter.

	Rights of LRFC Stockholders	Rights of PTMN Stockholders

(v)Any transaction between LRFC and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act, and any person controlling, controlled by or under common control with any such person or member of such group, that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally.
However, if the Continuing Directors (as defined in the LRFC Charter), by a vote of at least majority of such Continuing Directors, in addition to approval by the LRFC Board, approve any of the foregoing actions, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such action. Additionally, with respect to any transaction referred to in (v) above, if such transaction is approved by the Continuing Directors, by a vote of at least two-thirds of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL or another provision of the LRFC Charter or LRFC Bylaws otherwise requires such approval.

Control Share Acquisitions	The Maryland Control Share Acquisition Act provides that, subject to certain exceptions, a holder of “control shares” (defined as voting shares that, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by: (a) a person who makes or proposes to make a control share acquisition, (b) an officer of the corporation or (c) an employee of the corporation who is also a director of the corporation.	The DGCL does not contain a statute comparable to the Maryland Control Share Acquisition Act.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR
PTMN’s investment securities are held under a custody agreement with U.S. Bank National Association (“USB”). The address of the custodian is U.S. Bank National Association, Corporate Trust Services, One Federal Street, 3rd Floor, Boston, MA 02110. Equiniti Trust Company, LLC (“EQT”) acts as PTMN’s transfer agent, dividend paying, registrar and reinvestment agent for PTMN Common Stock. The principal business address of the transfer agent is 48 Wall Street, Floor 23, New York, New York 10005.
LRFC’s securities are held under a custody agreement by USB. The address of the custodian is 615 East Michigan Street, Milwaukee, Wisconsin 53202. EQT acts as LRFC’s transfer agent, distribution paying agent and registrar. The principal business address of LRFC’s transfer agent is 48 Wall Street, Floor 23, New York, New York 10005.

BROKERAGE ALLOCATION AND OTHER PRACTICES
Since PTMN and LRFC generally acquire and dispose of their investments in privately negotiated transactions, PTMN and LRFC expect to infrequently use brokers in the normal course of their business. Subject to policies established of the PTMN Board and LRFC Board, PTMN and LRFC generally do not execute transactions through any particular broker or dealer, but seek to obtain the best net results for PTMN and LRFC, respectively, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While PTMN and LRFC generally seek reasonably competitive trade execution costs, PTMN and LRFC will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, PTMN or LRFC may select a broker based partly upon brokerage or research services provided PTMN or LRFC, as applicable. In return for such services, PTMN or LRFC, as applicable, may pay a higher commission than other brokers would charge if PTMN and LRFC determines in good faith that such commission is reasonable in relation to the services provided, and PTMN’s or LRFC’s management and employees are authorized to pay such commission under these circumstances.

LEGAL MATTERS
Certain legal matters regarding the securities offered hereby have been passed upon for PTMN by Simpson Thacher, certain matters with respect to Delaware law have been passed upon for PTMN by Richards, Layton & Finger, P.A. and certain matters with respect to Maryland law have been passed upon for LRFC by Venable LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of PTMN as of December 31, 2024 and 2023, and for each of the three years in the period then ended, appearing in PTMN’s Annual Report on Form 10-K (file no. 814-00735) for the year ended December 31, 2024 have been audited by Deloitte, independent registered public accounting firm, as set forth in their reports thereon, including therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon reports of such firm given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of LRFC as of December 31, 2024 and 2023, and for each of the three years in the period then ended, appearing in LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal years ended December 31, 2024 have been audited by Deloitte, independent registered public accounting firm, as set forth in their reports thereon, including therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon reports of such firm given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS
Pursuant to the PTMN Bylaws and the LRFC Bylaws, only the matters set forth in a notice of special meeting of PTMN or LRFC, as applicable, may be brought before a special meeting. Accordingly, no other matter may properly come before the PTMN Special Meeting or the LRFC Special Meeting.

STOCKHOLDERS SHARING AN ADDRESS
Please note that only one copy of this joint proxy statement/prospectus may be delivered to two or more PTMN Stockholders who share an address unless PTMN has received contrary instructions from one or more of such stockholders. PTMN will deliver promptly, upon request, a separate copy of any of these documents to PTMN Stockholders at a shared address to which a single copy of such documents was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling PTMN at (212) 836-9611 or by writing to Investor Relations Department, Portman Ridge Finance Corporation, 650 Madison Avenue, 3rd Floor, New York, NY 10022.
Please note that only one copy of this joint proxy statement/prospectus may be delivered to two or more LRFC Stockholders who share an address unless LRFC has received contrary instructions from one or more of such stockholders. LRFC will deliver promptly, upon request, a separate copy of any of these documents to LRFC Stockholders at a shared address to which a single copy of such documents was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling LRFC at (212) 836-9611 or by writing to Investor Relations Department, Logan Ridge Finance Corporation, 650 Madison Avenue, 3rd Floor, New York, NY 10022.

WHERE YOU CAN FIND MORE INFORMATION
PTMN has filed with the SEC a registration statement on Form N-14 (of which this joint proxy statement/prospectus is a part), together with all amendments and related exhibits, under the Securities Act. The registration statement contains additional information about PTMN and the securities being offered by this document.
Each of PTMN and LRFC files with or submits to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information filed electronically by each of PTMN and LRFC with the SEC. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.
PTMN maintains a website at https://www.portmanridge.com/investor-relations and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Except for documents incorporated by reference into this joint proxy statement/prospectus and any accompanying prospectus supplement, information contained on such website is not incorporated by reference into this joint proxy statement/prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations department at the following address and telephone number:
Investor Relations Department
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 836-9611
lcati@equityny.com
LRFC maintains a website at https://www.loganridgefinance.com/investor-resources/press-releases and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Except for documents incorporated by reference into this joint proxy statement/prospectus and any accompanying prospectus supplement, information contained on such website is not incorporated by reference into this joint proxy statement/prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations department at the following address and telephone number:
Investor Relations Department
Logan Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 836-9611
lcati@equityny.com

INCORPORATION BY REFERENCE FOR PTMN
This joint proxy statement/prospectus is part of a registration statement that PTMN has filed with the SEC. PTMN is allowed to “incorporate by reference” the information that it files with the SEC, which means PTMN can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus.
This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•PTMN’s Quarterly Report on Form 10-Q (file no. 814-00735) for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;
•PTMN’s Annual Report on Form 10-K (file no. 814-00735) for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025; and
•PTMN’s Definitive Proxy Statement on Schedule 14A (file no. 814-00735) with respect to the Annual Meeting of PTMN Stockholders filed with the SEC on April 29, 2024 (to the extent explicitly incorporated by reference into PTMN’s Annual Report on Form 10-K).
To obtain copies of these filings, see the section entitled “Where You Can Find More Information”.
You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 13, 2025. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. The mailing of this joint proxy statement/prospectus to PTMN Stockholders or LRFC Stockholders will not create any implication to the contrary.
This joint proxy statement/prospectus contains a description of the representations and warranties that each of PTMN and LRFC made to the other in the Merger Agreement. Representations and warranties made by each of PTMN and LRFC and other applicable parties are also set forth in contracts and other documents (including the Merger Agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding either of PTMN and LRFC or their businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

INCORPORATION BY REFERENCE FOR LRFC
This joint proxy statement/prospectus is part of a registration statement that LRFC has filed with the SEC. LRFC is allowed to “incorporate by reference” the information that it files with the SEC, which means LRFC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus.
This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•LRFC’s Quarterly Report on Form 10-Q (file no. 814-01022) for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;
•LRFC’s Annual Report on Form 10-K (file no. 814-01022) for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025; and
•LRFC’s Definitive Proxy Statement on Schedule 14A (file no. 814-01022) with respect to the Annual Meeting of LRFC Stockholders filed with the SEC on April 29, 2024 (to the extent explicitly incorporated by reference into LRFC’s Annual Report on Form 10-K).
To obtain copies of these filings, see the section entitled “Where You Can Find More Information”.
You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 13, 2025. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. The mailing of this joint proxy statement/prospectus to PTMN Stockholders or LRFC Stockholders will not create any implication to the contrary.
This joint proxy statement/prospectus contains a description of the representations and warranties that each of PTMN and LRFC made to the other in the Merger Agreement. Representations and warranties made by each of PTMN and LRFC and other applicable parties are also set forth in contracts and other documents (including the Merger Agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding either of PTMN and LRFC or their businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER
among
PORTMAN RIDGE FINANCE CORPORATION,
PORTMAN RIDGE MERGER SUB, INC.,
LOGAN RIDGE FINANCE CORPORATION,
SIERRA CREST INVESTMENT MANAGEMENT LLC
(for the limited purposes set forth herein)
and
MOUNT LOGAN MANAGEMENT LLC
(for the limited purposes set forth herein)
Dated as of January 29, 2025

3.22.	Chapter 11	23
3.23.	Valuation	23

Article IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND MERGER SUB		23
4.1.	Corporate Organization	23
4.2.	Capitalization	24
4.3.	Authority; No Violation	25
4.4.	Governmental Consents	26
4.5.	Reports	27
4.6.	Acquiror Financial Statements	27
4.7.	Broker’s Fees	30
4.8.	Absence of Changes or Events	30
4.9.	Compliance with Applicable Law; Permits	30
4.10.	Acquiror Information	32
4.11.	Taxes and Tax Returns	32
4.12.	Litigation	34
4.13.	Employee Matters	34
4.14.	Certain Contracts	34
4.15.	Insurance Coverage	36
4.16.	Intellectual Property	36
4.17.	Real Property	36
4.18.	Investment Assets	36
4.19.	State Takeover Laws	37
4.20.	Opinion of Financial Advisor	37
4.21.	Chapter 11	37
4.22.	Valuation	37

Article V REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR ADVISER AND
THE COMPANY ADVISER		37
5.1.	Organization	37
5.2.	Authority; No Violation	38
5.3.	Compliance with Applicable Law; Permits	39
5.4.	Litigation	40
5.5.	Acquiror Adviser Information	40
5.6.	Financial Resources	40
5.7.	Best Interests and No Dilution	40
5.8.	Forbearances	40
5.9.	Representations and Warranties	41

Article VI COVENANTS RELATING TO CONDUCT OF BUSINESS		41
6.1.	Conduct of Businesses Prior to the Effective Time	41
6.2.	Company Forbearances	41
6.3.	Acquiror Forbearances	43

Article VII ADDITIONAL AGREEMENTS		46
7.1.	Further Assurances	46

7.2.	Regulatory Matters	47
7.3.	Stockholder Approval	49
7.4.	Indemnification	51
7.5.	No Solicitation	52
7.6.	Company Takeover Proposals	54
7.7.	Acquiror Takeover Proposals	57
7.8.	Access to Information	60
7.9.	Publicity	60
7.10.	Takeover Statutes and Provisions	61
7.11.	Tax Matters	61
7.12.	Stockholder Litigation	61
7.13.	Section 16 Matters	62
7.14.	No Other Representations or Warranties	62
7.15.	Merger of Surviving Company	62
7.16.	Coordination of Dividends	62
7.17.	NASDAQ Listing	62
7.18.	Net Asset Value Calculation	63

Article VIII CONDITIONS PRECEDENT		64
8.1.	Conditions to Each Party’s Obligations to Effect the Merger	64
8.2.	Conditions to Obligations of the Acquiror and Merger Sub to Effect the Merger	65
8.3.	Conditions to Obligations of the Company to Effect the Merger	66
8.4.	Frustration of Closing Conditions	68

Article IX TERMINATION AND AMENDMENT		68
9.1.	Termination	68
9.2.	Expense Reimbursement.	71
9.3.	Effect of Termination	72
9.4.	Fees and Expenses	73
9.5.	Amendment	73
9.6.	Extension; Waiver	73

Article X CERTAIN DEFINITIONS		73

Article XI GENERAL PROVISIONS		82
11.1.	Nonsurvival of Representations, Warranties and Agreements	82
11.2.	Notices	83
11.3.	Interpretation; Construction	84
11.4.	Counterparts	85
11.5.	Entire Agreement	85
11.6.	Governing Law; Jurisdiction; Waiver of Jury Trial	85
11.7.	Assignment; Third Party Beneficiaries	86
11.8.	Specific Performance	86
11.9.	Special Committee Approval	86

Schedules
Company Disclosure Schedule
Acquiror Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2025 (this “Agreement”), is made by and among Portman Ridge Finance Corporation, a Delaware corporation (the “Acquiror”); Portman Ridge Merger Sub, Inc., a Maryland corporation and a wholly-owned direct Consolidated Subsidiary of the Acquiror (“Merger Sub”); Logan Ridge Finance Corporation, a Maryland corporation (the “Company”); solely for purposes of Article V, Section 7.18(d), Section 8.2 and Article XI, Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to the Company (the “Company Adviser”); and, solely for purposes of Article V, Section 7.18(d), Section 8.3 and Article XI, Sierra Crest Investment Management LLC, a Delaware limited liability company and the investment adviser to the Acquiror (the “Acquiror Adviser”).
RECITALS
WHEREAS, each of the Acquiror and the Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “Investment Company Act”), and is listed on the NASDAQ Global Select Market (“NASDAQ”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);
WHEREAS, immediately following the Merger, the Surviving Company shall merge with and into the Acquiror (the “Second Merger” and, together with the Merger, the “Mergers”), with the Acquiror as the surviving company in the Second Merger;
WHEREAS, the Board of Directors of the Company (the “Company Board”), including all of the Company Continuing Directors, upon the recommendation of a committee of the Company Board comprised solely of the Independent Directors of the Company (the “Company Special Committee”), has unanimously (i) determined that (x) this Agreement and the Merger and the related Transactions are advisable and in the best interests of the Company and (y) the interests of the Company’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and other Company Matters), (iii) directed that the approval of the Company Matters be submitted to the Company’s stockholders at the Company Stockholders Meeting and (iv) resolved to recommend that the stockholders of the Company approve the Company Matters, including the Merger;
WHEREAS, the Board of Directors of the Acquiror (the “Acquiror Board”), upon the recommendation of a committee of the Acquiror Board comprised solely of the Independent Directors of the Acquiror (the “Acquiror Special Committee”), has unanimously (i) determined that (x) this Agreement and the Mergers and the related Transactions are advisable and in the best interests of the Acquiror and its stockholders and (y) the interests of the Acquiror’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and the Acquiror Matters), (iii) directed that the approval of the Acquiror Matters be submitted to the Acquiror’s stockholders at the Acquiror Stockholders Meeting and (iv) resolved to recommend that the stockholders of the Acquiror approve the Acquiror Matters;
WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the Mergers and the related Transactions are advisable and in the best interests of Merger Sub, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger) and (iii) resolved to recommend the approval of the Transactions (including the Merger) by the Acquiror, in the Acquiror’s capacity as the sole stockholder of Merger Sub;
WHEREAS, the parties intend the Mergers to be treated as a single integrated transaction and to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
THE MERGERS
1.1.    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving company in the Merger and shall continue its existence as a corporation under the MGCL.
1.2.    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the date on which the Closing actually occurs, the “Closing Date”).
1.3.    Effective Time. The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “First Articles of Merger”) that shall be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “MD SDAT”). The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the First Articles of Merger.

1.4.    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL.
1.5.    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Acquiror or Merger Sub or the holder of any of the following securities:
(a)    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.
(b)    All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that are issued and outstanding and are owned by the Acquiror or any of its Consolidated Subsidiaries (including Merger Sub) immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of common stock, par value $0.01 per share, of the Acquiror (“Acquiror Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).
(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for the Cancelled Shares) shall be converted, in accordance with and subject to the procedures set forth in Article II, into the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio and, if applicable, cash in lieu of fractional shares of Acquiror Common Stock payable in accordance with Section 1.5(f) (such shares of Acquiror Common Stock and any such cash in lieu of fractional shares of Acquiror Common Stock, the “Merger Consideration”), in all cases without interest. The amount of cash each holder of Company Common Stock as of immediately prior to the Effective Time is entitled to receive pursuant to this Section 1.5(c) shall be rounded down to the nearest cent, and computed after aggregating all cash amounts for all shares of Company Common Stock then held by such holder.
(d)    All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each holder of a certificate (“Certificate”) or book-entry share (“Book-Entry Share”) that immediately prior to the Effective Time represented an outstanding share of Company Common Stock shall cease to have any rights with respect to such Certificate or Book-Entry Share other than the right to receive, upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, the Merger Consideration.
(e)    The Exchange Ratio shall be appropriately adjusted if, between the execution and delivery of this Agreement and the Effective Time, the respective outstanding shares of Acquiror Common Stock or Company Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, as permitted by this Agreement, in each case to provide the stockholders of the Acquiror and the Company the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(f)    No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to this Section 1.5, and such fractional share interests shall not entitle the owner thereof to any shares of Acquiror Common Stock or to vote or to any other rights or powers of a holder of Acquiror Common Stock. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder would, but for this Section 1.5(f), be entitled under Section 1.5(c), as so rounded pursuant to the immediately following sentence, and (B) the volume-weighted average trading price of a share of Acquiror Common Stock on NASDAQ for the five (5) consecutive Trading Days ending on the third Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by the Acquiror that is reasonably acceptable to the Company). All fractional shares to which a single record holder of Company Common Stock as of immediately prior to the Effective Time would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock as of immediately prior to the Effective Time in lieu of any fractional share interests in Acquiror Common Stock, the Exchange Agent shall make available such amount, without interest, to such holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 1.5(f) is not a separately bargained-for consideration.
1.6.    Termination of Certain Contractual Obligations. As of the Effective Time, the Company Advisory Agreement and the Company Administration Agreements shall be terminated and of no further force and effect.
1.7.    The Second Merger.
(a)    Subject to the terms and conditions of this Agreement, in accordance with the MGCL and Section 253 of the Delaware General Corporation Law (the “DGCL”), at the Second Effective Time, the Surviving Company shall merge with and into the Acquiror and the separate corporate existence of the Surviving Company shall cease. The Acquiror shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Delaware. The Second Merger shall become effective as set forth in (i) the articles of merger with respect to the Second Merger (the “Second Articles of Merger”) that the Acquiror shall file with the MD SDAT and (ii) the certificate of ownership and merger with respect to the Second Merger (the “Certificate of Merger”) that the Acquiror shall file with the Secretary of State of the State of Delaware (the “DE Secretary”) (the “Second Effective Time”). At and after the Second Effective Time, the Second Merger shall have the effects set forth in the MGCL and the DGCL.
(b)    At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Acquiror or the Surviving Company or the holder of any of the following securities, (i) each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor; and (ii) each share of Acquiror Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as an identical share of Acquiror Common Stock.
1.8.    Charter; Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the charter of the Company as in effect immediately prior to the Effective Time shall be the charter of the Surviving Company, as the surviving company of the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of the charter. The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, as the surviving company in the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of the charter of the Surviving Company and such bylaws.
(b)    At the Second Effective Time, the certificate of incorporation of the Acquiror as in effect immediately prior to the Second Effective Time shall be the certificate of incorporation of the Acquiror, as the surviving company of the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such certificate of incorporation. The bylaws of the Acquiror as in effect immediately prior to the Second Effective Time shall be the bylaws of the Acquiror, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of the certificate of incorporation of the Acquiror and such bylaws.
1.9.    Directors and Officers. Subject to applicable Law, the Company and the Acquiror shall take all necessary actions so that the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or the earlier death, resignation or removal of any such director or officer or the consummation of the Second Merger. Subject to applicable Law, the directors and officers of the Acquiror immediately prior to the Second Effective Time shall be the directors and officers of the Acquiror immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

ARTICLE II
MERGER CONSIDERATION
2.1.    Designation of Exchange Agent; Deposit of Merger Consideration. Prior to the Closing, the Acquiror shall enter into a customary exchange agreement with a nationally recognized financial institution designated by the Acquiror and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 1.5(c). At or prior to the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent book-entry shares representing the full number of whole shares of Acquiror Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock, and the Acquiror shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends payable on such shares of Acquiror Common Stock pursuant to Section 2.2(c) (such shares of Acquiror Common Stock provided to the Exchange Agent, together with any dividends with respect thereto, are hereinafter referred to as the “Exchange Fund”). For purposes of the deposit, the Acquiror shall assume that there will not be any fractional shares of Acquiror Common Stock. The Acquiror shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.5(f). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 1.5(c), the Acquiror shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Acquiror shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time and (y) applied promptly to making the payments pursuant to Section 1.5. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.5, except as expressly provided for in this Agreement.
2.2.    Delivery of Merger Consideration.
(a)    As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Share shall pass only upon proper delivery of the Certificate (or an affidavit of loss in lieu thereof) or the surrender of such Book-Entry Share to the Exchange Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Share or such other reasonable evidence, if any, of such surrender as the Exchange Agent may reasonably request), as applicable, which shall be in the form and have such other provisions as the Acquiror and the Company may reasonably specify (such letter of transmittal, the “Letter of Transmittal”), and (ii) instructions (which instructions shall be in the form and have such other provisions as the Acquiror and the Company may reasonably specify) for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for (A) the number of shares of Acquiror Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares pursuant to Section 1.5(c), (B) any dividends payable pursuant to Section 2.2(c) and (C) any cash in lieu of fractional shares of Acquiror Common Stock payable pursuant to Section 1.5(f).
(b)    Upon surrender to the Exchange Agent of shares of Company Common Stock that (i) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu thereof) together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, or (ii) are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Exchange Agent may reasonably request), in each case, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Acquiror shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (A) the number of shares of Acquiror Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares pursuant to Section 1.5(c), (B) any dividends payable pursuant to Section 2.2(c) and (C) any cash in lieu of fractional shares of Acquiror Common Stock payable pursuant to Section 1.5(f), and the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on any cash payable upon the surrender of Certificates or Book-Entry Shares.
(c)    Subject to applicable Law, following surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, there shall be paid to the holder of the shares of Acquiror Common Stock issued in exchange for such Certificates or Book-Entry Shares, without interest, (i) at the time of delivery of such Acquiror Common Stock by the Exchange Agent pursuant to Section 2.2(b), the amount of dividends with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such delivery of such shares of Acquiror Common Stock by the Exchange Agent pursuant to Section 2.2(b), and a payment date subsequent to such delivery of such shares of Acquiror Common Stock by the Exchange Agent pursuant to Section 2.2(b), payable with respect to such shares of Acquiror Common Stock.
(d)    In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends with respect to Acquiror Common Stock as contemplated by Section 2.2(c)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, only if such Certificate or Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Acquiror that such Tax has been paid or is not applicable.
2.3.    No Further Ownership Rights; Transfers. All Merger Consideration paid by the Acquiror in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Common Stock in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to, and there shall be no further transfers on the stock transfer books of the Company of, the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.
2.4.    [Reserved]
2.5.    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company as of the first anniversary of the Effective Time may be paid to the Acquiror, upon the Acquiror’s written demand to the Exchange Agent. In such event, any former stockholders of the Company who have not theretofore complied with any applicable requirements to receive payment of the Merger Consideration, any unpaid dividends on the Acquiror Common Stock shall thereafter look only to the Acquiror for payment of the Merger Consideration, any unpaid dividends on the Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock deliverable in respect of the Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
2.6.    No Liability. None of the Acquiror, the Company, the Surviving Company, Merger Sub, the Exchange Agent or any other Person shall be liable to any Person in respect of any shares of Acquiror Common Stock or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration or any unpaid dividends on the Acquiror Common Stock or other entitlements in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or unpaid dividends or other entitlements in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.
2.7.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in a form reasonably acceptable to the Acquiror and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Acquiror, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Acquiror may direct, as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Article I or this Article II, any unpaid dividends on the Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock.
2.8.    Withholding Rights. The Acquiror, the Exchange Agent and each of their respective Affiliates and agents, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except with respect to matters that have been Previously Disclosed, the Company hereby represents and warrants to the Acquiror and Merger Sub that:
3.1.    Corporate Organization.
(a)    The Company is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Maryland. The Company has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect, and is listed on NASDAQ. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(b)    True, complete and correct copies of the charter of the Company (the “Company Charter”), and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company.
(c)    Each Consolidated Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
3.2.    Capitalization.
(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 2,672,433 shares were outstanding as of the close of business on September 30, 2024 (the “Company Capitalization Date”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to the Company attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“Company Voting Debt”) is issued or outstanding. As of the Company Capitalization Date, except pursuant to the Company’s dividend reinvestment plan and the Company 2032 Convertible Notes, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Voting Debt or other equity securities of the Company. There are no obligations of the Company or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, Company Voting Debt or any equity security of the Company or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Company Voting Debt or any other equity security of the Company or its Consolidated Subsidiaries or (ii) pursuant to which the Company or any of its Consolidated Subsidiaries is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act. All of the outstanding shares of Company Common Stock have been issued in compliance with applicable Law in all material respects.
(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of the Company has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.
3.3.    Authority; No Violation.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Requisite Vote, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Company Board. The Company Board, including all of the Company Continuing Directors (on the recommendation of the Company Special Committee), has unanimously (i) determined that (A) this Agreement and the Merger and the related Transactions are advisable and in the best interests of the Company and (B) the interests of the Company’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and other Company Matters), (iii) directed that the approval of the Company Matters be submitted to the Company’s stockholders at a duly held meeting of such stockholders (the “Company Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of the Company approve the Company Matters, including the Merger. Except for receipt of the approval of the Company Matters by the affirmative vote of the holders of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matters to be approved at the Company Stockholders Meeting (the “Company Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, except for receipt of the Company Requisite Vote (and assuming due authorization, execution and delivery by the Acquiror, Merger Sub and the Acquiror Adviser), constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).
(b)    Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor the performance of this Agreement by the Company, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to the Company or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Company or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.4.    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other Transactions, except for (a) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the Company Stockholders Meeting and the Acquiror Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (b) the filing of the First Articles of Merger with, and the acceptance for the record of the First Articles of Merger by, the MD SDAT in respect of the Merger, (c) the filing of the Second Articles of Merger with, and the acceptance for the record of the Second Articles of Merger by, the MD SDAT in respect of the Second Merger, (d) the filing of the Certificate of Merger with, and the acceptance for the record of the Certificate of Merger by, the DE Secretary in respect of the Second Merger, (e) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (f) approval of the listing on NASDAQ of the shares of Acquiror Common Stock to be issued as Merger Consideration under this Agreement, (g) the reporting of this Agreement on a Current Report on Form 8-K and (h) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
3.5.    Reports.
(a)    The Company has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2022 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “Company SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries taken as a whole. To the Company’s knowledge, no Company SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Company’s knowledge, all Company SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of the Company is required to make any filing with the SEC.
(b)    Neither the Company nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Company’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of the Acquiror or any of its Consolidated

Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has the Company or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of the Company, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.
(c)    The Company has made available to the Acquiror all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of the Company (i) there are no unresolved comments from the SEC with respect to the Company SEC Reports or any SEC examination of the Company and (ii) none of the Company SEC Reports is subject to any ongoing review by the SEC. The Company has made available to the Acquiror all material written correspondence with the SEC regarding the Transactions, a true and complete copy of all such material written correspondence as of the date hereof is set forth in Section 3.5(c) of the Company Disclosure Schedule. As of the date hereof, there have not been any oral communications between the Company or its Representatives with the SEC that contradict or are inconsistent with the correspondence set forth in Section 3.5(c) of the Company Disclosure Schedule.
3.6.    Company Financial Statements.
(a)    The financial statements, including the related consolidated schedules of investments, of the Company and its Consolidated Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of the Company and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to the Company’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte & Touche LLP (“Deloitte”) has not resigned, threatened resignation or been dismissed as the Company’s independent public accountant as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except for (i) liabilities reflected or reserved against on the consolidated unaudited balance sheet of the Company as of September 30, 2024 included in the unaudited financial statements set forth in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2024 (the “Company Balance Sheet”), (ii) liabilities incurred in the ordinary course of business since September 30, 2024, (iii) liabilities incurred in connection with this Agreement and the Transactions, (iv) liabilities otherwise disclosed in the Company SEC Reports and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, neither the Company nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the Company Balance Sheet in accordance with GAAP.
(c)    As of September 30, 2024, neither the Company nor any of its Consolidated Subsidiaries was a party to or had any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).
(d)    Since the Applicable Date, (i) neither the Company nor any of its Consolidated Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant or Representative of the Company or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing the Company or any of its Consolidated Subsidiaries, whether or not employed by the Company or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by the Company or any of its directors, officers or agents to the Company Board or any committee thereof or to any director or officer of the Company.
(e)    To the Company’s knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of the Company and its Consolidated Subsidiaries included in the Company SEC Reports (including the related notes), has been (i) “independent” with respect to the Company and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.
(f)    The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.
(g)    The Company has in all material respects:

(i)    designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow the Company’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;
(ii)    designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, using the framework specified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
(iii)    (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for the Company’s auditors any material weaknesses in internal controls.
(h)    The fair market value of the Company’s investments as of September 30, 2024 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act.
(i)    To the Company’s knowledge, there is no fraud or suspected fraud affecting the Company involving management of the Company who have significant roles in the Company’s internal control over financial reporting.
3.7.    Broker’s Fees. Neither the Company nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Houlihan Lokey Capital, Inc. pursuant to an engagement letter, a true, complete and correct copy of which has been previously delivered to the Acquiror.
3.8.    Absence of Changes or Events. Since the Company’s last quarterly report on Form 10-Q, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of the Company and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of the Acquiror Special Committee under Sections 6.1 or 6.2.
3.9.    Compliance with Applicable Law; Permits.
(a)    The Company and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company has operated in compliance with all listing standards of NASDAQ since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
(b)    The Company is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or the reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c)    The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
(d)    The Company and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
(e)    No “affiliated person” (as defined under the Investment Company Act) of the Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of the Company, threatened that would result in any such disqualification.
(f)    The minute books and other similar records of the Company maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of the Company, the Company Board and any committees of the Company Board.
3.10.    Company Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of the Company or stockholders of the Acquiror or at the time of the Company Stockholders Meeting or the Acquiror Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by the Acquiror, Merger Sub or the Acquiror Adviser for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
3.11.    Taxes and Tax Returns.
(a)    The Company and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising, or required to be shown thereon, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of the Company or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Consolidated Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Consolidated Subsidiaries or customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither the Company nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Consolidated Subsidiaries. Neither the Company nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If the Company or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
(b)    The Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC at all times during the Company Open Tax

Years and expects to continue to so qualify through the Effective Time. No challenge to the Company’s status as a RIC is pending or has been threatened in writing with respect to the Company Open Tax Years. For each of the Company Open Tax Years, the Company has satisfied or will satisfy the distribution requirements imposed on a regulated investment company under Section 852 of the Code (taking into account any dividend that will be paid by the Company, or by the Acquiror on behalf of the Company, after the date of this Agreement, including the Tax Dividend and the Deficiency Dividend).
(c)    The Company and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.
(d)    The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(e)    The Company has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.
(f)    The Company Previously Disclosed each asset, if any, the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code), if any, with respect to the Company’s assets. Other than as Previously Disclosed, the Company is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.
(g)    No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Consolidated Subsidiaries does not file Tax Returns that the Company or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.
(h)    Neither the Company nor any of its Consolidated Subsidiaries has, or has had at any time during the Company Open Tax Years, a permanent establishment in any country other than the United States.
(i)    Neither the Company nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities at any time during the Company Open Tax Years.
(j)    Neither the Company nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than the Company and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation (other than customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes).
(k)    Neither the Company nor any of its Consolidated Subsidiaries has been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Consolidated Subsidiaries) at any time during the Company Open Tax Years.
(l)    There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Consolidated Subsidiaries.
3.12.    Litigation. There are no material Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Consolidated Subsidiaries. There is no Order binding upon the Company or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.13.    Employee Matters. Neither the Company nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).
3.14.    Certain Contracts.
(a)    The Company has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to the Acquiror of, all Contracts (collectively, the “Company Material Contracts”) to which, as of the date hereof, the Company or any of its Consolidated Subsidiaries is a party, or by which the Company or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of the Company, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:
(i)    any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;
(ii)    any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred, or any guarantee by the Company or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $1,000,000;
(iii)    any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of the Company and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that the Company and its Consolidated Subsidiaries conducts or may conduct; or
(iv)    any Contract that obligates the Company or any of its Consolidated Subsidiaries to conduct any business that is material to the Company and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate the Acquiror, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis.
(b)    Each Company Material Contract is (x) valid and binding on the Company or its applicable Consolidated Subsidiary and, to the Company’s knowledge, each other party thereto, (y) enforceable against the Company or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company Advisory Agreement has been approved by the Company Board and stockholders of the Company in accordance with Section 15 of the Investment Company Act. Neither the Company nor any of its Consolidated Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No Company Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to the Company or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.15.    Insurance Coverage. All material insurance policies maintained by the Company or any of its Consolidated Subsidiaries and that name the Company or any of its Consolidated Subsidiaries as an insured (each, a “Company Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Company Insurance Policy have been paid. Neither the Company nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Company Insurance Policy.
3.16.    Intellectual Property. The Company and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Consolidated Subsidiaries taken as a whole (hereinafter, “Company Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No claims are pending for which the Company has received written notice or, to the knowledge of the Company, threatened (i) that the Company or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Company Intellectual Property Right is invalid or unenforceable. To the knowledge of the Company, no Person is infringing, misappropriating or using without authorization the rights of the Company or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.17.    Real Property. Neither the Company nor any of its Consolidated Subsidiaries owns or leases any real property.
3.18.    Investment Assets. Each of the Company and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of the Company or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of September 30, 2024, the value of investments owned by the Company that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of the Company’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).
3.19.    State Takeover Laws. The Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. Moreover, the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger, and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States (any such Laws, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.
3.20.    Appraisal Rights. In accordance with Section 3-202 of the MGCL and the Company Charter, no dissenters’ rights, appraisal rights or rights of an objecting stockholder shall be available to holders of Company Common Stock in connection with the Transactions.
3.21.    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Special Committee has received the written opinion (or an oral opinion to be confirmed in writing) of Houlihan Lokey Capital, Inc., financial advisor to the Company Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange

Ratio provided for in the Merger, after giving effect to the Second Merger and the termination of the Company Advisory Agreement and the Company Administration Agreements pursuant to the Agreement, is fair, from a financial point of view, to the holders of Company Common Stock, other than the Acquiror, the Acquiror Adviser, the Company Adviser and their respective affiliates. The Company shall, following the execution of this Agreement by all parties, furnish an accurate, complete and confidential copy of said opinion to the Acquiror solely for informational purposes.
3.22.    Chapter 11. Neither the Company nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).
3.23.    Valuation. Except as may otherwise be mutually agreed by the parties, the value of each investment asset owned by the Company that is used in connection with the computations made by the Company pursuant to Section 7.18 will be determined by its valuation designee under Rule 2a-5 under the Investment Company Act in accordance with the valuation policies and procedures set forth in the Company’s compliance policies and procedures, and the value of all assets owned by the Company other than investment assets that are used in connection with the computations made by the Company pursuant to Section 7.18 will be determined in accordance with GAAP.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND MERGER SUB
Except with respect to matters that have been Previously Disclosed, the Acquiror and Merger Sub hereby jointly and severally represent and warrant to the Company that:
4.1.    Corporate Organization.
(a)    The Acquiror is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE Secretary, and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the MD SDAT. The Acquiror has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect, and is listed on NASDAQ. Each of the Acquiror and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. The Acquiror has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b)    True, complete and correct copies of the Certificate of Incorporation of the Acquiror, as amended and restated (the “Acquiror Charter”), and the Amended and Restated Bylaws of the Acquiror (the “Acquiror Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Acquiror.
(c)    Each Consolidated Subsidiary of the Acquiror (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.
4.2.    Capitalization.
(a)    The authorized capital stock of the Acquiror consists of (i) 20,000,000 shares of Acquiror Common Stock, of which 9,231,454 shares were outstanding as of the close of business on September 30, 2024 (the “Acquiror Capitalization Date”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of the Acquiror, of which 0 shares were outstanding as of the Acquiror Capitalization Date. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued (including in accordance with any applicable provisions of the Investment Company Act) and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to the Acquiror attaching to the ownership thereof. All of the shares of Acquiror Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to the Acquiror attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of the Acquiror may vote (“Acquiror Voting Debt”) is issued or outstanding. As of the Acquiror Capitalization Date, except pursuant to the Acquiror’s dividend reinvestment plan, the Acquiror does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of Acquiror Common Stock, Acquiror Voting Debt or any other equity securities of the Acquiror or any securities representing the right to purchase or otherwise receive any shares of Acquiror Common Stock, Acquiror Voting Debt or other equity securities of the Acquiror. There are no obligations of the Acquiror or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Acquiror, Acquiror Voting Debt or any equity security of the Acquiror or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Acquiror Voting Debt or any other equity security of the Acquiror or its Consolidated Subsidiaries or (ii) pursuant to which the Acquiror or any of its Consolidated Subsidiaries is or could be required to register shares of the Acquiror’s capital stock or other securities under the Securities Act. All of the outstanding shares of Acquiror Common Stock have been issued in compliance with applicable Law in all material respects.
(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of the Acquiror are owned by the Acquiror, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of the Acquiror has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.
4.3.    Authority; No Violation.
(a)    The Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Acquiror Requisite Vote, consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Acquiror Board. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption and approval of the Transactions by the Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the board of directors of Merger Sub. The Acquiror Board (on the recommendation of the Acquiror Special Committee) has unanimously (i) determined that (A) this Agreement and the Mergers and the related Transactions are advisable and in the best interests of the Acquiror and its stockholders and (B) the interests of the Acquiror’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and the Acquiror Matters), (iii) directed that the approval of the Acquiror Matters be submitted to the Acquiror’s stockholders at a duly held meeting of such stockholders (the “Acquiror Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of the Acquiror approve the Acquiror Matters. The board of directors of Merger Sub has unanimously determined that this Agreement and the Mergers and the related Transactions are advisable and in the best interests of Merger Sub; approved, adopted and declared advisable this Agreement and the Transactions (including the Merger); and resolved to recommend the approval of the Transactions (including the Merger) by the Acquiror, in the Acquiror’s capacity as the sole stockholder of Merger Sub. Except for receipt of the approval of the Acquiror Matters by at least a majority of the total votes cast by the holders of Acquiror Common Stock at the Acquiror Stockholders Meeting, as determined in accordance with applicable Law and the rules and guidance of NASDAQ (the “Acquiror Requisite Vote”), and the approval of the Transactions by the Acquiror, as the sole stockholder of Merger Sub (which approval shall occur promptly following the execution of this Agreement), the Mergers and the other Transactions have been authorized by all necessary corporate action on the part of the Acquiror and Merger Sub. This Agreement has been duly and validly executed and delivered by the Acquiror and Merger Sub and, except for receipt of the Acquiror Requisite Vote and the approval of the Transactions by the Acquiror, as the sole stockholder of Merger Sub (and assuming due authorization, execution and delivery by the Company and the Acquiror Adviser), this Agreement constitutes the valid and binding obligation of each of the Acquiror and Merger Sub, enforceable against each of the Acquiror and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Exception).
(b)    Neither the execution and delivery of this Agreement by the Acquiror and Merger Sub, nor the consummation by the Acquiror or Merger Sub of the Transactions, nor the performance of this Agreement by the Acquiror and Merger Sub, will (i) violate any provision of the Acquiror Charter, the Acquiror Bylaws or the articles of incorporation or bylaws of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to the Acquiror or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Acquiror or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Acquiror or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.
4.4.    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by the Acquiror or Merger Sub of the Merger and the other Transactions, except for (a) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (b) the filing of the First Articles of Merger with, and the acceptance for the record of the First Articles of Merger by, the MD SDAT in respect of the Merger, (c) the filing of the Second Articles of Merger with, and the acceptance for the record of the Second Articles of Merger by, the MD SDAT in respect of the Second Merger, (d) the filing of the Certificate of Merger with, and the acceptance for the record of the Certificate of Merger by, the DE Secretary in respect of the Second Merger, (e) any notices or filings under the HSR Act, (f) approval of the listing on NASDAQ of the shares of Acquiror Common Stock to be issued as Merger Consideration under this Agreement, (g) the reporting of this Agreement on a Current Report on Form 8-K and (h) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

4.5.    Reports.
(a)    The Acquiror has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “Acquiror SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries taken as a whole. To the Acquiror’s knowledge, no Acquiror SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Acquiror’s knowledge, all Acquiror SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of the Acquiror is required to make any filing with the SEC.
(b)    Neither the Acquiror nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Acquiror’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of the Acquiror or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has the Acquiror or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of the Acquiror, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.
(c)    The Acquiror has made available to the Company all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of the Acquiror, (i) there are no unresolved comments from the SEC with respect to the Acquiror SEC Reports or any SEC examination of the Acquiror and (ii) none of the Acquiror SEC Reports is subject to any ongoing review by the SEC. The Acquiror has made available to the Company all material written correspondence with the SEC regarding the Merger, a true and complete copy of all such material written correspondence as of the date hereof is set forth in Section 4.5(c) of the Acquiror Disclosure Schedule. As of the date hereof, there have not been any oral communications between the Acquiror or its Representatives with the SEC that contradict or are inconsistent with the correspondence set forth in Section 4.5(c) of the Acquiror Disclosure Schedule.
4.6.    Acquiror Financial Statements.

(a)    The financial statements, including the related consolidated schedules of investments, of the Acquiror and its Consolidated Subsidiaries included (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of the Acquiror and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to the Acquiror’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte has not resigned, threatened resignation or been dismissed as the Acquiror’s independent public accountant as a result of or in connection with any disagreements with the Acquiror on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of the Acquiror as of September 30, 2024 included in the unaudited financial statements set forth in the Acquiror’s quarterly report on Form 10-Q for the quarter ended September 30, 2024 (the “Acquiror Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2024, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the Acquiror SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror, neither the Acquiror nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the Acquiror Balance Sheet in accordance with GAAP.
(c)    As of September 30, 2024, neither the Acquiror nor any of its Consolidated Subsidiaries was a party to or had any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).
(d)    Since the Applicable Date, (i) neither the Acquiror nor any of its Consolidated Subsidiaries nor, to the knowledge of the Acquiror, any director, officer, auditor, accountant or Representative of the Acquiror or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquiror or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Acquiror or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing the

Acquiror or any of its Consolidated Subsidiaries, whether or not employed by the Acquiror or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by the Acquiror or any of its directors, officers or agents to the Acquiror Board or any committee thereof or to any director or officer of the Acquiror.
(e)    To the Acquiror’s knowledge, since the Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of the Acquiror and its Consolidated Subsidiaries included in the Acquiror SEC Reports (including the related notes), has been (i) “independent” with respect to the Acquiror and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.
(f)    The principal executive officer and principal financial officer of the Acquiror have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and the Acquiror is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.
(g)    The Acquiror has in all material respects:
(i)    designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Acquiror in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to allow the Acquiror’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;
(ii)    designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the Acquiror’s management, with the participation of the Acquiror’s principal executive and financial officers, has completed an assessment of the effectiveness of the Acquiror’s internal controls over financial reporting for the fiscal year ended

December 31, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that the Acquiror maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, using the framework specified in the Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
(iii)    (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Acquiror Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of the Acquiror’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for the Acquiror’s auditors any material weaknesses in internal controls.
(h)    The fair market value of the Acquiror’s investments as of September 30, 2024 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act.
(i)    To the Acquiror’s knowledge, there is no fraud or suspected fraud affecting the Acquiror involving management of the Acquiror who have significant roles in the Acquiror’s internal control over financial reporting.
4.7.    Broker’s Fees. Neither the Acquiror nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to an engagement letter, a true, complete and correct copy of which has been previously delivered to the Company.
4.8.    Absence of Changes or Events. Since the Acquiror’s last quarterly report on Form 10-Q, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of the Acquiror and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of the Company Special Committee under Sections 6.1 or 6.3.
4.9.    Compliance with Applicable Law; Permits.
(a)    The Acquiror and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. The Acquiror has not received any written or, to the Acquiror’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. The Acquiror has operated in compliance with all listing standards of NASDAQ since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.
(b)    The Acquiror is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.
(c)    The Acquiror has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Acquiror, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Acquiror Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.
(d)    The Acquiror and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit the Acquiror and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. The Acquiror has not received any written or, to the Acquiror’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.
(e)    No “affiliated person” (as defined under the Investment Company Act) of the Acquiror has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of the Acquiror, threatened that would result in any such disqualification.
(f)    The minute books and other similar records of the Acquiror maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of the Acquiror, the Acquiror Board and any committees of the Acquiror Board.
4.10.    Acquiror Information. None of the information supplied or to be supplied by the Acquiror for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of the Company or stockholders of the Acquiror or at the time of the Company Stockholders Meeting or the Acquiror Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Acquiror with respect to information supplied by the Company or the Acquiror Adviser for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
4.11.    Taxes and Tax Returns.
(a)    The Acquiror and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising, or required to be shown thereon, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of the Acquiror or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Acquiror or any of its Consolidated Subsidiaries for which the Acquiror does not have reserves that are adequate under GAAP. Neither the Acquiror nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Acquiror and its Consolidated Subsidiaries or customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Acquiror nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither the Acquiror nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Acquiror or any of its Consolidated Subsidiaries. Neither the Acquiror nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If the Acquiror or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
(b)    The Acquiror made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. The Acquiror has qualified as a RIC at all times during the Acquiror Open Tax Years and expects to continue to so qualify for the taxable year that includes the Second Effective Time. No challenge to the Acquiror’s status as a RIC is pending or has been threatened in writing with respect to the Acquiror Open Tax Years. For each of the Acquiror Open Tax Years, the Acquiror has satisfied or will satisfy the distribution requirements imposed on a regulated investment company under Section 852 of the Code (taking into account any dividend that will be paid by the Company after the date of this Agreement).
(c)    Merger Sub is a newly formed entity created for the purpose of undertaking the Merger and is wholly owned directly by the Acquiror. Prior to the Effective Time, Merger Sub will not have acquired any assets or engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
(d)    The Acquiror and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.
(e)    The Acquiror is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(f)    The Acquiror has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.
(g)    The Acquiror Previously Disclosed each asset, if any, the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS

Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code), if any, with respect to the Acquiror’s assets. Other than as Previously Disclosed, the Acquiror is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.
(h)    No claim has been made in writing by a taxing authority in a jurisdiction where the Acquiror or any of its Consolidated Subsidiaries does not file Tax Returns that the Acquiror or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.
(i)    Neither the Acquiror nor any of its Consolidated Subsidiaries has, or has had at any time during the Acquiror Open Tax Years, a permanent establishment in any country other than the United States.
(j)    Neither the Acquiror nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities at any time during the Acquiror Open Tax Years.
(k)    Neither the Acquiror nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than the Acquiror and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation (other than customary gross-up provisions in any commercial contract the primary purpose of which does not relate to Taxes).
(l)    Neither the Acquiror nor any of its Consolidated Subsidiaries has been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Acquiror or any of its Consolidated Subsidiaries) at any time during the Acquiror Open Tax Years.
(m)    There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquiror or any of its Consolidated Subsidiaries.
4.12.    Litigation. There are no material Proceedings pending or, to the Acquiror’s knowledge, threatened against the Acquiror or any of its Consolidated Subsidiaries. There is no Order binding upon the Acquiror or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.
4.13.    Employee Matters. Neither the Acquiror nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.
4.14.    Certain Contracts.
(a)    The Acquiror has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via

EDGAR) to the Company of, all Contracts (collectively, the “Acquiror Material Contracts”) to which, as of the date hereof, the Acquiror or any of its Consolidated Subsidiaries is a party, or by which the Acquiror or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of the Acquiror, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:
(i)    any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;
(ii)    any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Acquiror or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $2,500,000 is outstanding or may be incurred, or any guarantee by the Acquiror or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $2,500,000;
(iii)    any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of the Acquiror and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that the Acquiror and its Consolidated Subsidiaries conducts or may conduct; or
(iv)    any Contract that obligates the Acquiror or any of its Consolidated Subsidiaries to conduct any business that is material to the Acquiror and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party.
(b)    Each Acquiror Material Contract is (x) valid and binding on the Acquiror or its applicable Consolidated Subsidiary and, to the Acquiror’s knowledge, each other party thereto, (y) enforceable against the Acquiror or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. The investment advisory agreement between the Acquiror and the Acquiror Adviser in effect as of the date of this Agreement has been approved by the Acquiror Board and stockholders of the Acquiror in accordance with Section 15 of the Investment Company Act. Neither the Acquiror nor any of its Consolidated Subsidiaries nor, to the Acquiror’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Acquiror Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. No Acquiror Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to the Acquiror or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Acquiror Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.
4.15.    Insurance Coverage. All material insurance policies maintained by the Acquiror or any of its Consolidated Subsidiaries and that name the Acquiror or any of its Consolidated Subsidiaries as an insured (each, an “Acquiror Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Acquiror Insurance Policy have been paid. Neither the Acquiror nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Acquiror Insurance Policy.
4.16.    Intellectual Property. The Acquiror and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of the Acquiror and its Consolidated Subsidiaries taken as a whole (hereinafter, “Acquiror Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. No claims are pending for which the Acquiror has received written notice or, to the knowledge of the Acquiror, threatened (i) that the Acquiror or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Acquiror Intellectual Property Right is invalid or unenforceable. To the knowledge of the Acquiror, no Person is infringing, misappropriating or using without authorization the rights of the Acquiror or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.
4.17.    Real Property. Neither the Acquiror nor any of its Consolidated Subsidiaries owns or leases any real property.
4.18.    Investment Assets. Each of the Acquiror and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of the Acquiror or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of September 30, 2024, the value of investments owned by the Acquiror that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of the Acquiror’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act). Neither the Acquiror nor any of its Consolidated Subsidiaries owns, or has owned since its inception, any Company Common Stock.

4.19.    State Takeover Laws. The Acquiror Board has taken all action necessary to render inapplicable to this Agreement, the Mergers and the other Transactions the restrictions on business combinations contained in Section 203 of the DGCL. No other Takeover Statute is applicable to this Agreement, the Mergers or the other Transactions.
4.20.    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Acquiror Special Committee has received the opinion (which, if initially rendered verbally, has been confirmed in a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc., financial advisor to the Acquiror Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the Acquiror. The Acquiror shall, following the execution of this Agreement by all parties, furnish an accurate, complete and confidential copy of said opinion to the Company solely for informational purposes to confirm receipt of said opinion by the Acquiror Special Committee.
4.21.    Chapter 11. Neither the Acquiror nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).
4.22.    Valuation. Except as may otherwise be mutually agreed by the parties, the value of each investment asset owned by the Acquiror that is used in connection with the computations made by the Acquiror pursuant to Section 7.18 will be determined by its valuation designee under Rule 2a-5 under the Investment Company Act in accordance with the valuation policies and procedures set forth in the Acquiror’s compliance policies and procedures, and the value of all assets owned by the Acquiror other than investment assets that are used in connection with the computations made by the Acquiror pursuant to Section 7.18 will be determined in accordance with GAAP.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR ADVISER AND THE COMPANY ADVISER
Except with respect to matters Previously Disclosed, the Acquiror Adviser hereby represents and warrants to the Company (with respect to itself only) and the Company Adviser hereby represents and warrants to the Acquiror (with respect to itself only) that:
5.1.    Organization. Each of the Acquiror Adviser and the Company Adviser (as applicable) is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the DE Secretary. Each of the Acquiror Adviser and the Company Adviser (as applicable) has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).
5.2.    Authority; No Violation.
(a)    Each of the Acquiror Adviser and the Company Adviser (as applicable) has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managing member of each of the Acquiror Adviser and the Company Adviser (as applicable). This Agreement has been duly and validly executed and delivered by each of the Acquiror Adviser and the Company Adviser (as applicable) and (assuming due authorization, execution and delivery by the Company, the Acquiror and Merger Sub) this Agreement constitutes the valid and binding obligation of each of the Acquiror Adviser and the Company Adviser (as applicable), enforceable against each of the Acquiror Adviser and the Company Adviser (as applicable) in accordance with its terms (except as may be limited by the Enforceability Exception).
(b)    Neither the execution and delivery of this Agreement by each of the Acquiror Adviser or the Company Adviser (as applicable), nor the consummation of the Transactions, nor the performance of this Agreement by each of the Acquiror Adviser or the Company Adviser (as applicable), will (i) violate any provision of the certificate of formation of the Acquiror Adviser or the Company Adviser (as applicable) or the limited liability company agreement of the Acquiror Adviser or the Company Adviser (as applicable) or (ii) (A) violate any Law or Order applicable to the Acquiror Adviser or the Company Adviser (as applicable) or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Acquiror Adviser or the Company Adviser (as applicable) under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Acquiror Adviser or the Company Adviser (as applicable) is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).
(c)    No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by each of the Acquiror Adviser or the Company Adviser (as applicable), except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).

5.3.    Compliance with Applicable Law; Permits.
(a)    Each of the Acquiror Adviser and the Company Adviser (as applicable) is, and at all times since it became the investment adviser to the Acquiror or the Company (as applicable) has been, duly registered as an investment adviser under the Investment Advisers Act.
(b)    Each of the Acquiror Adviser and the Company Adviser (as applicable) is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). Each of the Acquiror Adviser and the Company Adviser (as applicable) has not received any written or, to the Acquiror Adviser’s or the Company Adviser’s (as applicable) knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).
(c)    Each of the Acquiror Adviser and the Company Adviser (as applicable) holds and is in compliance with all Permits required in order to permit the Acquiror Adviser and the Company Adviser (as applicable) to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). Each of the Acquiror Adviser and the Company Adviser (as applicable) has not received any written or, to the Acquiror Adviser’s or the Company Adviser (as applicable)’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).
(d)    Each of the Acquiror Adviser and the Company Adviser (as applicable) has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act and, during the period prior to the date of this Agreement that the Acquiror Adviser and the Company Adviser (as applicable) has been the investment adviser to the Acquiror or the Company (as applicable), the Acquiror Adviser and the Company Adviser (as applicable) has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to the Acquiror or the Company (as applicable) and their respective Consolidated Subsidiaries, taken as a whole.

(e)    During the period prior to the date of this Agreement that it has been the investment adviser to the Acquiror or the Company (as applicable), there has been no material adverse change in the operations, affairs or regulatory status of the Acquiror Adviser or the Company Adviser (as applicable).
5.4.    Litigation. There are no Proceedings pending or, to the Acquiror Adviser’s or the Company Adviser’s (as applicable) knowledge, threatened against the Acquiror Adviser or the Company Adviser (as applicable), except as would not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable). There is no Order binding upon the Acquiror Adviser or the Company Adviser (as applicable) other than such Orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror Adviser or the Company Adviser (as applicable).
5.5.    Acquiror Adviser Information. None of the information supplied or to be supplied by the Acquiror Adviser for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of the Company or stockholders of the Acquiror or at the time of the Company Stockholders Meeting or the Acquiror Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Acquiror Adviser with respect to information supplied by the Company, the Acquiror or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
5.6.    Financial Resources. The Acquiror Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.
5.7.    Best Interests and No Dilution. Each of the Acquiror Adviser (in the case of the Acquiror) and the Company Adviser (in the case of the Company) believes that (a) the participation in the Merger is in the best interests of the Acquiror (in the case of the Acquiror Adviser) and the Company (in the case of the Company Adviser) and (b) the interests of existing stockholders of the Acquiror (in the case of the Acquiror Adviser) and the Company (in the case of the Company Adviser), as applicable, will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Merger.
5.8.    Forbearances. The forbearances set forth in Section 6.2 and Section 6.3 are not expected to be overly and materially onerous on the conduct of the business of the Acquiror or the Company, as conducted in the ordinary course of business consistent with past practice in all material respects and each of the Acquiror’s and the Company’s, as applicable, investment objectives and policies as publicly disclosed.

5.9.    Representations and Warranties. To the Knowledge of the Company Adviser (in the case of the Company) and the Acquiror Adviser (in the case of the Acquiror), as of the date hereof, the representations and warranties made by the Company in Article III, and the representations and warranties made by the Acquiror in Article IV are true and correct in all material respects except as Previously Disclosed by the Company or the Acquiror (as applicable).
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1.    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement, as Previously Disclosed or with the prior written consent of the Acquiror Special Committee (with respect to the Company) and the Company Special Committee (with respect to the Acquiror), which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of the Company and the Acquiror shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and each of the Company’s and the Acquiror’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.
6.2.    Company Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), the Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Acquiror Special Committee (which prior written consent shall not be unreasonably delayed, conditioned or withheld):
(a)    other than pursuant to the Company’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any Company Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;
(b)    (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, consistent with past practices and the Company’s investment objectives and policies as publicly disclosed, (B) the Tax Dividend or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of the Company to the Company or another direct or indirect wholly owned Consolidated Subsidiary of the Company; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;
(c)    sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of the Company or any of its Consolidated Subsidiaries;
(d)    acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with the Company’s investment objectives and policies as publicly disclosed;
(e)    amend the Company Charter, the Company Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries;
(f)    implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;
(g)    take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude the Company from declaring or paying the Tax Dividend on or before the Closing Date;
(h)    incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness;
(i)    make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;
(j)    (i) file or amend any material Tax Return other than in the ordinary course of business consistent with past practice; (ii) make, change or revoke any material Tax election or (iii) settle or compromise any material Tax liability or refund;

(k)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify or not be subject to tax as a RIC;
(l)    enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which the Company or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in the Company’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);
(m)    other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, or, except as permitted by Section 6.2(h), enter into any Contract that would otherwise constitute a Company Material Contract had it been entered into prior to the date of this Agreement;
(n)    other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract (other than any Company Material Contract related to Permitted Indebtedness);
(o)    settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, in an amount not in excess of $500,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Acquiror, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;
(p)    except as otherwise expressly contemplated by this Agreement, merge or consolidate the Company or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Consolidated Subsidiaries;
(q)    acquire, or agree to acquire, any Acquiror Common Stock; or
(r)    agree to take, make any commitment to take, or adopt any resolutions of the Company Board authorizing, any of the actions prohibited by this Section 6.2.
6.3.    Acquiror Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), the Acquiror shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Company Special Committee (which prior written consent shall not be unreasonably delayed, conditioned or withheld):
(a)    other than pursuant to the Acquiror’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any Acquiror Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;
(b)    (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, consistent with past practices and the Acquiror’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for the Acquiror to maintain its qualification as a RIC or avoid the imposition of any income or excise tax, as reasonably determined by the Acquiror, or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of the Acquiror to the Acquiror or another direct or indirect wholly owned Consolidated Subsidiary of the Acquiror; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;
(c)    sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of the Acquiror or any of its Consolidated Subsidiaries;
(d)    acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with the Acquiror’s investment objectives and policies as publicly disclosed;
(e)    amend the Acquiror Charter, the Acquiror Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries;
(f)    implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;
(g)    take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(h)    incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness;
(i)    make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;
(j)    (i) file or amend any material Tax Return other than in the ordinary course of business consistent with past practice; (ii) make, change or revoke any material Tax election or (iii) settle or compromise any material Tax liability or refund;
(k)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Acquiror to fail to qualify or not be subject to tax as a RIC;
(l)    enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which the Acquiror or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in the Acquiror’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);
(m)    other than in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, or, except as permitted by Section 6.3(h), enter into any Contract that would otherwise constitute an Acquiror Material Contract had it been entered into prior to the date of this Agreement;
(n)    other than in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Acquiror Material Contract (other than any Acquiror Material Contract related to Permitted Indebtedness);
(o)    settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and the Acquiror’s investment objectives and policies as publicly disclosed, in an amount not in excess of $1,250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Surviving Company or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;

(p)    except as otherwise expressly contemplated by this Agreement, merge or consolidate the Acquiror or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquiror or any of its Consolidated Subsidiaries;
(q)    acquire, or agree to acquire, any Company Common Stock (other than pursuant to the Merger); or
(r)    agree to take, make any commitment to take, or adopt any resolutions of the Acquiror Board authorizing, any of the actions prohibited by this Section 6.3.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1.    Further Assurances.
(a)    Subject to the right of the Company to take any action that constitutes a Company Adverse Recommendation Change as expressly permitted pursuant to Section 7.6, and the right of the Acquiror to take any action that constitutes an Acquiror Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all Permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such Permits, consents, approvals, confirmations and authorizations of all such third parties and Governmental Entities. In furtherance (but not in limitation) of the foregoing, each of the Acquiror and the Company shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, the Company and the Acquiror shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to the Company or the Acquiror, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. The Acquiror and the Company shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i)

cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to, or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.
(b)    The Company and the Acquiror shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary to obtain any consents, approvals, confirmations and authorizations required pursuant to the terms of the Company Indebtedness to consummate the Transactions (including the Merger).
(c)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either the Acquiror and its Consolidated Subsidiaries, on the one hand, or the Company and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of Indebtedness in connection with the Transactions (including the Mergers), other than any consent fees that were Previously Disclosed.
7.2.    Regulatory Matters.
(a)    The Acquiror and the Company shall as promptly as practicable following the date of this Agreement (and in any event no later than forty-five (45) calendar days following the date of this Agreement) jointly prepare and file (or cause to be filed) with the SEC the Joint Proxy Statement/Prospectus relating to the Company Stockholders Meeting and the Acquiror Stockholders Meeting and the Registration Statement, each of which shall comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules of the SEC and NASDAQ. The Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act and applicable state Law as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. The Company and the Acquiror shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be cleared by the SEC as promptly as practicable after its filing.
(b)    Each of the Acquiror and the Company shall cooperate with the other in the preparation and filing of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the preparation and filing of the Registration Statement and/or the Joint Proxy Statement/Prospectus and any amendments or supplements thereto or any other filing or application made by or on behalf of the Acquiror, the Company or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the

Merger and the other Transactions. Prior to the Effective Time, each party hereto shall promptly (i) notify the other party (X) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (Y) after the receipt by it of any comments of the SEC (or the staff of the SEC) with respect to the Joint Proxy Statement/Prospectus or the Registration Statement or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Registration Statement and/or the Joint Proxy Statement/Prospectus and (ii) provide the other party with copies of all written correspondence and/or notice of oral communications between it and the SEC (or the staff of the SEC). Each of the Acquiror and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.
(c)    Prior to filing the Registration Statement or the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and the Acquiror shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, the Acquiror or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it takes commercially reasonable measures to consult with the other party in advance, provided that the foregoing shall not prohibit any Person from communicating with the SEC in any telephone call made to such Person by a member of the staff of the SEC of which such Person had not been expressly informed by a member of the staff of the SEC would be forthcoming reasonably prior to such call. The Acquiror shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares thereunder for offering or sale in any jurisdiction, and each of the Company and the Acquiror shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and the Acquiror shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, the laws of the State of Delaware or the State of Maryland (as applicable) and the rules of NASDAQ in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of the Company and the Acquiror thereunder.
(d)    If either the Acquiror or the Company determines that it is required to file any document other than the Registration Statement with the SEC in connection with the Mergers pursuant to applicable Law, then each of the Acquiror and the Company shall jointly use their reasonable best efforts to promptly prepare and file such filing with the SEC, which shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules of the SEC and NASDAQ.

(e)    Subject to applicable Law, each of the Acquiror and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.
7.3.    Stockholder Approval.
(a)    As of the date of this Agreement, the Company Board, including all of the Company Continuing Directors (on the recommendation of the Company Special Committee), has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the related Transactions are advisable and in the best interests of the Company and (B) the interests of the Company’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and other Company Matters), (iii) directed that the approval of the Company Matters be submitted to the Company’s stockholders at the Company Stockholders Meeting and (iv) resolved to recommend that the stockholders of the Company approve the Company Matters, including the Merger. Unless this Agreement is otherwise terminated in accordance with the terms hereof, the Company shall submit to its stockholders the Company Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, the Company shall take, in accordance with applicable Law and the Company Charter and the Company Bylaws, all actions necessary to (w) establish a record date for the Company Stockholders Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto, (x) duly call and give notice of the Company Stockholders Meeting to consider and vote upon the proposal to approve the Company Matters, including the Merger, on the terms and conditions set forth in this Agreement, as well as any other such matters in connection with the Transactions, (y) take such actions to coordinate with the other parties hereto to cause the Joint Proxy Statement/Prospectus (and all other proxy materials) to be mailed to its stockholders as of the record date and (z) duly convene and hold the Company Stockholders Meeting as promptly as practicable after the initiation of mailing of the Registration Statement to the Company’s stockholders (but in no event later than forty (40) Business Days following the date of initiation of mailing of the Registration Statement to the Company’s stockholders (which deadline shall not, for the avoidance of doubt, apply to any adjournments of the Company Stockholders Meeting)), to consider and vote upon the proposal to approve the Company Matters, including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. In no event will the record date of the Company Stockholders Meeting be changed without the Acquiror Special Committee’s prior written consent, unless required by applicable Law. The Company shall use reasonable best efforts to obtain from the Company’s stockholders the Company Requisite Vote to approve the Company Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.6, by providing to the Company’s stockholders the recommendation of the Company Board and the Company Special Committee that the stockholders of the Company approve the Company Matters (the “Company Recommendation”) and including the Company Recommendation in the Joint Proxy Statement/Prospectus and by, at the request of the Acquiror, postponing or adjourning the Company Stockholders Meeting to allow reasonable time to obtain a quorum or solicit additional proxies or if required by applicable Law, order or a request from the SEC or its staff; provided that the Company shall not postpone or adjourn the Company Stockholders Meeting for any other reason without the prior written consent of the Acquiror (which prior written consent shall not be unreasonably delayed, conditioned or withheld), and provided further that in no event shall the Company Stockholders Meeting be postponed or adjourned to a date that is later than six (6) Business Days prior to the Outside Date. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the Company Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, its Representatives or its stockholders of any Takeover Proposal (whether or not a Company Superior Proposal).
(b)    As of the date of this Agreement, the Acquiror Board (on the recommendation of the Acquiror Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of the Acquiror and its stockholders and (B) the interests of the Acquiror’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and the Acquiror Matters), (iii) directed that the approval of the Acquiror Matters be submitted to the Acquiror’s stockholders at the Acquiror Stockholders Meeting and (iv) resolved to recommend that the stockholders of the Acquiror approve the Acquiror Matters. Unless this Agreement is otherwise terminated in accordance with the terms hereof, the Acquiror shall submit to its stockholders the Acquiror Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, the Acquiror shall take, in accordance with applicable Law and the Acquiror Charter and the Acquiror Bylaws, all actions necessary to (w) establish a record date for the Acquiror Stockholders Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto, (x) duly call and give notice of the Acquiror Stockholders Meeting to consider and vote upon the proposal to approve the Acquiror Matters on the terms and conditions set forth in this Agreement as well as any other such matters, (y) take such actions to coordinate with the other parties hereto to cause the Joint Proxy Statement/Prospectus (and all other proxy materials) to be mailed to its stockholders as of the record date and (z) duly convene and hold the Acquiror Stockholders Meeting as promptly as practicable after the initiation of mailing of the Registration Statement to the Acquiror’s stockholders (but in no event later than forty (40) Business Days following the date of initiation of mailing of the Registration

Statement to the Acquiror’s stockholders (which deadline shall not, for the avoidance of doubt, apply to any adjournments of the Acquiror Stockholders Meeting)), to consider and vote upon the proposal to approve the Acquiror Matters, on the terms and conditions set forth in this Agreement as well as any other such matters. In no event will the record date of the Acquiror Stockholders Meeting be changed without the Company Special Committee’s prior written consent, unless required by applicable Law. The Acquiror shall use reasonable best efforts to obtain from the Acquiror’s stockholders the Acquiror Requisite Vote to approve the Acquiror Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.7, by providing to the Acquiror’s stockholders the recommendation of the Acquiror Board and the Acquiror Special Committee that the stockholders of the Acquiror approve the Acquiror Matters (the “Acquiror Recommendation”) and including the Acquiror Recommendation in the Joint Proxy Statement/Prospectus and by, at the request of the Company, postponing or adjourning the Acquiror Stockholders Meeting to allow reasonable time to obtain a quorum or solicit additional proxies or if required by applicable Law, order or a request from the SEC or its staff; provided that the Acquiror shall not postpone or adjourn the Acquiror Stockholders Meeting for any other reason without the prior written consent of the Company Special Committee (which prior written consent shall not be unreasonably delayed, conditioned or withheld), and provided further that in no event shall the Acquiror Stockholders Meeting be postponed or adjourned to a date that is later than six (6) Business Days prior to the Outside Date. Notwithstanding any Acquiror Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Acquiror pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the Acquiror Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Acquiror, its Representatives or its stockholders of any Takeover Proposal (whether or not an Acquiror Superior Proposal).
7.4.    Indemnification.
(a)    Following the Effective Time, the Acquiror shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of the Company or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) the Acquiror shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law (provided, that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff) and (ii) the Acquiror and the applicable Indemnified Parties shall cooperate in the defense of such matter.
(b)    At or prior to the Closing, the Company shall, at the cost of the Company, purchase prepaid, non-cancelable directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance with a reporting period no less than six (6) years from the Closing, covering each Indemnified Party and any other natural persons who are covered by the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by the Company and the Consolidated Subsidiaries in effect as of the Closing (such persons “Insured Persons” and such insurance “Current Insurance”) in respect of actions, omissions, circumstances, events or other matters occurring at or prior to the Closing (including with respect to actions, omissions, circumstances, events or other matters occurring in connection with this Agreement and the transactions contemplated hereby) on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance. The Acquiror shall, and shall cause the Company to, maintain such “tail” insurance in full force and effect from and after the Closing and shall not, and shall cause the Company not to, amend the terms and conditions of such “tail” insurance in any manner.
(c)    Any Indemnified Party wishing to claim indemnification under Section 7.4(a), upon learning of any Proceeding described above, shall promptly notify the Acquiror in writing; provided, that the failure to so notify shall not affect the obligations of the Acquiror under Section 7.4(a) unless the Acquiror is materially prejudiced as a consequence.
(d)    If the Acquiror or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity or consummates any division transaction, then and in each such case, the Acquiror shall cause proper provision to be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 7.4.
(e)    The provisions of this Section 7.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
7.5.    No Solicitation.
(a)    Each of the Company and the Acquiror shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to the Company or the Acquiror, as applicable) of all confidential information previously furnished to any Person (other than the Company, the Acquiror or their respective Affiliates or Representatives) with respect to any Takeover Proposal, subject to the terms of any existing confidentiality or similar agreement with such Person. Prior to the Effective Time, subject to Section 7.6 in the case of the Company and Section 7.7 in the case of the Acquiror, each of the Company and the Acquiror shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement (other than an Acceptable Confidentiality Agreement (as defined below) entered into when permitted by Section 7.6 in the case of the Company and Section 7.7 in the case of the Acquiror)) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than the Acquiror, the Company or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than the Acquiror, the Company or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable fiduciary duties (in the case of the Acquiror) or the applicable statutory duties under applicable Law (in the case of the Company) (as determined by the Acquiror Board or the Company Board in good faith, as applicable), waive, release or fail to enforce any standstill or similar agreement of any third party with respect to equity securities of the Company or the Acquiror; provided, however, that notwithstanding the foregoing, the Company and the Acquiror (A) may inform Persons of the provisions contained in this Section 7.5, and (B) shall be permitted to grant a waiver of, or terminate, any standstill or similar agreement of any third party with respect to equity securities of the Company or the Acquiror, as applicable, in order to allow such third party to confidentially submit a Takeover Proposal.
(b)    Each of the Company and the Acquiror shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by the Company or the Acquiror or their respective Affiliates or Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of the Company and the Acquiror agrees that it shall keep the other party informed on a reasonably current basis (and in any event within twenty-four (24) hours after receipt) of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by the Company or the Acquiror and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
7.6.    Company Takeover Proposals.
(a)    If on or after the date of this Agreement and at any time prior to the Company Requisite Vote being obtained at the Company Stockholders Meeting: (i) the Company receives an unsolicited bona fide Takeover Proposal (under circumstances which did not result from any breach or deemed breach of the provisions of Sections 7.5(a) and (b)) and (ii) the Company Special Committee shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to constitute a breach of the statutory duties under applicable Law applicable to the members of the Company Board and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Company Superior Proposal, then, subject to compliance with this Section 7.6(a), the Company and the Company Special Committee may, directly or indirectly through one or more of their Representatives, engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if the Company (A) receives from such Person an executed confidentiality agreement with terms that are at least as restrictive in all material respects on such person as those contained in any confidentiality agreement between the Acquiror and the Company (an “Acceptable Confidentiality Agreement”) and (B) provides the Acquiror a copy of all such information that has not previously been delivered to the Acquiror simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates). If on or after the date of this Agreement and at any time prior to the Company Requisite Vote being obtained at the Company Stockholders Meeting, (1) the Company Special Committee has determined in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor) that a Takeover Proposal constitutes a Company Superior Proposal, (2) the Company Special Committee has determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after compliance with its obligations under this Section 7.6(a) and Section 7.6(b), that failure to take any actions described in clause (A), (B) or (C) below would be a breach of the statutory duties under applicable Law applicable to the members of the Company Board under applicable Law as a result of a Company Superior Proposal and (3) the Company Special Committee has recommended (A) the approval, adoption, recommendation or declaration of advisability by the Company Board (or any committee thereof, including the Company Special Committee) of the Company Matters, including the Company Recommendation be withdrawn or qualified (or modified or amended in a manner adverse to the Acquiror), or the Company Board (or any committee thereof, including the Company Special Committee) publicly propose to withdraw or qualify (or modify or amend in a manner adverse to the Acquiror) the approval, adoption, recommendation or declaration of advisability of the Company Matters, including the Company Recommendation and/or (B) the Company not to include the Company Recommendation in the Joint Proxy Statement/Prospectus (any action described in clause (A) and (B) referred to as a “Company Adverse Recommendation Change”) and/or (C) the Company to terminate this Agreement pursuant to Section 9.1(c)(iv) to enter into a definitive written agreement with respect to such Takeover Proposal, then the Company Board may take, and/or cause the Company to take, such recommended actions.
(b)    Upon any determination that a Takeover Proposal constitutes a Company Superior Proposal, the Company shall promptly provide (and in any event within twenty-four (24) hours of such determination) to the Acquiror a written notice (a “Notice of a Company Superior Proposal”) (i) advising the Acquiror that the Company Board has received a Company Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Company Superior Proposal and any amendment thereof, including the amount per share or other consideration that the stockholders of the Company will receive in connection with the Company Superior Proposal and including a copy of all written materials provided to or by the Company in connection with such Company Superior Proposal (unless previously provided to the Acquiror), and (iii) identifying the Person making such Company Superior Proposal. The Company shall cooperate and negotiate in good faith with the Acquiror (to the extent the Acquiror desires to negotiate) during the five (5) calendar day period following the Acquiror’s receipt of the Notice of a Company Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Company Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement such that such Company Superior Proposal would cease to constitute a Company Superior Proposal and proceed with a Company Recommendation without a Company Adverse Recommendation Change. If thereafter the Company Special Committee determines, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such Company Superior Proposal remains a Company Superior Proposal and that the failure to make such Company Adverse Recommendation Change would be a breach of the statutory duties under applicable Law applicable to the members of the Company Board, and the Company has complied in all material respects with Section 7.6(a) above and this Section 7.6(b), the Company may, pursuant to Section 7.6(a), effectuate a Company Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(iv).

(c)    Other than as permitted by Section 7.6(a) or Section 7.6(d), neither the Company nor the Company Board (or any committee thereof, including the Company Special Committee) shall make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(c)(iv). Notwithstanding anything herein to the contrary, no Company Adverse Recommendation Change shall change the approval of the Company Matters or any other approval of the Company Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.
(d)    Other than in connection with a Company Takeover Proposal, nothing in this Agreement shall prohibit or restrict the Company Board, upon the recommendation of the Company Special Committee, from, on or after the date of this Agreement and at any time prior to the Company Requisite Vote being obtained at the Company Stockholders Meeting (or, in the case of any Company Dilution Intervening Event, prior to the Closing), effectuating (x) a Company Adverse Recommendation Change in response to an Intervening Event or (y) in the case of a Company Dilution Intervening Event, terminating this Agreement pursuant to Section 9.1(c)(v) (each of (x) and (y) a “Company Intervening Event Recommendation Change”) if (A) prior to effecting any such Company Intervening Event Recommendation Change, the Company promptly notifies the Acquiror, in writing, at least five (5) Business Days (the “Company Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change or a Company Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) the Company shall, and shall cause its Representatives to, during the Company Intervening Event Notice Period, negotiate with the Acquiror in good faith (to the extent the Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the Company Board to make a Company Intervening Event Recommendation Change, and (C) the Company Special Committee has determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after compliance with its obligations under this Section 7.6(d) that the failure to effect such a Company Intervening Event Recommendation Change, after taking into account any adjustments made by the Acquiror during the Company Intervening Event Notice Period, would be a breach of the statutory duties under applicable Law applicable to the members of the Company Board, and the Company Board, following such determination, determines the same or, in the case of a Company Dilution Intervening Event, the Company Special Committee has determined, reasonably and in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that, taking into account any proposed revised terms from the Acquiror, the interests of the Company’s existing stockholders will be diluted within the meaning of Rule 17a-8 under the Investment Company Act as a result of the Transactions. In the event that any amendment shall be made to this Agreement following the Company Stockholders Meeting and prior to the Closing in respect of any Company Dilution Intervening Event requiring the approval of the Company’s stockholders, the Company shall be required to take all such actions otherwise provided hereunder to cause a new Company Stockholders Meeting, in such manner as set forth in such amendment.

(e)    Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation (A) in such communication or (B) within three (3) Business Days after being requested in writing to do so by the Acquiror.
7.7.    Acquiror Takeover Proposals.
(a)    If on or after the date of this Agreement and at any time prior to the Acquiror Requisite Vote being obtained at the Acquiror Stockholders Meeting: (i) the Acquiror receives an unsolicited bona fide Takeover Proposal (under circumstances which did not result from any breach or deemed breach of the provisions of Sections 7.5(a) and (b)) and (ii) the Acquiror Special Committee shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to constitute a breach of the Acquiror directors’ fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an Acquiror Superior Proposal, then, subject to compliance with this Section 7.7(a), the Acquiror and the Acquiror Special Committee may, directly or indirectly through one or more of their Representatives, engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if the Acquiror (A) receives from such Person an executed Acceptable Confidentiality Agreement and (B) provides the Company a copy of all such information that has not previously been delivered to the Company simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates). If on or after the date of this Agreement and at any time prior to the Acquiror Requisite Vote being obtained at the Acquiror Stockholders Meeting, (1) the Acquiror Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that a Takeover Proposal constitutes an Acquiror Superior Proposal, (2) the Acquiror Special Committee has determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after compliance with its obligations under this Section 7.7(a) and Section 7.7(b), that failure to take any action described in clause (A), (B) or (C) below would be a breach of the Acquiror directors’ fiduciary duties under applicable Law as a result of an Acquiror Superior Proposal and (3) the Acquiror Special Committee has recommended (A) the approval, adoption, recommendation or declaration of advisability by the Acquiror Board (or any committee thereof, including the Acquiror Special Committee) of the Acquiror Matters, including the Acquiror Recommendation be withdrawn or qualified (or modified or amended in a manner adverse to the Company), or the Acquiror Board (or any committee thereof, including the Acquiror Special Committee) publicly propose to withdraw or qualify (or modify or amend in a manner adverse to the Company) the approval, adoption, recommendation or declaration of advisability of the Acquiror Matters, including the Acquiror Recommendation and/or (B) the Acquiror not to include the Acquiror Recommendation in the Joint Proxy Statement/Prospectus (any action described in clause (A) and (B) referred to as an “Acquiror Adverse Recommendation Change”) and/or (C) the Acquiror to terminate this Agreement pursuant to Section 9.1(d)(iv) to enter into a definitive written agreement with respect to such Takeover Proposal, then the Acquiror Board may take, and/or cause the Acquiror to take, such recommended actions.
(b)    Upon any determination that a Takeover Proposal constitutes an Acquiror Superior Proposal, the Acquiror shall promptly provide (and in any event within twenty-four (24) hours of such determination) to the Company a written notice (a “Notice of an Acquiror Superior Proposal”) (i) advising the Company that the Acquiror Board has received an Acquiror Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Acquiror Superior Proposal and any amendment thereof, including the amount per share or other consideration that the stockholders of the Acquiror will receive in connection with the Acquiror Superior Proposal and including a copy of all written materials provided to or by the Acquiror in connection with such Acquiror Superior Proposal (unless previously provided to the Company), and (iii) identifying the Person making such Acquiror Superior Proposal. The Acquiror shall cooperate and negotiate in good faith with the Company (to the extent the Company desires to negotiate) during the five (5) calendar day period following the Company’s receipt of the Notice of an Acquiror Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Acquiror Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement such that such Acquiror Superior Proposal would cease to constitute an Acquiror Superior Proposal and proceed with an Acquiror Recommendation without an Acquiror Adverse Recommendation Change. If thereafter the Acquiror Special Committee determines, in its reasonable good faith judgment after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such Acquiror Superior Proposal remains an Acquiror Superior Proposal and that the failure to make such Acquiror Adverse Recommendation Change would be a breach of the Acquiror directors’ fiduciary duties under applicable Law, and the Acquiror has complied in all material respects with Section 7.7(a) above and this Section 7.7(b), the Acquiror may, pursuant to Section 7.7(a), effectuate an Acquiror Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(d)(iv).
(c)    Other than as permitted by Section 7.7(a) or Section 7.7(d), neither the Acquiror nor the Acquiror Board (or any committee thereof, including the Acquiror Special Committee) shall make any Acquiror Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(d)(iv). Notwithstanding anything herein to the contrary, no Acquiror Adverse Recommendation Change shall change the approval of the Acquiror Matters or any other approval of the Acquiror Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)    Other than in connection with an Acquiror Takeover Proposal, nothing in this Agreement shall prohibit or restrict the Acquiror Board, upon the recommendation of the Acquiror Special Committee, from, on or after the date of this Agreement and at any time prior to the Acquiror Requisite Vote being obtained at the Acquiror Stockholders Meeting (or, in the case of any Acquiror Dilution Intervening Event, prior to the Closing), effectuating (x) an Acquiror Adverse Recommendation Change in response to an Intervening Event or (y) in the case of a Acquiror Dilution Intervening Event, terminating this Agreement pursuant to Section 9.1(d)(v) (each of (x) and (y) an “Acquiror Intervening Event Recommendation Change”) if (A) prior to effecting any such Acquiror Intervening Event Recommendation Change, the Acquiror promptly notifies the Company, in writing, at least five (5) Business Days (the “Acquiror Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an Acquiror Adverse Recommendation Change or an Acquiror Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) the Acquiror shall, and shall cause its Representatives to, during the Acquiror Intervening Event Notice Period, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the Acquiror Board to make an Acquiror Intervening Event Recommendation Change, and (C) the Acquiror Special Committee has determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor and after compliance with its obligations under this Section 7.6(d) that the failure to effect such an Acquiror Intervening Event Recommendation Change, after taking into account any adjustments made by the Company during the Acquiror Intervening Event Notice Period, would be a breach of the Acquiror directors’ fiduciary duties under applicable Law, and the Acquiror Board, following such determination, determines the same or, in the case of an Acquiror Dilution Intervening Event, the Acquiror Special Committee has determined, reasonably and in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that, taking into account any proposed revised terms from the Company, the interests of the Acquiror’s existing stockholders will be diluted within the meaning of Rule 17a-8 under the Investment Company Act as a result of the Transactions. In the event that any amendment shall be made to this Agreement following the Acquiror Stockholders Meeting and prior to the Closing in respect of any Acquiror Dilution Intervening Event requiring the approval of the Acquiror’s stockholders, the Acquiror shall be required to take all such actions otherwise provided hereunder to cause a new Acquiror Stockholders Meeting, in such manner as set forth in such amendment.
(e)    Nothing contained in this Agreement shall be deemed to prohibit the Acquiror from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to the Acquiror’s stockholders if, after consultation with its outside legal counsel, the Acquiror determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Acquiror Adverse Recommendation Change unless the

Acquiror Board expressly publicly reaffirms the Acquiror Recommendation (A) in such communication or (B) within three (3) Business Days after being requested in writing to do so by the Company.
7.8.    Access to Information.
(a)    Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of the Company and the Acquiror shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require the Company or the Acquiror, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either the Company or the Acquiror may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or any similar privilege or protection under any circumstances in which such privilege or protection may be jeopardized by such disclosure or access.
(b)    No investigation by a party hereto or its Representatives shall affect or be deemed to modify the representations and warranties of the other parties set forth in this Agreement.
7.9.    Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of the Acquiror, the Company and the Acquiror Adviser. Thereafter, so long as this Agreement is in effect, the Acquiror, the Company and the Acquiror Adviser each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers or the Transactions, except (x) as may be required by applicable Law or the rules and regulations of NASDAQ, and, to the extent practicable, before such press release or other public announcement is issued or made, the Acquiror, the Company or the Acquiror Adviser, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such press release or other public announcement or (y) to the extent that such press release or other public announcement relates to any Company Adverse Recommendation Change or Acquiror Adverse Recommendation Change made in accordance with Sections 7.6 or 7.7, as applicable; provided, that the Acquiror, the Company or the Acquiror Adviser may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements (A) are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.9 and (B) do not constitute a Company Adverse Recommendation Change or Acquiror Adverse Recommendation Change made in accordance with Sections 7.6 or 7.7, as applicable.

7.10.    Takeover Statutes and Provisions. Neither the Acquiror nor the Company will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Acquiror and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.
7.11.    Tax Matters.
(a)    Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of the Acquiror and the Company shall execute and deliver to Simpson Thacher & Bartlett LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(e) and 8.3(e)).
(b)    RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) the Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Acquiror Special Committee, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a RIC, and (ii) the Acquiror shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Company Special Committee, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Acquiror to fail to qualify as a RIC.
(c)    Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of the Company, the Acquiror and Merger Sub shall use its reasonable best efforts to cause the Mergers to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of the Company, the Acquiror and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.
(d)    Tax Opinions. The Company shall use its reasonable best efforts to obtain the tax opinion described in Section 8.3(e), and the Acquiror shall use its reasonable best efforts to obtain the tax opinion described in Section 8.2(e).
(e)    Form W-9. Prior to the Effective Time, the Company shall deliver to the Acquiror a duly completed and executed Form W-9, dated as of the Closing Date.
7.12.    Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by the Company’s stockholders or the Acquiror’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of the Company and the Acquiror (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and

(ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
7.13.    Section 16 Matters. Prior to the Effective Time, each of the Company Board and the Acquiror Board shall take all such steps as may be required to cause any dispositions of Company Common Stock or acquisitions of Acquiror Common Stock resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to the Acquiror, in each case, to be exempt pursuant to Rule 16b-3.
7.14.    No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of the Company in Article III, the representations and warranties of the Acquiror in Article IV and the representations and warranties of the Acquiror Adviser in Article V, none of the Acquiror Adviser, the Company, the Acquiror or any of the Company’s or the Acquiror’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes or has relied on any representation or warranty, express or implied.
7.15.    Merger of Surviving Company. Immediately after the occurrence of the Effective Time, in accordance with the MGCL and the DGCL, the Surviving Company and the Acquiror shall consummate the Second Merger.
7.16.    Coordination of Dividends.
(a)    The Acquiror and the Company shall coordinate with each other in designating the record and payment dates for any periodic dividends or distributions to their stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither the Acquiror nor the Company shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit the Acquiror or the Company from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash in accordance with this Agreement, including, with respect to the Company, the Tax Dividend.
(b)    Prior to the Closing Date, the Company shall declare and pay to the holders of Company Common Stock the Tax Dividend. For the avoidance of doubt, with respect to the taxable year that includes the Closing Date, the Company shall not be required to make distributions, and it is expected that any income or gain for such taxable year that is undistributed as of the Closing Date shall be distributed (i) by the Acquiror on the Company’s behalf pursuant to the Deficiency Dividend or (ii) through such other mechanism as agreed by the parties.
7.17.    NASDAQ Listing; Blue Sky. The Acquiror shall use reasonable best efforts to cause the shares of Acquiror Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the Effective Time. The Acquiror shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions (provided that in no event shall the Acquiror be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
7.18.    Net Asset Value Calculation.
(a)    In order to facilitate the ability of the Company Special Committee to make a determination under Section 9.1(c)(v), the Acquiror shall deliver to the Company a calculation of the net asset value of the Acquiror as of a date mutually agreed between the Acquiror and the Company, such date to be no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties) historically used in preparing the calculation of the net asset value per share of the Acquiror Common Stock (with an accrual for any dividend declared by the Acquiror and not yet paid) (the “Closing Acquiror Net Asset Value”); provided that the Acquiror shall update the calculation of the Closing Acquiror Net Asset Value in the event that the Closing is subsequently delayed or there is a more than de minimis change to the Closing Acquiror Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing Acquiror Net Asset Value is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time; provided, further, that the Acquiror Adviser shall certify in writing to the Company, the calculation of the Closing Acquiror Net Asset Value.
(b)    In order to facilitate the ability of the Acquiror Special Committee to make a determination under Section 9.1(d)(v), the Company shall deliver to the Acquiror a calculation of the net asset value of the Company as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as otherwise may be mutually agreed by the parties) historically used in preparing the calculation of the net asset value per share of the Company Common Stock (with an accrual for any dividend declared by the Company and not yet paid) (the “Closing Company Net Asset Value”); provided that the Company shall update the calculation of the Closing Company Net Asset Value in the event that the Closing is subsequently delayed or there is a more than de minimis change to the Closing Company Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing Company Net Asset Value is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time; provided, further, that the Company Adviser shall certify in writing to the Acquiror, the calculation of the Closing Company Net Asset Value.
(c)    In connection with preparing the calculations provided pursuant to this Section 7.18, each of the Company and the Acquiror will use the portfolio valuation methods adopted by their respective valuation designee and approved by the Company

Board or the Acquiror Board, as applicable, for valuing the securities and other assets of the Company or the Acquiror, as applicable, under Rule 2a-5 of the Investment Company Act as of the date hereof, except as otherwise agreed by each of the Acquiror Board and the Company Board.
(d)    Each of the Acquiror Adviser and the Company Adviser agrees to give each of the Acquiror and the Company and their respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 7.18 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by the respective adviser or any of its respective Affiliates.
ARTICLE VIII
CONDITIONS PRECEDENT
8.1.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:
(a)    Stockholder Approvals. (i) The Company Matters shall have been approved by the Company Requisite Vote, and (ii) the Acquiror Matters shall have been approved by the Acquiror Requisite Vote.
(b)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and applicable state Law, and no stop Order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC.
(c)    No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.
(d)    Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act), other than those, in each case, the failure to be obtained or expired would not, and would not reasonably be expected to, be material and adverse to the Company and the Acquiror, taken as a whole.
(e)    No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction set forth on Section 8.1(e) of the Company Disclosure Schedule pending that challenges the Mergers or any of the other Transactions or that otherwise prevents, enjoins, restrains or makes illegal the consummation of the Mergers or any of the other Transactions.
(f)    NASDAQ Listing. The shares of Acquiror Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(g)    Company Indebtedness. Any consents, approvals, confirmations and authorizations required pursuant to the terms of the Company Indebtedness to consummate the Transactions (including the Merger) shall have been obtained.
(h)    Sale of Acquiror Common Stock. The shares of Acquiror Common Stock to be sold under this Agreement in connection with the Merger shall be sold at a price equal to or greater than the net asset value per share.
8.2.    Conditions to Obligations of the Acquiror and Merger Sub to Effect the Merger. The obligations of the Acquiror and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the Acquiror, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties of the Company and the Company Adviser. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b)(i), 3.7 and 3.20 and the representations and warranties of the Company Adviser set forth in Sections 5.2(a) and 5.2(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of the Company and the Company Adviser set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)), disregarding all qualifications and exceptions contained therein relating to the materiality or Material Adverse Effect or any similar qualification, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or the Company Adviser (as applicable).
(b)    Performance of Obligations of the Company and the Company Adviser. The Company and the Company Adviser shall have performed in all material respects its obligations required to be performed by them under this Agreement at or prior to the Effective Time.
(c)    Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of the Company.
(d)    Receipt of Company Certificate; Company Adviser Certificate. The Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied; provided, that, such certificate shall not address the portion of the conditions in Section 8.2(a) and (b) that relate solely to the Company Adviser. The Acquiror shall have received a certificate signed by an authorized officer of the Company Adviser to the effect that the conditions set forth Sections 8.2(a) and (b), as they relate solely to the Company Adviser, have been satisfied.
(e)    Federal Tax Opinion. The Acquiror shall have received the opinion of its counsel, Simpson Thacher & Bartlett LLP, dated as of the Closing Date and in form and substance reasonably acceptable to the Acquiror, substantially to the effect that, on the basis of facts, representations and assumptions that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Acquiror and the Company delivered pursuant to Section 7.11(a). If counsel for the Acquiror will not render such an opinion, counsel for the Company reasonably acceptable to the Acquiror may render such opinion to the Acquiror in form and substance reasonably satisfactory to the Acquiror.
8.3.    Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties of the Acquiror, Merger Sub and the Acquiror Adviser. (i) The representations and warranties of the Acquiror set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Acquiror and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Acquiror and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 and the representations and warranties of the Acquiror Adviser set forth in Sections 5.2(a) and 5.2(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of the Acquiror, Merger Sub and the Acquiror Adviser set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)), disregarding all qualifications and exceptions contained therein relating to the materiality or Material Adverse Effect or any similar qualification, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquiror, Merger Sub, the Company or the Acquiror Adviser, as applicable.
(b)    Performance of Obligations of the Acquiror, Merger Sub and the Acquiror Adviser. The Acquiror, Merger Sub and the Acquiror Adviser shall have performed in all material respects their obligations required to be performed by them under this Agreement at or prior to the Effective Time.
(c)    Absence of Acquiror or Acquiror Adviser Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of the Acquiror or the Acquiror Adviser.
(d)    Receipt of Acquiror Certificate; Acquiror Adviser Certificate. The Company shall have received a certificate signed on behalf of the Acquiror and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of the Acquiror to the effect that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied; provided, that, such certificate shall not address the portion of the conditions in Section 8.3(a) and (b) that relate solely to the Acquiror Adviser. The Company shall have received a certificate signed by an authorized officer of the Acquiror Adviser to the effect that the conditions set forth Sections 8.3(a), (b) and (c), as they relate solely to the Acquiror Adviser, have been satisfied.
(e)    Federal Tax Opinion. The Company shall have received the opinion of its counsel, Simpson Thacher & Bartlett LLP, dated as of the Closing Date and in form and substance reasonably acceptable to the Company, substantially to the effect that, on the basis of facts, representations and assumptions that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Acquiror and the Company delivered pursuant to Section 7.11(a). If counsel for the Company will not render such an opinion, counsel for the Acquiror may render such opinion to the Company in form and substance reasonably satisfactory to the Company.
(f)    Acquiror Advisory Agreement. The (i) Investment Advisory Agreement, dated April 1, 2019, by and between the Acquiror and the Acquiror Adviser, as in effect on the date hereof (the “Acquiror Advisory Agreement”), is in full force and effect and has not been amended or supplemented on or after the date hereof, (ii) Acquiror Adviser has not received any notice from the Acquiror, the Acquiror Board or anyone authorized to act by the Acquiror Board, regarding the proposed termination or amendment of the Acquiror Advisory Agreement and (iii) Acquiror Adviser has not delivered any notice to the Acquiror, the Acquiror Board or anyone authorized to act on behalf of the Acquiror’s board of directors, regarding the proposed termination or amendment of the Acquiror Advisory Agreement.
8.4.    Frustration of Closing Conditions. None of the Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other Transactions.
ARTICLE IX
TERMINATION AND AMENDMENT
9.1.    Termination. This Agreement may be terminated as follows (which, except as otherwise expressly provided herein, may be at any time prior to the Effective Time, whether before or after approval of the Company Matters by the stockholders of the Company or the Acquiror Matters by the stockholders of the Acquiror):
(a)    by mutual consent of the Company and the Acquiror in a written instrument authorized by each of the Company Board, including a majority of the Independent Directors of each of the Company and the Company Special Committee, and the Acquiror Board, including a majority of the Independent Directors of the Acquiror;
(b)    by either the Company or the Acquiror, if:
(i)    any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Mergers) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction set forth on Section 8.1(e) of the Company Disclosure Schedule shall have issued a final and nonappealable Order, or promulgated any other Law, permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;
(ii)    the Merger shall not have been consummated on or before October 29, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement (including under Section 7.2, Section 7.3, Section 7.5, Section 7.6 or Section 7.7, as applicable) has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Outside Date;
(iii)    the stockholders of the Company shall have failed to approve the Company Matters by the Company Requisite Vote of the Company’s stockholders at a duly held meeting of the Company’s stockholders or at any adjournment or postponement thereof at which the Company Matters have been voted upon; or
(iv)    the stockholders of the Acquiror shall have failed to approve the Acquiror Matters by the Acquiror Requisite Vote of the Acquiror’s stockholders at a duly held meeting of the Acquiror’s stockholders or at any adjournment or postponement thereof at which the Acquiror Matters have been voted upon;
provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner (including under Section 7.2, Section 7.3, Section 7.5, Section 7.6 or Section 7.7, as applicable) that has been the principal cause of or resulted in the failure to consummate the Transactions;
(c)    by the Company, if:
(i)    there shall have been a breach of or failure to perform any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Acquiror, Merger Sub or the Acquiror Adviser, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 8.3(a), (b) or (c), and such breach or failure is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by the Company to the Acquiror (provided that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);
(ii)    prior to obtaining approval of the Acquiror Matters by the stockholders of the Acquiror (A) an Acquiror Adverse Recommendation Change shall have occurred to the extent permitted by, and subject to the terms and conditions of, Section 7.7, (B) a Takeover Proposal is publicly announced and the Acquiror fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the Acquiror

Recommendation or (C) a tender or exchange offer relating to any shares of Acquiror Common Stock shall have been commenced by a third party and the Acquiror shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Acquiror Board recommends rejection of such tender or exchange offer;
(iii)    the Acquiror willfully breaches, in any material respect, its obligations under Section 7.5 or Section 7.7, other than in the case where (w) such breach is a result of an isolated action by a Representative of the Acquiror (other than a director or officer of the Acquiror), (x) such breach was not caused by, or within the knowledge of, the Acquiror, (y) the Acquiror takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) the Company is not harmed as a result thereof; provided that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 9.11(c)(iii) following approval of the Acquiror Matters by the stockholders of the Acquiror;
(iv)    at any time prior to the time the approval of the Company’s stockholders with respect to the Company Matters is obtained, (A) the Company is not in material breach of any of the terms of this Agreement and (B) the Company Board, including a majority of the Independent Directors of the Company, authorizes the Company, subject to complying with the terms of this Agreement (including Section 7.6(b)), to enter into, and the Company enters into, a definitive Contract with respect to a Company Superior Proposal; or
(v)    at any time prior to the Closing, the Company Special Committee has determined, reasonably and in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, as a result of events or other circumstances occurring or arising after the date hereof that were not known to the Company Board as of the date hereof, and in compliance with Section 7.6(d), that, taking into account any proposed revised terms from the Acquiror, the interests of the Company’s existing stockholders will be diluted within the meaning of Rule 17a-8 under the Investment Company Act as a result of the Transactions;
(d)    by the Acquiror, if:
(i)    there shall have been a breach or failure to perform of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 8.2(a), (b) or (c), and such breach or failure is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by the Acquiror to the Company (provided that the Acquiror, Merger Sub or the Acquiror Adviser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii)    prior to obtaining approval of the Company Matters by the stockholders of the Company (A) a Company Adverse Recommendation Change shall have occurred to the extent permitted by, and subject to the terms and conditions of, Section 7.6, (B) a Takeover Proposal is publicly announced and the Company fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the Company Recommendation or (C) a tender or exchange offer relating to any shares of Company Common Stock shall have been commenced by a third party and the Company shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;
(iii)    the Company willfully breaches, in any material respect, its obligations under Section 7.5 or Section 7.6, other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) the Acquiror is not harmed as a result thereof; provided that in no event shall the Acquiror be entitled to terminate this Agreement pursuant to this Section 9.11(d)(iii) following approval of the Company Matters by the stockholders of the Company;
(iv)    at any time prior to the time the approval of the Acquiror’s stockholders with respect to the Acquiror Matters is obtained, (A) the Acquiror is not in material breach of any of the terms of this Agreement and (B) the Acquiror Board, including a majority of the Independent Directors of the Acquiror, authorizes the Acquiror, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and the Acquiror enters into, a definitive Contract with respect to an Acquiror Superior Proposal; or
(v)    at any time prior to the Closing, the Acquiror Special Committee has determined, reasonably and in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that, as a result of events or other circumstances occurring or arising after the date hereof that were not known to the Acquiror Board as of the date hereof, and in compliance with Section 7.7(d), that, taking into account any proposed revised terms from the Company, the interests of the Acquiror’s existing stockholders will be diluted within the meaning of Rule 17a-8 under the Investment Company Act as a result of the Transactions.
The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.
9.2.    Expense Reimbursement.

(a)    If this Agreement shall be terminated by the Acquiror or the Company pursuant to Section 9.1(b)(iii), then the Company shall reimburse the Acquiror and its Affiliates for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable, documented fees and expenses of outside counsel, financial advisors, accountants, experts and consultants to the Acquiror and its Affiliates) incurred and payable by the Acquiror or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions (the “Acquiror Expenses”). The Acquiror Expenses shall be promptly paid by the Company by wire transfer of immediately available funds to an account designated in writing to the Company by the Acquiror if the Acquiror shall have furnished to the Company wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check.
(b)    If this Agreement shall be terminated by the Company or the Acquiror pursuant to Section 9.1(b)(iv), then the Acquiror shall reimburse the Company and its Affiliates for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable, documented fees and expenses of outside counsel, financial advisors, accountants, experts and consultants to the Company and its Affiliates) incurred and payable by the Company or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions (the “Company Expenses”). The Company Expenses shall be promptly paid by the Acquiror by wire transfer of immediately available funds to the Company or, at the election of the Company, to one of its Consolidated Subsidiaries, to an account designated in writing to the Acquiror by the Company if the Company shall have furnished to the Acquiror wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check.
(c)    Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.2 are an integral part of the transactions contemplated hereby, and (ii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or the Acquiror, as applicable, fails to timely pay any amount due pursuant to this Section 9.2 and, in order to obtain such payment, the Acquiror or the Company, as applicable, commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 9.2, the Company or the Acquiror, as applicable, shall pay the other its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
9.3.    Effect of Termination. In the event of termination of this Agreement by either the Company or the Acquiror as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Acquiror Adviser, the Acquiror, Merger Sub, the Company, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.8(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that, except as otherwise provided in Section 9.2, nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement (including under Section 7.2, Section 7.3, Section 7.5, Section 7.6 or Section 7.7, as applicable) or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.
9.4.    Fees and Expenses. Except as otherwise provided by Section 9.2, all fees and expenses incurred in connection with this Agreement and the Transactions (including the Mergers) shall be paid by the party incurring such fees or expenses, whether or not the Transactions (including the Mergers) are consummated; provided, however, that notwithstanding the foregoing, the following fees and expenses shall be borne proportionately by the Acquiror and the Company by reference to their respective net asset values as of September 30, 2024: (i) all costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers, (iii) all filing and other fees in connection with any filing under the HSR Act and (iv) fees and expenses for legal services to the Company, the Acquiror and Merger Sub in connection with the Agreement and the Transactions.
9.5.    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors (and each of the Company Special Committee and Acquiror Special Committee), at any time before or after approval of the Acquiror Matters by the stockholders of the Acquiror or the Company Matters by the stockholders of the Company; provided, however, that after any approval of the Acquiror Matters by the stockholders of the Acquiror or the Company Matters by the stockholders of the Company, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the Acquiror under applicable Law without such approval having first been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.6.    Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the Company Board, including the Company Special Committee, or the Acquiror Board, including the Acquiror Special Committee, or the Board of Directors of Merger Sub, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.
ARTICLE X
CERTAIN DEFINITIONS
“Acquiror Dilution Intervening Event” means at any time prior to the Closing, events or other circumstances occurring or arising after the date hereof that were not known to the

Acquiror Board as of the date hereof and that were not reasonably foreseeable by the Acquiror Board as of the date hereof which that would result, or would reasonably be expected to result, in the interests of the Acquiror’s existing stockholders being diluted within the meaning of Rule 17a-8 under the Investment Company Act as a result of the Transactions.
“Acquiror Disclosure Schedule” means that certain disclosure schedule of the Acquiror attached hereto.
“Acquiror Matters” means (i) the approval of the proposed issuance of Acquiror Common Stock in connection with the Merger (including, if applicable, the sale of such Acquiror Common Stock at a price below the net asset value per share of the Acquiror Common Stock determined as of the Determination Date) and (ii) any other matters required to be approved or adopted by the stockholders of the Acquiror in order to effect the Transactions.
“Acquiror Open Tax Years” means, in the case of a representation with respect to a Tax matter involving the Acquiror, the years for which the underlying statute of limitations with respect to such Tax matter has not yet expired.
“Acquiror Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, the Acquiror or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of the Acquiror or more than 75% of the assets of the Acquiror on a consolidated basis (a) on terms which the Acquiror Board determines in good faith to be superior for the stockholders of the Acquiror (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by the Company in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the Acquiror Board (upon the recommendation of the Acquiror Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that (x) no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person and (y) the Company Adviser and the Acquiror Adviser shall not be deemed to have “control” over any party hereto). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.
“Company 2026 Notes” means the 5.25% fixed-rate notes due October 30, 2026 that were issued by the Company.
“Company 2032 Convertible Notes” means the 5.25% fixed-rate convertible notes due April 1, 2032 that were issued by the Company.
“Company Administration Agreements” means (i) the custodian agreement between the Company (f/k/a Capitala Finance Corp.) and U.S. Bank National Association and (ii) the administration agreement between the Company and BC Partners Management LLC, each in effect as of the date of this Agreement (in each case, as may be amended or restated from time to time in accordance with its terms).
“Company Advisory Agreement” means the investment advisory agreement between the Company and the Company Adviser in effect as of the date of this Agreement (as may be amended or restated from time to time in accordance with its terms).
“Company Continuing Director” has the meaning ascribed to the term “Continuing Director” in the Company Charter.
“Company Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of October 30, 2020, by and between Capitala Business Lending, LLC, the Company Adviser, as collateral manager, the lenders from time to time parties thereto, KeyBank National Association, as administrative agent, and U.S. Bank National Association, as custodian (as may be amended or restated from time to time in accordance with its terms).
“Company Dilution Intervening Event” means at any time prior to the Closing, events or other circumstances occurring or arising after the date hereof that were not known to the Company Board as of the date hereof and that were not reasonably foreseeable by the Company Board as of the date hereof which would result, or would reasonably be expected to result, in the interests of the Company’s existing stockholders being diluted within the meaning of Rule 17a-8 under the Investment Company Act as a result of the Transactions.
“Company Disclosure Schedule” means that certain disclosure schedule of the Company attached hereto.
“Company Indebtedness” means, taken together, (i) the Company Credit Agreement, (ii) the Company 2026 Notes and (iii) the Company 2032 Convertible Notes.
“Company Matters” means (i) the approval of the Merger and (ii) any other matters required to be approved or adopted by the stockholders of the Company in order to effect the Transactions.
“Company Open Tax Years” means, in the case of a representation with respect to a Tax matter involving the Company, the years for which the underlying statute of limitations with respect to such Tax matter has not yet expired.

“Company Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, the Company or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of the Company or more than 75% of the assets of the Company on a consolidated basis (a) on terms which the Company Board determines in good faith to be superior for the stockholders of the Company (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by the Acquiror in accordance with Section 7.6), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the Company Board (upon the recommendation of the Company Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.
“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.
“Deficiency Dividend” means one or more dividends paid by the Acquiror after the Closing Date that satisfy the requirements of Sections 860 and 381(c)(23) of the Code in order to cause the Company to maintain its qualification for taxation as a RIC and avoid the imposition on the Company of income tax on undistributed income, in each case with respect to the taxable year of the Company that will end on the Closing Date.
“Disclosure Schedules” means, taken together, the Acquiror Disclosure Schedule and the Company Disclosure Schedule.
“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
“Exchange Ratio” means 1.500.
“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into in the ordinary course of business.
“Independent Director” means, with respect to the Acquiror or the Company, each director who is not an “interested person” of the Acquiror or the Company, as the case may be, as defined in the Investment Company Act.
“Intervening Event” means (a) any Acquiror Dilution Intervening Event; (b) any Company Dilution Intervening Event; or (c) any event, change or development first occurring or arising after the date hereof that is material to the Acquiror and its Consolidated Subsidiaries, taken as a whole, or the Company and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date hereof (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date hereof) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to this Agreement; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (i) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (ii) any change in the price, or change in trading volume, of the Acquiror Common Stock (provided, however, that this clause (ii) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (iii) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on the Acquiror and its Consolidated Subsidiaries, taken as a whole, or the Company and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which, as applicable, the Acquiror or the Company conducts its businesses.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.
“knowledge” means for each of the Acquiror, the Company, the Acquiror Adviser and the Company Adviser, the actual knowledge of their respective executive officers and managing members, as applicable, as of the date of this Agreement, in each case after review of the relevant representation and warranty with the individual that has management responsibility over such function if such individual (i) has been involved in the process of due diligence relating to, or the negotiation of, this Agreement prior to the date of this Agreement, and (ii) would reasonably be expected to have actual knowledge of the matter in question.
“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.
“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.
“Material Adverse Effect” means, with respect to the Acquiror, the Company, the Acquiror Adviser or the Company Adviser, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, the coronavirus (COVID-19) or any other pandemic (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or any material decline in the price of shares of Company Common Stock or Acquiror Common Stock on NASDAQ or trading volume of Company Common Stock or Acquiror Common Stock (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.
“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.
“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.
“Permitted Indebtedness” means Indebtedness of the Acquiror or the Company, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of the Acquiror or the Company, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.
“Previously Disclosed” means information (i) with respect to the Company, (A) set forth in the Company Disclosure Schedule or (B) previously disclosed since the Applicable Date in any Company SEC Report and (ii) with respect to the Acquiror, (A) set forth in the Acquiror Disclosure Schedule or (B) previously disclosed since the Applicable Date in any Acquiror SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Company SEC Report or Acquiror SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”
“Proceeding” means an action, suit, arbitration, investigation, request to inspect books and records, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.
“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than the Acquiror or the Company or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or the Acquiror, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of the Company or the Acquiror, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, the Company or in any of the Company’s Consolidated Subsidiaries or, the Acquiror or in any of the Acquiror’s Consolidated Subsidiaries, as applicable, or (c) relating to any direct or indirect transaction or series of transactions that would result in any Person other than the Company Adviser or an Affiliate thereof (in the case of the Company) or the Acquiror Adviser or an Affiliate thereof (in the case of the Acquiror) serving as the external investment adviser to the Company or the Acquiror, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon imposed by any taxing authority.
“Tax Dividend” means one or more dividends that are required to be paid in order for the Company to maintain its qualification for taxation as a RIC and to avoid the imposition of material income tax on undistributed income under Section 852(b) for any taxable year ending before the Closing Date, which amount shall be no less than $1.0 million and, as of the date hereof, is estimated to be (but is not required to be) less than approximately $1.5 million.
“Tax Return” means a report, return, statement, form, election or other information (including any schedules, attachments or amendments thereto) required to be supplied to a taxing authority with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.
“Trading Day” shall mean a day on which shares of Acquiror Common Stock are traded on NASDAQ.
“Transactions” means the transactions contemplated by this Agreement, including the Mergers and the issuance of the Merger Consideration by the Acquiror.
“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.
Table of Definitions

Term:	Section:
Acceptable Courts	11.6
Acceptable Confidentiality Agreement	7.6(a)
Acquiror	Preamble
Acquiror Adverse Recommendation Change	7.7(a)
Acquiror Adviser	Preamble
Acquiror Advisory Agreement	8.3(f)
Acquiror Balance Sheet	4.6(b)
Acquiror Board	Recitals
Acquiror Bylaws	4.1(b)
Acquiror Capitalization Date	4.2(a)
Acquiror Charter	4.1(b)
Acquiror Common Stock	1.5(b)
Acquiror Expenses	9.2(a)
Acquiror Insurance Policy	4.15
Acquiror Intellectual Property Rights	4.16
Acquiror Intervening Event Notice Period	7.7(d)
Acquiror Intervening Event Recommendation Change	7.7(d)
Acquiror Material Contracts	4.14(a)

Term:	Section:
Acquiror Recommendation	7.3(b)
Acquiror Requisite Vote	4.3(a)
Acquiror SEC Reports	4.5(a)
Acquiror Special Committee	Recitals
Acquiror Stockholders Meeting	4.3(a)
Acquiror Voting Debt	4.2(a)
Agreement	Preamble
Applicable Date	3.5(a)
ASC Topic 820	3.6(h)
BDC	Recitals
Book-Entry Share	1.5(d)
Cancelled Shares	1.5(b)
Certificate	1.5(d)
Certificate of Merger	1.7(a)
Closing	1.2
Closing Acquiror Net Asset Value	7.18(a)
Closing Company Net Asset Value	7.18(a)
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	7.6(a)
Company Adviser	Preamble
Company Balance Sheet	3.6(b)
Company Board	Recitals
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Charter	3.1(b)
Company Common Stock	1.5(b)
Company Expenses	9.2(b)
Company Insurance Policy	3.15
Company Intellectual Property Rights	3.16
Company Intervening Event Notice Period	7.6(d)
Company Intervening Event Recommendation Change	7.6(d)
Company Material Contracts	3.14(a)
Company Recommendation	7.3(a)
Company Requisite Vote	3.3(a)
Company SEC Reports	3.5(a)
Company Special Committee	Recitals
Company Stockholders Meeting	3.3(a)
Company Voting Debt	3.2(a)
Current Insurance	7.4(b)
DE Secretary	1.7(a)
Deloitte	3.6(a)
Determination Date	7.18(a)
DGCL	1.7(a)

Term:	Section:
DOJ	7.1(a)
Effective Time	1.3
Employee Benefit Plans	3.13
Enforceability Exception	3.3(a)
Exchange Agent	2.1
Exchange Fund	2.1
First Articles of Merger	1.3
FTC	7.1(a)
GAAP	3.6(a)
HSR Act	3.4
Indemnified Liabilities	7.4(a)
Indemnified Party	7.4(a)
Insured Persons	7.4(b)
Intellectual Property Rights	3.16
Investment Company Act	Recitals
IRS	3.11(a)
Joint Proxy Statement/Prospectus	3.4
Letter of Transmittal	2.2(a)
MD SDAT	1.3
Merger	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
Mergers	Recitals
MGCL	1.1
NASDAQ	Recitals
Notice of a Company Superior Proposal	7.6(b)
Notice of an Acquiror Superior Proposal	7.7(b)
Outside Date	9.1(b)(ii)
Registration Statement	3.4
Representatives	7.5(a)
RIC	3.11(b)
Rights	3.2(a)
Sarbanes-Oxley Act	3.6(f)
Second Articles of Merger	1.7(a)
Second Effective Time	1.7(a)
Second Merger	Recitals
Surviving Company	Recitals
Takeover Statutes	3.19
ARTICLE XI
GENERAL PROVISIONS
11.1.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.4 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.
11.2.    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, to:
Logan Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
Attention:     Brandon Satoren
Patrick Schafer
Email:          brandon.satoren@bcpartners.com
patrick.schafer@bcpartners.com
with a copy, which will not constitute notice, to:
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Attention:     Jonathan Corsico
Steven Grigoriou
Email:           jonathan.corsico@stblaw.com
steven.grigoriou@stblaw.com
and
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY10001
Attention:     Michael K. Hoffman
Blair T. Thetford
Email:          michael.hoffman@skadden.com
blair.thetford@skadden.com
If to the Acquiror or Merger Sub, to:
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
Attention:    Brandon Satoren

Patrick Schafer
Email:          brandon.satoren@bcpartners.com
patrick.schafer@bcpartners.com
with a copy, which will not constitute notice, to:
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Attention:     Jonathan Corsico
Steven Grigoriou
Email:          jonathan.corsico@stblaw.com
steven.grigoriou@stblaw.com
and
Stradley Ronon Stevens & Young, LLP
2000 K Street, N.W., Suite 700
Washington, DC 20006
Attention:     Eric S. Purple
Email:           epurple@stradley.com
If to the Acquiror Adviser, to:
Sierra Crest Investment Management LLC
650 Madison Avenue, 3rd Floor
New York, NY 10022
Attention:     Brandon Satoren
Patrick Schafer
Email:          brandon.satoren@bcpartners.com
patrick.schafer@bcpartners.com
with a copy, which will not constitute notice, to:
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Attention:     Jonathan Corsico
Steven Grigoriou
Email:          jonathan.corsico@stblaw.com
steven.grigoriou@stblaw.com
Each such notice or other communication shall be effective upon receipt (or refusal of receipt).
11.3.    Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
11.4.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
11.5.    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement, including, without limitation, the Disclosure Schedules, which Disclosure Schedules, for the avoidance of doubt, shall not constitute part of this Agreement pursuant to Section 268 of the DGCL, but shall constitute “facts ascertainable” as that term is used in Section 251(b) of the DGCL and operate upon the terms of this Agreement as provided herein), once executed, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
11.6.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in federal courts, the federal courts in the State of Delaware and the appellate courts to which Orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.
11.7.    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.4, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
11.8.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
11.9.    Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement shall be made without first obtaining the approval of the Acquiror Special Committee and the Company Special Committee.
[Signature Page Follows]

IN WITNESS WHEREOF, the Acquiror, the Company, Merger Sub and the Acquiror Adviser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Ted Goldthorpe
Name: Ted Goldthorpe
Title: Chief Executive Officer

LOGAN RIDGE FINANCE CORPORATION

By:	/s/ Ted Goldthorpe
Name: Ted Goldthorpe
Title: Chief Executive Officer

PORTMAN RIDGE MERGER SUB, INC.

By:	/s/ Ted Goldthorpe
Name: Ted Goldthorpe
Title: President

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:	/s/ Ted Goldthorpe
Name: Ted Goldthorpe
Title: Executive Officer

MOUNT LOGAN MANAGEMENT LLC

By:	/s/ Ted Goldthorpe
Name: Ted Goldthorpe
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
January 29, 2025
Committee of Independent Directors of the Board of Directors
The Board of Directors
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
The Committee of Independent Directors of the Board of Directors (the “Special Committee”) and the Board of Directors (the “Board”) of Portman Ridge Finance Corporation:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Portman Ridge Finance Corporation (“Portman Ridge”) of the Exchange Ratio (as defined below) in the proposed merger of Portman Ridge Merger Sub, Inc., a wholly-owned direct consolidated subsidiary of Portman Ridge (“Merger Sub”), with and into Logan Ridge Finance Corporation (“Logan Ridge”), with Logan Ridge as the surviving company (such merger, the “Merger” and, taken together with the immediately following merger of Logan Ridge with and into Portman Ridge (with Portman Ridge as the surviving company), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Portman Ridge, Merger Sub, Logan Ridge and, solely for certain limited purposes, Sierra Crest Investment Management LLC (“Portman Ridge Adviser”), which is the investment adviser to Portman Ridge, and Mount Logan Management, LLC (“Logan Ridge Adviser” and, together with Portman Ridge Adviser, the “Advisers”), which is the investment adviser to Logan Ridge. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Logan Ridge, Portman Ridge or Merger Sub or the holder of any securities of Logan Ridge or Merger Sub, each share of the common stock, $0.01 par value per share, of Logan Ridge (“Logan Ridge Common Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares (as defined in the Agreement), shall be converted into the right to receive 1.500 shares of the common stock, $0.01 par value per share, of Portman Ridge (“Portman Ridge Common Stock”). The ratio of 1.500 shares of Portman Ridge Common Stock for one share of Logan Ridge Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Transaction are more fully set forth in the Agreement.
KBW has acted as financial advisor to the Committee and not as an advisor to or agent of any other person. As part of our investment banking business, we are regularly engaged in the valuation of business development company (“BDC”) securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Portman Ridge, Logan Ridge and BC Partners Advisors, L.P., which is an affiliate of both of the Advisers), may from time to time purchase securities from, and sell securities to, Portman Ridge and Logan Ridge. In addition, as market makers in securities, we and our affiliates may from time to time have a long

Committee of Independent Directors of the Board of Directors The Board of Directors – Portman Ridge Finance Corporation January 29, 2025 Page 2 of 6
or short position in, and buy or sell, debt or equity securities of Portman Ridge or Logan Ridge for our and their own respective accounts and for the accounts of our and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Portman Ridge. As the Committee and Portman Ridge have previously been informed by KBW, such positions currently include an individual position in shares of Portman Ridge Common Stock held by a senior member of the KBW advisory team providing services to Portman Ridge in connection with the proposed Transaction. We have acted exclusively for the Committee in rendering this opinion and will receive a fee from Portman Ridge for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Portman Ridge has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Portman Ridge or Portman Ridge Adviser. In the past two years, KBW has not provided investment banking or financial advisory services to Logan Ridge or Logan Ridge Adviser. We may in the future provide investment banking and financial advisory services to Portman Ridge, Portman Ridge Adviser, Logan Ridge or Logan Ridge Adviser and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Portman Ridge and Logan Ridge and bearing upon the Transaction, including among other things, the following: (i) the execution version of the Agreement dated as of January 29, 2025; (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Portman Ridge; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of Portman Ridge; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Logan Ridge; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 of Logan Ridge; (vi) certain other interim reports and other communications of Portman Ridge and Logan Ridge to their respective stockholders; and (vii) other financial information concerning the respective businesses and operations of Portman Ridge and Logan Ridge furnished to us by Portman Ridge and Logan Ridge or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Portman Ridge and Logan Ridge; (ii) the assets and liabilities of Portman Ridge and Logan Ridge; (iii) the nature and terms of certain other merger transactions and business combinations in the BDC industry; (iv) a comparison of certain financial and stock market information of Portman Ridge and Logan Ridge with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Portman Ridge and Logan Ridge (both on a standalone and pro forma combined basis) that were prepared by management of the Advisers, provided to us by the Advisers and discussed with us by the Advisers’ management, and used and relied upon by us based on such discussions, at the direction of Portman Ridge and with the consent of the Committee; and (vi) estimates regarding
Keefe, Bruyette & Woods, A Stifel Company

Committee of Independent Directors of the Board of Directors The Board of Directors – Portman Ridge Finance Corporation January 29, 2025 Page 3 of 6
certain pro forma financial effects of the Transaction on Portman Ridge (including, without limitation, the cost savings and operating synergies expected to result or be derived from the Transaction) that were prepared the Advisers’ management, provided to us by the Advisers and discussed with us by the Advisers’ management, and used and relied upon by us based on such discussions, at the direction of Portman Ridge and with the consent of the Committee. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the BDC industry generally. We have also participated in discussions with the Advisers’ management regarding the past and current business operations, regulatory relations, financial condition and future prospects of Portman Ridge and Logan Ridge and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of Portman Ridge and the Committee, upon the management of the Advisers as to the reasonableness and achievability of the financial and operating forecasts and projections of Portman Ridge and Logan Ridge, and the estimates regarding certain pro forma financial effects of the Transaction on Portman Ridge (including, without limitation, the cost savings and operating synergies expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents the best currently available estimates and judgments of the Advisers’ management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management.
It is understood that the foregoing financial information of Portman Ridge and Logan Ridge that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the Advisers’ management and with the consent of Portman Ridge and the Committee, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Portman Ridge or Logan
Keefe, Bruyette & Woods, A Stifel Company

Committee of Independent Directors of the Board of Directors The Board of Directors – Portman Ridge Finance Corporation January 29, 2025 Page 4 of 6
Ridge since the date of the last financial statements of each such entity that were made available to us. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Portman Ridge or Logan Ridge, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Portman Ridge or Logan Ridge under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We express no view as to the value of any investment asset owned by Portman Ridge or Logan Ridge that is used in connection with the net asset value computations made by Portman Ridge or Logan Ridge or the valuation policies and procedures of Portman Ridge or Logan Ridge in connection therewith. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Logan Ridge Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Portman Ridge, Logan Ridge or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings and operating synergies expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Portman Ridge that Portman Ridge has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Portman Ridge, Merger Sub, Logan Ridge, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.
Keefe, Bruyette & Woods, A Stifel Company

Committee of Independent Directors of the Board of Directors The Board of Directors – Portman Ridge Finance Corporation January 29, 2025 Page 5 of 6
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Portman Ridge. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the payment by Logan Ridge of the Tax Dividend (as defined in the Agreement), the termination of the investment advisory agreement between Logan Ridge and Logan Ridge Adviser and the Company Administration Agreement (as defined in the Agreement) and the fee waiver to be entered into by and between Portman Ridge and Portman Ridge Adviser), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any related transaction to Portman Ridge, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Portman Ridge to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Portman Ridge, the Board or the Committee, (iii) any business, operational or other plans with respect to Logan Ridge or the pro forma entity that may be currently contemplated by Portman Ridge, the Board or the Committee or that may be implemented by Portman Ridge, the Board or the Committee subsequent to the closing of the Transaction, (iv) any fees payable by Portman Ridge or Logan Ridge to Portman Ridge Adviser or Logan Ridge Adviser for investment advisory and management services, (v) the fairness of the amount or nature of any compensation to any of Portman Ridge’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Portman Ridge Common Stock or relative to the Exchange Ratio, (vi) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Portman Ridge, Merger Sub, Logan Ridge or any other party to any transaction contemplated by the Agreement, (vii) the actual value of Portman Ridge Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which Portman Ridge Common Stock or Logan Ridge Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which Portman Ridge Common Stock will trade following the consummation of the Transaction, (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Portman Ridge, Merger Sub, Logan Ridge, any of their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any other related transaction, including whether or not the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes or whether the interests of the
Keefe, Bruyette & Woods, A Stifel Company

Committee of Independent Directors of the Board of Directors The Board of Directors – Portman Ridge Finance Corporation January 29, 2025 Page 6 of 6
existing stockholders of Portman Ridge and Logan Ridge will not be diluted (as provided under Rule 17a-8 of the Investment Company Act of 1940, as amended) as a result of the Merger.
This opinion is for the information of, and is directed to, the Committee (in its capacity as such) and, as requested by the Committee, the Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Committee or the Board as to how it should vote on the Transaction, or to any holder of Portman Ridge Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Portman Ridge.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, A Stifel Company

Annex C
ANNEX C — OPINION OF THE FINANCIAL ADVISOR TO THE LRFC SPECIAL COMMITTEE
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
January 29, 2025
Logan Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022 USA
Attn:     The Special Committee of the Board of Directors
Dear Members of the Special Committee:
We understand that Logan Ridge Finance Corporation (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Portman Ridge Finance Corporation (the “Acquiror”), Portman Ridge Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), the Company, and solely for the purposes set forth therein, Mount Logan Management LLC (the “Company Adviser”) and Sierra Crest Investment Management LLC (the “Acquiror Adviser” and, together with the Company Adviser, the “Advisers”), pursuant to which, among other things, (a) Merger Sub will merge with the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), (b) each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive 1.500 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror, (c) as of the effective time of the Merger, (i) the investment advisory agreement between the Company and the Company Adviser, (ii) the custodian agreement between the Company and U.S. Bank National Association and (iii) the administration agreement between the Company and BC Partners Management LLC will be terminated (together, the “Terminations”), (d) the Company will declare and pay, prior to the consummation of the Merger (or the Acquiror will, on behalf of the Company, pay after the consummation of the Merger), to the holders of Company Common Stock, a dividend of at least $1,000,000 (and which the Company Adviser has instructed us to assume would be $1,250,000) (the “Dividend”) and (e) immediately following the Merger, the Surviving Company will merge (the “Second Merger”) with the Acquiror, with the Acquiror as the surviving company in the Second Merger. We also understand that in connection with the Merger, the Acquiror and the Acquiror Adviser intend to enter into a Fee Waiver Agreement (the “Fee Waiver Agreement”) pursuant to which the Acquiror Adviser will waive (the “Fee Waiver” and, collectively with the Merger, the Terminations, the Dividend and the Second Merger, the “Transaction”) a portion of the fees payable to it under its investment advisory agreement with the Acquiror.
The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Exchange Ratio provided for in the Merger, after giving effect to the Second Merger and the Terminations, pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock, other than the Acquiror, the Acquiror Adviser, the Company Adviser and their respective affiliates (collectively, the “Excluded Holders”).

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.reviewed a draft, dated January 28, 2025, of the Agreement and a draft, dated January 28, 2025 of the Fee Waiver Agreement;
2.reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;
3.reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Advisers, including (a) financial projections prepared by the management of the Company Adviser relating to the Company (the “Company Projections”), which included projections of the Company’s net asset value, and (b) financial projections prepared by the management of the Acquiror Adviser relating to the Acquiror (the “Acquiror Projections”), which included projections of the Acquiror’s net asset value;
4.spoken with certain members of the management of the Advisers and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;
5.compared the financial and operating performance of the Company and the Acquiror with that of companies with publicly traded equity securities that we deemed to be relevant;
6.considered the publicly available financial terms of certain transactions that we deemed to be relevant;
7.reviewed the current and historical market prices for certain of the Company’s and the Acquiror’s publicly traded equity securities; and
8.conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Advisers has advised us, and we have assumed, that the Company Projections and the Acquiror Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the Acquiror, respectively. At your direction, we have assumed that the Company Projections and the Acquiror Projections provide a reasonable basis on which to evaluate the Company, the Acquiror and the Transaction and we have, at your direction, used and relied upon the Company Projections and the Acquiror Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Company Projections, the Acquiror Projections or the respective assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this

Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement, the Fee Waiver Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement, the Fee Waiver Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof that would be material to our analyses or this Opinion, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, the Fee Waiver Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to our analyses or this Opinion. We have also assumed that the Merger, together with the Second Merger, will qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Transaction, the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Agreement and the Fee Waiver Agreement will not differ in any respect material to our analyses or this Opinion from the drafts of the Agreement and the Fee Waiver Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company, the Acquiror or any other party, or any alternatives to the Transaction, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Acquiror Common Stock actually will be when issued in the Merger or the price or range of prices at which Company Common Stock or Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of Acquiror Common Stock to be issued in the Merger to holders of Company Common

Stock will be listed on the Nasdaq Global Select Market immediately following the consummation of the Merger.
This Opinion is furnished for the use of the Committee (in its capacity as such) and, as requested by the Committee, the Board (in its capacity as such), in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and/or certain of its affiliates have in the past provided investment banking, financial advisory and/or other services to BC Partners LLP (“BC Partners”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, BC Partners (collectively, with BC Partners, the “BC Partners Group”) for which Houlihan Lokey and its affiliates have received compensation, including, among other things, (i) having acted as financial advisor to a group of lenders, of which one or more members of the BC Partners Group were significant members, in relation to their interests as lenders to QualTek Services, Inc. in connection with its chapter 11 bankruptcy proceedings, which concluded in July 2023, and (ii) having acted as financial advisor to a group of lenders, of which one or more members of the BC Partners Group were significant members, in relation to their interests as lenders to Pronovias in connection with its recapitalization transaction, which closed in April 2023. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the BC Partners Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by BC Partners, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the BC Partners Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, members of the BC Partners Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has acted as financial advisor to the Committee in connection with the Merger and will receive a fee for such services, a portion of which became payable to Houlihan Lokey upon the rendering of this Opinion and a substantial portion of which is contingent upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the Terminations or the Second Merger (other than assuming the consummation thereof), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger, after giving effect to the Second Merger and the Terminations, pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock other than the Excluded Holders.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

Annex D
Execution Version
FEE WAIVER AGREEMENT
This FEE WAIVER AGREEMENT (this “Agreement”), dated as of January 29, 2025, is made by and between Sierra Crest Investment Management LLC, a Delaware limited liability company (the “Investment Adviser”), and Portman Ridge Finance Corporation, a Delaware corporation (the “Company”).
WHEREAS, the Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Investment Adviser serves as investment adviser to the Company pursuant to the Investment Advisory Agreement between the Company and the Investment Adviser, dated April 1, 2019, as may be amended and restated from time to time (the “Investment Advisory Agreement”), pursuant to which the Investment Adviser provides investment advisory services to the Company in consideration for a Management Fee and an Incentive Fee (in each case, as defined in the Investment Advisory Agreement);
WHEREAS, the Company and the Investment Adviser have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”), Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”), and Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to LRFC, pursuant to which Merger Sub would merge with and into LRFC (the “First Merger”), with LRFC continuing as the surviving company and as a wholly-owned subsidiary of the Company, and, immediately after the effectiveness of the First Merger, LRFC would merge with and into the Company, with the Company continuing as the surviving company (together with the First Merger, the “Mergers”); and
WHEREAS, the Investment Adviser has agreed to waive a specified portion of its Incentive Fee as set forth herein to effect the reimbursement of certain costs and expenses incurred by the Company in connection with (and in pursuance of) the Mergers.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.    INCENTIVE FEE WAIVER.
1.1    For the fiscal quarter of the Company in which the Closing (as defined in the Merger Agreement) occurs (such fiscal quarter, the “Initial Fiscal Quarter”), the Investment Adviser shall waive $187,500.00 of its Incentive Fees earned during the Initial Fiscal Quarter.
1.2    For each of the first through seventh full fiscal quarters of the Company after the Initial Fiscal Quarter (each such fiscal quarter, a “Subsequent Fiscal Quarter”), the Investment Adviser shall waive an amount of its Incentive Fees earned during such Subsequent Fiscal Quarter equal to the lesser of (a) the quarterly Incentive Fee earned by the Investment Adviser in such Subsequent Fiscal Quarter less $1,250,000.00 and (b) $187,500.00 (the “Waiver Cap”); provided, however, that if the Incentive Fees waived in any Subsequent Fiscal Quarter are less than the Waiver Cap, then each Subsequent Fiscal Quarter’s Waiver Cap shall be increased by the difference between such Waiver Cap and such waived Incentive Fees until the earlier of the (i) seventh full fiscal quarter end following the Initial Fiscal Quarter and (ii) the time that fees equal to the amount of such difference are waived by the Investment Adviser.

1.3    The amount of any Incentive Fees waived pursuant to this Section 1 shall not be subject to reimbursement or recoupment pursuant to this Agreement or otherwise.
2.    TERM AND TERMINATION OF AGREEMENT.
2.1    This Agreement shall become effective as of, and is subject to the occurrence of, the Closing.
2.2    This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement unless the Company enters into a new investment advisory agreement with the Investment Adviser (or an affiliate of the Investment Adviser).
3.    MISCELLANEOUS.
3.1    No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act. The Company shall promptly provide a copy of any such amendment or waiver to any party entitled thereto.
3.2    Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:
If to the Company:
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd Floor
New York, NY 10022
Attention:       Brandon Satoren
Patrick Schafer
Email:            brandon.satoren@bcpartners.com
patrick.schafer@bcpartners.com
If to the Investment Adviser:
Sierra Crest Investment Management LLC
650 Madison Avenue, 3rd Floor
New York, NY 10022
Attention:       Brandon Satoren
Patrick Schafer
Email:            brandon.satoren@bcpartners.com
patrick.schafer@bcpartners.com
Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 3.2.
3.3    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

3.4    This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
3.5    The titles of sections contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
3.6    The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
3.7    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware and, to the extent inconsistent therewith, the 1940 Act.
3.8    This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Ted Goldthorpe
	Name:	Ted Goldthorpe
	Title:	Chief Executive Officer

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:	/s/ Ted Goldthorpe
	Name:	Ted Goldthorpe
	Title:	Executive Officer
[Signature Page to Fee Waiver Agreement]

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V67571-S11987 For Against Abstain ! !! ! !! The Board of Directors recommends you vote FOR proposals 1 and 2. 2. To approve one or more adjournments of the Special Meeting of Stockholders if necessary to solicit additional proxies in favor of Proposal 1 if there are insufficient votes at the time of the Special Meeting of Stockholders to approve Proposal 1. 1. To approve the issuance of shares of common stock, par value $0.01 per share, of Portman Ridge Finance Corporation ("PTMN") pursuant to the merger of Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN, with and into Logan Ridge Finance Corporation, a Maryland corporation ("LRFC"), with LRFC continuing as the surviving company and as a wholly-owned subsidiary of PTMN, in accordance with the NASDAQ Global Select Market listing rule requirements. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. PORTMAN RIDGE FINANCE CORPORATION SCAN TO VIEW MATERIALS & VOTEw PORTMAN RIDGE FINANCE CORPORATION 650 MADISON AVENUE, 3RD FLOOR NEW YORK, NY 10022 VOTE BY INTERNET Before The Meeting - Go www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PTMN2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on June 5, 2025.

V67572-S11987 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice and Proxy Statement is available at www.proxyvote.com. PORTMAN RIDGE FINANCE CORPORATION Special Meeting of Stockholders June 6, 2025 at 10:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder of Portman Ridge Finance Corporation hereby appoints Brandon Satoren and David Held, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Special Meeting of Stockholders of Portman Ridge Finance Corporation to be held on June 6, 2025 at 10:00 A.M. Eastern Time, virtually at www.virtualshareholdermeeting.com/PTMN2025SM, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, and the accompanying Joint Proxy Statement/Prospectus, and revokes any proxy heretofore given with respect to such meeting. This proxy is solicited on behalf of the Board of Directors of Portman Ridge Finance Corporation. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any adjournments or postponements thereof in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, matters incident to the conduct of the meeting or a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies for any or all of the proposals referenced herein. Continued and to be signed on reverse side

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V67617-S11986 For Against Abstain ! !! LOGAN RIDGE FINANCE CORPORATION 650 MADISON AVENUE, 3RD FLOOR NEW YORK, NY 10022 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LRFC2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on June 5, 2025. LOGAN RIDGE FINANCE CORPORATION The Board of Directors recommends you vote FOR the following proposal: 1. To approve the merger of Portman Ridge Merger Sub Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN ("Merger Sub"), with and into Logan Ridge Finance Corporation, a Maryland corporation ("LRFC"), with LRFC continuing as the surviving company and as a wholly-owned subsidiary of Portman Ridge Finance Corporation, a Delaware corporation ("PTMN"), pursuant to the Agreement and Plan of Merger, dated as of January 29, 2025 (the "Merger Agreement"), by and among PTMN, LRFC, Merger Sub, for the limited purposes set forth therein, Sierra Crest Investment Management, LLC, a Delaware limited liability company, and Mount Logan Management LLC, a Delaware limited liability company, as more particularly described in the accompanying Joint Proxy Statement/Prospectus. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SCAN TO VIEW MATERIALS & VOTEw

V67618-S11986 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice and Proxy Statement is available at www.proxyvote.com. LOGAN RIDGE FINANCE CORPORATION Special Meeting of Stockholders June 6, 2025 at 10:30 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder of Logan Ridge Finance Corporation hereby appoints Brandon Satoren and David Held, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Special Meeting of Stockholders of Logan Ridge Finance Corporation to be held on June 6, 2025 at 10:30 A.M. Eastern Time, virtually at www.virtualshareholdermeeting.com/LRFC2025SM, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, and the accompanying Joint Proxy Statement/Prospectus, and revokes any proxy heretofore given with respect to such meeting. This proxy is solicited on behalf of the Board of Directors of Logan Ridge Finance Corporation. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any adjournments or postponements thereof in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, matters incident to the conduct of the meeting or a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies for any or all of the proposals referenced herein. Continued and to be signed on reverse side